Exhibit 99.1
TIME WARNER INC.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
AND OTHER FINANCIAL INFORMATION
      In order to provide Time Warner Inc. (“Time Warner” or the “Company”) with the flexibility to file with the Securities and Exchange Commission (the “Commission”) a registration statement for a public offering of securities prior to filing its Annual Report on Form 10-K for the year ended December 31, 2006, the Commission’s rules require that the most recently filed annual financial statements be recast to reflect any subsequent changes in accounting principles or presentation that are being applied retrospectively. As a result, the Company has recast some of the financial information presented in its Annual Report on Form 10-K/A for the year ended December 31, 2005 (filed with the Commission on September 13, 2006) (the “2005 Form 10-K/A”) to reflect certain changes in accounting principles or basis of presentation that are being applied retrospectively.
      Specifically, the Company has recast its restated consolidated financial statements as of December 31, 2005 and for each of the three years then ended and the related Management’s Discussion and Analysis of Results of Operations and Financial Condition, including the accompanying schedule, to reflect (i) the Company’s retrospective application of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, (ii) a change in accounting principle for recognizing programming inventory costs at Home Box Office, Inc., a subsidiary of the Company, that has been accounted for retrospectively and (iii) the presentation of certain businesses sold or transferred in 2006 as discontinued operations. These changes have already been reflected in the Company’s most recent Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 (filed with the Commission on November 1, 2006) (the “September 2006 Form 10-Q”). Except as related to the transactions and matters that have led to the recast financial information presented herein, the disclosures contained herein have not been updated for other transactions and/or events from those disclosures contained in the Company’s 2005 Form 10-K/A; accordingly, the financial information herein should be read in connection with the Company’s recently filed September 2006 Form 10-Q.

TIME WARNER INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION
INTRODUCTION
      Management’s discussion and analysis of results of operations and financial condition (“MD&A”) is provided as a supplement to the accompanying consolidated financial statements and notes to help provide an understanding of Time Warner Inc.’s (“Time Warner” or the “Company”) financial condition, changes in financial condition and results of operations. MD&A is organized as follows:
•	Overview. This section provides a general description of Time Warner’s business segments, as well as recent developments the Company believes are important in understanding the results of operations and financial condition or in understanding anticipated future trends.

•	Results of operations. This section provides an analysis of the Company’s results of operations for the three years ended December 31, 2005. This analysis is presented on both a consolidated and a business segment basis. In addition, a brief description is provided of significant transactions and events that impact the comparability of the results being analyzed.

•	Financial condition and liquidity. This section provides an analysis of the Company’s cash flows for the three years ended December 31, 2005, as well as a discussion of the Company’s outstanding debt and commitments that existed as of December 31, 2005. Included in the analysis of outstanding debt is a discussion of the amount of financial capacity available to fund the Company’s future commitments, as well as a discussion of other financing arrangements.

•	Critical accounting policies. This section discusses accounting policies that are considered important to the Company’s financial condition and results of operations, require significant judgment and require estimates on the part of management in application. The Company’s significant accounting policies, including those considered to be critical accounting policies, are summarized in Note 1 to the accompanying consolidated financial statements.

•	Market risk management. This section discusses how the Company manages exposure to potential loss arising from adverse changes in interest rates, foreign currency exchange rates and changes in the market value of financial instruments.
Use of Operating Income before Depreciation and Amortization
      The Company utilizes Operating Income before Depreciation and Amortization, among other measures, to evaluate the performance of its businesses. Operating Income before Depreciation and Amortization is considered an important indicator of the operational strength of the Company’s businesses. Operating Income before Depreciation and Amortization eliminates the uneven effect across all business segments of considerable amounts of noncash depreciation of tangible assets and amortization of certain intangible assets that were recognized in business combinations. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s businesses. Management evaluates the investments in such tangible and intangible assets through other financial measures, such as capital expenditure budgets, investment spending levels and return on capital.
      Operating Income before Depreciation and Amortization should be considered in addition to, not as a substitute for, the Company’s Operating Income and Net Income, as well as other measures of financial performance reported in accordance with U.S. generally accepted accounting principles. A reconciliation of Operating Income before Depreciation and Amortization to both Operating Income and Net Income is presented under “Results of Operations.”

TIME WARNER INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION — (Continued)

OVERVIEW
      Time Warner is a leading media and entertainment company, whose major businesses encompass an array of the most respected and successful media brands. Among the Company’s brands are HBO, CNN, AOL, People, Sports Illustrated, Time and Time Warner Cable. The Company produces and distributes films, including The Lord of the Rings trilogy, the Harry Potter series, Batman Begins and Wedding Crashers, as well as television programs, including ER, Two and a Half Men, Cold Case and Without a Trace. During 2005, the Company generated revenues of $42.401 billion (up 3% from $40.993 billion in 2004), Operating Income before Depreciation and Amortization of $7.112 billion (down 17% from $8.573 billion in 2004), Operating Income of $3.984 billion (down 28% from $5.502 billion in 2004), Net Income of $2.671 billion (down 14% from $3.108 billion in 2004) and Cash Provided by Operations of $4.877 billion (down 26% from $6.554 billion in 2004). Included in the amounts above are charges of $2.865 billion and $536 million related to securities litigation and the government investigations for 2005 and 2004, respectively, as discussed further in “Other Developments.”
Time Warner Businesses
      Time Warner classifies its operations into five reportable segments: AOL, Cable, Filmed Entertainment, Networks and Publishing.
      AOL. AOL LLC (formerly America Online, Inc., “AOL”) operates a leading network of web brands and the largest Internet access subscription service in the United States, with 25.5 million total AOL brand subscribers in the U.S. and Europe at the end of 2005. In 2005, AOL reported total revenues of $8.283 billion (20% of the Company’s overall revenues), $1.845 billion in Operating Income before Depreciation and Amortization and $1.123 billion in Operating Income. AOL generates its revenues primarily from subscription fees charged to subscribers and from providing advertising services.
      AOL is organized into four business units: Access, Audience, Digital Services and International. This structure reflects AOL’s emphasis on increasing Advertising revenues, including paid-search, which the Company believes will continue to grow for the foreseeable future.
      Historically, AOL’s primary product offering has been an online subscription service that includes dial-up telephone Internet access. This product, offered under a variety of different terms and price plans, generates the substantial majority of AOL’s revenues. Over the past several years, the AOL Access business unit has experienced significant declines in U.S. subscribers to the AOL service and in related Subscription revenues, and these declines are expected to continue. These decreases are due primarily to the continued industry-wide maturing of the premium dial-up services business, as consumers migrate to high-speed services and lower-cost dial-up services. AOL continues to develop, change, test and implement marketing and new product strategies to attract and retain subscribers. AOL has recently entered into a number of agreements with high-speed access providers to offer the AOL service along with high-speed Internet access.
      AOL’s Audience business unit generates Advertising revenues from the sale of banner advertising on a fixed impression or fixed placement basis, as well as from the sale of paid-search and other pay-for-performance advertising on AOL’s and Advertising.com Inc.’s (“Advertising.com”) networks of Internet properties, which include owned and third-party properties, as well as certain Internet properties owned by other divisions of the Company. Currently, a significant majority of Advertising revenues are generated from traffic by subscribers to the AOL subscription service. The strategy of the Audience business unit focuses on generating Advertising revenue by increasing the reach of its audience and depth of its usage across its web properties, including properties such as AOL.com, AIM, MapQuest and Moviefone. A key component of this strategy was the third quarter 2005 re-launch of the publicly available version of the AOL.com web portal that includes a substantial portion of AOL’s content, features and tools that were historically available only to AOL subscribers. AOL seeks to generate Advertising revenue from increased traffic to AOL.com through sales of branded advertising and performance-based advertising, including paid-search, as well as from increased utilization and optimization of AOL advertising inventory. The acquisition of Advertising.com in the third quarter of 2004 has provided incremental growth in Advertising revenues, primarily through third-party performance-based advertising.
      AOL’s Digital Services business unit works to develop next-generation digital services, including a variety of wireless, voice and other premium services and applications that appeal to AOL members and Internet users.

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MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION — (Continued)

      AOL’s International business unit, which primarily includes AOL Europe, has an Internet access business, sells advertising and develops and offers premium digital services. AOL Europe has focused on increasing revenues from advertising and paid services. Due to the regulatory environment in the countries in which AOL Europe operates, AOL Europe is able to offer competitive bundled broadband services to consumers and, accordingly, its bundled broadband subscribers are growing as a percentage of total subscribers as consumers migrate from dial-up plans. This trend is expected to continue.
      Cable. Time Warner’s cable business, Time Warner Cable Inc. and its subsidiaries (“TWC”), is the second-largest cable operator in the U.S. (in terms of basic cable subscribers served). Excluding cable systems reflected as discontinued operations herein, TWC managed approximately 10.160 million basic cable subscribers at the end of 2005, in highly clustered and technologically upgraded systems in 21 states. TWC delivered revenues of $8.812 billion (21% of the Company’s overall revenues), $3.323 billion of Operating Income before Depreciation and Amortization and $1.786 billion in Operating Income during 2005. As part of the strategy to expand TWC’s cable footprint and improve the clustering of its cable systems, on July 31, 2006, a subsidiary of TWC, Time Warner NY Cable LLC (“TW NY”), and Comcast Corporation (together with its subsidiaries, “Comcast”) completed their respective acquisitions of assets comprising in the aggregate substantially all of the cable systems of Adelphia Communications Corporation (“Adelphia”). Immediately prior to the Adelphia acquisition, TWC and Time Warner Entertainment Company, L.P. (“TWE”) redeemed Comcast’s interests in TWC and TWE, respectively. In addition, subsidiaries of TW NY exchanged certain cable systems with subsidiaries of Comcast. As a result of the closing of these transactions, TWC gained systems with approximately 3.2 million net basic video subscribers. Please refer to “Other Developments” for further details.
      TWC principally offers three products — video, high-speed data and Digital Phone. Video is TWC’s largest product in terms of revenues generated; however, the potential growth of its customer base within TWC’s existing footprint for video cable service is limited, as the customer base has matured and industry-wide competition has increased. Nevertheless, TWC is continuing to increase its video revenues through rate increases and its offerings of advanced digital video services such as Digital Video, Video-on-Demand (VOD), Subscription-Video-on-Demand (SVOD) and Digital Video Recorders (DVRs), which are available throughout TWC’s footprint. TWC’s digital video subscribers provide a broad base of potential customers for these advanced services. Video programming costs represent a major component of TWC’s expenses and are expected to continue to increase, reflecting an expansion of service offerings and contractual rate increases across TWC’s programming lineup.
      High speed data service has been one of TWC’s fastest-growing products over the past several years and is a key driver of its results. TWC expects continued strong growth in residential high-speed data subscribers and revenues for the foreseeable future; however, the rate of growth of both subscribers and revenue could be impacted by intensified competition with other service providers for subscribers.
      TWC’s voice product, Digital Phone, first launched in May 2003, was rolled out across TWC’s footprint during 2004. As of December 31, 2005, Digital Phone was available to nearly 88% of TWC’s homes passed and approximately 913,000 subscribers received the service. For a monthly fixed fee, Digital Phone customers typically receive unlimited local, in-state and U.S., Canada and Puerto Rico long-distance calling, as well as call waiting, caller ID and enhanced “911” services. In the future, TWC intends to offer additional plans with a variety of local and long-distance options. Digital Phone enables TWC to offer its customers a convenient package of video, high-speed data and voice services and to compete effectively against similar bundled products available from its competitors. TWC expects strong growth in Digital Phone subscribers and revenues for the foreseeable future.
      In addition to the subscription services, TWC also earns revenue by selling advertising time to national, regional and local businesses.
      Filmed Entertainment. Time Warner’s Filmed Entertainment businesses, Warner Bros. Entertainment Inc. (“Warner Bros.”) and New Line Cinema Corporation (“New Line”), generated revenues of $11.924 billion (26% of the Company’s overall revenues), $1.231 billion in Operating Income before Depreciation and Amortization and $885 million in Operating Income during 2005.
      One of the world’s leading studios, Warner Bros. has diversified sources of revenues with its film and television businesses, combined with an extensive film library and global distribution infrastructure. This diversification has helped Warner Bros. deliver consistent long-term growth and performance. New Line is the world’s oldest independent film company. Its primary source of revenues is the creation and distribution of theatrical motion pictures.

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MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION — (Continued)

      Warner Bros. continues to develop its industry-leading television business, including the successful releases of television series into the home video market. For the 2005-2006 television season, Warner Bros. has more current prime-time productions on the air than any other studio, with prime-time series on all six broadcast networks (including Two and a Half Men, ER, Without a Trace, The O.C., Cold Case and Smallville).
      The sale of DVDs has been one of the largest drivers of the segment’s profit growth over the last few years and Warner Bros.’ extensive library of theatrical and television titles positions it to continue to benefit from DVD sales; however, the Company has begun to see slower growth in DVD sales due to several factors, including increasing competition for consumer discretionary spending, piracy, the maturation of the DVD format and the fragmentation of consumer time.
      Piracy, including physical piracy as well as illegal online file-sharing, continues to be a significant issue for the filmed entertainment industry. Due to technological advances, piracy has expanded from music to movies and television programming. The Company has taken a variety of actions to combat piracy over the last several years, including a pilot program to release low-cost DVDs and VCDs in China and to coordinate worldwide release dates for franchise films, and will continue to do so, both individually and together with cross-industry groups, trade associations and strategic partners.
      Networks. Time Warner’s Networks group comprises Turner Broadcasting System, Inc. (“Turner”), Home Box Office Inc. (“HBO”) and The WB Television Network (“The WB Network”). The Networks segment delivered revenues of $9.570 billion (21% of the Company’s overall revenues), $2.940 billion in Operating Income before Depreciation and Amortization and $2.679 billion in Operating Income during 2005.
      The Turner networks — including such recognized brands as TBS, TNT, CNN, Cartoon Network and CNN Headline News — are among the leaders in advertising-supported cable TV networks. For the fourth consecutive year, more prime-time viewers watched advertising-supported cable TV networks than the national broadcast networks. In 2005, TNT ranked first among advertising-supported cable networks in total day and prime-time delivery of its key demographics, adults 18-49 and adults 25-54. TBS ranked first among advertising-supported cable networks in prime-time delivery of its key demographic, adults 18-34.
      The Turner networks generate revenues principally from the sale of advertising time and monthly subscriber fees paid by cable systems, direct-to-home (“DTH”) satellite operators and other affiliates. Turner has benefited from strong ratings and a strong advertising market. Key contributors to Turner’s success are its continued investments in high-quality programming focused on sports, network premieres, licensed and original series, news and animation, as well as a strong brand and operating efficiency. As discussed in more detail in “Other Developments,” on May 1, 2006, the Company sold the Turner South network (“Turner South”), a subsidiary of Turner, to Fox Cable Networks, Inc. (“Fox”) for approximately $375 million in cash. The Company has reflected the operations of Turner South as discontinued operations for all periods presented herein.
      HBO operates the HBO and Cinemax multichannel pay television programming services, with the HBO service ranking as the nation’s most widely distributed pay television network. HBO generates revenues principally from monthly subscriber fees from cable system operators, satellite companies and other affiliates. An additional source of revenue is the ancillary sales of its original programming, including such programs as The Sopranos, Sex and the City, Six Feet Under, Band of Brothers and Deadwood.
      The WB Network is a broadcast television network, whose target audience consists primarily of young adults in the 12-34 demographic. The WB Network generates revenues almost exclusively from the sale of advertising time. As discussed in more detail in “Other Developments,” on January 24, 2006, Warner Bros. and CBS Corp. (“CBS”) announced an agreement in principle to form a new fully-distributed national broadcast network, to be called The CW. At the same time, Warner Bros. and CBS are preparing to cease the standalone operations of The WB Network and UPN, respectively, at the end of the 2005/2006 television season (September 2006).
      Publishing. Time Warner’s Publishing segment consists principally of magazine publishing and a number of direct-marketing and direct-selling businesses. The segment generated revenues of $5.278 billion (12% of the Company’s overall revenues), $1.121 billion in Operating Income before Depreciation and Amortization and $903 billion in Operating Income during 2005.
      Time Inc. publishes over 150 magazines globally, including People, Sports Illustrated, Southern Living, In Style, Real Simple, Entertainment Weekly, Time, Fortune, Cooking Light, and What’s on TV. It generates revenues primarily from advertising, magazine subscription and newsstand sales, and its growth is derived from higher circulation and advertising

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MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION — (Continued)

on existing magazines, new magazine launches and acquisitions. Time Inc. owns IPC Media (the U.K.’s largest magazine company) and is the majority shareholder of magazine subscription marketer Synapse Group, Inc. In addition, Time Inc. continues to invest in new magazines, including Pick Me Up, a weekly women’s magazine, and TV Easy, a weekly TV listings magazine, which IPC Media launched in the U.K. during 2005. In the first quarter of 2005, Time Inc. acquired the remaining 51% stake it did not already own in Essence Communications Partners (“Essence”), the publisher of Essence. In the third quarter of 2005, Time Inc. acquired Grupo Editorial Expansión (“GEE”), a Mexican publisher with a portfolio of 15 consumer and business magazines, primarily for the Mexican market. Time Inc.’s direct-selling division, Southern Living At Home, sells home decor products through independent consultants at parties hosted in people’s homes throughout the U.S. As discussed in more detail in “Other Developments,” on March 31, 2006, the Company sold Time Warner Book Group Inc. (“TWBG”) to Hachette Livre SA (“Hachette”), a wholly-owned subsidiary of Lagardère SCA (“Lagardère”), for approximately $538 million in cash, not including working capital adjustments. The Company has reflected the operations of TWBG as discontinued operations for all periods presented herein.
Other Developments
Amounts Related to Securities Litigation
      In July 2005, the Company reached an agreement in principle for the settlement of the securities class action lawsuits included in the matters consolidated under the caption In re: AOL Time Warner Inc. Securities & “ERISA” Litigation described in Note 17 to the accompanying consolidated financial statements. The settlement is reflected in a written agreement between the lead plaintiff and the Company. On September 30, 2005, the court issued an order granting preliminary approval of the settlement and certified the settlement class. The court held a final approval hearing on February 22, 2006, and the parties are now awaiting the court’s ruling. At this time, there can be no assurance that the settlement of the securities class action litigation will receive final court approval. In connection with reaching the agreement in principle on the securities class action, the Company established a reserve of $2.4 billion during the second quarter of 2005. Ernst & Young LLP also has agreed to a settlement in this litigation matter and will pay $100 million. Pursuant to the settlement, in October 2005, Time Warner paid $2.4 billion into a settlement fund (the “MSBI Settlement Fund”) for the members of the class represented in the action. In addition, the $150 million previously paid by Time Warner into a fund in connection with the settlement of the investigation by the U.S. Department of Justice (“DOJ”) was transferred to the MSBI Settlement Fund, and Time Warner is using its best efforts to have the $300 million it previously paid in connection with the settlement of its Securities and Exchange Commission (“SEC”) investigation, or at least a substantial portion thereof, transferred to the MSBI Settlement Fund.
      In addition to the $2.4 billion reserve established in connection with the agreement in principle regarding the settlement of the MSBI consolidated securities class action, during the second quarter of 2005, the Company established an additional reserve totaling $600 million in connection with the other related securities litigation matters described in Note 17 to the accompanying consolidated financial statements that are pending against the Company. This $600 million amount continues to represent the Company’s current best estimate of the amounts to be paid in resolving these matters, including the remaining individual shareholder suits (including suits brought by individual shareholders who decided to “opt-out” of the settlement in the primary securities class action), the derivative actions and the actions alleging violations of The Employee Retirement Income Security Act (“ERISA”). Of this amount, subsequent to December 31, 2005, the Company has paid, or has agreed to pay, approximately $335 million, before providing for any remaining potential insurance recoveries, to settle certain of these claims.
      The Company reached an agreement with the carriers on its directors and officers insurance policies in connection with the securities and derivative action matters described above (other than the actions alleging violations of ERISA). As a result of this agreement, in the fourth quarter, the Company recorded a recovery of approximately $185 million (bringing the total 2005 recoveries to $206 million), which is expected to be collected in the first quarter of 2006 and is reflected as a reduction to “Amounts related to securities litigation and government investigations” in the accompanying consolidated statement of operations for the year ended December 31, 2005 (Note 1).
Government Investigations
      As previously disclosed by the Company, the SEC and the DOJ had been conducting investigations into accounting and disclosure practices of the Company. Those investigations focused on advertising transactions, principally involving the

TIME WARNER INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION — (Continued)

Company’s AOL segment, the methods used by the AOL segment to report its subscriber numbers and the accounting related to the Company’s interest in AOL Europe prior to January 2002. During 2004, the Company established $510 million in legal reserves related to the government investigations, the components of which are discussed in more detail in the following paragraphs.
      The Company and its subsidiary, AOL, entered into a settlement with the DOJ in December 2004 that provided for a deferred prosecution arrangement for a two-year period. As part of the settlement with the DOJ, in December 2004, the Company paid a penalty of $60 million and established a $150 million fund, which the Company could use to settle related securities litigation. The fund was reflected as restricted cash on the Company’s accompanying consolidated balance sheet at December 31, 2004. During October 2005, the $150 million was transferred by the Company into the MSBI Settlement Fund described above under the heading “Amounts Related to Securities Litigation.”
      In addition, on March 21, 2005, the Company announced that the SEC had approved the Company’s proposed settlement, which resolved the SEC’s investigation of the Company.
      Under the terms of the settlement with the SEC, the Company agreed, without admitting or denying the SEC’s allegations, to be enjoined from future violations of certain provisions of the securities laws and to comply with the cease-and-desist order issued by the SEC to AOL in May 2000. The settlement also required the Company to:
•	Pay a $300 million penalty, which will be used for a Fair Fund, as authorized under the Sarbanes-Oxley Act;

•	Adjust its historical accounting for Advertising revenues in certain transactions with Bertelsmann, A.G. (“Bertelsmann”) that were improperly or prematurely recognized, primarily in the second half of 2000, during 2001 and during 2002; as well as adjust its historical accounting for transactions involving three other AOL customers where there were Advertising revenues recognized in the second half of 2000 and during 2001;

•	Adjust its historical accounting for its investment in and consolidation of AOL Europe; and

•	Agree to the appointment of an independent examiner, who will either be or hire a certified public accountant. The independent examiner will review whether the Company’s historical accounting for transactions with 17 counterparties identified by the SEC staff, principally involving online advertising revenues and including three cable programming affiliation agreements with related advertising elements, was in conformity with GAAP, and provide a report to the Company’s audit and finance committee of its conclusions, originally within 180 days of being engaged. The transactions that would be reviewed were entered into between June 1, 2000 and December 31, 2001, including subsequent amendments thereto, and involved online advertising and related transactions for which revenue was principally recognized before January 1, 2002.
      The Company paid the $300 million penalty in March 2005; however, it is unable to deduct the penalty for income tax purposes, be reimbursed or indemnified for such payment through insurance or any other source, or use such payment to setoff or reduce any award of compensatory damages to plaintiffs in related securities litigation pending against the Company. As described above, in connection with the pending settlement of the consolidated securities class action, the Company is using its best efforts to have the $300 million, or a substantial portion thereof, transferred to the MSBI Settlement Fund. The historical accounting adjustments were reflected in the restatement of the Company’s financial results for each of the years ended December 31, 2000 through December 31, 2003, which were included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.
      The independent examiner completed his review in August 2006 and, as a result of the conclusions, the Company’s consolidated financial results have been restated as reflected in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2005 and the Company’s Quarterly Reports on Form 10-Q/A for the quarters ended March 31, 2006 and June 30, 2006, each of which was filed with the SEC on September 13, 2006. The financial information presented herein reflects the impact of that restatement.

TIME WARNER INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION — (Continued)

AOL-Google Alliance
      During December 2005, the Company announced that AOL is expanding its current strategic alliance with Google Inc. (“Google”) to enhance its global online advertising partnership and make more of AOL’s content available to Google users. Under the alliance, Google and AOL will continue to provide search technology to AOL’s network of Internet properties worldwide. Other key aspects of the alliance include:
•	Creating an AOL Marketplace through white labeling of Google’s advertising technology, which enables AOL to sell search advertising directly to advertisers on AOL-owned properties;

•	Expanding display advertising available for AOL to sell throughout the Google network;

•	Making AOL content more accessible to Google Web crawlers;

•	Collaborating in video search and showcasing AOL’s premium video service within Google Video;

•	Enabling Google Talk and AIM instant messaging users to communicate with each other, provided certain conditions are met; and

•	Providing AOL marketing credits for promotion of AOL’s content on Google’s Internet properties.
      In addition, Google will invest $1 billion for a 5% equity interest in a limited liability company that will own all of the outstanding equity interests in AOL. The Company expects these transactions with Google to close during the first quarter of 2006.
The WB Network
      On January 24, 2006, Warner Bros. and CBS Corp. (“CBS”) announced an agreement in principle to form a new fully-distributed national broadcast network, to be called The CW. At the same time, Warner Bros. and CBS are preparing to cease the standalone operations of The WB Network and UPN, respectively, at the end of the 2005/2006 television season (September 2006). Warner Bros. and CBS will each own 50% of the new network and will have joint and equal control. In addition, Warner Bros. has reached an agreement in principle with Tribune Corp. (“Tribune”), currently a subordinated 22.25% limited partner in The WB Network, under which Tribune will surrender its ownership interest in The WB Network and will be relieved of funding obligations. In addition, Tribune will become one of the principal affiliate groups for the new network.
      Upon the closing of this transaction, the Company will account for its investment in The CW under the equity method of accounting. The Company anticipates that prior to the closing of this transaction the Company is expected to incur restructuring charges ranging from $15 million to $20 million related to employee terminations. In addition, the Company may incur costs in terminating certain programming arrangements that will not be contributed to the new network or utilized in another manner.
Sale of Time Warner Book Group
     On February 6, 2006, the Company announced an agreement to sell TWBG to Hachette for approximately $538 million in cash, not including working capital adjustments. This transaction closed on March 31, 2006 and the Company recorded a pretax gain of approximately $194 million after taking into account selling costs and estimated working capital adjustments. A tax benefit of approximately $28 million also was recognized on this transaction, resulting primarily from the release of a valuation allowance associated with tax attribute carryforwards offsetting the tax gain on the transaction. The Company has reflected the operations of TWBG as discontinued operations for all periods presented herein. See Note 1 for additional information regarding discontinued operations.
Sale of Turner South
      On February 23, 2006, the Company announced an agreement to sell Turner South to Fox for approximately $375 million in cash. This transaction closed on May 1, 2006 and the Company recorded a pretax gain of approximately $129 million. A tax benefit of approximately $21 million also was recognized on this transaction, resulting primarily from the release of a valuation allowance associated with tax attribute carrryforwards offsetting the tax gain on the transaction. The Company has reflected the operations of Turner South as discontinued operations for all periods presented herein. See Note 1 for additional information regarding discontinued operations.
Adelphia Acquisition and Related Transactions
      On July 31, 2006, TW NY and Comcast completed their respective acquisitions of assets comprising in the aggregate substantially all of the cable systems of Adelphia (the “Adelphia Acquisition”).
      On July 31, 2006, immediately before the closing of the Adelphia Acquisition, Comcast’s interests in TWC and TWE, a subsidiary of TWC, were redeemed. Specifically, Comcast’s 17.9% interest in TWC was redeemed in exchange for 100% of the capital stock of a subsidiary of TWC holding both cable systems serving approximately 589,000 subscribers and approximately $1.9 billion in cash (the “TWC Redemption”). In addition, Comcast’s 4.7% interest in TWE was redeemed in exchange for 100% of the equity interests in a subsidiary of TWE holding both cable systems serving approximately 162,000 subscribers and approximately $147 million in cash (the “TWE Redemption” and, together with the TWC Redemption, the “Redemptions”). For accounting purposes, the Redemptions were treated as an acquisition of Comcast’s minority interests in TWC and TWE and a sale of the cable systems that were transferred to Comcast. The sale of the cable systems resulted in an after-tax gain of $930 million, which is comprised of a $113 million pretax gain (calculated as the difference between the carrying value of the systems acquired by Comcast in the Redemptions totaling $2.987 billion and the estimated fair value of $3.100 billion) and the net reversal of deferred tax liabilities of approximately $817 million.
      Following the Adelphia Acquisition, on July 31, 2006, subsidiaries of TW NY and Comcast also exchanged certain cable systems to enhance the respective geographic clusters of subscribers of TWC and Comcast (the “Exchange”). The Exchange was accounted for as a purchase of cable systems from Comcast and a sale of TW NY’s cable systems to Comcast. The systems exchanged by TW NY included Urban Cable Works of Philadelphia, L.P. (“Urban Cable“) and certain systems acquired from Adelphia. The Company did not record a gain or loss on systems TW NY acquired from Adelphia and transferred to Comcast in the Exchange because such systems were recorded at fair value in the Adelphia Acquisition. The Company recorded a pretax gain of $32 million ($25 million net of tax) in the third quarter of 2006 on the Exchange related to the disposition of Urban Cable.
      The systems transferred in connection with the Redemptions and the Exchange have been reflected as discontinued operations in the accompanying consolidated statement of operations for all periods presented. See Note 1 for additional information regarding discontinued operations.
Sale of Canal Satellite Digital
      On February 7, 2006, Warner Bros. entered into an agreement for the sale of its equity investment interest in Canal Satellite Digital (“CSD”), a Spanish satellite pay television operator, together with its interest in Cinemania, the Spanish

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MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION — (Continued)

library movie channel, for approximately $90 million in cash and stock. This transaction is expected to close in the second quarter of 2006 and the Company expects to record a pretax equity investment gain of approximately $40 million.
Common Stock Repurchase Program
      On July 29, 2005, Time Warner’s Board of Directors authorized a common stock repurchase program that allowed Time Warner to repurchase, from time to time, up to $5 billion of common stock over a two-year period ending in July 2007. In October 2005, Time Warner’s Board of Directors approved an increase in the amount authorized to be repurchased under the stock repurchase program to an aggregate of up to $12.5 billion of common stock. In February 2006, the Board of Directors authorized a further increase in the stock repurchase program and an extension of the program’s ending date. Under the extended program, the Company is authorized to purchase up to an aggregate of $20 billion of common stock during the period from July 29, 2005 through December 31, 2007. Purchases under the stock repurchase program may be made from time to time on the open market and in privately negotiated transactions. Size and timing of these purchases will be based on a number of factors, including price and business and market conditions. As announced on February 1, 2006, the Company increased the pace of stock repurchases during the first quarter of 2006. At existing price levels, the Company intends to continue the current pace of purchases under its stock repurchase program within its stated objective of maintaining a net debt-to-Operating Income before Depreciation and Amortization ratio of approximately 3-to-1, and expects it will purchase approximately $15 billion of its common stock under the program by the end of 2006, and the remainder in 2007. From the program’s inception through February 23, 2006, the Company repurchased approximately 235 million shares of common stock for approximately $4.2 billion (including 67 million shares for approximately $1.2 billion since February 1, 2006) pursuant to trading programs under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended.
Common Stock Dividends
      On May 20, 2005, the Company announced that it would begin paying a regular quarterly cash dividend of $0.05 per share on its common stock beginning in the third quarter 2005. Under this dividend program, on September 15, 2005 and December 15, 2005, the Company paid cash dividends of $0.05 per share on its common stock to shareholders of record on August 31, 2005 and November 30, 2005, respectively. The total amount of dividends paid during 2005 was $466 million.
Magazine Circulation Practices Investigation
      As previously disclosed, Time Inc. has received a grand jury subpoena from the United States Attorney’s Office for the Eastern District of New York in connection with an investigation of certain magazine circulation-related practices. Time Inc. is responding to the subpoena and is cooperating with the investigation. Following discussions with the Audit Bureau of Circulations (“ABC”) concerning Time Inc.’s reporting of sponsored sales subscriptions, ABC has confirmed that the vast majority of Time Inc.’s sponsored subscriptions for the first half of 2005 were properly classified. Time Inc. has informed its advertisers of such conclusion.

TIME WARNER INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION — (Continued)

Investment in Google
      In May 2004, AOL exercised a warrant for approximately $22 million and received approximately 7.4 million shares of Series D Preferred Stock of Google. Each of these shares converted automatically into shares of Google’s Class B common stock immediately prior to the closing of Google’s initial public offering on August 24, 2004. In connection with this offering, AOL converted approximately 2.4 million shares of its Google Class B common stock into an equal number of shares of Google’s Class A common stock. Such Class A shares were sold in the offering for $195 million, net of the underwriters’ discounts and commissions, and the Company recorded a gain of approximately $188 million in the third quarter of 2004, which is included as a component of Other income, net, in the accompanying consolidated statement of operations. Beginning in March 2005, the Company entered into agreements to sell its remaining 5.1 million shares at an average share price of approximately $185. The sales under such agreements settled on May 3, 2005, and the Company received total cash consideration of approximately $940 million, resulting in a gain of approximately $925 million recognized in the second quarter of 2005, which is included as a component of Other income, net, in the accompanying consolidated statement of operations.

TIME WARNER INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION — (Continued)

Mandatorily Convertible Preferred Stock
      As of December 31, 2004, the Company had outstanding one share of its Series A mandatorily convertible preferred stock, par value $0.10 per share, face value of $1.5 billion (the “Series A Preferred Stock”), held by a trust for the benefit of Comcast, that was issued on March 31, 2003, as part of the restructuring of TWE (“TWE Restructuring”). In accordance with the terms of the stock, on March 31, 2005, the Series A Preferred Stock was automatically converted into 83,835,883 shares of common stock of the Company, valued at $1.5 billion, and such amount was reclassified to shareholders’ equity in the accompanying consolidated balance sheet.
Urban Cable Works of Philadelphia, L.P.
      On November 22, 2005, TWC purchased the remaining 60% interest in Urban Cable, an operator of cable systems in Philadelphia, Pennsylvania with approximately 47,000 basic subscribers. The purchase price consisted of $51 million in cash, net of cash acquired, and the assumption of $44 million of Urban Cable’s third-party debt. Prior to TWC’s acquisition of the remaining interest, Urban Cable was an unconsolidated joint venture of TWC, which was 40% owned by TWC and 60% owned by an investment group led by Inner City Broadcasting (“Inner City”). Under a management agreement, TWC was responsible for the day-to-day management of Urban Cable. During 2004, TWC made cash payments of $34 million to Inner City to settle certain disputes regarding the joint venture. As discussed above under “Adelphia Acquisition and Related Transactions,” Urban Cable was transferred to Comcast as part of the Exchange. The Company has reflected the operations of Urban Cable as discontinued operations for all periods presented.
RESULTS OF OPERATIONS
Changes in Basis of Presentation
      The financial statements presented herein have been recast for the retrospective application of Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“Statement”) No. 123 (revised 2004), Share-Based Payment (“FAS 123R”), a retroactive change in accounting principle for recognizing programming inventory costs at HBO and the sale or transfer of certain businesses during 2006 that have been reflected as discontinued operations for all periods presented.
Stock-Based Compensation
      The Company has adopted the provisions of FAS 123R as of January 1, 2006. The provisions of FAS 123R require a company to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost is recognized in the statement of operations over the period during which an employee is required to provide service in exchange for the award. FAS 123R also amends FASB Statement No. 95, Statement of Cash Flows, to require that excess tax benefits, as defined, realized from the exercise of stock options be reported as a financing cash inflow rather than as a reduction of taxes paid in cash flow from operations.
      Prior to the adoption of FAS 123R, the Company had followed the provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation (“FAS 123”), which allowed the Company to follow the intrinsic value method set forth in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and disclose the pro forma effects on net income (loss) had the fair value of the equity awards been expensed. In connection with adopting FAS 123R, the Company elected to adopt the modified retrospective application method provided by FAS 123R and, accordingly, financial statement amounts for all prior periods presented herein reflect results as if the fair value method of expensing had been applied from the original effective date of FAS 123. The Company also has made certain immaterial corrections to the amounts presented in prior years. Such corrections involved recording approximately $58 million of tax expense related to deferred income taxes on stock options for the year ended December 31, 2005, and other corrections related to the expensing of stock options that had an aggregate effect of approximately $70 million, net of tax, over a ten-year period ended December 31, 2002, and approximately $20 million, net of tax, over the three-year period ended December 31, 2005 (Note 1).

TIME WARNER INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION — (Continued)

      Prior to the adoption of FAS 123R, the Company recognized stock-based compensation expense for awards with graded vesting by treating each vesting tranche as a separate award and recognizing compensation expense ratably for each tranche. For equity awards granted subsequent to the adoption of FAS 123R, the Company treats such awards as a single award and recognizes stock-based compensation expense on a straight-line basis (net of estimated forfeitures) over the employee service period. Stock-based compensation expense is recorded in costs of revenues or selling, general and administrative expense depending on the employee’s job function.
      Additionally, when recording compensation cost for equity awards, FAS 123R requires companies to estimate the number of equity awards granted that are expected to be forfeited. Prior to the adoption of FAS 123R, the Company recognized forfeitures when they occurred, rather than using an estimate at the grant date and subsequently adjusting the estimated forfeitures to reflect actual forfeitures.
Change in Accounting Principle for Recognizing Programming Inventory Costs at HBO
      Effective January 1, 2006, the Company changed its methodology for recognizing programming inventory costs (for both theatrical and original programming) at its HBO division. Previously, the Company recognized HBO’s programming costs on a straight-line basis in the calendar year in which the related programming first aired on the HBO and Cinemax pay television services. Now the Company recognizes programming costs on a straight-line basis over the license periods or estimated period of use of the related shows, beginning with the month of initial exhibition. The Company concluded that this change in accounting for programming inventory costs was preferable after giving consideration to the cumulative impact that marketplace and technological changes have had in broadening the variety of viewing options and period over which consumers are now experiencing HBO’s programming.
      Since this change involves a revision to an inventory costing principle, the change is reflected retrospectively for all prior periods presented, including the impact that such a change had on retained earnings for the earliest year presented (Note 1).
Reclassifications
      Certain reclassifications have been made to the prior years’ financial information to conform to the December 31, 2005 presentation.
Significant Transactions and Other Items Affecting Comparability
      As more fully described herein and in the related notes to the accompanying consolidated financial statements, the comparability of Time Warner’s results from continuing operations has been affected by certain significant transactions and other items in each period as follows:

	Year Ended December 31,
	2005	2004	2003
	(recast, millions)
Amounts related to securities litigation and government investigations	$(2,865)	$(536)	$(56)
Merger and restructuring costs	(117)	(50)	(109)
Asset impairments	(24)	(10)	(219)
Gain on disposal of assets, net	23	21	14

Impact on Operating Income	(2,983)	(575)	(370)
Microsoft Settlement	—	—	760
Investment gains, net	1,011	424	580
Net gain on WMG option	53	50	—

Impact on Other income, net	1,064	474	1,340

Pretax impact	(1,919)	(101)	970
Income tax impact	518	(73)	(398)

After-tax impact	$(1,401)	$(174)	$572

TIME WARNER INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION — (Continued)

Amounts Related to Securities Litigation and Government Investigations
      As previously discussed, during 2005, the Company expensed $3 billion in legal reserves related to securities litigation. During 2004, the Company established $510 million in legal reserves related to the government investigations. In addition, the Company has incurred legal and other professional fees related to the SEC and DOJ investigations into the Company’s accounting and disclosure practices and the defense of various shareholder lawsuits totaling $71 million, $74 million and $81 million in 2005, 2004 and 2003, respectively. In addition, the Company realized insurance recoveries of $206 million, $48 million and $25 million in 2005, 2004 and 2003, respectively, including, as discussed under “Other Developments” above, $185 million recognized in December 2005 in connection with the agreement reached with carriers of its directors and officers insurance policies related to the securities and derivative action matters (other than the actions alleging violations of ERISA).
Merger and Restructuring Costs
      During the year ended December 31, 2005, the Company incurred restructuring costs of approximately $109 million primarily related to various employee terminations, including approximately 1,330 employees across the segments. Specifically, the AOL and Cable segments incurred restructuring costs primarily related to various employee terminations of $17 million and $35 million, respectively, which were partially offset by a $7 million and a $1 million reduction in restructuring costs, respectively, reflecting changes in estimates of previously established restructuring accruals. Additional restructuring costs, primarily related to various employee terminations, of $33 million at the Filmed Entertainment segment, $4 million at the Networks segment and $28 million at the Publishing segment were also incurred during 2005. In addition, during the year ended December 31, 2005, the Cable segment expensed approximately $8 million of non-capitalizable merger-related costs associated with the Adelphia Acquisition (Note 14).
      During the year ended December 31, 2004, the Company incurred restructuring costs at the AOL segment related to various employee terminations of $55 million, which were partially offset by a $5 million reduction in restructuring costs, reflecting changes in estimates of previously established restructuring accruals. The total number of employees terminated in 2004 was approximately 860. During the year ended December 31, 2003, the Company incurred restructuring costs related to various employee and contractual lease terminations of $109 million, including $52 million at the AOL segment, $15 million at the Cable segment, $21 million at the Networks segment and $21 million at the Publishing segment. The total number of employees terminated in 2003 was approximately 975 (Note 14).
Asset Impairments
      During 2005, the Company recorded a $24 million noncash impairment charge related to goodwill associated with America Online Latin America, Inc. (“AOLA”). During 2005, AOLA filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code and has announced that it intends to liquidate, sell or wind up its operations. During 2004, the Company recognized a $10 million impairment charge related to a building that was held for sale at the AOL segment. During 2003, the Company’s results included $219 million of noncash impairment charges related to intangible assets of the winter sports teams at the Networks segment.
      In the fourth quarter of each year, the Company performs its annual impairment review for goodwill and intangible assets. The 2005, 2004 and 2003 annual impairment reviews for goodwill and intangible assets did not result in any impairment charges being recorded (Note 1).
Gains on Disposal of Assets, Net
      For the year ended December 31, 2005, the Company recorded a $5 million gain related to the sale of a property in California at the Filmed Entertainment segment, an approximate $5 million gain related to the sale of a building and a $5 million gain from the resolution of previously contingent gains related to the 2004 sale of Netscape Security Solutions at the AOL segment and an $8 million gain at the Publishing segment related to the collection of a loan made in conjunction with the Company’s 2003 sale of Time Life Inc. (“Time Life”), which was previously fully reserved due to concerns about recoverability.

TIME WARNER INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION — (Continued)

      For the year ended December 31, 2004, the Company recognized a $13 million gain related to the sale of AOL Japan and a $7 million gain related to the sale of Netscape Security Solutions at the AOL segment, an $8 million gain at the Publishing segment related to the sale of a building, partially offset by an approximate $7 million loss at the Networks segment related to the sale of the winter sports teams.
      During the year ended December 31, 2003, the Company recognized a $43 million gain on the sale of its interest in U.K. cinemas, which previously had been consolidated by the Filmed Entertainment segment, partially offset by a loss of $29 million on the sale of Time Life at the Publishing segment.
Microsoft Settlement
      In the second quarter of 2003 the Company recognized a gain of approximately $760 million as a result of the settlement with Microsoft Corporation of then-pending litigation between Microsoft and Netscape Communications Corporation, a subsidiary of AOL (the “Microsoft Settlement”).
Investment Gains, Net
      For the year ended December 31, 2005, the Company recognized net gains of $1.011 billion primarily related to the sale of investments, including a $925 million gain on the sale of the Company’s remaining investment in Google, a $36 million gain, which had been previously deferred, related to the Company’s 2002 sale of a portion of its interest in Columbia House and an $8 million gain on the sale of its 7.5% remaining interest in Columbia House and simultaneous resolution of a contingency for which the Company had previously accrued. Investment gains were partially offset by $16 million of writedowns to reduce the carrying value of certain investments that experienced other-than-temporary declines in market value including a $13 million writedown of the Company’s investment in n-tv KG (“NTV-Germany”), a German news broadcaster. The year ended December 31, 2005 also included $1 million of losses to reflect market fluctuations in equity derivative instruments.
      For the year ended December 31, 2004, the Company recognized net gains of $424 million, primarily related to the sale of investments, including a $188 million gain related to the sale of a portion of the Company’s interest in Google and a $113 million gain related to the sale of the Company’s interest in VIVA Media AG (“VIVA”) and VIVA Plus and a $44 million gain on the sale of the Company’s interest in Gateway Inc. (“Gateway”). Investment gains were partially offset by $15 million of writedowns to reduce the carrying value of certain investments that experienced other-than-temporary declines in market value and $14 million of losses related to market fluctuations in equity derivative instruments.
      For the year ended December 31, 2003, the Company recognized net gains of $593 million, primarily from the sale of investments, including a $513 million gain from the sale of the Company’s interest in Comedy Central, a $52 million gain from the sale of the Company’s interest in chinadotcom, a $50 million gain from the sale of the Company’s interest in Hughes Electronics Corp. (“Hughes”) and gains of $66 million on the sale of the Company’s equity interests in international cinemas not previously consolidated. The Company also recognized $8 million of gains related to market fluctuations in equity derivative instruments. Investment gains were partially offset by $212 million of writedowns to reduce the carrying value of certain investments that experienced other-than-temporary declines in market value. Included in the 2003 charges were a writedown of $77 million related to the Company’s equity interest in AOL Japan and a $71 million writedown related to the Company’s equity interest in NTV-Germany (Note 6).
Net Gain on WMG Option
      During 2005, the Company entered into an agreement with Warner Music Group (“WMG”) pursuant to which WMG agreed to a cash purchase of the Company’s option to acquire shares of WMG that it received in connection with the sale of WMG in 2004. Under the agreement, the cash purchase of the option would be made at the time of the WMG public offering at a price based on the initial public offering price per share, net of any underwriters’ discounts. As a result of the estimated public offering price range, the Company adjusted the value of the option in the first quarter of 2005 from $85 million to $165 million. In the second quarter of 2005, WMG’s registration statement was declared effective and it completed its initial public offering at a reduced price from its initial estimated range, and the Company received approximately $138 million from the sale of its option. As a result of these events, for the year ended December 31, 2005,

TIME WARNER INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION — (Continued)

the Company recorded a $53 million net gain related to this option. For the year ended December 31, 2004, the Company recorded a $50 million fair value adjustment to increase the option’s carrying value (Note 3).
2005 vs. 2004
Consolidated Results
      Revenues. The components of revenues are as follows:

	Year Ended December 31,
	2005	2004	% Change
	(recast, millions)
Subscription	$21,581	$21,027	3%
Advertising	7,564	6,904	10%
Content	12,075	11,904	1%
Other	1,181	1,158	2%

Total revenues	$42,401	$40,993	3%

      The increase in Subscription revenues primarily related to increases at the Cable and Networks segments, offset partially by a decline at the AOL segment. The increase at the Cable segment was principally due to the continued penetration of advanced services (primarily high-speed data, advanced digital video services and Digital Phone) and video rate increases. The increase at the Networks segment was due primarily to higher subscription rates at Turner and HBO and, to a lesser extent, an increase in the number of subscribers at Turner and HBO. The AOL segment declined primarily as a result of lower domestic AOL brand subscribers.
      The increase in Advertising revenues was primarily due to growth at the AOL, Networks and Publishing segments. The increase at the AOL segment was due primarily to revenues associated with Advertising.com, which was acquired on August 2, 2004, and growth in paid-search and traditional advertising. The increase at the Networks segment was primarily driven by higher CPMs (advertising cost per one thousand viewers), sellouts and delivery at Turner’s entertainment networks, partly offset by a decline at The WB Network as a result of lower ratings. The increase at the Publishing segment was due to contributions from new magazine launches, acquisitions and growth at Real Simple, People, Southern Living and In Style, offset partly by lower Advertising revenues at certain magazines, including Sports Illustrated, Time and Fortune.
      The increase in Content revenues was principally due to increases at the Filmed Entertainment and Networks segments. The increase at the Filmed Entertainment segment was driven by increases in both theatrical and television product revenues. The increase at the Networks segment was due primarily to HBO’s broadcast syndication sales of Sex and the City and, to a lesser extent, increases in other ancillary sales of HBO’s original programming, partially offset by lower licensing revenue at HBO associated with fewer episodes of Everybody Loves Raymond. In addition, the increase in Content revenues was partially offset by the absence of the winter sports teams at Turner, which were sold at the end of the first quarter of 2004.
      Each of the revenue categories is discussed in greater detail by segment in the “Business Segment Results.”
      Costs of Revenues. For 2005 and 2004, costs of revenues totaled $24.408 billion and $23.856 billion, respectively, and as a percentage of revenues were 58% in each year. As a percentage of revenues, improved margins at the AOL and Networks segments were offset by a decrease in margin at the Filmed Entertainment segment. The segment variations are discussed in detail in “Business Segment Results.”
      Selling, General and Administrative Expenses. For 2005 and 2004, selling, general and administrative expenses decreased less than 1% to $10.439 billion in 2005 from $10.445 billion in 2004 primarily from decreases at all segments except the Cable, Filmed Entertainment and Network segments. The segment variations are discussed in detail in “Business Segment Results.”
      Amounts Related to Securities Litigation and Government Investigations. As previously discussed in “Other Developments,” results for the year ended December 31, 2005 include $3 billion in legal reserves related to securities

TIME WARNER INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION — (Continued)

litigation. During the year ended December 31, 2004, the Company established $510 million in legal reserves related to the government investigations. In addition, the Company has incurred legal and other professional fees related to the SEC and DOJ investigations into the Company’s accounting and disclosure practices and the defense of various shareholder lawsuits totaling $71 million and $74 million in 2005 and 2004, respectively. In addition, the Company realized insurance recoveries of $206 million and $48 million in 2005 and 2004, respectively. As discussed under “Other Developments” above, in December 2005, the Company recognized a $185 million settlement on directors and officers insurance policies related to the securities and derivative action matters (other than the actions alleging violations of ERISA) (Note 1).
Reconciliation of Operating Income before Depreciation and Amortization to Operating Income and Net Income.
      The following table reconciles Operating Income before Depreciation and Amortization to Operating Income. In addition, the table provides the components from Operating Income to Net Income for purposes of the discussions that follow:

	Year Ended December 31,
	2005	2004	% Change
	(recast, millions)
Operating Income before Depreciation and Amortization	$7,112	$8,573	(17%)
Depreciation	(2,541)	(2,456)	3%
Amortization	(587)	(615)	(5%)

Operating Income	3,984	5,502	(28%)
Interest expense, net	(1,266)	(1,533)	(17%)
Other income, net	1,125	522	116%
Minority interest expense, net	(244)	(201)	21%

Income before income taxes, discontinued operations and cumulative effect of accounting change	3,599	4,290	(16%)
Income tax provision	(1,051)	(1,450)	(28%)

Income before discontinued operations and cumulative effect of accounting change	2,548	2,840	(10%)
Discontinued operations, net of tax	123	234	(47%)
Cumulative effect of accounting change, net of tax	—	34	NM

Net income	$2,671	$3,108	(14%)

      Operating Income before Depreciation and Amortization. Time Warner’s Operating Income before Depreciation and Amortization decreased 17% to $7.112 billion in 2005 from $8.573 billion in 2004. Excluding the items previously discussed under “Significant Transactions and Other Items Affecting Comparability” totaling $2.983 billion and $575 million of net expense for 2005 and 2004, respectively, Operating Income before Depreciation and Amortization increased $947 million (or 10%) principally as a result of growth at all segments except for the Filmed Entertainment segment.
The segment variations are discussed in detail under “Business Segment Results.”
      Depreciation Expense. Depreciation expense increased to $2.541 billion in 2005 from $2.456 billion in 2004. The increase in depreciation expense primarily related to the Cable segment, partially offset by a decrease at the AOL segment. The increase in depreciation expense at the Cable segment reflects continued higher spending on customer premise equipment that is depreciated over a shorter useful life compared to the mix of assets previously purchased. The decrease in depreciation expense at the AOL segment relates primarily to a decline in network assets as a result of membership declines.
      Amortization Expense. Amortization expense decreased to $587 million in 2005 from $615 million in 2004. The decrease relates primarily to a decline in amortization expense at the Publishing segment as a result of certain short-lived intangibles, such as customer lists, becoming fully amortized beginning in the latter part of 2004.
      Operating Income. Time Warner’s Operating Income decreased to $3.984 billion in 2005 from $5.502 billion in 2004. Excluding the items previously discussed under “Significant Transactions and Other Items Affecting Comparability” totaling $2.983 billion and $575 million of net expense for 2005 and 2004, respectively, Operating Income improved $890 million primarily as a result of the improvement in Operating Income before Depreciation and Amortization, offset partially by the increase in depreciation expense as discussed above.

TIME WARNER INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION — (Continued)

      Interest Expense, Net. Interest expense, net, decreased to $1.266 billion in 2005 from $1.533 billion in 2004 due primarily to lower average net debt levels and higher interest rates on cash investments.
      Other Income, Net. Other income, net, detail is shown in the table below:

	Year Ended December 31,
	2005	2004
	(recast, millions)
Investment gains, net	$1,011	$424
Net gain on WMG option	53	50
Income from equity investees	61	36
Other	—	12

Other income, net	$1,125	$522

      The changes in investment gains, net, and the net gain on the WMG option are discussed above in detail under “Significant Transactions and Other Items Affecting Comparability.” Excluding the impact of these items, Other income, net, increased in 2005 as compared to the prior year, principally from an increase in income from equity method investees, primarily related to lower losses from the NASCAR joint venture.
      Minority Interest Expense, Net. Time Warner had $244 million of minority interest expense in 2005 compared to $201 million in 2004. The increase relates primarily to larger profits recorded by TWC, in which Comcast has a minority interest.
      Income Tax Provision. Income tax expense was $1.051 billion in 2005 compared to $1.450 billion in 2004. The Company’s effective tax rate was 29% and 34% in 2005 and 2004, respectively. The change in the effective tax rate is primarily a result of the favorable impact of state tax law changes in Ohio and New York, an ownership restructuring in Texas and certain other methodology changes, partially offset by the non-deductible expenses related to a portion of the settlement reserve for the securities litigation in 2005 compared with the nondeductible expenses related to a portion of the SEC and DOJ settlements in 2004.
      The state law changes relate to the method of taxation in Ohio and the method of apportionment in New York. In Ohio, the income tax is being phased-out and replaced with a gross receipts tax, while in New York the methodology for income apportionment is changing over time to a single receipts factor from a three factor formula. These tax law changes resulted in a reduction in certain deferred tax liabilities related to these states. Accordingly, the Company has recognized these reductions as noncash tax benefits totaling approximately $247 million for Ohio and New York State in the second quarter of 2005. In addition, an ownership restructuring of the Company’s partnership interests in Texas and certain methodology changes resulted in a reduction of deferred state tax liabilities. The Company has also recognized this reduction as a noncash tax benefit of approximately $100 million in the fourth quarter of 2005.
      U.S. federal tax attribute carryforwards at December 31, 2005, consist primarily of $5.0 billion of net operating losses, $44 million of capital losses, $166 million of research and development tax credits and $180 million of alternative minimum tax credits. In addition, the Company has approximately $1.8 billion of net operating losses in various foreign jurisdictions that are primarily from countries with unlimited carryforward periods. However, many of these foreign losses are attributable to specific operations that may not be utilized against certain other operations of the Company. The utilization of the U.S. federal carryforwards as an available offset to future taxable income is subject to limitations under U.S. federal income tax laws. If the net operating losses are not utilized, they expire in varying amounts, starting in 2019 and continuing through 2023. The capital losses expire in 2008. Research and development tax credits not utilized will expire in varying amounts starting in 2017 and continuing through 2024. Alternative minimum tax credits do not expire. In addition, the Company holds certain assets that have tax basis greater than book basis. The Company has established deferred tax assets for such differences. However, in the event that such assets are sold or the tax basis otherwise realized, it is anticipated that such realization would generate additional losses for tax purposes. Because of the uncertainties surrounding the Company’s capacity to generate enough capital gains to utilize such losses, the Company has in most instances offset these deferred tax assets with a valuation allowance (Note 9).

TIME WARNER INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION — (Continued)

      Income before Discontinued Operations and Cumulative Effect of Accounting Change. Income before discontinued operations and cumulative effect of accounting change was $2.548 billion in 2005 compared to $2.840 billion in 2004. Basic and diluted net income per share before discontinued operations and cumulative effect of accounting change were $0.55 and $0.54, respectively, in 2005, compared to $0.62 and $0.60, respectively, in 2004. Excluding the items previously discussed under “Significant Transactions and Other Items Affecting Comparability” totaling $1.401 billion and $174 million of net expense in 2005 and 2004, respectively, Income before discontinued operations and cumulative effect of accounting change improved by $935 million primarily due to higher Operating Income, lower interest expense and the change in income tax provision as discussed above.
      Discontinued Operations, Net of Tax. The financial results for each year in the three-year period ended December 31, 2005 include the impact of presenting TWBG, Turner South and the cable systems transferred in the Redemptions and the Exchange as discontinued operations. Included in the 2005 results are income (losses) of $44 million, ($3) million and $82 million from the operations of TWBG, Turner South and the cable systems transferred in the Redemptions and the Exchange, respectively. Included in the 2004 results are income of $20 million, $1 million and $79 million from the operations of TWBG, Turner South and the cable systems transferred in the Redemptions and the Exchange, respectively. Also included in 2004 results are a pre-tax loss of $10 million and a tax benefit of $126 million, from the operations of the Music business (Note 3).
      Cumulative Effect of Accounting Change, Net of Tax. The Company recorded a $34 million benefit, net of tax, as a cumulative effect of accounting change upon the consolidation of AOLA in 2004 in accordance with FASB Interpretation No. 46 (Revised), “Consolidation of Variable Interest Entities.”
      Net Income and Net Income Per Common Share. Net income was $2.671 billion in 2005 compared to $3.108 billion in 2004. Basic and diluted net income per common share were both $0.57 in 2005, compared to $0.68 and $0.66, respectively, in 2004. Net income includes the items previously addressed under “Income before Discontinued Operations and Cumulative Effect of Accounting Change,” Discontinued operations, net of tax, and the Cumulative effect of accounting change, net of tax.
Business Segment Results
      AOL. Revenues, Operating Income before Depreciation and Amortization and Operating Income of the AOL segment for the years ended December 31, 2005 and 2004 are as follows:

	Year Ended December 31,
	2005	2004	% Change
	(recast, millions)
Revenues:
Subscription	$6,755	$7,477	(10%)
Advertising	1,338	1,005	33%
Other	190	210	(10%)

Total revenues	8,283	8,692	(5%)
Costs of revenues(a)	(3,816)	(4,246)	(10%)
Selling, general and administrative(a)	(2,598)	(2,759)	(6%)
Gain on disposal of consolidated businesses	10	20	(50%)
Asset impairments	(24)	(10)	140%
Restructuring costs	(10)	(50)	(80%)

Operating Income before Depreciation and Amortization	1,845	1,647	12%
Depreciation	(548)	(652)	(16%)
Amortization	(174)	(176)	(1%)

Operating Income	$1,123	$819	37%

(a)	Costs of revenues and selling, general and administrative expenses exclude depreciation.
      The reduction in Subscription revenues primarily reflects a decline in domestic Subscription revenues (from $5.725 billion in 2004 to $4.993 billion in 2005). Subscription revenues at AOL Europe were essentially flat. AOL’s domestic Subscription revenues declined due primarily to a decrease in the number of domestic AOL brand subscribers and related

TIME WARNER INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION — (Continued)

revenues. AOL Europe’s Subscription revenues were flat primarily as a result of a decline in subscribers and related revenues, essentially offset by the favorable impact of foreign currency exchange rates ($26 million).
      The number of AOL brand domestic and European subscribers is as follows at December 31, 2005, September 30, 2005, and December 31, 2004 (millions):

	December 31,	September 30,	December 31,
	2005	2005	2004
Subscriber category:
AOL brand domestic(a) $15 and over	13.7	14.7	17.5
Under $15	5.8	5.4	4.7

Total AOL brand domestic	19.5	20.1	22.2

AOL Europe	6.0	6.1	6.3

(a)	AOL includes in its subscriber count individuals, households or entities that have provided billing information and completed the registration process sufficiently to allow for an initial log-on to the AOL service.
      The average monthly Subscription revenue per subscriber (“ARPU”) for each significant category of subscribers, calculated as average monthly subscription revenue (including premium subscription services revenues) for the category divided by the average monthly subscribers in the category for the applicable period, is as follows:

	Year Ended
	December 31,
	2005	2004
Subscriber category:
AOL brand domestic $15 and over	$20.88	$20.97
Under $15	13.21	13.07
Total AOL brand domestic	18.97	19.44
AOL Europe	22.01	21.48
      Domestic subscribers to the AOL brand service include subscribers during introductory free-trial periods and subscribers at no or reduced monthly fees through member service and retention programs. Total AOL brand domestic subscribers include free-trial and retention members of approximately 11% at both December 31, 2005 and September 30, 2005, and 13% at December 31, 2004. AOL has recently entered into agreements with high-speed Internet access providers to offer the AOL service along with high-speed Internet access. Since AOL’s share of the revenues under these agreements is less than $15, subscribers will be included in the under $15 category price plans. In addition, during the first quarter of 2006, AOL announced price increases on certain AOL brand service price plans, including increasing the $23.90 plan to $25.90. The price increases are expected to have a temporary adverse impact on the number of AOL brand subscribers. The price increases and the recent agreements with high-speed Internet access providers are also expected to result in the further migration of subscribers from higher-priced to lower-priced AOL service plans in 2006 and, accordingly, a further decline in Subscription revenues and AOL brand domestic ARPU in 2006.
      In 2005, the largest component of the AOL brand domestic $15 and over price plans was the $23.90 price plan, which provides unlimited access to the AOL service using AOL’s dial-up network and unlimited usage of the AOL service through any other Internet connection. The largest component of the AOL brand domestic under $15 price plans is the $14.95 per month price plan, which includes ten hours of dial-up access and unlimited usage of the AOL service through an Internet connection not provided by AOL, such as a high-speed broadband Internet connection via cable or digital subscriber lines. AOL continues to develop, test, change and implement price plans, service offerings and payment methods to attract and retain members to its AOL service and, therefore, the composition of AOL’s subscriber base is expected to change over time.
      The decline in AOL brand domestic subscribers on plans priced $15 and over per month resulted from a number of factors, including declining registrations in response to AOL’s marketing campaigns, competition from broadband access providers and reduced subscriber acquisition efforts. Further, during the year, subscribers migrated from the premium-priced unlimited dial-up plans, including the $23.90 plan, to lower-priced plans. The decline in AOL brand domestic subscribers overall, and specifically in the $15 and over per month price plans, is expected to continue in the foreseeable future.

TIME WARNER INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION — (Continued)

      Growth in AOL brand domestic subscribers on plans below $15 per month was driven principally by the migration of subscribers from plans $15 and over per month and, to a lesser extent, by new subscribers. AOL expects that the proportion of its subscribers on lower-priced plans will continue to increase. This trend is expected to be accelerated by the impact of the new agreements with high-speed Internet access providers. The growth in subscribers on plans below $15 per month is expected to benefit primarily from subscribers who are currently in the $25.90 (previously the $23.90) price plan.
      Within the $15 and over per month category, the decrease in ARPU over the prior year was due primarily to a shift in the mix to lower-priced subscriber price plans, partially offset by an increase in the percentage of revenue generating customers. Premium subscription services revenues included in ARPU for the year ended December 31, 2005 and 2004 were $87 million and $92 million, respectively.
      Within the under $15 per month category, the increase in ARPU over the prior year was due primarily to an improved mix of subscriber price plans and an increase in the percentage of revenue generating customers. Premium subscription services revenues included in ARPU for the year ended December 31, 2005 and 2004 were $32 million and $24 million, respectively.
      AOL Europe offers a variety of price plans, including bundled broadband, unlimited access to the AOL service using AOL’s dial-up network and limited access plans, which are generally billed based on actual usage. AOL Europe continues to actively market bundled broadband plans, as AOL Europe’s subscribers have been migrating from dial-up plans to bundled broadband plans, and this trend is expected to continue.
      The ARPU for European subscribers increased due to a change in the mix of price plans, with broadband subscribers growing as a percentage of total subscribers, and an increase in premium subscription services revenues. The migration of AOL Europe subscribers to broadband plans is expected to continue to result in increases in ARPU for European subscribers. In addition, 2005 benefited from the positive effect of changes in foreign currency exchange rates. The total number of AOL brand subscribers at AOL Europe reflects a year-over-year decline in subscribers in France, Germany and the U.K.
      In addition to the AOL brand service, AOL has subscribers to other lower-priced services, both domestically and internationally, including the Netscape and CompuServe brands. These other brand services are not a significant source of revenues.
      Advertising revenues improved primarily due to increased revenues from sales of advertising run on third-party websites generated by Advertising.com, which was acquired in August 2004, and growth in paid-search and traditional advertising. Advertising.com contributed $259 million and $97 million of revenues for the year ended December 31, 2005 and 2004, respectively. Paid-search revenues increased $116 million during 2005. AOL expects Advertising revenues to continue to increase during 2006 due to expected growth in paid-search and traditional online advertising and contributions from Advertising.com’s performance-based advertising. However, the rate of growth is expected to be less than experienced in 2005, because the growth rate in 2005 benefited from the absence in 2004 of a full year of Advertising.com’s results.
      Other revenues primarily include software licensing revenue, revenue from providing the Cable segment access to the AOL Transit Data Network (“ATDN”) for high-speed access to the Internet and the sale of modems to consumers in order to support high-speed access to the Internet. Other revenues decreased slightly due primarily to a $32 million decrease in ATDN revenue from TWC, reflecting lower pricing under the terms of a new agreement and lower network usage, partially offset by revenue at AOL Europe primarily from increased modem sales.
      Costs of revenues decreased 10% and, as a percentage of revenues, decreased to 46% in 2005 from 49% in 2004. The declines related primarily to lower network-related expenses. Network-related expenses decreased 27% to $1.292 billion in 2005 from $1.760 billion in 2004. The decline in network-related expenses was principally attributable to improved pricing and network utilization, decreased levels of long-term fixed commitments and lower usage of AOL’s dial-up network associated with the declining dial-up subscriber base. Network costs also benefited from the final refund of $26 million for a portion of service payments made in prior years at AOL Europe. The decline in network costs was partially offset by costs associated with Advertising.com, which was acquired in August 2004. Domestic network expenses are expected to continue

TIME WARNER INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION — (Continued)
to decline in 2006, although at a lower rate than in 2005. However, this decline is expected to be more than offset by increased network expenses at AOL Europe due to the continued migration of AOL Europe dial-up subscribers to bundled broadband plans for which network expenses per subscriber are significantly higher.
      The decrease in selling, general and administrative expenses primarily related to a decrease in marketing costs and $23 million of benefits related to the favorable resolution of European value-added tax matters, partially offset by additional costs associated with Advertising.com, a $10 million charge related to a patent litigation settlement and higher general and administrative costs. The decrease in marketing costs primarily resulted from lower spending on member acquisition activities, partially offset by an increase in brand advertising. The year ended December 31, 2004 also included an approximate $25 million adjustment to reduce excess marketing accruals made in prior years, primarily related to AOL Europe.
      As previously discussed under “Significant Transactions and Other Items Affecting Comparability,” the 2005 results include $17 million in restructuring charges, primarily related to a reduction in headcount associated with AOL’s efforts to realign resources more efficiently, partially offset by a $7 million reduction in restructuring costs, reflecting changes in estimates of previously established restructuring accruals. In addition, the 2005 results include an approximate $5 million gain on the sale of a building, a $5 million gain from the resolution of previously contingent gains related to the 2004 sale of Netscape Security Solutions and a $24 million noncash goodwill impairment charge related to AOLA. The 2004 results included a $55 million restructuring charge, partially offset by a $5 million reversal of previously-established restructuring accruals, reflecting changes in estimates, a $13 million gain on the sale of AOL Japan, a $7 million gain on the sale of Netscape Security Solutions and a $10 million impairment charge related to a building that was held for sale.
      The increases in Operating Income before Depreciation and Amortization and Operating Income are due primarily to higher Advertising revenues and lower costs of revenues and selling, general and administrative expenses, partially offset by lower Subscription revenues and the $24 million noncash goodwill impairment charge described above. Operating Income also improved due to lower depreciation expense reflecting a decline in network assets as the result of membership declines.
      As noted above, the Company expects a continued decline in AOL’s domestic subscribers and related revenues. As a result of the decline in revenues, the Company anticipates Operating Income before Depreciation and Amortization and Operating Income will decline during the first half of 2006 as compared to the comparable 2005 period.
      During December 2005, the Company announced that AOL is expanding its current strategic alliance with Google to create a global online advertising partnership and make more of AOL’s content available to Google users. Refer to “AOL-Google Alliance” in “Other Developments” above for further discussion.
      Cable. Revenues, Operating Income before Depreciation and Amortization and Operating Income of the Cable segment for the years ended December 31, 2005 and 2004 are as follows:

	Year Ended December 31,
	2005	2004	% Change
	(recast, millions)
Revenues:
Subscription	$8,313	$7,377	13%
Advertising	499	484	3%

Total revenues	8,812	7,861	12%
Costs of revenues(a)	(3,918)	(3,456)	13%
Selling, general and administrative(a)	(1,529)	(1,450)	5%
Merger-related and restructuring costs	(42)	—	NM

Operating Income before Depreciation and Amortization	3,323	2,955	12%
Depreciation	(1,465)	(1,329)	10%
Amortization	(72)	(72)	—

Operating Income	$1,786	$1,554	15%

(a)	Costs of revenues and selling, general and administrative expenses exclude depreciation.

TIME WARNER INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION — (Continued)
      The components of Subscription revenues are as follows:

	Year Ended December 31,
	2005	2004	% Change
	(recast, millions)
Subscription revenues:
Video services	$6,044	$5,706	6%
High-speed data	1,997	1,642	22%
Digital Phone	272	29	NM

Total Subscription revenues	$8,313	$7,377	13%

      Subscription revenues increased due to the continued penetration of advanced services (primarily high-speed data, advanced digital video services and Digital Phone) and video rate increases. Strong growth rates for Subscription revenues associated with high-speed data and Digital Phone are expected to continue in 2006.
      TWC subscriber counts include all consolidated, billable subscribers for each level of service received. Basic cable subscribers include all subscribers who receive basic video cable service. Digital video subscribers reflect all subscribers who receive any level of video service received via digital technology. High-speed data subscribers include all subscribers who receive TWC’s Road Runner Internet service, as well as other Internet services offered by TWC. Digital Phone subscribers include all subscribers who receive telephony service. At December 31, 2005, as compared to December 31, 2004, basic cable subscribers increased 0.5% and totaled 8.603 million (including 1.557 million subscribers of unconsolidated investees, which are managed by TWC), digital video subscribers increased by 14% to 4.294 million (including 760,000 subscribers of unconsolidated investees, which are managed by TWC), residential high-speed data subscribers increased by 23% to 3.839 million (including 673,000 subscribers of unconsolidated investees, which are managed by TWC), and commercial high-speed data subscribers increased by 21% to 169,000 (including 26,000 subscribers of unconsolidated investees, which are managed by TWC). Additionally, Digital Phone subscribers increased by 733,000 to 913,000 (including 150,00 subscribers of unconsolidated investees, which are managed by TWC).
      The increase in Advertising revenues is due to growth of national and local advertising, including an increase in both the rates and volume of advertising spots sold, partly offset by a decline in news advertising related to the 2004 elections.
      Costs of revenues increased 13% and, as a percentage of revenues, were 44% for both 2005 and 2004. The increase in costs of revenues is primarily related to increases in video programming costs, higher employee costs and an increase in telephony service costs. Video programming costs increased 11% to $1.889 billion in 2005 due primarily to contractual rate increases across TWC’s programming line-up and the ongoing deployment of new digital video services. Programming costs in the fourth quarter of 2005 reflect a net benefit of approximately $25 million primarily associated with changes in programming estimates (a portion of which were accrued earlier in 2005). Video programming costs in 2006 are expected to increase at a rate similar to that experienced during 2005, reflecting the continued expansion of service offerings and contractual rate increases across TWC’s programming line-up. Employee costs increased primarily due to salary increases and higher headcount resulting from the roll-out of advanced services. Telephony service costs increased approximately $108 million due to the growth of Digital Phone subscribers. Despite the growth in high-speed data subscribers, as discussed above, high-speed data connectivity costs declined 20% in 2005 as connectivity costs have continued to decrease on a per subscriber basis due to industry-wide cost declines; however, such trends are not expected to continue. High-speed data costs are anticipated to increase in 2006 due to higher usage and subscribers.
      The increase in selling, general and administrative expenses is primarily the result of higher employee and administrative costs due to salary increases and higher headcount resulting from the continued roll-out of advanced services, partially offset by $34 million of costs incurred in 2004 in connection with the settlement of certain joint venture disputes.
      As previously discussed under “Significant Transactions and Other Items Affecting Comparability,” during 2005, the Cable segment expensed approximately $8 million of non-capitalizable merger-related costs associated with the Adelphia Acquisition and the Exchange. In addition, the 2005 results include approximately $35 million of restructuring costs, primarily associated with the early retirement of certain senior executives and the closing of several local news channels, partially offset by a $1 million reduction in restructuring charges, reflecting changes in previously established restructuring accruals. These charges are part of TWC’s broader plans to simplify its organizational structure and enhance its customer focus. TWC is in the process of executing this initiative and expects to incur additional costs associated with the plan as it is implemented in 2006.

TIME WARNER INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION — (Continued)
      Operating Income before Depreciation and Amortization increased principally as a result of revenue growth (particularly high margin high-speed data revenues), offset in part by higher costs of revenues, selling, general and administrative expenses and the merger-related and restructuring charges discussed above.
      Operating Income increased due primarily to the increase in Operating Income before Depreciation and Amortization described above, offset in part by an increase in depreciation expense. Depreciation expense increased $136 million due primarily to the continued higher spending on customer premise equipment in recent years, which generally has a significantly shorter useful life compared to the mix of assets previously purchased.
      Filmed Entertainment. Revenues, Operating Income before Depreciation and Amortization and Operating Income of the Filmed Entertainment segment for the years ended December 31, 2005 and 2004 are as follows:

	Year Ended December 31,
	2005	2004	% Change
	(recast, millions)
Revenues:
Advertising	$4	$10	(60%)
Content	11,704	11,628	1%
Other	216	215	—

Total revenues	11,924	11,853	1%
Costs of revenues(a)	(9,091)	(8,942)	2%
Selling, general and administrative(a)	(1,574)	(1,507)	4%
Gain on sale of assets	5	—	NM
Restructuring costs	(33)	—	NM

Operating Income before Depreciation and Amortization	1,231	1,404	(12%)
Depreciation	(121)	(104)	16%
Amortization	(225)	(213)	6%

Operating Income	$885	$1,087	(19%)

(a)	Costs of revenues and selling, general and administrative expenses exclude depreciation.
      Content revenues increased slightly during 2005 as a result of increases from both content made available for initial airing in theaters (“theatrical product”) and content made available for initial airing on television (“television product”). The components of Content revenues are as follows:

	Year Ended December 31,
	2005	2004	% Change
	(millions)
Theatrical product:
Theatrical film	$2,049	$2,254	(9%)
Television licensing	1,701	1,485	15%
Home video	3,619	3,594	1%

Total theatrical product	7,369	7,333	—
Television product:
Television licensing	2,658	3,033	(12%)
Home video	1,188	778	53%

Total television product	3,846	3,811	1%
Consumer product and other	489	484	1%

Total Content revenues	$11,704	$11,628	1%

      The decrease in theatrical film revenues reflects difficult comparisons to the prior year, which included the success of Harry Potter and the Prisoner of Azkaban and Troy and international overages associated with The Lord of the Rings: The Return of the King, partially offset by the 2005 success of Harry Potter and the Goblet of Fire, Charlie and the Chocolate Factory, Batman Begins and Wedding Crashers, among others. The increase in theatrical product revenues from television licensing primarily related to international availabilities, including a greater number of significant titles in 2005. Home video sales of theatrical product increased slightly as key 2005 releases, including The Polar Express, Harry Potter and the Prisoner of Azkaban in most international territories, Batman Begins, Charlie and the Chocolate Factory and Troy, were

TIME WARNER INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION — (Continued)
comparable to the 2004 key home video releases, including The Lord of the Rings: The Return of the King, Elf, The Matrix Revolutions, The Last Samurai and the primarily domestic release of Harry Potter and the Prisoner of Azkaban.
      The decrease in license fees from television product was primarily attributable to difficult comparisons to 2004, which included the third-cycle syndication continuance license arrangements for Seinfeld and network license fees and syndication revenues associated with the final broadcast seasons of Friends and The Drew Carey Show. The growth in home video sales of television product was primarily attributable to an increased number of titles released in this format, including Seinfeld.
      The increase in costs of revenues resulted primarily from higher home video manufacturing and freight costs related to increased volume and an increase in the ratio of higher cost television product, as well as higher advertising and print costs resulting from the quantity and mix of films released, offset partially by lower film costs ($5.484 billion in 2005 compared to $5.870 billion in 2004). Included in film costs are theatrical valuation adjustments, which declined from $215 million in 2004 to $192 million in 2005. Costs of revenues as a percentage of revenues increased to 76% for 2005 from 75% for 2004, due to the quantity and mix of product released.
      Selling, general and administrative expenses increased primarily due to higher employee costs related to salary increases and higher occupancy costs, partially offset by a decline related to the distribution fees associated with the off-network television syndication of Seinfeld in the prior year.
      As previously discussed under “Significant Transactions and Other Items Affecting Comparability,” 2005 results include approximately $33 million of restructuring costs, primarily related to a reduction in headcount associated with efforts to reorganize resources more efficiently and a $5 million gain related to the sale of a property in California.
      Operating Income before Depreciation and Amortization and Operating Income decreased as a result of higher selling, general and administrative expenses and costs of revenues and the 2005 restructuring costs, as discussed above.
      Networks. Revenues, Operating Income before Depreciation and Amortization and Operating Income of the Networks segment for the years ended December 31, 2005 and 2004 are as follows:

	Year Ended December 31,
	2005	2004	% Change
	(recast, millions)
Revenues:
Subscription	$5,370	$5,030	7%
Advertising	3,071	2,882	7%
Content	1,022	982	4%
Other	107	128	(16%)

Total revenues	9,570	9,022	6%
Costs of revenues(a)	(4,692)	(4,570)	3%
Selling, general and administrative(a)	(1,934)	(1,794)	8%
Loss on sale of assets	—	(7)	NM
Restructuring costs	(4)	—	NM

Operating Income before Depreciation and Amortization	2,940	2,651	11%
Depreciation	(238)	(212)	12%
Amortization	(23)	(21)	10%

Operating Income	$2,679	$2,418	11%

(a)	Costs of revenues and selling, general and administrative expenses exclude depreciation.
      The increase in Subscription revenues was due primarily to higher subscription rates at Turner and HBO and, to a lesser extent, an increase in the number of subscribers at Turner and HBO. Included in the 2005 results is a $22 million benefit from the resolution of certain contractual agreements at Turner and the 2004 results included a benefit of approximately $50 million from the resolution of certain contractual agreements at Turner and HBO.
      The increase in Advertising revenues was driven primarily by higher CPMs (advertising cost per thousand viewers), sellouts and delivery at Turner’s entertainment networks, partially offset by a decline at The WB Network as a result of lower ratings.

TIME WARNER INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION — (Continued)
      The increase in Content revenues was primarily due to HBO’s broadcast syndication sales of Sex and the City and, to a lesser extent, increases in other ancillary sales of HBO’s original programming, partially offset by lower licensing revenues at HBO associated with fewer episodes of Everybody Loves Raymond and the absence of the winter sports teams at Turner, which were sold on March 31, 2004 and contributed $22 million of Content revenues in 2004.
      The decline in Other revenues was primarily attributable to the sale of the winter sports teams in 2004, which contributed $39 million of Other revenues, partially offset by an increase in Other revenues primarily related to the Atlanta Braves.
      Costs of revenues increased 3% and, as a percentage of revenues, were 49% and 51% in 2005 and 2004, respectively. The increase in costs of revenues was primarily attributable to an increase in programming costs and higher costs associated with increased ancillary sales of HBO’s original programming, partially offset by lower costs related to the absence of the winter sports teams due to their sale in March 2004. Programming costs increased to $3.302 billion in 2005 from $3.179 billion in 2004. The increase in programming expenses is primarily due to an increase in original series costs, sports programming costs and news costs at Turner, partially offset by lower acquired programming costs at The WB Network.
      Selling, general and administrative expenses increased primarily due to higher general and administrative costs at Turner, as well as higher marketing and promotional expenses at Turner, including approximately $27 million of increased costs to support the launch of GameTap, partially offset by a decline in marketing and promotional expenses at The WB Network. The 2004 results also included the reversal of bankruptcy-related bad debt reserves of $75 million at Turner and HBO on receivables from Adelphia.
      As discussed in “Significant Transactions and Other Items Affecting Comparability,” 2005 results include $4 million of restructuring costs at The WB Network, primarily related to a reduction in headcount associated with efforts to reorganize its resources more efficiently, and 2004 results included an approximate $7 million loss on the sale of the winter sports teams at Turner.
      Operating Income before Depreciation and Amortization and Operating Income increased during 2005 primarily due to an increase in revenues, partially offset by higher costs of revenues and selling, general and administrative expenses, as described above.
      On January 24, 2006, Warner Bros. and CBS Corp. (“CBS”) announced an agreement in principle to form a new fully-distributed national broadcast network, to be called The CW. At the same time, Warner Bros. and CBS are preparing to cease the standalone operations of The WB Network and UPN, respectively, at the end of the 2005/2006 television season (September 2006). Refer to “The WB Network” in “Other Developments” above for further discussion.

TIME WARNER INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION — (Continued)
      Publishing. Revenues, Operating Income before Depreciation and Amortization and Operating Income of the Publishing segment for the years ended December 31, 2005 and 2004 are as follows:

	Year Ended December 31,
	2005	2004	% Change
	(recast, millions)
Revenues:
Subscription	$1,633	$1,615	1%
Advertising	2,828	2,693	5%
Content	95	88	8%
Other	722	693	4%

Total revenues	5,278	5,089	4%
Costs of revenues(a)	(2,125)	(2,000)	6%
Selling, general and administrative(a)	(2,012)	(2,023)	(1%)
Gain on sale of assets	8	8	—
Restructuring costs	(28)	—	NM

Operating Income before Depreciation and Amortization	1,121	1,074	4%
Depreciation	(125)	(116)	8%
Amortization	(93)	(133)	(30%)

Operating Income	$903	$825	9%

(a)	Costs of revenues and selling, general and administrative expenses exclude depreciation.
      Subscription revenues increased primarily reflecting revenues from new magazine launches and acquisitions, partially offset by the timing of subscription allowances, which are netted against revenues.
      Advertising revenues increased due to contributions from new magazine launches, acquisitions and growth at Real Simple, People, Southern Living and In Style, offset partly by lower Advertising revenues at certain magazines, including Sports Illustrated, Time and Fortune.
      Other revenues increased primarily due to growth at Synapse, a subscription marketing business.
      Costs of revenues increased 6% and, as a percentage of revenues, were 40% and 39% in 2005 and 2004, respectively. Costs of revenues for the magazine publishing business include manufacturing (paper, printing and distribution) and editorial-related costs, which together increased 7% to $1.865 billion primarily due to magazine launch-related costs, the acquisitions of GEE and the remaining interest in the publisher of Essence and increases in paper prices. The recent postal rate increase is anticipated to have a negative impact on costs of approximately $25 million, which will be partially offset by reductions in print costs.
      Selling, general and administrative expenses decreased 1% primarily due to cost reduction efforts and the absence of costs associated with the sponsorship and coverage of the 2004 Summer Olympics, partially offset by magazine launch-related costs and the acquisitions of GEE and the remaining interest in the publisher of Essence.
      As previously discussed in “Significant Transactions and Other Items Affecting Comparability,” 2005 results reflect an $8 million gain related to the collection of a loan made in conjunction with the Company’s 2003 sale of Time Life, which was previously fully reserved due to concerns about recoverability and approximately $28 million of restructuring costs, primarily related to a reduction in headcount associated with efforts to reorganize resources more efficiently. The 2004 results reflect an $8 million gain on the sale of a building. In the first quarter of 2006, Time Inc. further reduced headcount, which will result in additional restructuring charges ranging from $5 million to $10 million. As Time Inc. continues to analyze its resource needs, further restructuring charges may be incurred.
      Operating Income before Depreciation and Amortization increased primarily due to an increase in revenues, partially offset by higher costs of revenues, including $12 million of higher start-up losses on magazine launches.
      Operating Income improved, benefiting from a decline in amortization expense as a result of certain short-lived intangibles, such as customer lists, becoming fully amortized in the later part of 2004. As a result of increased competition related to certain magazine titles, certain indefinite lived trade name intangibles will be assigned a finite life and begin to be

TIME WARNER INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION — (Continued)
amortized starting January 2006. The annual impact of amortizing such trade names beginning in 2006 will be approximately $50 million in additional amortization expense.
      Corporate. Operating Loss before Depreciation and Amortization and Operating Loss of the Corporate segment for the years ended December 31, 2005 and 2004 are as follows:

	Year Ended December 31,
	2005	2004	% Change
	(recast, millions)
Amounts related to securities litigation and government investigations	$(2,865)	$(536)	NM
Selling, general and administrative(a)	(474)	(593)	(20%)

Operating Loss before Depreciation and Amortization	(3,339)	(1,129)	NM
Depreciation	(44)	(43)	2%

Operating Loss	$(3,383)	$(1,172)	NM

(a)	Selling, general and administrative expenses exclude depreciation.
      As previously discussed, the year ended December 31, 2005 results include $3 billion in legal reserves related to securities litigation. The year ended December 31, 2004 results include $510 million in legal reserves related to the government investigations. The Company also incurred legal and other professional fees related to the SEC and DOJ investigations into the Company’s accounting and disclosure practices and the defense of various securities litigation matters ($71 million and $74 million in 2005 and 2004, respectively). In addition, the Company realized insurance recoveries of $206 million and $48 million in 2005 and 2004, respectively. As discussed under “Other Developments” above, in December 2005, the Company recognized a $185 million settlement on directors and officers insurance policies related to securities and derivative action matters (other than the actions alleging violations of ERISA). Legal and other professional fees are expected to continue to be incurred in future periods (Note 1).
      Included in selling, general and administrative expenses in 2004 are $53 million of costs associated with the relocation from the Company’s former corporate headquarters. Of the $53 million charge, approximately $26 million relates to a noncash write-off of the fair value lease adjustment, which was established in purchase accounting at the time of the merger of AOL and Time Warner Inc., now known as Historic TW Inc. (“Historic TW”). For the year ended December 31, 2005, the Company reversed approximately $4 million of this charge, which was no longer required due to changes in estimates.
      Excluding the items discussed above, Operating Loss before Depreciation and Amortization and Operating Loss decreased for the year ended December 31, 2005, due primarily to lower equity-based compensation expense and lower insurance costs, including a $29 million adjustment to increase self insurance reserves taken in 2004, partially offset by higher compensation, professional fees and financial advisory services costs.
2004 vs. 2003
Consolidated Results
      Revenues. Consolidated revenues increased 6% to $40.993 billion in 2004 from $38.524 billion in 2003. As shown below, these increases were led by growth in Subscription, Advertising and Content revenues, offset, in part, by declines in Other revenues:

	Year Ended December 31,
	2004	2003	% Change
	(recast, millions)
Subscription	$21,027	$19,916	6%
Advertising	6,904	6,075	14%
Content	11,904	11,069	8%
Other	1,158	1,464	(21%)

Total revenues	$40,993	$38,524	6%

      The increase in Subscription revenues primarily related to the Cable and Networks segments, and, to a lesser extent, the Publishing segment. This increase was offset partially by a decline at the AOL segment. The increase at the Cable segment

TIME WARNER INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION — (Continued)
was principally due to the continued penetration of new services (primarily high-speed data and advanced digital video services) and video rate increases. The increase at the Networks segment was due to higher subscription rates and an increase in the number of subscribers at both Turner and HBO. The increase at the Publishing segment was due to a decrease in subscription allowances (which are netted against revenue) and the favorable effects of foreign currency exchange rates. The AOL segment declined primarily as a result of lower domestic subscribers and related Subscription revenues, partially offset by growth in international Subscription revenues due primarily to the favorable effects of foreign currency exchange rates.
      The increase in Advertising revenues was primarily due to growth at the Publishing, Networks and AOL segments. The increase at the Publishing segment was due to the strength of magazine advertising and the favorable effects of foreign currency exchange rates. The increase at the Networks segment was driven by higher CPMs (advertising cost per one thousand viewers) and sellouts at Turner’s entertainment networks. The increase at the AOL segment was due primarily to growth in paid-search advertising and revenues associated with the acquisition of Advertising.com.
      The increase in Content revenues was principally due to growth at the Filmed Entertainment segment related to both television and theatrical product. The increase in television product revenues was attributable to an increase in worldwide license fees and an increase in home video sales. Revenues from theatrical product increased primarily as a result of higher television license fees and, to a lesser extent, higher home video sales and worldwide theatrical film revenues.
      The decline in Other revenues was primarily attributable to the December 31, 2003 sale of Time Life, a direct-marketing business formerly a part of the Publishing segment. Time Life contributed $312 million to Other revenues in 2003.
      Each of the revenue categories is discussed in greater detail by segment in the “Business Segment Results.”
      Costs of Revenues. For 2004 and 2003, costs of revenues totaled $23.856 billion and $22.876 billion, respectively, and as a percentage of revenues were 58% and 59%, respectively. The improvement in costs of revenues as a percentage of revenues related primarily to improved margins at the AOL, Networks and Filmed Entertainment segments, as discussed in detail in “Business Segment Results.”
      Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 2% to $10.445 billion in 2004 from $10.234 billion in 2003, primarily reflecting increases at all segments, including higher advertising and marketing expenses. The segment variations are discussed in detail in “Business Segment Results.”
      Amounts Related to Securities Litigation and Government Investigations. As previously discussed, during 2004 the Company incurred a $210 million charge in connection with the definitive agreement with the DOJ that resolved the DOJ’s investigation of the Company and established a $300 million reserve in connection with the then proposed settlement with the SEC, which the SEC staff requested be used for a Fair Fund, as authorized under the Sarbanes-Oxley Act. The $210 million DOJ settlement amount consists of a $60 million penalty paid to the DOJ and the establishment of a $150 million fund that the Company may use to settle any related shareholder or securities litigation. In 2005, this $150 million was transferred to the MSBI Settlement Fund established in connection with the settlement of the primary securities class action, as described in “Other Developments — Amounts Related to Securities Litigation” above.
      In addition, the Company has incurred legal and other professional fees related to the SEC and DOJ investigations into the Company’s accounting and disclosure practices and the defense of various shareholder lawsuits totaling $74 million and $81 million in 2004 and 2003, respectively. In addition, the Company realized insurance recoveries of $48 million and $25 million in 2004 and 2003, respectively (Note 1).

TIME WARNER INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION — (Continued)
Reconciliation of Operating Income before Depreciation and Amortization to Operating Income and Net Income.
      The following table reconciles Operating Income before Depreciation and Amortization to Operating Income. In addition, the table provides the components from Operating Income to Net Income for purposes of the discussions that follow:

	Year Ended December 31,
	2004	2003	% Change
	(recast, millions)
Operating Income before Depreciation and Amortization	$8,573	$7,417	16%
Depreciation	(2,456)	(2,373)	3%
Amortization	(615)	(628)	(2%)

Operating Income	5,502	4,416	25%
Interest expense, net	(1,533)	(1,734)	(12%)
Other income, net	522	1,200	(57%)
Minority interest expense, net	(201)	(155)	30%

Income before income taxes, discontinued operations and cumulative effect of accounting change	4,290	3,727	15%
Income tax provision	(1,450)	(1,044)	39%

Income before discontinued operations and cumulative effect of accounting change	2,840	2,683	6%
Discontinued operations, net of tax	234	(505)	NM
Cumulative effect of accounting change, net of tax	34	(12)	NM

Net income	$3,108	$2,166	43%

      Operating Income before Depreciation and Amortization. Time Warner’s Operating Income before Depreciation and Amortization increased 16% to $8.573 billion in 2004 from $7.417 billion in 2003 principally as a result of solid growth at all business segments, partially offset by increased expenses at Corporate. The segment variations are discussed in detail under “Business Segment Results.”
      Depreciation Expense. Depreciation expense increased to $2.456 billion in 2004 from $2.373 billion in 2003. The increase in depreciation expense primarily related to the Cable segment and, to a lesser extent, growth at all other segments except the AOL segment. The growth in depreciation expense at the Cable segment reflects higher levels of spending related to the roll-out of digital services and increased spending on customer premise equipment that is depreciated over a significantly shorter useful life compared to the mix of assets previously purchased. In 2004 and 2003, the AOL segment benefited from an approximate $13 million and $60 million decrease, respectively, to reduce excess depreciation inadvertently recorded at the AOL segment over several prior years. Management does not believe that the understatement of prior years results were material to any of the applicable year’s financial statements. Similarly, management does not believe that the adjustments made are material to either the 2004 or 2003 results. Excluding these decreases, depreciation expense at the AOL segment declined due to a reduction in network assets.
      Amortization Expense. Amortization expense decreased to $615 million in 2004 from $628 million in 2003. The decrease relates primarily to a decline in amortization expense at the Publishing segment as a result of certain intangibles with short useful lives, such as customer lists, becoming fully amortized, partially offset by an increase in the amortization associated with customer-related intangible assets at the Cable segment, which were established with the purchase price allocation associated with the TWE Restructuring. The purchase price allocation was finalized on March 31, 2004.
      Operating Income. Time Warner’s Operating Income increased to $5.502 billion in 2004 from $4.416 billion in 2003, reflecting the changes in business segment Operating Income before Depreciation and Amortization, partially offset by the increase in depreciation expense, as discussed above.
      Interest Expense, Net. Interest expense, net, decreased to $1.533 billion in 2004 from $1.734 billion in 2003 due primarily to lower average net debt levels.

TIME WARNER INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION — (Continued)
      Other Income, Net. Other income, net, detail is shown in the table below:

	Year Ended December 31,
	2004	2003
	(recast, millions)
Investment gains, net	$424	$580
Gain on WMG option	50	—
Microsoft Settlement	—	760
Income (losses) from equity investees	36	(94)
Other	12	(46)

Other income, net	$522	$1,200

      The changes in investment gains, net, the gain on the WMG option and the Microsoft Settlement are discussed above in detail under “Significant Transactions and Other Items Affecting Comparability.” Excluding the impact of these items, Other income, net, improved in 2004 as compared to the prior year, primarily from an increase in income from equity method investees. This increase was principally due to the impact from the consolidation of AOLA in 2004. Prior to the consolidation in 2003, AOLA losses were recognized as losses from equity investees.
      Minority Interest Expense. Time Warner had $201 million of minority interest expense in 2004 compared to $155 million in 2003. The increase relates primarily to larger profits recorded by TWC, in which Comcast has a minority interest.
      Income Tax Provision. Income tax expense from continuing operations was $1.450 billion in 2004 compared to $1.044 billion in 2003. The Company’s effective tax rate for continuing operations was 34% and 28% in 2004 and 2003, respectively. The increase in the effective tax rate results primarily from a decrease in tax benefits realized on capital losses (from $450 million to $110 million) and the impact of legal reserves recognized in 2004 related to the government investigations (as discussed under “Significant Transactions and Other Items Affecting Comparability”), most of which ultimately may not be deductible for income tax purposes. The increase in the effective tax rate was partially offset by the release of certain tax reserves and related interest which includes amounts recognized from the finalization of prior tax filings as well as additional benefits associated with certain foreign source income.
      Income before Discontinued Operations and Cumulative Effect of Accounting Change. Income before discontinued operations and cumulative effect of accounting change was $2.840 billion in 2004 compared to $2.683 billion in 2003. Basic and diluted net income per share before discontinued operations and cumulative effect of accounting change were $0.62 and $0.60 in 2004, respectively, compared to $0.60 and $0.58 in 2003, respectively. In addition, excluding the items previously discussed under “Significant Transactions and Other Items Affecting Comparability” of $174 million of expense and $580 million of income in 2004 and 2003, respectively, income before discontinued operations and cumulative effect of accounting change increased by $911 million. This increase reflects primarily the after-tax effect of the increase in Operating Income and lower interest expense.
      Discontinued Operations, Net of Tax. The 2004 and 2003 results include the impact of treating the Music segment, TWBG, Turner South and the cable systems transferred in the Redemptions and Exchange as discontinued operations. Included in the 2004 results are income of $20 million, $1 million and $79 million from the operations of TWBG, Turner South and the cable systems transferred in the Redemptions and Exchange, respectively. Also included in the 2004 results are a pretax loss of $10 million and a tax benefit of $126 million from the operations of the Music business. The loss and the corresponding taxes relate primarily to adjustments to the initial estimates of the assets sold to, and liabilities assumed by, the acquirers in such transactions and to the resolution of various tax matters surrounding the music business dispositions.
      Included in the 2003 results are a pretax gain of approximately $560 million for the sale of Warner Manufacturing, a $1.1 billion pretax impairment charge taken to reduce the carrying value of the net assets of WMG, a $27 million pretax loss from the music operations and $72 million of income tax benefits. Also included in the 2003 results are (losses)/income of ($51) million, ($4) million and $69 million from the operations of TWBG, Turner South and the cable systems transferred in the Redemptions and the Exchange, respectively.

TIME WARNER INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION — (Continued)
      Cumulative Effect of Accounting Change, Net of Tax. As previously discussed, the Company recorded an approximate $34 million benefit, net of tax, as a cumulative effect of accounting change upon the consolidation of AOLA in 2004 in accordance with FIN 46R. In addition, during 2003 the Company recorded an approximate $12 million charge, net of tax, as the cumulative effect of the adoption of FIN 46.
      Net Income and Net Income Per Common Share. Net income was $3.108 billion in 2004 compared to $2.166 billion in 2003. Basic and diluted net income per common share were $0.68 and $0.66 in 2004 compared to $0.48 and $0.47 in 2003, respectively. Net income includes the items discussed above under “Significant Transactions and Other Items Affecting Comparability,” discontinued operations, net of tax, and cumulative effect of accounting change.
Business Segment Results
      AOL. Revenues, Operating Income before Depreciation and Amortization and Operating Income of the AOL segment for the years ended December 31, 2004 and 2003 are as follows:

	Year Ended December 31,
	2004	2003	% Change
	(recast, millions)
Revenues:
Subscription	$7,477	$7,593	(2%)
Advertising	1,005	781	29%
Other	210	220	(5%)

Total revenues	8,692	8,594	1%
Costs of revenues(a)	(4,246)	(4,686)	(9%)
Selling, general and administrative(a)	(2,759)	(2,638)	5%
Gain on disposal of consolidated businesses	20	—	NM
Asset impairments	(10)	—	NM
Restructuring charges	(50)	(52)	(4%)

Operating Income before Depreciation and Amortization	1,647	1,218	35%
Depreciation	(652)	(656)	(1%)
Amortization	(176)	(175)	1%

Operating Income	$819	$387	112%

(a)	Costs of revenues and selling, general and administrative expenses exclude depreciation.
      The reduction in Subscription revenues primarily reflects a decrease in domestic Subscription revenues (from $6.095 billion in 2003 to $5.725 billion in 2004), offset in part by an increase in Subscription revenues at AOL Europe (from $1.498 billion in 2003 to $1.677 billion in 2004). AOL’s domestic Subscription revenues declined due primarily to a decrease in the number of domestic AOL brand subscribers and related revenues, partially offset by an increase in premium service revenue. AOL Europe’s Subscription revenues benefited from the favorable impact of foreign currency exchange rates ($156 million) and growth in bundled broadband subscribers. These increases more than offset an increase in value-added taxes (“VAT”) (which is netted against revenue) due to a change in European tax law that took effect July 1, 2003. In addition, total Subscription revenues benefited from the consolidation of AOLA effective March 31, 2004 ($37 million), and AOL Japan ($37 million), which was consolidated effective January 1, 2004, but then sold on July 1, 2004.
      The number of AOL brand domestic and European subscribers is as follows at December 31, 2004, September 30, 2004 and December 31, 2003 (millions):

	December 31,	September 30,	December 31,
	2004	2004	2003
Subscriber category:
AOL brand domestic(a)
$15 and over	17.5	18.1	19.9
Under $15	4.7	4.6	4.4

Total AOL brand domestic	22.2	22.7	24.3

AOL Europe	6.3	6.3	6.4

(a)	AOL includes in its subscriber count individuals, households or entities that have provided billing information and completed the registration process sufficiently to allow for an initial log-on to the AOL service.

TIME WARNER INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION — (Continued)
      The average monthly Subscription revenue per subscriber (“ARPU”) for each significant category of subscribers, calculated as average monthly subscription revenue (including premium subscription services revenues) for the category divided by the average monthly subscribers in the category for the applicable period, is as follows:

	Year Ended
	December 31,
	2004	2003
Subscriber category:
AOL brand domestic $15 and over	$20.97	$20.25
Under $15	13.07	12.11
Total AOL brand domestic	19.44	18.98
AOL Europe	21.48	19.03
      Domestic subscribers to the AOL brand service include subscribers during introductory free-trial periods and subscribers at no or reduced monthly fees through member service and retention programs. Total AOL brand domestic subscribers include free-trial and retention members of approximately 13% at December 31, 2004 and 17% at December 31, 2003. Domestic subscribers to the AOL brand service also include subscriptions sold at a discount to employees and customers of selected AOL strategic partners. Domestic AOL brand subscribers also include subscribers to AOL’s bundled broadband service, which combines the AOL service with high-speed Internet access provided by third-party broadband Internet access providers such as cable companies and telephone companies. AOL did not actively market the bundled broadband service domestically during 2004.
      The largest component of the AOL brand domestic $15 and over price plans is the $23.90 price plan, which provides unlimited access to the AOL service using AOL’s dial-up network and unlimited usage of the AOL service through any other Internet connection. The largest component of the AOL brand domestic under $15 price plans is the $14.95 per month price plan, which is primarily marketed as a bring your own access (“BYOA”) plan, which includes unlimited usage of the AOL service through an Internet connection not provided by AOL, such as a high-speed broadband Internet connection via cable or DSL. This BYOA price plan also includes a limited number of hours per month of dial-up telephone access in the U.S. to the AOL service using AOL’s dial-up network.
      The decline in AOL brand subscribers on plans priced $15 and over per month resulted from a number of factors, principally the continued maturing of dial-up services and subscribers adopting other dial-up and high-speed services, and a reduction in direct marketing response rates over the prior period. Further, during the year, subscribers migrated from the premium priced unlimited dial-up plans, including the $23.90 plan, to lower priced limited dial-up plans, such as the $14.95 plan.
      Growth in AOL brand subscribers on plans below $15 per month was driven principally by the migration of subscribers from plans $15 and over per month and, to a lesser extent, by new subscribers on the $14.95 BYOA plan.
      Within the $15 and over per month category, the increase in ARPU over the prior year was due primarily to an increase in the percentage of total subscribers who generate revenue. Also contributing to the increase in ARPU was an increase in premium services revenues from subscribers in this category. Premium services revenues included in ARPU for the year ended December 31, 2004 and 2003 were $92 million and $37 million, respectively. ARPU was unfavorably impacted by the mix of subscriber price plans, as subscribers on bundled broadband plans became a smaller portion of the total membership in the $15 and over category.
      ARPU for subscribers in the below $15 per month category increased primarily due to growth in subscribers to the $14.95 price plan year-over-year, which resulted in a favorable impact as the portion of these subscribers grew in relation to the total membership in the below $15 per month category. Also contributing to the increase in ARPU was an increase in premium services revenues from subscribers in this category. In the below $15 per month category, premium services revenues included in ARPU for the years ended December 31, 2004 and 2003 were $24 million and $8 million, respectively.
      AOL Europe offers a variety of price plans, including bundled broadband, unlimited access to the AOL service using AOL’s dial-up network and limited access plans, which are generally billed based on actual usage.

TIME WARNER INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION — (Continued)
      ARPU for European subscribers increased primarily because of the positive effect of changes in foreign currency exchange rates related to the strengthening of the Euro and British Pound relative to the U.S. Dollar, as well as a change in the mix of price plans, with bundled broadband subscribers growing as a percentage of total subscribers. The total number of AOL brand subscribers reflects a year-over-year increase in subscribers in the U.K., offset by declines in France and Germany.
      In addition to the AOL brand service, the Company has subscribers to lower cost services, both domestically and internationally, including the Netscape and CompuServe brands. These other brand services are not a significant source of revenue.
      The increase in Advertising revenues primarily reflects an increase from domestic paid-search advertising contracts (from approximately $200 million in 2003 to $302 million in 2004), $97 million generated by Advertising.com from sales of advertising run on third-party websites and a $33 million increase at AOL Europe, including foreign exchange gains. These increases were partially offset by a decrease in intercompany sales of advertising to other business segments of Time Warner in 2004, as compared to 2003 (from $40 million in 2003 to $11 million in 2004).
      Other revenues primarily include software licensing revenue, revenue from providing the Cable segment access to the AOL Transit Data Network for high-speed access to the Internet and merchandising revenue. Other revenues decreased due primarily to AOL’s decision in the first quarter of 2003 to reduce the promotion of its merchandise business (i.e., reducing pop-up advertisements) to improve the member experience, partially offset by higher software licensing revenues.
      Costs of revenues decreased 9% and, as a percentage of revenues, decreased to 49% in 2004 from 55% in 2003. The declines related primarily to lower network-related expenses, which decreased 28% to $1.760 billion in 2004 from $2.429 billion in 2003. The decline in network-related expenses was principally attributable to improved pricing and decreased levels of service commitments as well as increased amounts of network assets under capital leases (which are included within depreciation expense) versus operating leases. These declines were partially offset by an increase in other costs of service, which included higher domestic salary and consulting costs as well as higher broadband and member service costs at AOL Europe. In addition, there were incremental costs associated with the acquisition of Advertising.com and the consolidation of AOLA and AOL Japan during 2004 (AOL Japan was subsequently sold, effective July 1, 2004).
      The increase in selling, general and administrative expenses is primarily related to an increase in marketing costs, additional costs resulting from the acquisition of Advertising.com and higher costs associated with the consolidation of AOLA and the consolidation of AOL Japan for the first half of 2004. The increase in marketing costs resulted from higher spending on member acquisition activities, partially offset by a decline in brand advertising. The increase in marketing expense was partially offset by an approximate $25 million adjustment to reduce excess marketing accruals made in prior years, primarily related to AOL Europe. Management does not believe that the understatement of prior years’ results was material to any of the years’ financial statements. Similarly, management does not believe that the adjustment made is material to the 2004 results. The overall increase in marketing costs was also partially offset by the change in the treatment of intercompany advertising barter transactions. During the second quarter of 2003, there was a change in the application of AOL’s policy for intercompany advertising barter transactions, which reduced both the amount of intercompany advertising revenues and advertising expenses by $51 million for the year. This change, however, had no impact on the AOL segment’s Operating Income or its Operating Income before Depreciation and Amortization. In addition, because intercompany transactions are eliminated on a consolidated basis, this change in policy did not impact the Company’s consolidated results of operations.
      As previously discussed under “Significant Transactions and Other Items Affecting Comparability,” 2004 results included a $55 million restructuring charge partially offset by a $5 million reversal of previously-established restructuring accruals, reflecting changes in estimates, a $13 million gain on the sale of AOL Japan, a $7 million gain on the sale of Netscape Security Solutions and a $10 million impairment charge related to a building that is held for sale. Included in 2003 results were $52 million of restructuring charges.
      The increases in Operating Income before Depreciation and Amortization and Operating Income are due primarily to a modest increase in overall revenues and lower costs of revenues, offset in part by higher selling, general and administrative expenses.

TIME WARNER INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION — (Continued)
      Cable. Revenues, Operating Income before Depreciation and Amortization and Operating Income of the Cable segment for the years ended December 31, 2004 and 2003 are as follows:

	Year Ended December 31,
	2004	2003	% Change
	(recast, millions)
Revenues:
Subscription	$7,377	$6,683	10%
Advertising	484	437	11%

Total revenues	7,861	7,120	10%
Costs of revenues(a)	(3,456)	(3,101)	11%
Selling, general and administrative(a)	(1,450)	(1,343)	8%
Restructuring charges	—	(15)	NM

Operating Income before Depreciation and Amortization	2,955	2,661	11%
Depreciation	(1,329)	(1,294)	3%
Amortization	(72)	(53)	36%

Operating Income	$1,554	$1,314	18%

(a)	Costs of revenues and selling, general and administrative expenses exclude depreciation.
      Subscription revenues increased due to the continued penetration of new services (primarily high-speed data and advanced digital video services) and video rate increases. High-speed data subscription revenues increased to $1.642 billion for 2004 from $1.331 billion in 2003.
      TWC subscriber counts include all consolidated, billable subscribers for each level of service received. Basic cable subscribers include all subscribers who receive basic video cable service. Digital video subscribers reflect all subscribers who receive any level of video service received via digital technology. High-speed data subscribers include all subscribers who receive TWC’s Road Runner Internet service, as well as other Internet services offered by TWC Digital Phone subscribers include all subscribers who receive telephony service. At December 31, 2004, as compared to December 31, 2003, basic cable subscribers declined by 0.3% and totaled 8.561 million (including 1.569 million subscribers of unconsolidated investees, which are managed by TWC), digital video subscribers increased by 12% to 3.773 million (including 747,000 subscribers of unconsolidated investees, which are managed by TWC), residential high-speed data subscribers increased by 20% to 3.126 million (including 551,000 subscribers of unconsolidated investees, which are managed by TWC) and commercial high-speed data subscribers increased by 31% to 140,000 (including 22,000 subscribers of unconsolidated investees, which are managed by TWC). Digital Phone subscribers totaled 180,000 (including 38,000 subscribers of unconsolidated investees, which are managed by TWC).
      The increase in Advertising revenues was attributable to an increase in both the rates and volume of advertising spots sold.
      Costs of revenues increased 11% and, as a percentage of revenues, were 44% for 2004 and 2003. The increase in costs of revenues is primarily related to increases in video programming costs and higher employee costs. Video programming costs increased 11% to $1.709 billion in 2004 due primarily to contractual rate increases across TWC’s programming line-up (including sports programming). Employee costs increased primarily due to merit increases and higher headcount resulting from the roll-out of new services. High-speed data connectivity costs were relatively flat resulting in a decline on a per subscriber basis.
      The increase in selling, general and administrative expenses is primarily the result of higher marketing costs and $34 million incurred in connection with the settlement of certain joint venture disputes. As a percentage of revenues, selling, general and administrative expenses were approximately 18% and 19% in 2004 and 2003, respectively.
      Operating Income before Depreciation and Amortization increased principally as a result of revenue gains, offset in part by higher costs of revenues and selling, general and administrative expenses. As previously discussed in “Significant Transactions and Other Items Affecting Comparability,” 2003 results also included $15 million of restructuring charges.
      Included in Operating Income before Depreciation and Amortization during 2004 are approximately $45 million of losses associated with the roll-out of the Digital Phone service. At December 31, 2004, Digital Phone service was launched in all of TWC’s divisions.

TIME WARNER INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION — (Continued)
      Operating Income increased due primarily to the increase in Operating Income before Depreciation and Amortization described above, offset in part by an increase in depreciation and amortization expense. Depreciation expense increased $35 million due primarily to the increased investment in customer premise equipment in recent years, which generally has a significantly shorter useful life compared to the mix of assets previously purchased. Amortization expense increased $19 million, primarily as a result of a full year of amortization of customer-related intangibles in 2004 compared to nine months of amortization in 2003. These assets were established in connection with the TWE Restructuring.
      Filmed Entertainment. Revenues, Operating Income before Depreciation and Amortization and Operating Income of the Filmed Entertainment segment for the years ended December 31, 2004 and 2003 are as follows:

	Year Ended December 31,
	2004	2003	% Change
	(recast, millions)
Revenues:
Advertising	$10	$6	67%
Content	11,628	10,800	8%
Other	215	161	34%

Total revenues	11,853	10,967	8%
Costs of revenues(a)	(8,942)	(8,433)	6%
Selling, general and administrative(a)	(1,507)	(1,319)	14%
Gain on disposal of consolidated businesses	—	43	NM

Operating Income before Depreciation and Amortization	1,404	1,258	12%
Depreciation	(104)	(86)	21%
Amortization	(213)	(206)	3%

Operating Income	$1,087	$966	13%

(a)	Costs of revenues and selling, general and administrative expenses exclude depreciation.
      Content revenues increased during 2004 primarily due to a $631 million and $175 million improvement in revenues from television and theatrical product, respectively. The increase in television product revenues was attributable to a $431 million increase in worldwide license fees and a $200 million increase in home video sales. Revenues from theatrical product included a $106 million increase in television license fees, a $43 million increase in home video sales and a $26 million increase in worldwide theatrical film revenues.
      The increase in worldwide license fees from television product was primarily attributable to the third-cycle syndication continuance license arrangements for Seinfeld, partially offset by reduced revenues stemming from the conclusion of Friends at the end of the 2003-2004 broadcast season. The growth in home video sales of television product was attributable to an increased number of titles released and now sold in this format, including such properties as Friends, Babylon 5 and Smallville.
      The increase in television license fees from theatrical product was due primarily to the network television availability of The Lord of the Rings: The Fellowship of the Ring to Turner and The WB Network and from the network television availability of Harry Potter and the Sorcerer’s Stone. Home video sales from theatrical product increased primarily due to a strong release slate at New Line, including The Lord of the Rings: The Return of the King, Elf, Freddy vs. Jason and The Texas Chainsaw Massacre. The increase in worldwide theatrical film revenues was attributable primarily to the international success of Harry Potter and the Prisoner of Azkaban, The Last Samurai and Troy and from international overages associated with The Lord of the Rings: The Return of the King. This increase was partially offset by a decline in domestic theatrical revenues primarily resulting from difficult comparisons at New Line to the prior year, which included The Lord of the Rings: The Return of the King and Elf.
      Other revenues increased primarily due to the consolidation of the results of Warner Village in 2004, as previously discussed, which contributed $95 million of Other revenues during 2004. The Company’s U.K. cinema interests, which were sold in the second quarter of 2003, contributed Other revenues of $51 million during 2003.
      The increase in costs of revenues resulted from higher film costs ($5.870 billion in 2004 compared to $5.358 billion in 2003), primarily resulting from the quantity and mix of product released and increased production of new episodic television series (new series are generally produced at a cost in excess of their network license fees, with such excess costs

TIME WARNER INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION — (Continued)
expensed as incurred). Included in film costs are theatrical valuation adjustments, which declined from $245 million in 2003 to $215 million in 2004. Marketing and distribution costs increased slightly due to the quantity and mix of films released during these years. As a percentage of revenues, costs of revenues were constant at 75%.
      Selling, general and administrative expenses increased due to additional distribution fees associated with the off-network television syndication of Seinfeld, costs resulting from the consolidation of Warner Village in 2004, additional headcount and merit increases and increased rent expense, partially offset by a reduction in employee incentive compensation.
      As previously discussed in “Significant Transactions and Other Items Affecting Comparability,” the Company recorded a $43 million gain on the sale of its interest in U.K. cinemas, which previously had been consolidated, during the second quarter of 2003.
      Operating Income before Depreciation and Amortization and Operating Income increased due to an increase in revenues, which was partially offset by increases in costs of revenues and the absence of the gain on disposal of a consolidated business, as discussed above.
      Networks. Revenues, Operating Income before Depreciation and Amortization and Operating Income of the Networks segment for the years ended December 31, 2004 and 2003 are as follows:

	Year Ended December 31,
	2004	2003	% Change
	(recast, millions)
Revenues:
Subscription	$5,030	$4,567	10%
Advertising	2,882	2,666	8%
Content	982	990	(1%)
Other	128	190	(33%)

Total revenues	9,022	8,413	7%
Costs of revenues(a)	(4,570)	(4,419)	3%
Selling, general and administrative(a)	(1,794)	(1,733)	4%
Impairment of intangible assets	—	(219)	NM
Loss on sale of assets	(7)	—	NM
Restructuring charges	—	(21)	NM

Operating Income before Depreciation and Amortization	2,651	2,021	31%
Depreciation	(212)	(192)	10%
Amortization	(21)	(25)	(16%)

Operating Income	$2,418	$1,804	34%

(a)	Costs of revenues and selling, general and administrative expenses exclude depreciation.
      The increase in Subscription revenues was due primarily to higher subscription rates and an increase in the number of subscribers at both Turner and HBO. In addition, 2004 and 2003 each include a benefit (approximately $50 million and $45 million, respectively) related to the favorable resolution of certain contractual agreements, which resulted in previously deferred revenue being recognized when the fees became fixed and determinable.
      The increase in Advertising revenues was driven primarily by higher CPMs and sellouts at Turner’s entertainment networks.
      The slight decrease in Content revenues was primarily due to the success of HBO’s first quarter 2003 home video release of My Big Fat Greek Wedding and the absence of Content revenues from the winter sports teams after the first quarter of 2004, partially offset by higher 2004 ancillary sales of HBO’s original programming and higher license fees from Everybody Loves Raymond.
      Other revenues declined primarily due to the sale of the winter sports teams in the first quarter of 2004.

TIME WARNER INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION — (Continued)
      Costs of revenues increased 3%. This increase was primarily due to an increase in programming costs, which grew to $3.179 billion for 2004 from $2.903 billion for 2003. The increase in programming costs is primarily due to higher costs for sports rights, network premieres, licensed series and original series at Turner, and higher original programming and acquired theatrical film costs at HBO. Costs of revenues for 2004 benefited from the sale of the winter sports teams in the first quarter of 2004 and a reduction in player payroll at the Atlanta Braves. Costs of revenues as a percentage of revenues were 51% and 53% in 2004 and 2003, respectively.
      The increase in selling, general and administrative expenses primarily related to higher marketing and promotion costs at Turner and higher general and administrative costs across the networks. These increases were partially offset by a $110 million decrease in bad debt expense that was primarily related to the first and second quarter 2004 reversals of approximately $75 million of bad debt reserves at Turner and HBO on receivables from Adelphia, a major cable operator that declared bankruptcy in 2002, and higher second quarter 2003 bad debt charges incurred at Turner related to certain cable operators. During 2004, the Company sold a portion of its Adelphia receivables to a third-party investor and also collected a portion of its remaining receivables from Adelphia.
      As discussed in “Significant Transactions and Other Items Affecting Comparability,” the 2004 results include an approximate $7 million loss on the sale of the winter sports teams. The 2003 results include a $219 million impairment charge related to the writedown of intangible assets of the winter sports teams and $21 million of restructuring costs at Turner.
      Operating Income before Depreciation and Amortization and Operating Income improved during 2004 due to an increase in revenues and the absence of the 2003 impairment and restructuring charges, partially offset by increases in costs of revenues and selling, general and administrative expenses, as described above.
      The sale of the winter sports teams was completed on March 31, 2004. The winter sports teams contributed revenues of $66 million and an Operating Loss of $8 million during 2004. For 2003, the winter sports teams contributed approximately $160 million of revenues and an Operating Loss of $37 million.
      Publishing. Revenues, Operating Income before Depreciation and Amortization and Operating Income of the Publishing segment for the years ended December 31, 2004 and 2003 are as follows:

	Year Ended December 31,
	2004	2003	% Change
	(recast, millions)
Revenues:
Subscription	$1,615	$1,533	5%
Advertising	2,693	2,460	9%
Content	88	134	(34%)
Other	693	994	(30%)

Total revenues	5,089	5,121	(1%)
Costs of revenues(a)	(2,000)	(2,027)	(1%)
Selling, general and administrative(a)	(2,023)	(2,137)	(5%)
Gain (loss) on sale of assets	8	(29)	NM
Merger and restructuring charges	—	(21)	NM

Operating Income before Depreciation and Amortization	1,074	907	18%
Depreciation	(116)	(111)	5%
Amortization	(133)	(169)	(21%)

Operating Income	$825	$627	32%

(a)	Costs of revenues and selling, general and administrative expenses exclude depreciation.
      Subscription revenues increased primarily due to a decrease in subscription allowances (which are netted against revenues), due in part to timing, and the favorable effects of foreign currency exchange rates.
      Advertising revenues benefited from strength in print advertising, including growth at Real Simple, Time, In Style, Sports Illustrated, Fortune and Entertainment Weekly, among others. The favorable effects of foreign currency exchange rates and new magazine launches also contributed to growth in Advertising revenues.

TIME WARNER INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION — (Continued)
      Content revenues decreased due primarily to the absence of revenues from Time Life, which was sold at the end of 2003. During 2003, Time Life contributed $40 million of Content revenues.
      Other revenues declined primarily due to the sale of Time Life at the end of 2003, which contributed $312 million of Other revenues during 2003.
      Costs of revenues for 2003 included $164 million of costs associated with Time Life. Excluding Time Life, costs of revenues increased 13% and, as a percentage of revenues, were 39% for 2004 and 35% for 2003. Costs of revenues for the magazine publishing business include manufacturing (paper, printing and distribution) and editorial-related costs, which together increased 8% to $1.747 billion due primarily to growth in advertising page volume, magazine launch-related costs and the effects of foreign currency exchange rates.
      Selling, general and administrative expenses included $251 million of costs associated with Time Life during 2003. Excluding Time Life, selling, general and administrative expenses increased 2%, driven by higher advertising and marketing expense, due primarily to an increase in consumer promotion costs, incremental magazine launch-related costs and costs associated with the coverage and sponsorship of the 2004 Summer Olympics.
      As previously discussed in “Significant Transactions and Other Items Affecting Comparability,” 2004 results reflect an $8 million gain on the sale of a building and 2003 results include a $29 million loss on the sale of Time Life and $21 million of restructuring costs.
      Excluding the 2004 first quarter gain on the sale of a building, the 2003 losses at Time Life, the loss on the sale of Time Life and restructuring charges in 2003, Operating Income before Depreciation and Amortization increased $46 million, and Operating Income increased $77 million, reflecting an increase in overall revenues, partially offset by higher costs of revenues and selling, general and administrative expenses, including $44 million of incremental start-up operating losses associated with the launch of new magazines. Operating Income also benefited from a decline in amortization as a result of certain short-lived intangibles, such as customer lists, becoming fully amortized.
      Corporate. Operating Loss before Depreciation and Amortization and Operating Loss of the Corporate segment for the years ended December 31, 2004 and 2003 are as follows:

	Year Ended December 31,
	2004	2003	% Change
	(recast, millions)
Amounts related to the government investigations	$(536)	$(56)	NM
Selling, general and administrative(a)	(593)	(583)	2%

Operating Loss before Depreciation and Amortization	(1,129)	(639)	77%
Depreciation	(43)	(34)	26%

Operating Loss	$(1,172)	$(673)	74%

(a)	Selling, general and administrative expenses exclude depreciation.
      As previously discussed, during 2004 the Company incurred a $210 million charge in connection with the definitive agreement with the DOJ that resolved the DOJ’s investigation of the Company and established a $300 million reserve in connection with the then proposed settlement with the SEC, which the SEC staff requested be used for a Fair Fund, as authorized under the Sarbanes-Oxley Act. The $210 million DOJ settlement amount consists of a $60 million penalty paid to the DOJ and the establishment of a $150 million fund that the Company may use to settle any related shareholder or securities litigation. In 2005, this $150 million was transferred to the MSBI Settlement Fund established in connection with the settlement of the primary securities class action, as described in “Other Developments — Amounts Related to Securities Litigation,” above.
      Also included in Corporate Operating Loss before Depreciation and Amortization are legal and other professional fees related to the SEC and DOJ investigations into the Company’s accounting and disclosure practices and the defense of various shareholder lawsuits ($74 million and $81 million in 2004 and 2003, respectively). In addition, the Company realized insurance recoveries of $48 million and $25 million in 2004 and 2003, respectively.

TIME WARNER INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION — (Continued)
      Included in selling, general and administrative expenses in 2004 are $53 million of costs associated with the relocation from the Company’s former corporate headquarters. Of the $53 million charge, approximately $26 million relates to a noncash write-off of the fair value lease adjustment, which was established in purchase accounting at the time of the merger of AOL and Historic TW.
      Excluding the items previously discussed, Corporate Operating Loss before Depreciation and Amortization decreased primarily as a result of lower equity-based compensation expense, partially offset by higher severance costs and insurance premiums and a $29 million adjustment to increase self insurance liabilities, partially related to prior periods.
FINANCIAL CONDITION AND LIQUIDITY
Current Financial Condition
      At December 31, 2005, Time Warner had $20.330 billion of debt, $4.220 billion of cash and equivalents (net debt of $16.110 billion, defined as total debt less cash and equivalents) and $65.105 billion of shareholders’ equity, compared to $22.375 billion of debt, $6.139 billion of cash and equivalents (net debt of $16.236 billion) and $63.298 billion of shareholders’ equity at December 31, 2004.
      The following table shows the significant items contributing to the decrease in net debt from December 31, 2004 to December 31, 2005 (millions):

Net debt at December 31, 2004	$16,236
Cash provided by operations(a)	(4,877)
Capital expenditures and product development costs from continuing operations	3,102
Capital expenditures and product development costs from discontinued operations	144
Proceeds from sale of the Company’s interest in Google	(940)
Proceeds from the sale of the WMG Option	(138)
Dividends paid to common shareholders(b)	466
Common stock repurchases	2,141
All other, net, including amounts from discontinued operations	(24)

Net debt at December 31, 2005(c)	$16,110

(a)	Cash provided by operations reflects $2.754 billion in payments related to the securities litigation and the government investigations.

(b)	The Company began paying a quarterly cash dividend of $0.05 per share on its common stock in the third quarter 2005.

(c)	Included in the net debt balance is approximately $258 million that represents the net unamortized fair value adjustment recognized as a result of the merger of AOL and Historic TW.
      As noted in “Overview — Other Developments,” on July 29, 2005, Time Warner’s Board of Directors authorized a common stock repurchase program that allowed Time Warner to repurchase, from time to time, up to $5 billion of common stock over a two-year period ending in July 2007. In October 2005, Time Warner’s Board of Directors approved an increase in the amount authorized to be repurchased under the stock repurchase program to an aggregate of up to $12.5 billion of common stock. In February 2006, the Board of Directors authorized a further increase in the stock repurchase program and an extension of the program’s ending date. Under the extended program, the Company is authorized to purchase up to an aggregate of $20 billion of common stock during the period from July 29, 2005 through December 31, 2007. Purchases under the stock repurchase program may be made from time to time on the open market and in privately negotiated transactions. Size and timing of these purchases will be based on a number of factors, including price and business and market conditions. As announced on February 1, 2006, the Company increased the pace of stock repurchases during the first quarter of 2006. At existing price levels, the Company intends to continue the current pace of purchases under its stock repurchase program within its stated objective of maintaining a net debt-to-Operating Income before Depreciation and Amortization ratio of approximately 3-to-1, and expects it will purchase approximately $15 billion of its common stock under the program by the end of 2006, and the remainder in 2007. From the program’s inception through February 23, 2006, the Company repurchased approximately 235 million shares of common stock for approximately $4.2 billion (including 67 million shares for approximately $1.2 billion since February 1, 2006) pursuant to trading programs under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended.

TIME WARNER INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION — (Continued)
      In April 2005, a subsidiary of the Company entered into agreements to jointly acquire substantially all of the assets of Adelphia with Comcast for a combination of cash and stock of TWC. TWC also has agreed to redeem Comcast’s interests in TWC and TWE following the Adelphia Acquisition. Upon closing, these transactions will impact the Company’s financial condition and liquidity. For additional details, see “Overview — Other Developments.”
      As noted in “Overview — Other Developments,” in December 2005, the Company announced that AOL is expanding its current strategic alliance with Google. In addition, Google will invest $1 billion for a 5% equity interest in a limited liability company that will own all of the outstanding equity interests in AOL. The Company expects these transactions with Google to close during the first quarter of 2006, at which time Google will make the $1 billion investment in AOL.
      As noted in “Overview — Other Developments,” on March 31, 2006, the Company closed on the sale of TWBG to Hachette, for $538 million in cash, not including working capital adjustments and recorded a pretax gain on the sale of approximately $194 million after taking into account selling costs and estimated working capital adjustments.
      As noted in “Overview — Other Developments,” on February 7, 2006, Warner Bros. entered into an agreement for the sale of its equity investment interest in CSD, for approximately $90 million in cash and stock. This transaction is expected to close in the second quarter of 2006 and the Company expects to record a pretax equity investment gain of approximately $40 million.
      As noted in “Overview — Other Developments,” on May 1, 2006, the Company closed on the sale of Turner South to Fox for approximately $375 million in cash and recorded a pretax gain of approximately $129 million.
      As noted in “Overview — Other Developments,” on July 31, 2006, the Redemptions and the Exchange were completed and, as a result, the cable systems transferred in connection with the Redemptions and the Exchange have been reflected as discontinued operations for all periods presented.
      As discussed in more detail below, management believes that cash generated by or available to Time Warner should be sufficient to fund its capital and liquidity needs for the foreseeable future, including the quarterly dividend payments and, the common stock repurchase program. Time Warner’s sources of cash include cash provided by operations, cash and equivalents, available borrowing capacity under its committed credit facilities ($6.933 billion at Time Warner Inc. and $2.740 billion at TWC as of December 31, 2005, increased by $10 billion of additional committed credit facilities at TWC that closed during February 2006), availability under its commercial paper programs, proceeds from the sales of TWBG, Turner South and CSD and the $1 billion investment in AOL by Google. The Company may use a portion of its available borrowing capacity to refinance approximately $1.5 billion of debt maturing in 2006. As discussed further under “Bank Credit Agreements and Commercial Paper Programs,” the Company refinanced $11 billion of committed credit facilities and secured additional capacity of $10 billion, which became effective concurrent with the closing of the Adelphia Acquisition and were fully utilized.
Cash Flows
      Cash and equivalents decreased to $4.220 billion as of December 31, 2005, from $6.139 billion as of December 31, 2004. Components of these changes are discussed in more detail in the pages that follow.

TIME WARNER INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION — (Continued)
Operating Activities
      Sources of cash provided by operations are as follows:

	Year Ended December 31,
	2005	2004	2003
	(recast, millions)
Operating Income before Depreciation and Amortization	$7,112	$8,573	$7,417
Legal reserves related to securities litigation and government investigations, net of payments and recoveries(a)	111	300	—
Noncash asset impairments	24	10	219
Net interest payments(b)	(1,304)	(1,578)	(1,633)
Net income taxes paid(c)	(404)	(376)	(488)
Net cash flows from discontinued operations(d)	290	401	624
Merger and restructuring payments(e)	(112)	(90)	(293)
Domestic pension plan contributions	(181)	(358)	(648)
Equity-based compensation	356	574	935
Microsoft Settlement	—	—	750
Cash paid for certain litigation settlements	—	—	(391)
All other, net, including working capital changes	(1,015)	(902)	18

Cash provided by operations	$4,877	$6,554	$6,510

(a)	2005 includes approximately $600 million accrued for other securities litigation matters (which have not been paid), less an accrued insurance recovery of $185 million (which is expected to be received in the first quarter of 2006) and payment of the $300 million SEC settlement. 2004 included $300 million accrued related to the SEC settlement.

(b)	Includes interest income received of $230 million, $94 million and $61 million in 2005, 2004 and 2003, respectively.

(c)	Includes income tax refunds received of $82 million, $107 million and $15 million in 2005, 2004 and 2003, respectively.

(d)	Includes net income (loss) from discontinued operations of $123 million, $234 million and $(505) million in 2005, 2004 and 2003, respectively, net of noncash gains and expenses and working capital-related adjustments of $167 million, $167 million and $1,129 million in 2005, 2004 and 2003, respectively.

(e)	Includes payments for restructuring and merger-related costs, as well as payments for certain other merger-related liabilities.
      Cash provided by operations was $4.877 billion in 2005 compared to $6.554 billion in 2004. The decrease in cash provided by operations is related primarily to a decrease in Operating Income before Depreciation and Amortization due to payments made in settling securities litigation and the government investigations, an increase in cash used for working capital and a reduction in cash relating to discontinued operations. These decreases were partially offset by lower domestic pension plan contributions in 2005. The changes in components of working capital are subject to wide fluctuations based on the timing of cash transactions related to production schedules, the acquisition of programming, collection of accounts receivable and similar items. The change in working capital between periods primarily reflects the timing of accounts payable and accrual payments, partially offset by higher cash collections on receivables.
      Cash provided by operations was $6.554 billion in 2004 compared to $6.510 billion in 2003. The increase in cash provided by operations is related primarily to an increase in Operating Income before Depreciation and Amortization and lower domestic qualified pension plan contributions, tax, interest and merger and restructuring payments in 2004. These increases were partially offset by a reduction in cash provided (used) for working capital, a reduction in cash relating to discontinued operations and the absence of net cash received from litigation settlements in 2004. The change in working capital between periods included higher production and programming spending and the timing of accounts payable and accrual payments.

TIME WARNER INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION — (Continued)
Investing Activities
      Sources of cash provided (used) by investing activities are as follows:

	Year Ended December 31,
	2005	2004	2003
	(recast, millions)
Investments and acquisitions, net of cash acquired:
Essence	$(129)	$—	$—
Consolidation of AOLA(a)	—	33	—
Synapse(b)	—	(120)	(40)
Advertising.com	—	(445)	—
The WB Network(c)	—	—	(128)
All other, principally funding of joint ventures	(502)	(341)	(402)
Investments and acquisitions, net from discontinued operations	(49)	(4)	(52)
Capital expenditures and product development costs from continuing operations	(3,102)	(2,868)	(2,644)
Capital expenditures and product development costs from discontinued operations	(144)	(156)	(243)
Proceeds from the sale of other available-for-sale securities	51	57	278
Proceeds from sale of the Company’s investment in Hughes	—	—	783
Proceeds from the sale of the Company’s interest in Google	940	195	—
Proceeds from the sale of the Company’s investment in Gateway	—	280	—
Net proceeds from the sale of WMG(d)	—	2,501	—
Proceeds from the sale of the WMG Option	138	—	—
Proceeds from the sale of investment in VIVA and VIVA Plus	—	134	—
Proceeds from sale of the Company’s investment in Comedy Central	—	—	1,225
Proceeds from sale of Warner Manufacturing	—	—	1,050
All other investment and asset sale proceeds	301	231	250

Cash provided (used) by investing activities	$(2,496)	$(503)	$77

(a)	Represents cash balance of AOLA upon consolidation.

(b)	Represents purchase of additional interest in Synapse Group Inc.

(c)	Represents purchase of additional interest in The WB Network.

(d)	Represents $2.6 billion of proceeds received from the sale of WMG, less certain working capital adjustments.
      Cash used by investing activities was $2.496 billion in 2005 compared to $503 million in 2004. The increase in cash used by investing activities is primarily due to lower proceeds from the sale of assets and an increase in capital expenditures and product development costs, principally at the Company’s Cable segment, partially offset by lower investments and acquisitions.
      Cash used by investing activities was $503 million in 2004 compared to cash provided by investing activities of $77 million in 2003. The decrease in cash provided (used) by investing activities is due to lower proceeds from sale of assets, an increase in capital expenditures and product development costs and an increase in investments and acquisitions during 2004. Capital expenditures increased across all business segments and included capital expenditures related to the Company’s new corporate headquarters and the construction of a building by IPC Media.

TIME WARNER INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION — (Continued)
Financing Activities
      Sources of cash used by financing activities are as follows:

	Year Ended December 31,
	2005	2004	2003
	(recast, millions)
Borrowings	$6	$1,320	$2,371
Debt repayments	(1,950)	(4,523)	(7,109)
Debt repayments from discontinued operations	(45)	—	—
Redemption of mandatorily redeemable preferred securities of a subsidiary	—	—	(813)
Proceeds from exercise of stock options	307	353	372
Excess tax benefit on stock options	88	63	84
Principal payments on capital leases	(118)	(190)	(171)
Repurchases of common stock	(2,141)	—	—
Dividends paid	(466)	—	—
Other financing activities	19	25	(11)

Cash used by financing activities	$(4,300)	$(2,952)	$(5,277)

      Cash used by financing activities was $4.300 billion in 2005 compared to $2.952 billion in 2004. The increase in cash used by financing activities is due principally to repurchases of common stock made in connection with the Company’s common stock repurchase program and dividends paid to common stock shareholders in 2005, partially offset by lower incremental debt repayments in 2005.
      Cash used by financing activities was $2.952 billion in 2004 compared to $5.277 billion in 2003. The decrease in cash used by financing activities was due principally to lower incremental debt repayments in 2004 and the absence of the 2003 redemption of mandatorily redeemable preferred securities of a subsidiary.
Capital Expenditures and Product Development Costs
      Time Warner’s total capital expenditures and product development costs were $3.246 billion in 2005 compared to $3.024 billion in 2004 and $2.887 billion in 2003. Capital expenditures and product development costs from continuing operations were $3.102 billion in 2005 compared to $2.868 billion in 2004 and $2.644 billion in 2003. The majority of capital expenditures and product development costs relate to the Company’s Cable segment, which had capital expenditures from continuing operations of $1.837 billion in 2005 as compared to $1.559 billion in 2004 and $1.524 billion in 2003.
      The Cable segment’s capital expenditures from continuing operations comprise the following categories:

	Year Ended December 31,
	2005	2004	2003
	(recast, millions)
Cable Segment Capital Expenditures
Customer premise equipment	$805	$656	$666
Scaleable infrastructure	325	184	161
Line extensions	235	218	199
Upgrades/rebuilds	113	126	163
Support capital	359	375	335

Total capital expenditures	$1,837	$1,559	$1,524

      TWC incurs expenditures associated with the construction and maintenance of its cable systems. Costs associated with the construction of the cable transmission and distribution facilities and new cable service installations are capitalized. TWC generally capitalizes expenditures for tangible fixed assets having a useful life of greater than one year. Capitalized costs include direct material, direct labor, overhead and, in some cases, interest. Sales and marketing costs, as well as the costs of repairing or maintaining existing fixed assets, are expensed as incurred. Types of capitalized expenditures include customer premise equipment, scaleable infrastructure, line extensions, plant upgrades and rebuilds and support capital. With respect to customer premise equipment, which includes converters and cable modems, TWC capitalizes installation charges only upon the initial deployment of these assets. All costs incurred in subsequent disconnects and reconnects are expensed as incurred. Depreciation on these assets is provided generally using the straight-

TIME WARNER INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION — (Continued)
line method over their estimated useful lives. For converters and modems useful life is generally 3 to 4 years, and for plant upgrades useful life is up to 16 years.
      The increase in capital expenditures in 2005 is primarily associated with increased spending associated with the continued roll-out of TWC’s advanced digital services, including Digital Phone.
Outstanding Debt and Other Financing Arrangements
Outstanding Debt and Available Committed Financial Capacity
At December 31, 2005, Time Warner had total committed capacity, defined as maximum available borrowings under various existing debt arrangements and cash and short-term investments, of $34.449 billion. Of this committed capacity, $13.893 billion was available to fund future obligations and $20.330 billion was outstanding as debt. (Refer to Note 8 to the accompanying consolidated financial statements for more details on outstanding debt.) At December 31, 2005, total committed capacity, outstanding letters of credit, unamortized discount on commercial paper, outstanding debt and total unused capacity were as follows:

			Unamortized
			Discount on		Unused
	Committed	Letters of	Commercial	Outstanding	Committed
	Capacity	Credit(a)	Paper	Debt(b)	Capacity(c)
	(millions)
Cash and equivalents	$4,220	$—	$—	$—	$4,220
Bank credit agreement and commercial paper programs	11,000	222	4	1,101	9,673
Fixed-rate public debt(c)	18,863	—	—	18,863	—
Other fixed-rate obligations(d)	366	—	—	366	—

Total	$34,449	$222	$4	$20,330	$13,893

(a)	Represents the portion of committed capacity reserved for outstanding and undrawn letters of credit.

(b)	Represents principal amounts adjusted for fair value adjustments, premiums and discounts.

(c)	The Company has classified $1.546 billion in debt due in 2006 as long-term in the accompanying consolidated balance sheet to reflect management’s ability and intent to refinance the obligation on a long-term basis. Such debt refinancing may be from unused committed capacity of the Company’s bank credit agreements.

(d)	Includes debt due within one year of $92 million, which primarily relates to capital lease obligations.
Bank Credit Agreements and Commercial Paper Programs
      In the first quarter of 2006, Time Warner and TWC entered into $21.0 billion of bank credit agreements, which consist of an amended and restated $7.0 billion five-year revolving credit facility at Time Warner, an amended and restated $6.0 billion five-year revolving credit facility at TWC (including $2.0 billion of increased commitments), a new $4.0 billion five-year term loan facility at TWC, and a new $4.0 billion three-year term loan facility at TWC. Collectively, these facilities refinanced $11.0 billion of previously existing committed bank financing, while the $2.0 billion increase in the TWC revolving credit facility and the $8.0 billion of new TWC term loan facilities were used to finance, in part, the cash portion of the Adelphia Acquisition and the Redemptions. As discussed below, the increase in the commitment under the revolving credit facility and the two term loans at TWC became effective concurrent with the closing of the Adelphia Acquisition and the term loans were fully utilized.
Time Warner Credit Agreement
      Following the refinancing transactions described above, Time Warner has a $7.0 billion senior unsecured five-year revolving credit facility with a maturity date of February 17, 2011 (the “TW Facility”), which refinanced an existing $7.0 billion revolving credit facility with a maturity date of June 30, 2009. The permitted borrowers under the TW Facility are Time Warner and Time Warner International Finance Limited (the “Borrowers”). The obligations of both Time Warner and Time Warner International Finance Limited are directly or indirectly guaranteed by AOL, Historic TW, Turner and Time Warner Companies, Inc. The obligations of Time Warner International Finance Limited are also guaranteed by Time Warner.

TIME WARNER INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION — (Continued)
      Borrowings under the TW Facility bear interest at a rate determined by the credit rating of Time Warner, which rate is currently LIBOR plus 0.27% per annum (LIBOR plus 0.39% as of December 31, 2005). In addition, the Borrowers are required to pay a facility fee on the aggregate commitments under the TW Facility at a rate determined by the credit rating of Time Warner, which rate is currently 0.08% per annum (0.11% per annum as of December 31, 2005). The Borrowers also incur an additional usage fee of 0.10% per annum on the outstanding loans and other extensions of credit under the TW Facility if and when such amounts exceed 50% of the aggregate commitments thereunder.
      The TW Facility provides same-day funding and multi-currency capability, and a portion of the commitment, not to exceed $500 million at any time, may be used for the issuance of letters of credit. The TW Facility contains a maximum leverage ratio covenant of 4.5 times the consolidated EBITDA of Time Warner, which is the same leverage ratio covenant in effect at December 31, 2005. The terms and related financial metrics associated with the leverage ratio are defined in the TW Facility agreement. At December 31, 2005, the Company was in compliance with the leverage covenant, with a leverage ratio, calculated in accordance with the agreement, of approximately 1.6 times. The TW Facility does not contain any credit ratings-based defaults or covenants or any ongoing covenant or representations specifically relating to a material adverse change in Time Warner’s financial condition or results of operations. Borrowings may be used for general corporate purposes, and unused credit is available to support borrowings under commercial paper programs. As of December 31, 2005, there were no loans outstanding and $67 million in outstanding face amount of letters of credit were issued under the TW Facility.
TWC Credit Agreements
      Following the financing transactions described above, TWC has a $6.0 billion senior unsecured five-year revolving credit facility with a maturity date of February 15, 2011 (the “Cable Revolving Facility”). This represents a refinancing of TWC’s existing $4.0 billion of committed revolving bank commitments with a maturity date of November 23, 2009, plus an increase of $2.0 billion effective concurrent with the closing of the Adelphia Acquisition. Also effective concurrent with the closing of the Adelphia Acquisition are two $4 billion term loan facilities (the “Cable Term Facilities” and, collectively with the Cable Revolving Facility, the “Cable Facilities”) with maturities of 3 years and 5 years, respectively. TWE is no longer a borrower in respect of any of the Cable Facilities, although TWE and Time Warner NY Cable LLC have guaranteed the obligations of TWC under the Cable Facilities, and Warner Communications (“WCI”) and American Television and Communications Corporation (“ATC”) (both indirect wholly-owned subsidiaries of Time Warner but not subsidiaries of TWC) have each guaranteed a pro-rata portion of TWE’s guarantee obligations under the Cable Facilities. There are generally no restrictions on the ability of WCI and ATC to transfer material assets to parties that are not guarantors.
      Borrowings under the Cable Revolving Facility bear interest at a rate based on the credit rating of TWC, which rate is currently LIBOR plus 0.27% per annum (LIBOR plus 0.39% as of December 31, 2005). In addition, TWC is required to pay a facility fee on the aggregate commitments under the Cable Revolving Facility at a rate determined by the credit rating of TWC, which rate is currently 0.08% per annum (0.11% per annum as of December 31, 2005). TWC may also incur an additional usage fee of 0.10% per annum on the outstanding loans and other extensions of credit under the Cable Revolving Facility if and when such amounts exceed 50% of the aggregate commitments thereunder. Borrowings under the Cable Term Facilities bear interest at a rate based on the credit rating of TWC, which rate is currently LIBOR plus 0.40% per annum. In addition, TWC is required to pay a facility fee on the aggregate commitments under the Cable Term Facilities beginning prior to the closing of the Adelphia Acquisition at a rate determined by the credit rating of TWC, which rate is currently 0.08% per annum.
      The Cable Revolving Facility provides same-day funding capability and a portion of the commitment, not to exceed $500 million at any time, may be used for the issuance of letters of credit. The Cable Facilities contain a maximum leverage ratio covenant of 5.0 times the consolidated EBITDA of TWC, which is the same leverage ratio covenant in effect at December 31, 2005. The terms and related financial metrics associated with the leverage ratio are defined in the Cable Facility agreements. At December 31, 2005, TWC was in compliance with the leverage covenant, with a leverage ratio, calculated in accordance with the agreements, of approximately 1.2 times. The Cable Facilities do not contain any credit ratings-based defaults or covenants or any ongoing covenant or representations specifically relating to a material adverse change in the financial condition or results of operations of Time Warner or TWC Borrowings under the Cable Revolving Facility may be used for general corporate purposes and unused credit is available to support borrowings under commercial paper programs. Borrowings under the Cable Term Facilities will be used to assist in financing the cash

TIME WARNER INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION — (Continued)
portions of the Adelphia Acquisition. As of December 31, 2005, there were $155 million of letters of credit outstanding under the Cable Revolving Facility, and approximately $1.101 billion of commercial paper was supported by the Cable Revolving Facility.
Commercial Paper Programs
      Time Warner maintains a $5.0 billion unsecured commercial paper program. Included as part of the $5.0 billion commercial paper program is a $2.0 billion European commercial paper program under which Time Warner can issue European commercial paper. The obligations of Time Warner are directly and indirectly guaranteed by AOL, Historic TW, Turner and Time Warner Companies, Inc. Proceeds from the commercial paper program may be used for general corporate purposes, including investments, repayment of debt and acquisitions. Commercial paper borrowings at Time Warner are supported by the unused committed capacity of the $7.0 billion TW Facility. As of December 31, 2005, there was no commercial paper outstanding under the Time Warner commercial paper program.
      TWC Inc. maintains a $2.0 billion unsecured commercial paper program. Commercial paper borrowings at TWC Inc. are supported by the unused committed capacity of the $6.0 billion Cable Revolving Facility. TWE is a guarantor of commercial paper issued by TWC Inc. In addition, WCI and ATC (both indirect wholly-owned subsidiaries of the Company but not subsidiaries of TWC Inc. or TWE) have each guaranteed a pro-rata portion of TWE’s guarantee obligations under the commercial paper issued by TWC Inc. although there are generally no restrictions on the ability of WCI and ATC to transfer material assets (other than their interests in TWC Inc. or TWE) to parties that are not guarantors. The commercial paper issued by TWC Inc. rank pari passu with TWC Inc.’s and TWE’s other unsecured senior indebtedness. As of December 31, 2005, there was approximately $1.101 billion of commercial paper outstanding under the TWC Inc. commercial paper program.
Other Financing Arrangements
      From time to time, the Company enters into various other financing arrangements that provide for the accelerated receipt of cash on certain accounts receivable and film backlog licensing contracts. The Company employs these arrangements because they provide a cost-efficient form of financing, as well as an added level of diversification of funding sources. The Company is able to realize cost efficiencies under these arrangements because the assets securing the financing are held by a legally separate, bankruptcy-remote entity and provide direct security for the funding being provided. These arrangements do not contain any rating-based defaults or covenants. For more details, see Note 8 to the accompanying consolidated financial statements.
      The following table summarizes the Company’s other financing arrangements at December 31, 2005:

	Committed	Unused	Outstanding
	Capacity(a)	Capacity	Utilization
	(millions)
Accounts receivable securitization facilities	$805	$—	$805
Backlog securitization facility(b)	500	142	358

Total other financing arrangements	$1,305	$142	$1,163

(a)	Ability to use accounts receivable securitization facilities and backlog securitization facility depends on availability of qualified assets.

(b)	The outstanding utilization on the backlog securitization facility is classified as deferred revenue on the accompanying consolidated balance sheet.
Covenants and Rating Triggers
      Each of the Company’s bank credit agreements, public debt and financing arrangements with third-party special purpose entities (“SPEs”) contain customary covenants. A breach of such covenants in the bank credit agreements that continues beyond any grace period constitutes a default, which can limit the Company’s ability to borrow and can give rise to a right of the lenders to terminate the applicable facility and/or require immediate payment of any outstanding debt. A breach of such covenants in the public debt beyond any grace period constitutes a default which can require immediate payment of the outstanding debt. A breach of such covenants in the financing arrangements with SPEs that continues beyond any grace period can constitute a termination event, which can limit the facility as a future source of liquidity; however, there would be no claims on the Company for the receivables or backlog contracts previously sold. Additionally,

TIME WARNER INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION — (Continued)
in the event that the Company’s credit ratings decrease, the cost of maintaining the bank credit agreements and facilities and of borrowing increases and, conversely, if the ratings improve, such costs decrease. There are no rating-based defaults or covenants in the bank credit agreements, public debt or financing arrangements with SPEs.
      As of December 31, 2005, and through the date of this filing, the Company was in compliance with all covenants in its bank credit agreements, public debt and financing arrangements with SPEs. Management does not anticipate that the Company will have any difficulty in the foreseeable future complying with the existing covenants.
Film Sale-Leaseback Arrangements
      From time to time the Company has entered into arrangements where certain film assets are sold to third-party investors that generate tax benefits to such investors that are not otherwise available to the Company. The specific forms of these transactions differ, but generally are sale-leaseback arrangements with SPEs owned by the respective investors. At December 31, 2005, such SPEs were capitalized with approximately $3.5 billion of debt and equity from the third-party investors. The Company does not guarantee and is not otherwise responsible for the equity and debt in these SPEs and does not participate in the profits or losses of these SPEs, but does have a performance guarantee to produce the film assets sold to these vehicles. The Company does not consolidate these SPEs. Instead, the Company accounts for these arrangements based on their substance. That is, the net benefit received by the Company from these transactions is recorded as a reduction of film costs. These transactions resulted in reductions of film costs totaling $132 million, $177 million and $80 million during the years ended December 31, 2005, 2004 and 2003, respectively.
Film Co-Financing Arrangements
      From time to time, the Company enters into arrangements with third parties to jointly finance theatrical production. These arrangements, which are referred to as co-financing arrangements, take various forms; however, in most cases, the form of the arrangements is the sale of a copyright interest in a film to a joint venture investor. The Company records the amounts received for the sale of the copyright interest as a reduction of the cost of the film, as such investors assume full risk for that portion of the film asset acquired in these transactions.
Contractual and Other Obligations
Contractual Obligations
      In addition to the previously discussed financing arrangements, the Company has obligations under certain contractual arrangements to make future payments for goods and services. These contractual obligations secure the future rights to various assets and services to be used in the normal course of operations. For example, the Company is contractually committed to make certain minimum lease payments for the use of property under operating lease agreements. In accordance with applicable accounting rules, the future rights and obligations pertaining to firm commitments, such as operating lease obligations and certain purchase obligations under contracts, are not reflected as assets or liabilities on the accompanying consolidated balance sheet.
      The following table summarizes the Company’s aggregate contractual obligations at December 31, 2005, and the estimated timing and effect that such obligations are expected to have on the Company’s liquidity and cash flow in future periods.

Contractual Obligations(a)	Total	2006	2007-2008	2009-2010	Thereafter
	(recast, millions)
Outstanding debt obligations (Note 8)	$20,087	$1,557	$2,427	$1,121	$14,982
Capital lease obligations (Note 8)	201	83	56	19	43
Operating lease obligations (Note 17)	4,506	542	996	827	2,141
Purchase obligations	10,790	4,280	3,406	1,378	1,726

Total contractual obligations and outstanding debt	$35,584	$6,462	$6,885	$3,345	$18,892

(a)	The table does not include the effects of certain put/call or other buy-out arrangements involving certain of the Company’s investees that are optional in nature, which are discussed in more detail in the pages that follow.

TIME WARNER INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION — (Continued)
      The following is a description of the Company’s material contractual obligations at December 31, 2005:
•	Outstanding debt obligations — represents the principal amounts due on outstanding debt obligations, current and long-term, as of December 31, 2005. Amounts do not include any fair value adjustments, bond premiums, discounts or interest payments.

•	Capital lease obligations — represents the minimum capital lease payments under noncancelable leases, primarily for network equipment at the AOL segment financed under capital leases.

•	Operating lease obligations — represents the minimum lease rental payments under noncancelable operating leases, primarily for the Company’s real estate and operating equipment in various locations around the world.

•	Purchase obligations — As it is used herein, a purchase obligation “represents an agreement to purchase goods or services that is enforceable and legally binding on the Company and that specifies all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction.” The Company expects to receive consideration (i.e., products or services) for these purchase obligations. The purchase obligation amounts do not represent the entire anticipated purchases in the future, but represent only those items for which the Company is contractually obligated. Additionally, the Company also purchases products and services as needed, with no firm commitment. For this reason, the amounts presented in the table alone will not provide a reliable indicator of the Company’s expected future cash outflows. For purposes of identifying and accumulating purchase obligations, the Company has included all material contracts meeting the definition of a purchase obligation (e.g., legally binding for a fixed or minimum amount or quantity). For those contracts involving a fixed or minimum quantity, but variable pricing, the Company has estimated the contractual obligation based on its best estimate of pricing that will be in effect at the time the obligation is incurred. Additionally, the Company has included only the obligation represented by those contracts as they existed at December 31, 2005, and did not assume renewal or replacement of the contract at the end of its term. If a contract includes a penalty for non-renewal, the Company has included that penalty, assuming it will be paid in the period after the contract term expires. If Time Warner can unilaterally terminate an agreement simply by providing a certain number of days notice or by paying a termination fee, the Company has included the amount of the termination fee or the amount that would be paid over the “notice period.” Contracts that can be unilaterally terminated without incurring a penalty have not been included.

TIME WARNER INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION — (Continued)
The following table summarizes the Company’s purchase obligations at December 31, 2005, and the estimated timing and effect that such obligations are expected to have on the Company’s liquidity and cash flow in future periods:

Purchase Obligations	Total	2006	2007-2008	2009-2010	Thereafter
	(recast, millions)
Network programming obligations(a)	$5,261	$1,548	$1,776	$844	$1,093
Narrowband and broadband network obligations(b)	453	347	88	3	15
Creative talent and employment agreements(c)	1,641	806	705	117	13
Obligations to purchase paper and to use certain printing facilities for the production of magazines and books	1,248	261	380	247	360
Obligations to certain investee companies(d)	118	118	—	—	—
Advertising, marketing and sponsorship obligations(e)	625	400	199	25	1
Obligations to purchase information technology licenses and services	303	108	74	62	59
Other, primarily general and administrative obligations(f)	1,141	692	184	80	185

Total purchase obligations	$10,790	$4,280	$3,406	$1,378	$1,726

(a)	The Networks segment enters into contracts to license sports programming to carry on its television networks. The amounts in the table above represent minimum payment obligations to sports leagues (e.g., NBA, NASCAR and MLB) to air the programming over the contract period. The Networks segment also enters into licensing agreements with certain movie studios to acquire the rights to air movies that the movie studios release theatrically (“Studio Movie Deals”). The pricing structures in these contracts differ in that certain agreements can require a fixed amount per movie while others will be based on a percentage of the movie’s box office receipts (with license fees generally capped at specified amounts), or a combination of both. The amounts included herein represent obligations for movies that have been released theatrically as of December 31, 2005 and are calculated using the actual or estimated box office performance or fixed amounts, as applicable.

(b)	Narrowband and broadband network obligations relate primarily to minimum purchase commitments that AOL has with various narrowband and broadband network providers.

(c)	The Company’s commitments under creative talent and employment agreements include obligations to executives, actors, producers, authors, sports personnel and other talent under contractual arrangements, including union contracts.

(d)	Obligations to certain investee companies represent obligations to purchase additional interests in a subsidiary of the Publishing segment and fund investees within the Filmed Entertainment segment.

(e)	Advertising, marketing and sponsorship obligations include minimum guaranteed royalty and marketing payments to vendors and content providers, primarily of the AOL, Networks and Filmed Entertainment segments.

(f)	Other includes obligations to purchase general and administrative items such as legal, security, janitorial, office equipment, support and maintenance services, office supplies, obligations related to the Company’s postretirement and unfunded defined benefit pension plans, purchase obligations for cable converter boxes at the Cable segment, as well as construction commitments primarily for the Publishing and Networks segments.
      Most of the Company’s other long-term liabilities reflected on the accompanying consolidated balance sheet have been incorporated in the estimated timing of cash payments provided in the summary of contractual obligations, the most significant of which is an approximate $996 million liability for film licensing obligations. However, certain long-term liabilities have been excluded from the summary because there are no cash outflows associated with them (e.g., deferred revenue) or because the cash outflows associated with them are uncertain or do not represent a purchase obligation as it is used herein (e.g., deferred taxes, minority interests, participations and royalties, deferred compensation and other miscellaneous items). Contractual capital commitments are also included in the preceding table; however these commitments represent only a small part of the Company’s expected capital spending in 2006 and beyond. Additionally, minimum pension funding requirements have not been presented, as such amounts have not been determined beyond 2006. The Company does not have a required minimum pension contribution obligation for its defined benefit pension plans in 2006.

TIME WARNER INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION — (Continued)
Other Contractual Obligations
      In addition to the contractual obligations previously discussed, certain other contractual commitments of the Company entail variable or undeterminable quantities and/or prices and, thus, do not meet the definition of a purchase obligation. As certain of these commitments are significant to its business, the Company has summarized these arrangements below. Given the variability in the terms of these arrangements, significant estimates were involved in the determination of these obligations. Actual amounts, once known, could differ significantly from these estimates.

Other Contractual Commitments	Total	2006	2007-2008	2009-2010	Thereafter
	(millions)
Cable and network programming, AOL network and DVD manufacturing obligations	$16,355	$3,855	$6,588	$3,452	$2,460

      The Company’s other contractual commitments at December 31, 2005 primarily consist of Cable programming arrangements, future film licensing obligations, AOL network obligations and DVD manufacturing obligations. Cable programming arrangements represent contracts that the Company’s Cable segment has with cable television networks to provide programming service to its subscribers. Typically, these arrangements provide that the Company purchase cable television programming for a certain number of subscribers provided that the Company is providing cable services to such number of subscribers. There is generally no obligation to purchase these services if the Company is not providing cable services. The obligation included in the above table represents estimates of future cable programming costs based on subscriber levels at December 31, 2005 and current contractual per subscriber rates. Network programming obligations represent studio movie deal commitments to acquire the right to air movies that will be released in the future (i.e., after December 31, 2005). These arrangements do not meet the definition of a purchase obligation since there are neither fixed nor minimum quantities under the arrangement. The amounts included herein have been estimated giving consideration to historical box office performance and studio release trends. AOL network obligations relate to narrowband and broadband modem contracts that are variable in nature. These arrangements do not meet the definition of a purchase obligation since there are neither fixed nor minimum quantities under the arrangement. The amounts included herein have been estimated giving consideration to historical and expected future usage patterns. DVD manufacturing obligations relate to a six-year agreement at the Filmed Entertainment segment with a third-party manufacturer to purchase the Company’s DVD requirements. This arrangement does not meet the definition of a purchase obligation since there are neither fixed nor minimum quantities under the arrangement. Amounts were estimated using current annual DVD manufacturing volumes and pricing per manufactured DVD for each year of the agreement.
      The Company expects to fund its operating commitments and obligations with cash flow from operations generated in the normal course of business.
Contingent Commitments
      The Company also has certain contractual arrangements that would require the Company to make payments or provide funding if certain circumstances occur (“contingent commitments”). For example, the Company has guaranteed certain lease obligations of joint-venture investees. In this circumstance, the Company would be required to make payments due under the lease to the lessor in the event of default by the joint-venture investee. The Company does not expect that these contingent commitments will result in any material amounts being paid by the Company in the foreseeable future.
      The following table summarizes separately the Company’s contingent commitments at December 31, 2005. The table identifies when the maximum contingent commitments will expire, but this does not mean that the Company expects to incur an obligation to make any payments during the applicable time period.

Nature of Contingent Commitments	Total	2006	2007-2008	2009-2010	Thereafter
	(recast, millions)
Guarantees	$2,071	$81	$169	$174	$1,647
Letters of credit and other contingent commitments	361	79	6	75	201

Total contingent commitments	$2,432	$160	$175	$249	$1,848

TIME WARNER INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION — (Continued)
      The following is a description of the Company’s contingent commitments at December 31, 2005:
•	Guarantees include guarantees the Company has provided on certain lease and operating commitments entered into by (a) entities formerly owned by the Company as described below, and (b) joint ventures in which the Company is or was a venture partner.
In connection with the Company’s former investment in the Six Flags theme parks located in Georgia and Texas (“Six Flags Georgia” and “Six Flags Texas,” respectively, and, collectively, the “Parks”), the Company agreed to guarantee (the “Six Flags Guarantee”) certain obligations of the partnerships that hold the Parks (the “Partnerships”), including the following (the “Guaranteed Obligations”): (a) the obligation to make a minimum amount of annual distributions to the limited partners of the Partnerships; (b) the obligation to make a minimum amount of capital expenditures each year; (c) the requirement that an annual offer to purchase be made in respect of 5% of the limited partnership units of the Partnerships (plus any such units not purchased in any prior year) based on an aggregate price for all limited partnership units at the higher of (i) $250 million in the case of Six Flags Georgia or $374.8 million in the case of Six Flags Texas and (ii) a weighted average multiple of EBITDA for the respective Park over the previous four-year period; (d) ground lease payments; and (e) either (i) the purchase of all of the outstanding limited partnership units upon the earlier of the occurrence of certain specified events and the end of the term of each of the Partnerships in 2027 (Six Flags Georgia) and 2028 (Six Flags Texas) (the “End of Term Purchase”) or (ii) the obligation to cause each of the Partnerships to have no indebtedness and to meet certain other financial tests as of the end of the term of the Partnership. The aggregate purchase price for the limited partnership units pursuant to the End of Term Purchase is $250 million in the case of Six Flags Georgia and $374.8 million in the case of Six Flags Texas (in each case, subject to a consumer price index based adjustment calculated annually from 1998 in respect of Six Flags Georgia and 1999 in respect of Six Flags Texas). Such aggregate amount will be reduced ratably to reflect limited partnership units previously purchased.
In connection with the 1998 sale of Six Flags Entertainment Corporation to Premier Parks Inc. (“Premier”), Premier and the Company, among others, entered into a Subordinated Indemnity Agreement pursuant to which Premier agreed to guarantee the performance of the Guaranteed Obligations when due and to indemnify the Company, among others, in the event that the Guaranteed Obligations are not performed and the Six Flags Guarantee is called upon. In the event of a default of Premier’s obligations under the Subordinated Indemnity Agreement, the Subordinated Indemnity Agreement and related agreements provide, among other things, that the Company has the right to acquire control of the managing partner of the Parks. Premier’s obligations to the Company are further secured by its interest in all limited partnership units that are purchased by Premier.
To date, no payments have been made by the Company pursuant to the Six Flags Guarantee.
•	Generally, letters of credit and surety bonds support performance and payments for a wide range of global contingent and firm obligations including insurance, litigation appeals, import of finished goods, real estate leases, cable installations and other operational needs. The Cable segment has obtained letters of credit for several of its joint ventures. Should these joint ventures default on their obligations supported by the letters of credit, the Cable segment would be obligated to pay these costs to the extent of the letters of credit.
Except as otherwise discussed above and below, Time Warner does not guarantee the debt of any its investments accounted for using the equity method of accounting.
Selected Investment Information
Cable Joint Ventures
      On May 1, 2004, the Company completed the restructuring of two joint ventures that it manages, Kansas City Cable Partners (“KCCP”), previously a 50-50 joint venture between Comcast and TWE serving approximately 297,000 basic video subscribers as of December 31, 2005, and Texas Cable Partners, L.P. (“TCP”), previously a 50-50 joint venture between Comcast and the TWE-Advance/Newhouse Partnership (“TWE-A/N”) serving approximately 1.260 million basic video subscribers as of December 31, 2005. Prior to the restructuring, the Company accounted for its investment in these joint ventures using the equity method. Under the restructuring, KCCP was merged into TCP, which was renamed “Texas and Kansas City Cable Partners, L.P.” Following the restructuring, the combined partnership was owned 50% by Comcast

TIME WARNER INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION — (Continued)
and 50% collectively by TWE and TWE-A/N. In February 2005, TWE’s interest in the combined partnership was contributed to TWE-A/N in exchange for preferred equity in TWE-A/N. Since the net assets of the combined partnership were owned 50% by TWC and 50% by Comcast both before and after the restructuring and there were no changes in the rights or economic interests of either party, the Company viewed the transaction as a non-substantive reorganization to be accounted for at book value, similar to the transfer of assets under common control. TWC continues to account for its investment in the restructured joint venture using the equity method. Beginning on June 1, 2006, either TWC or Comcast can trigger a dissolution of the partnership. If a dissolution is triggered, the non-triggering party has the right to choose and take full ownership of one of two pools of the combined partnership’s systems — one pool consisting of the Houston systems and the other consisting of the Kansas City, south and west Texas and New Mexico systems — with an arrangement to distribute the partnership’s debt between the two pools. The party triggering the dissolution would own the remaining pool of systems and any debt associated with that pool.
      In conjunction with the Adelphia Acquisition, TWC and Comcast agreed that if the Adelphia Acquisition and Exchange occur and if Comcast receives the pool of assets consisting of the Kansas City, southwest Texas and New Mexico systems upon distribution of the Texas and Kansas City Cable Partners, L.P. assets as described above, Comcast will have an option, exercisable for 180 days commencing one year after the date of such distribution, to require TWC or a subsidiary to transfer to Comcast, in exchange for the south and west Texas and New Mexico systems, certain cable systems held by TWE and its subsidiaries.
      In 2004, TWE-A/N (which owns the Company’s equity stake in Texas and Kansas City Cable Partners, L.P.) agreed to extend its commitment to provide a ratable share (i.e., 50%) of any funding required to maintain certain Texas systems (i.e., Houston and Southwest Texas systems) in compliance with their financial covenants under the bank credit facilities (which facilities are otherwise nonrecourse to the Company, its other subsidiaries and its Kansas City systems). Funding made with respect to this agreement is contributed to the Texas systems in the form of partner subordinated loans. The aggregate amount of subordinated debt provided by TWE-A/N in 2005 and 2004 with respect to its obligations under the funding agreement was $40 million and $33 million, respectively. TWE-A/N’s ultimate liability in respect of the funding agreement is dependent on the financial results of the Texas systems.
      The existing bank credit facilities of the Texas systems and the Kansas City systems (approximately $548 million in aggregate principal outstanding as of December 31, 2005 for the Texas systems and $400 million in aggregate principal outstanding as of December 31, 2005 for the Kansas City systems) mature at the earlier of June 30, 2007 for the Texas systems and March 31, 2007 for the Kansas City systems or the refinancing thereof pursuant to the dissolution of the partnership.
Court TV Joint Venture
      The Company and Liberty Media (“Liberty”) each have a 50% interest in Courtroom Television Network (“Court TV”). Beginning January 2006, Liberty may give written notice to Time Warner requiring Time Warner to purchase all of Liberty’s interest in Court TV (the “Liberty Put”). In addition, as of the same date, Time Warner may, by notice to Liberty, require Liberty to sell all of its interest in Court TV to Time Warner (the “Time Warner Call”). The price to be paid upon exercise of either the Liberty Put or the Time Warner Call will be an amount equal to one-half of the fair market value of Court TV, determined by an appraisal. The consideration is required to be paid in cash if the Liberty Put is exercised. If the Time Warner Call is exercised, the consideration is also payable in cash only if Liberty determines that the transaction cannot be structured as a tax efficient transaction, or if Time Warner determines that a tax efficient transaction may either violate applicable law or cause a breach or default under any other agreement affecting Time Warner. For the year ended December 31, 2005, Court TV’s Operating Income was approximately $40 million.
Bookspan Joint Venture
      The Company and Bertelsmann each have a 50% interest in the Bookspan joint venture, which operates the U.S. book clubs of Book-of-the-Month Club, Inc., and Doubleday Direct, Inc. Under the General Partnership Agreement, in January of each year, either Bertelsmann or the Company may elect to terminate the venture by giving notice during 60-day termination periods. If such an election is made, a confidential bid process will take place, pursuant to which the highest bidder will purchase the other party’s entire venture interest. The Company is unable to predict whether this bid process

TIME WARNER INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION — (Continued)
will occur or the amount that may be paid out or received under it. For the year ended December 31, 2005, the Bookspan joint venture had Operating Income of approximately $42 million.
Backlog
      Backlog represents the amount of future revenue not yet recorded from cash contracts for the licensing of theatrical and television product for pay cable, basic cable, network and syndicated television exhibition. Backlog was approximately $4.5 billion at December 31, 2005 and $3.7 billion at December 31, 2004. Included in these amounts is licensing of film product from the Filmed Entertainment segment to the Networks segment of $774 million and $514 million at December 31, 2005 and 2004, respectively.
      Because backlog generally relates to contracts for the licensing of theatrical and television product which have already been produced, the recognition of revenue for such completed product is principally dependent upon the commencement of the availability period for telecast under the terms of the related licensing agreement. Cash licensing fees are collected periodically over the term of the related licensing agreements or, as referenced above and discussed in more detail in Note 8 to the accompanying consolidated financial statements, on an accelerated basis using a $500 million securitization facility. The portion of backlog for which cash has not already been received has significant value as a source of future funding. Of the approximately $4.5 billion of backlog as of December 31, 2005, Time Warner has recorded $335 million of deferred revenue on the accompanying consolidated balance sheet, representing cash received through the utilization of the backlog securitization facility. The backlog excludes filmed entertainment advertising barter contracts, which are also expected to result in the future realization of revenues and cash through the sale of advertising spots received under such contracts.
MARKET RISK MANAGEMENT
      Market risk is the potential loss arising from adverse changes in market rates and prices, such as interest rates, foreign currency exchange rates and changes in the market value of financial instruments.
Interest Rate Risk
      Time Warner has issued variable-rate debt that, at December 31, 2005, had an outstanding balance of $1.105 billion. Based on Time Warner’s variable-rate obligations outstanding at December 31, 2005, each 25 basis point increase or decrease in the level of interest rates would, respectively, increase or decrease Time Warner’s annual interest expense and related cash payments by approximately $3 million. Such potential increases or decreases are based on certain simplifying assumptions, including a constant level of variable-rate debt for all maturities and an immediate, across-the-board increase or decrease in the level of interest rates with no other subsequent changes for the remainder of the period. Conversely, since almost all of the Company’s cash balance of approximately $4.220 billion is invested in variable-rate interest earning assets, the Company would also earn more (less) interest income due to such an increase (decrease) in interest rates.
      Time Warner has entered into fixed-rate debt that, at December 31, 2005, had an outstanding balance of $18.863 billion and a fair value of $20.394 billion. Based on Time Warner’s fixed-rate debt obligations outstanding at December 31, 2005, a 25 basis point increase or decrease in the level of interest rates would, respectively, decrease or increase the fair value of the fixed-rate debt by approximately $378 million. Such potential increases or decreases are based on certain simplifying assumptions, including a constant level of fixed-rate debt and an immediate across-the-board increase or decrease in the level of interest rates with no other subsequent changes for the remainder of the period.
      From time to time, the Company uses interest rate swaps to hedge the fair value of its fixed-rate obligations. Under the interest rate swap contract, the Company agrees to receive a fixed-rate payment (in most cases equal to the stated coupon rate of the bond being hedged) for a floating-rate payment. The net payment on the swap is exchanged at a specified interval that usually coincides with the bonds underlying coupon payment on the agreed upon notional amount. At December 31, 2005, there were no interest rate swaps outstanding.
      The Company monitors its positions with, and the credit quality of, the financial institutions, which are party to any of its financial transactions. Credit risk related to any interest rate swaps outstanding has historically been considered low because the swaps have been entered into with strong, creditworthy counterparties and were limited to the net interest payments receivable, if any, for the remaining life of the swap.

TIME WARNER INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION — (Continued)
Foreign Currency Risk
      Time Warner uses foreign exchange contracts primarily to hedge the risk that unremitted or future royalties and license fees owed to Time Warner domestic companies for the sale or anticipated sale of U.S. copyrighted products abroad may be adversely affected by changes in foreign currency exchange rates. Similarly, the Company enters into foreign exchange contracts to hedge certain film production costs abroad as well as other transactions, assets and liabilities denominated in a foreign currency. As part of its overall strategy to manage the level of exposure to the risk of foreign currency exchange rate fluctuations, primarily exposure to changes in the value of the British pound and the Euro, Time Warner hedges a portion of its foreign currency exposures anticipated over the calendar year. The hedging period for royalties and license fees covers revenues expected to be recognized during the calendar year; however, there is often a lag between the time that revenue is recognized and the transfer of foreign-denominated cash back into U.S. dollars. To hedge this exposure, Time Warner uses foreign exchange contracts that generally have maturities of three months to eighteen months providing continuing coverage throughout the hedging period. At December 31, 2005, Time Warner had effectively hedged approximately 70% of the estimated net foreign currency exposures that principally relate to anticipated cash flows for royalties and license fees to be remitted to the United States over the ensuing hedging period.
      At December 31, 2005, Time Warner had contracts for the sale of $2.981 billion and the purchase of $1.602 billion of foreign currencies at fixed rates, including net contracts for the sale of $380 million of the British pound and $735 million of the Euro. At December 31, 2004, Time Warner had contracts for the sale of $3.375 billion and the purchase of $1.714 billion of foreign currencies at fixed rates, including net contracts for the sale of $496 million of the British pound and $825 million of the Euro.
      Based on the foreign exchange contracts outstanding at December 31, 2005, a 10% devaluation of the U.S. dollar as compared to the level of foreign exchange rates for currencies under contract at December 31, 2005 would result in approximately $138 million of net unrealized losses. Conversely, a 10% appreciation of the U.S. dollar would result in approximately $138 million of net unrealized gains. For a hedge of forecasted royalty or license fees denominated in a foreign currency, consistent with the nature of the economic hedge provided by such foreign exchange contracts, such unrealized gains or losses largely would be offset by corresponding decreases or increases, respectively, in the dollar value of future foreign currency royalty and license fee payments that would be received in cash within the hedging period from the sale of U.S. copyrighted products abroad.
Equity Risk
      The Company is exposed to market risk as it relates to changes in the market value of its investments. The Company invests in equity instruments of public and private companies for operational and strategic business purposes. These securities are subject to significant fluctuations in fair market value due to volatility of the stock market and the industries in which the companies operate. These securities, which are classified in Investments, including available-for-sale securities on the accompanying consolidated balance sheet, include equity-method investments, investments in private securities, available-for-sale securities, restricted securities and equity derivative instruments. As of December 31, 2005, the Company had $2.548 billion of investments accounted for using the equity method of accounting, $820 million of fair value investments, including $133 million of investments in unrestricted public equity securities held for purposes other than trading, $6 million of equity derivative instruments and $124 million of cost-method investments, primarily relating to private equity securities.
      The Company’s available-for-sale securities are adjusted to fair value with the gain or loss recognized as an unrealized gain or loss on investment in the accompanying consolidated statement of shareholders’ equity as a component of accumulated other comprehensive income until the investment is either sold or considered impaired other than on a temporary basis. As of December 31, 2005, the Company had net unrealized gains of $83 million, consisting of gross unrealized gains of $85 million and gross unrealized losses of $2 million. As a result of declines in the value of certain investments, the Company recorded noncash pretax charges of $16 million in 2005, $15 million in 2004 and $212 million in 2003 to reduce the carrying value of certain publicly traded and privately held investments, restricted securities and investments accounted for using the equity method of accounting that had experienced other-than-temporary declines in value. In addition, the Company holds investments in equity derivative instruments which are recorded at fair value in the accompanying consolidated balance sheet, and the related gains and losses are immediately recognized in income. The

TIME WARNER INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION — (Continued)
Company recognized losses of $1 million and $14 million in 2005 and 2004, respectively, and gains of $8 million in 2003 as a component of other income, net in the accompanying consolidated income statement related to market fluctuations in equity derivative instruments. While Time Warner has recognized all declines that are believed to be other-than-temporary, it is reasonably possible that individual investments in the Company’s portfolio may experience an other-than-temporary decline in value in the future if the underlying investee company experiences poor operating results or if the U.S. equity markets experience future broad declines in value. See Note 6 to the accompanying consolidated financial statements for additional discussion.
CRITICAL ACCOUNTING POLICIES
      The SEC considers an accounting policy to be critical if it is important to the Company’s financial condition and results, and if it requires significant judgment and estimates on the part of management in its application. The development and selection of these critical accounting policies have been determined by the management of Time Warner and the related disclosures have been reviewed with the Audit and Finance Committee of the Board of Directors. For a summary of all of the Company’s significant accounting policies, see Note 1 to the accompanying consolidated financial statements.
Multiple-Element Transactions
      Multiple-element transactions involve situations where judgment must be exercised in determining the fair value of the different elements in a bundled transaction. Specifically, multiple element arrangements can involve:
     1. Contemporaneous purchases and sales. The Company sells a product or service (e.g., advertising services) to a customer and at the same time purchases goods or services and/or makes an investment in that customer.
     2. Sales of multiple products or services. The Company sells multiple products or services to a counterparty (e.g., Cable sells video, digital phone and high-speed Internet access services to a customer).
     3. Purchases of multiple products or services, or the settlement of an outstanding item contemporaneous with the purchase of a product or service. The Company purchases multiple products or services from a counterparty (e.g., the Networks segment licenses a group of films from a counterparty to show over a period of time).
Contemporaneous Purchases and Sales
      In the normal course of business, Time Warner enters into transactions in which it purchases a product or service and/or makes an investment in a customer and at the same time negotiates a contract for the sale of advertising, or other product, to the customer. Contemporaneous transactions may also involve circumstances where the Company is purchasing or selling goods and services and settling a Company dispute. For example, the AOL segment may have negotiated for the sale of advertising at the same time it purchased goods or services and/or made an investment in a counterparty. Similarly, when negotiating programming arrangements with cable networks, the Company’s Cable segment may negotiate for the sale of advertising to the cable network.
      Arrangements, although negotiated contemporaneously, may be documented in one or more contracts. In accounting for such arrangements, the Company looks to the guidance contained in the following authoritative literature:
•	APB Opinion No. 29, “Accounting for Nonmonetary Transactions” (“APB 29”);

•	FASB Statement 153, “Exchanges of Nonmonetary Assets — an amendment of APB Opinion No. 29” (“FAS 153”);

•	Emerging Issues Task Force (“EITF”) Issue No. 01-09, “Accounting for Consideration Given by a Vendor to a Customer” (“EITF 01-09”); and

•	EITF Issue No. 02-16, “Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor” (“EITF 02-16”).

TIME WARNER INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION — (Continued)
      The Company accounts for each transaction negotiated contemporaneously based on the respective fair values of the goods or services purchased and the goods or services sold. If the Company is unable to determine the fair value of one or more of the elements being purchased, revenue recognition is limited to the total consideration received for the products or services sold less supported payments. For example, if the Company sells advertising to a customer for $10 million in cash and contemporaneously enters into an arrangement to acquire software for $2 million from the same customer, but fair value for the software cannot be reliably determined, the Company would limit the recognized advertising revenue to $8 million and would ascribe no value to the software acquisition. As another example, if the Company sells advertising to a customer for $10 million in cash and contemporaneously invests $2 million in the equity of that same customer at fair value, the Company would recognize advertising revenue of $10 million and would ascribe $2 million to the equity investment. Accordingly, the judgments made in determining fair value in such arrangements impact the amount and period in which revenues, expenses and net income are recognized over the term of the contract.
      In determining the fair value of the respective elements, the Company refers to quoted market prices (where available), historical transactions or comparable cash transactions. In addition, the existence of price protection in the form of “most favored nation” clauses or similar contractual provisions are generally indicative that the stated terms of a transaction are at fair value.
      Further, in a contemporaneous purchase and sale transaction, evidence of fair value for one element of a transaction may provide support for the fair value of the other element of a transaction. For example, if the Company sells advertising to a customer and contemporaneously invests in the equity of that same customer, evidence of the fair value of the investment may implicitly support the fair value of the advertising sold, since there are only two elements in the arrangement.
Sales of Multiple Products or Services
      The Company’s policy for revenue recognition in instances where multiple deliverables are sold contemporaneously to the same counterparty is in accordance with EITF Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables,” and SEC Staff Accounting Bulletin No. 104, “Revenue Recognition.” Specifically, if the Company enters into sales contracts for the sale of multiple products or services, then the Company evaluates whether it has objective fair value evidence for each deliverable in the transaction. If the Company has objective fair value evidence for each deliverable of the transaction, then it accounts for each deliverable in the transaction separately, based on the relevant revenue recognition accounting policies. However, if the Company is unable to determine objective fair value for one or more undelivered elements of the transaction, the Company generally recognizes revenue on a straight-line basis over the term of the agreement. For example, the AOL division might enter into an agreement for broadband service that includes AOL providing a modem in connection with the service and the subscriber paying an upfront fee as well as monthly charges. Because AOL is providing both a product and a service, revenue is allocated to the modem and service based on relative fair value.
Purchases of Multiple Products or Services
      While no specific accounting guidance exists, the Company’s policy for cost recognition in instances where multiple products or services are purchased contemporaneously from the same counterparty is consistent with its policy in instances where the Company sells multiple deliverables to a customer. Specifically, if the Company enters into a contract for the purchase of multiple products or services, the Company evaluates whether it has objective fair value evidence for each product or service being purchased. If the Company has objective fair value evidence for each product or service being purchased, it accounts for each separately, based on the relevant cost recognition accounting policies. However, if the Company is unable to determine objective fair value for one or more of the purchased elements, the Company recognizes the cost of the transaction on a straight-line basis over the term of the agreement. For example, the Networks segment licenses from a film production company the rights to a group of films and episodic series to run as content on its segment. Because the Networks segment is purchasing multiple products that will be aired over varying times and periods, the cost is allocated among the films and episodic series based on the relative fair value of each product being purchased. Each allocated amount is then accounted for in accordance with the Networks segment’s accounting policy for that specific type of deliverable.

TIME WARNER INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION — (Continued)
      This policy would also apply in instances in which the Company settles an outstanding disagreement at the same time the Company purchases a product or service from that same counterparty. For example, the Cable segment settles a dispute on an existing programming contract with a programming vendor at the same time that it is renegotiating a new programming contract with the same programming vendor. Because the Cable segment is making payments for both the settlement of an existing programming contract and for carriage under a new programming contract, the amount agreed to be paid is allocated between the settlement of the preexisting programming contract and the carriage under the new programming contract. The amount allocated to the settlement of the preexisting programming contract would be recognized immediately, whereas the amount allocated to the carriage under the new programming contract would be accounted for prospectively, consistent with the accounting for other similar programming agreements.
Gross versus Net Revenue Recognition
      In the normal course of business, the Company acts as or uses an intermediary or agent in executing transactions with third parties. The accounting issue presented by these arrangements is whether the Company should report revenue based on the gross amount billed to the ultimate customer or on the net amount received from the customer after commissions and other payments to third parties. To the extent revenues are recorded on a gross basis, any commissions or other payments to third parties are recorded as expenses so that the net amount (gross revenues less expenses) is reflected in Operating Income. Accordingly, the impact on Operating Income is the same whether the Company records the revenue on a gross or net basis. For example, if the Company’s Filmed Entertainment segment distributes a film to a theater for $15 and remits $10 to the independent production company, representing its share of proceeds, the Company must determine if the Filmed Entertainment segment should record gross revenue from the theater of $15 and $10 of expenses or if it should record as revenue the net amount recognized of $5. In either case, the impact on Operating Income is $5.
      Determining whether revenue should be reported as gross or net is based on an assessment of whether the Company is acting as the principal or agent in the transaction. To the extent that the Company is acting as a principal in a transaction, the Company reports revenue on a gross basis. To the extent that the Company is acting as an agent in a transaction, the Company reports revenue on a net basis. The determination of whether the Company is acting as a principal or an agent in a transaction involves judgment and is based on an evaluation of the terms of an arrangement.
      In determining whether the Company serves as principal or agent, the Company follows the guidance in EITF 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent” (“EITF 99-19”). Pursuant to such guidance, the Company serves as the principal in transactions in which it has substantial risks and rewards of ownership.
      Specifically, the following are examples of arrangements where the Company is an intermediary or uses an intermediary:
•	The Filmed Entertainment segment distributes films on behalf of independent film producers or together with another party. The Filmed Entertainment segment will typically provide motion picture distribution services for an independent production company in the worldwide theatrical, home video and television markets. The arrangement may cover multiple films produced by the independent film company for which it owns the underlying copyright. In addition, the independent film company will generally retain final approval over the distribution, marketing, advertising and publicity for each film in all media, including the timing and extent of the theatrical releases, the pricing and packaging of home video units and approval of all television licenses. The Filmed Entertainment segment has recorded the revenue generated in these distribution arrangements on a gross basis when it is the merchant of record for the licensing arrangements, is the licensor/contracting party, provides the film materials to licensees, handles the billing and collection of all amounts due under such arrangements and bears the risk of loss related to distribution advances for print and advertising costs and/or the video product inventory. If the Filmed Entertainment segment does not bear the risk of loss as described in the previous sentence, the arrangements are accounted for on a net basis.
In order to share the risks (and consequently the rewards) of distributing certain films, the Filmed Entertainment segment (and in some cases the Networks segment) sometimes enters into what are referred to as co-financing arrangements whereby certain parties to a contractual agreement would be responsible for a particular distribution channel. For example, Warner Bros. may produce a film along with a third party. In accordance with the terms of the contract, Warner Bros. might agree to control the domestic distribution of the film while the other party controls the

TIME WARNER INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION — (Continued)
international distribution of that film. While these arrangements do not occur regularly, Warner Bros., after considering the factors noted in the preceding paragraph, would record revenue on a gross basis for the channels for which it serves as principal (in this example, the domestic distribution).
•	The Publishing segment utilizes subscription agents to generate magazine subscribers. As a way to generate magazine subscribers, the Publishing segment uses subscription agents whereby the agent secures subscribers and, in exchange, receives a percentage of the subscription revenue generated. The Publishing segment has recorded subscription revenue generated by the agent, net of the fees paid to the agent. This is primarily because the subscription agent has the primary contact with the customer, performs all of the billing and collection activities, and passes the proceeds from the subscription to the Publishing segment after deducting the agent’s commission.

•	The AOL segment sells advertising on behalf of third parties. AOL often will sell advertising on a third-party website (outside of the AOL service). Generally, AOL records the revenue generated from such sales on a gross basis (records as revenue the proceeds received from the advertiser, with an expense equal to the amount paid to the third-party owner of the website). This is primarily because AOL was responsible for identifying and contracting with third-party advertisers, establishing the selling price of the inventory, serving the advertisements at AOL’s cost and expense, performing all billing and collection activities and bearing sole liability for fulfillment of the advertising. Similarly, AOL records gross revenue from Advertising.com transactions where Advertising.com purchases advertising inventory from third parties at a fixed price and resells the inventory.

•	The Cable segment bills for reimbursement of taxes paid to franchising authorities. In the monthly bill to customers, there is a line item identifying the reimbursement of taxes paid by the cable company to the franchising authorities. The Cable segment includes in its revenue amounts received from customers that are passed on to the franchising authorities by the Cable company. This is because the Cable segment is considered to be the primary obligor with respect to the customer purchasing the service and assumes the credit risk (i.e., it would still be required to remit the tax if the customer did not pay).
Impairment of Goodwill and Intangible Assets
Goodwill and Indefinite-Lived Intangible Assets
      Goodwill impairment is determined using a two-step process. The first step of the goodwill impairment test is to identify a potential impairment by comparing the fair value of a reporting unit with its carrying amount, including goodwill. The estimates of fair value of a reporting unit, generally the Company’s operating segments, are determined using various valuation techniques, with the primary technique being a discounted cash flow analysis. A discounted cash flow analysis requires one to make various judgmental assumptions, including assumptions about future cash flows, growth rates and discount rates. The assumptions about future cash flows and growth rates are based on the Company’s operating segments’ budget and business plans, and varying perpetual growth rate assumptions for periods beyond the long-term business plan period. Discount rate assumptions are based on an assessment of the risk inherent in the future cash flows of the respective reporting units. In estimating the fair values of its reporting units, the Company also uses research analyst estimates, as well as comparable market analyses. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not deemed impaired and the second step of the impairment test is not performed. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. That is, the fair value of the reporting unit is allocated to all of the assets and liabilities of that unit (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the purchase price paid to acquire the reporting unit.
      The impairment test for other intangible assets not subject to amortization consists of a comparison of the fair value of the intangible asset with its carrying value. If the carrying value of the intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. The estimates of fair value of intangible assets not subject to amortization are determined using various discounted cash flow valuation methodologies. The most common among these

TIME WARNER INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION — (Continued)
is a “relief from royalty” methodology, which is used in estimating the fair value of the Company’s brands and trademarks, and income methodologies, which are used to value cable franchises. The income methodology used to value the cable franchises entails identifying the discrete cash flows related to such franchises and discounting them back to the valuation date. Market and income-based methodologies are used to value sports franchises. Significant assumptions inherent in the methodologies employed include estimates of royalty rates and discount rates. Discount rate assumptions are based on an assessment of the risk inherent in the respective intangible assets. Assumptions about royalty rates are based on the rates at which similar brands and trademarks are being licensed in the marketplace.
      The Company’s 2005 annual impairment analysis, which was performed during the fourth quarter, did not result in an impairment charge. For certain reporting units, the 2005 estimated fair values were within 10% of respective book values. Applying a hypothetical 10% decrease to the fair values of each reporting unit would result in a greater book value than fair value for the following reporting units: Warner Bros. (approximately $390 million), Publishing (approximately $385 million) and The WB Network (approximately $20 million). Intangible assets not subject to amortization are tested for impairment annually, or more frequently if events or circumstances indicate that the asset might be impaired.
Finite-Lived Intangible Assets
      In determining whether finite-lived intangible assets (e.g., customer lists, film libraries, etc.) are impaired, the accounting rules do not provide for an annual impairment test. Instead they require that a triggering event occur before testing an asset for impairment. Such triggering events include the significant disposal of a portion of such assets or the occurrence of an adverse change in the market involving the business employing the related asset. Once a triggering event has occurred, the impairment test employed is based on whether the intent is to hold the asset for continued use or to hold the asset for sale. If the intent is to hold the asset for continued use, the impairment test first requires a comparison of undiscounted future cash flows against the carrying value of the asset as an initial test. If the carrying value of such asset exceeds the undiscounted cash flow, the asset would be deemed to be impaired. Impairment would then be measured as the difference between the fair value of the asset and its carrying value. Fair value is generally determined by discounting the future cash flows associated with that asset. If the intent is to hold the asset for sale and certain other criteria are met (e.g., can be disposed of currently, appropriate levels of authority have approved the sale, actively pursuing buyer), the impairment test involves comparing the asset’s carrying value to its fair value. To the extent the carrying value is greater than the asset’s fair value, an impairment loss is recognized for the difference.
      Significant judgments in this area involve determining whether a triggering event has occurred and the determination of the cash flows for the assets involved and the discount rate to be applied in determining fair value. There was no impairment of finite-lived intangible assets in 2005.
Pension Plans
      Time Warner and certain of its subsidiaries have defined benefit pension plans covering a majority of domestic employees and, to a lesser extent, international employees. Pension benefits are based on formulas that reflect the employees’ years of service and compensation during their employment period and participation in the plans. The Company recognized domestic pension expense from continuing operations of $150 million in 2005, $149 million in 2004 and $195 million in 2003. The pension expense recognized by the Company is determined using certain assumptions, including the discount rate, the expected long-term rate of return on plan assets and the rate of compensation increases. See Notes 1 and 13 to the accompanying consolidated financial statements for additional discussion. The determination of assumptions for domestic pension plans is discussed in more detail below.
      The Company used a discount rate of 6% to compute 2005 pension expense. The discount rate was determined by reference to the Moody’s Aa Corporate Bond Index, adjusted for coupon frequency and duration of obligation. A decrease in the discount rate of 25 basis points, from 6% to 5.75%, while holding all other assumptions constant, would have resulted in an increase in the Company’s domestic pension expense of approximately $22 million in 2005.
      The Company’s expected long-term rate of return on plan assets used to compute 2005 pension expense was 8%. In developing the expected long-term rate of return, the Company considered the pension portfolio’s past average rate of earnings, portfolio composition and discussions with portfolio managers. The expected long-term rate of return is based on an asset allocation assumption of 75% equities and 25% fixed-income securities, which approximated the actual allocation as of December 31, 2005. A decrease in the expected long-term rate of return of 25 basis points, from 8.00% to 7.75%,

TIME WARNER INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION — (Continued)
while holding all other assumptions constant, would have resulted in an increase in the Company’s domestic pension expense of approximately $7 million in 2005.
      The Company used an estimated rate of future compensation increases of 4.5% to compute 2005 pension expense. An increase in the rate of 25 basis points while holding all other assumptions constant would have resulted in an increase in the Company’s domestic pension expense of approximately $3 million in 2005.
Filmed Entertainment Revenues and Costs
      The Company accounts for film and television production costs, as well as related revenues (“film accounting”), in accordance with the guidance in Statement of Position 00-2, “Accounting by Producers or Distributors of Films” (“SOP 00-2”). See Note 1 to the accompanying consolidated financial statements for additional discussion. An aspect of film accounting that requires the exercise of judgment relates to the process of estimating the total revenues to be received throughout a film’s life cycle. Such estimate of a film’s “ultimate revenue” is important for two reasons. First, for completed films and while a film is being produced and the related costs are being capitalized, it is necessary for management to estimate the ultimate revenues, less additional costs to be incurred, including exploitation costs, in order to determine whether the carrying value of a film is impaired and thus requires an immediate write-off of unrecoverable film costs. Second, the amount of capitalized film costs recognized as cost of revenues for a given film as it is exhibited in various markets, throughout its life cycle, is based on the proportion of the film’s revenues recognized for such period to the film’s estimated ultimate total revenues. Similarly, the recognition of participations and residuals is based on the proportion of the film’s revenues recognized for such period to the film’s estimated ultimate total revenues.
      Prior to release, management bases its estimates of ultimate revenue for each film on the historical performance of similar films, incorporating factors such as the star power of the lead actors and actresses, the genre of the film, prerelease market research (including test market screenings), the expected number of theaters in which the film will be released and the expected home video or DVD release date, if any. Management updates such estimates based on information available on the progress of the film production and, upon release, the actual results of each film. For example, prior to a film’s release, the Company often will test market the film to the film’s targeted demographic. If the film is not received favorably, the Company may (1) reduce the film’s estimated ultimate revenue, (2) revise the film, which could cause the production costs to exceed budget or (3) a combination of both. Similarly, a film that results in lower-than-expected theatrical revenues in its initial weeks of release would have its theatrical, home video and television distribution ultimate revenue adjusted downward. A failure to adjust for a downward change in ultimate revenue estimates could result in the understatement of amortized film costs for the period. Since the amount of capitalized film cost to be amortized for a given film is fixed, the estimate of ultimate revenues impacts only the timing of film cost amortization.
Sales Returns and Uncollectible Accounts
      Another area of judgment affecting reported revenue and net income is management’s estimate of product sales that will be returned and the amount of receivables that will ultimately be collected. In estimating product sales that will be returned, management analyzes actual and historical returns trends, current economic conditions and changes in customer demand and acceptance of Time Warner’s products. Based on this information, management reserves a percentage of any product sales that provide the customer with the right of return. The provision for such sales returns is reflected as a reduction of the related sale. See Note 1 to the accompanying consolidated financial statements for additional discussion.
      The Company’s products subject to return include home video product at the Filmed Entertainment and Networks segments and magazines, and direct sales merchandise at the Publishing segment. At December 31, 2005, total reserves for returns were approximately $993 million, $13 million and $418 million at the Filmed Entertainment, Networks and Publishing segments, respectively. See Note 1 to the accompanying consolidated financial statements for additional discussion.
      Similarly, management evaluates accounts receivable to determine if they will ultimately be collected. In performing this evaluation, significant judgments and estimates are involved, including an analysis of specific risks on a customer-by-customer basis for larger accounts, and an analysis of receivables aging that determines the percentage that has historically been uncollected by aged category. Using this information, management reserves an amount that is believed to be uncollectible. Based on management’s analysis of sales returns and uncollectible accounts, reserves totaling $2.055 billion

TIME WARNER INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION — (Continued)
and $1.933 billion have been established at December 31, 2005 and 2004, respectively. Total gross accounts receivable were $8.578 billion and $7.285 billion at December 31, 2005 and 2004, respectively.
CAUTION CONCERNING FORWARD-LOOKING STATEMENTS
      This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, particularly statements anticipating future growth in revenues, Operating Income before Depreciation and Amortization and cash from operations. Words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance identify forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs about future events. As with any projection or forecast, they are inherently susceptible to uncertainty and changes in circumstances, and the Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise.
      Various factors could adversely affect the operations, business or financial results of Time Warner or its business segments in the future and cause Time Warner’s actual results to differ materially from those contained in the forward-looking statements, including those factors discussed in detail in Item 1A, “Risk Factors” of the 2005 Form 10-K and in Time Warner’s other filings made from time to time with the SEC. In addition, Time Warner operates in highly competitive, consumer and technology-driven and rapidly changing media, entertainment, interactive services and cable businesses. These businesses are affected by government regulation, economic, strategic, political and social conditions, consumer response to new and existing products and services, technological developments and, particularly in view of new technologies, the continued ability to protect intellectual property rights. Time Warner’s actual results could differ materially from management’s expectations because of changes in such factors.
      Further, for Time Warner generally, lower than expected valuations associated with the cash flows and revenues at Time Warner’s segments may result in Time Warner’s inability to realize the value of recorded intangibles and goodwill at those segments. In addition, achieving the Company’s financial objectives, including growth in operations, maintaining financial ratios and a strong balance sheet, could be adversely affected by the factors discussed in detail in Item 1A, “Risk Factors” of the 2005 Form 10-K, as well as:
•	decreased liquidity in the capital markets, including any reduction in the ability to access either the capital markets for debt securities or bank financings;

•	the failure to meet earnings expectations;

•	the impacts of significant acquisitions, dispositions and other similiar transactions;

•	economic slowdowns;

•	the impact of terrorist acts and hostilities; and

•	changes in the Company’s plans, strategies and intentions.
      For Time Warner’s AOL business, actual results could differ materially from management’s expectations due to the factors discussed in detail in Item 1A, “Risk Factors” of the 2005 Form 10-K, as well as:
•	the ability to provide adequate server, network and system capacity;

•	the risk of unanticipated increased costs for network services;

•	the ability to maintain or enter into new content, electronic commerce or marketing arrangements and the risk that the cost of such arrangements may increase; and

•	the risks from changes in U.S. and international regulatory environments affecting interactive services.

TIME WARNER INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION — (Continued)
      For Time Warner’s cable business, actual results could differ materially from management’s expectations due to the factors discussed in detail in Item 1A, “Risk Factors” of the 2005 Form 10-K, as well as:
•	increases in government regulation of video services, including regulation that limits cable operators’ ability to raise rates or that dictates set-top box or other equipment features, functionalities or specifications;

•	government regulation that dictates the manner in which it operates its cable systems or determines what to offer, such as the imposition of “forced access” rules or common carrier type requirements;

•	increased difficulty in obtaining franchise renewals;

•	unanticipated funding obligations relating to its cable joint ventures;

•	a future decision by the FCC or Congress to require cable operators to contribute to the federal “Universal Service Fund” based on the provision of cable modem service, which could raise the price of cable modem service and impair TWC’s competitive position; and

•	the award of franchises or similar grants of rights through state or federal legislation that would allow competitors of cable providers to offer video service on terms substantially more favorable than those afforded existing cable operators (e.g., without the need to obtain local franchise approval or to comply with local franchising regulations as cable operators currently must).

TIME WARNER INC.
CONSOLIDATED BALANCE SHEET
December 31,
(recast, millions, except per share amounts)

	2005	2004
ASSETS
Current assets
Cash and equivalents	$4,220	$6,139
Restricted cash	—	150
Receivables, less allowances of $2.055 and $1.933 billion	6,523	5,352
Inventories	2,041	2,045
Prepaid expenses and other current assets	890	770
Current assets of discontinued operations	376	360

Total current assets	14,050	14,816
Noncurrent inventories and film costs	4,597	4,360
Investments, including available-for-sale securities	3,495	4,677
Property, plant and equipment, net	12,896	12,356
Intangible assets subject to amortization, net	3,476	3,843
Intangible assets not subject to amortization	37,367	37,332
Goodwill	40,139	39,389
Other assets	3,119	3,247
Noncurrent assets of discontinued operations	3,605	3,433

Total assets	$122,744	$123,453

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,194	$1,283
Participations payable	2,401	2,452
Royalties and programming costs payable	937	930
Deferred revenue	1,463	1,643
Debt due within one year	92	1,672
Other current liabilities	6,113	6,368
Current liabilities of discontinued operations	328	325

Total current liabilities	12,528	14,673
Long-term debt	20,238	20,703
Deferred income taxes	12,146	11,791
Deferred revenue	681	749
Mandatorily convertible preferred stock	—	1,500
Other liabilities	5,454	4,384
Noncurrent liabilities of discontinued operations	863	892
Minority interests	5,729	5,463
Commitments and contingencies (Note 17)
Shareholders’ equity
Series LMCN-V common stock, $0.01 par value, 87.2 and 105.7 million shares issued and outstanding	1	1
Time Warner common stock, $0.01 par value, 4.706 and 4.564 billion shares issued and 4.498 and 4.483 billion shares outstanding	47	46
Paid-in-capital	168,726	166,688
Treasury stock, at cost (208.0 and 81.3 million shares)	(5,463)	(3,196)
Accumulated other comprehensive income (loss), net	(64)	106
Accumulated deficit	(98,142)	(100,347)

Total shareholders’ equity	65,105	63,298

Total liabilities and shareholders’ equity	$122,744	$123,453

See accompanying notes.

TIME WARNER INC.
CONSOLIDATED STATEMENT OF OPERATIONS
Years Ended December 31,
(recast, millions, except per share amounts)

	2005	2004	2003
Revenues:
Subscription	$21,581	$21,027	$19,916
Advertising	7,564	6,904	6,075
Content	12,075	11,904	11,069
Other	1,181	1,158	1,464

Total revenues(a)	42,401	40,993	38,524
Costs of revenues(a)	(24,408)	(23,856)	(22,876)
Selling, general and administrative(a)	(10,439)	(10,445)	(10,234)
Amortization of intangible assets	(587)	(615)	(628)
Amounts related to securities litigation and government investigations	(2,865)	(536)	(56)
Merger-related and restructuring costs	(117)	(50)	(109)
Asset impairments	(24)	(10)	(219)
Gains on disposal of assets, net	23	21	14

Operating income	3,984	5,502	4,416
Interest expense, net(a)	(1,266)	(1,533)	(1,734)
Other income, net	1,125	522	1,200
Minority interest expense, net	(244)	(201)	(155)

Income before income taxes, discontinued operations and cumulative effect of accounting change	3,599	4,290	3,727
Income tax provision	(1,051)	(1,450)	(1,044)

Income before discontinued operations and cumulative effect of accounting change	2,548	2,840	2,683
Discontinued operations, net of tax	123	234	(505)

Income before cumulative effect of accounting change	2,671	3,074	2,178
Cumulative effect of accounting change, net of tax	—	34	(12)

Net income	$2,671	$3,108	$2,166

Basic income per common share before discontinued operations and cumulative effect of accounting change	$0.55	$0.62	$0.60
Discontinued operations	0.02	0.05	(0.12)
Cumulative effect of accounting change	—	0.01	—

Basic net income per common share	$0.57	$0.68	$0.48

Average basic common shares	4,648.2	4,560.2	4,506.0

Diluted income per common share before discontinued operations and cumulative effect of accounting change	$0.54	$0.60	$0.58
Discontinued operations	0.03	0.05	(0.11)
Cumulative effect of accounting change	—	0.01	—

Diluted net income per common share	$0.57	$0.66	$0.47

Average diluted common shares	4,710.0	4,694.7	4,623.7

Cash dividends declared per share of common stock	$0.10	$—	$—

(a)	Includes the following income (expenses) resulting from transactions with related companies:

Revenues	$283	$282	$415
Costs of revenues	(205)	(143)	(129)
Selling, general and administrative	36	32	27
Interest income, net	35	25	17
See accompanying notes.

TIME WARNER INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
Years Ended December 31,
(recast, millions)

	2005	2004	2003
OPERATIONS
Net income(a)	$2,671	$3,108	$2,166
Adjustments for noncash and nonoperating items:
Cumulative effect of accounting change, net of tax	—	(34)	12
Depreciation and amortization	3,128	3,071	3,001
Amortization of film costs	3,505	3,610	2,959
Asset impairments	24	10	219
Gain on investments and other assets, net	(1,086)	(432)	(587)
Equity in (income) losses of investee companies, net of cash distributions	(15)	19	152
Equity-based compensation	356	574	935
Amounts related to securities litigation and government investigations	111	300	—
Changes in operating assets and liabilities, net of acquisitions:
Receivables	(528)	(833)	(293)
Inventories	(3,899)	(3,905)	(3,821)
Accounts payable and other liabilities	(600)	(48)	(176)
Other balance sheet changes	1,043	947	814
Adjustments relating to discontinued operations(a)	167	167	1,129

Cash provided by operations(b)(c)	4,877	6,554	6,510

INVESTING ACTIVITIES
Investments and acquisitions, net of cash acquired	(631)	(873)	(570)
Investments and acquisitions from discontinued operations	(49)	(4)	(52)
Capital expenditures and product development costs from continuing operations	(3,102)	(2,868)	(2,644)
Capital expenditures from discontinued operations	(144)	(156)	(243)
Investment proceeds from available-for-sale securities	991	532	1,061
Investment proceeds from discontinued operations	—	—	1,074
Other investment proceeds	439	2,866	1,451

Cash provided (used) by investing activities	(2,496)	(503)	77

FINANCING ACTIVITIES
Borrowings	6	1,320	2,371
Debt repayments	(1,950)	(4,523)	(7,109)
Debt repayments of discontinued operations	(45)	—	—
Redemption of redeemable preferred securities of subsidiary	—	—	(813)
Proceeds from exercise of stock options	307	353	372
Excess tax benefit on stock options	88	63	84
Principal payments on capital leases	(118)	(190)	(171)
Repurchases of common stock	(2,141)	—	—
Dividends paid	(466)	—	—
Other	19	25	(11)

Cash used by financing activities	(4,300)	(2,952)	(5,277)

INCREASE (DECREASE) IN CASH AND EQUIVALENTS	(1,919)	3,099	1,310
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	6,139	3,040	1,730

CASH AND EQUIVALENTS AT END OF PERIOD	$4,220	$6,139	$3,040

(a)	Includes net income (loss) from discontinued operations of $123 million, $234 million and $(505) million for the years ended December 31, 2005, 2004 and 2003, respectively. After considering adjustments related to discontinued operations, net cash flows from discontinued operations were $290 million, $401 million and $624 million for the years ended December 31, 2005, 2004 and 2003, respectively.

(b)	2005 reflects $2.754 billion in payments related to securities litigation and the government investigations. 2004 reflects $236 million in payments related to securities litigation and the government investigations.

(c)	2005 includes an approximate $36 million use of cash related to changing the fiscal year end of certain international operations from November 30 to December 31.
See accompanying notes.

TIME WARNER INC.
CONSOLIDATED STATEMENT OF SHAREHOLDER’S EQUITY
Years Ended December 31,
(recast, millions)

				Retained
				Earnings
	Common	Treasury	Paid-In	(Accumulated
	Stock	Stock	Capital	Deficit)	Total
BALANCE AT DECEMBER 31, 2002	$46	$(3,184)	$164,523	$(106,173)	$55,212
Net income	—	—	—	2,166	2,166
Foreign currency translation adjustments	—	—	—	(77)	(77)
Unrealized loss on securities, net of $34 million tax benefit(a)	—	—	—	(50)	(50)
Realized and unrealized losses on derivative financial instruments, net of $9 million tax benefit	—	—	—	(6)	(6)
Reversal of unfunded accumulated benefit obligation, net of $180 million income tax provision	—	—	—	270	270

Comprehensive income	—	—	—	2,303	2,303
Shares received from the exercise or forfeiture of employee equity instruments	—	(4)	—	—	(4)
Amounts related to stock options, restricted stock and benefit plans, including $23 million income tax benefit	1	—	1,200	—	1,201

BALANCE AT DECEMBER 31, 2003	47	(3,188)	165,723	(103,870)	58,712
Net income	—	—	—	3,108	3,108
Foreign currency translation adjustments	—	—	—	(66)	(66)
Unrealized gain on securities, net of $388 million tax provision(b)	—	—	—	582	582
Realized and unrealized losses on derivative financial instruments, net of $0.6 million tax provision	—	—	—	1	1
Reversal of unfunded accumulated benefit obligation, net of $3 million income tax provision	—	—	—	4	4

Comprehensive income	—	—	—	3,629	3,629
Shares received from the exercise or forfeiture of employee equity instruments	—	(8)	—	—	(8)
Amounts related to stock options, restricted stock and benefit plans, including $244 million income tax benefit	—	—	965	—	965

BALANCE AT DECEMBER 31, 2004	47	(3,196)	166,688	(100,241)	63,298
Net income	—	—	—	2,671	2,671
Foreign currency translation adjustments(c)	—	—	—	430	430
Change in unrealized gain on securities, net of $402 million tax benefit(d)	—	—	—	(603)	(603)
Realized and unrealized losses on derivative financial instruments, net of $14.8 million tax provision	—	—	—	22	22
Reversal of unfunded accumulated benefit obligation, net of $11 million income tax provision	—	—	—	(19)	(19)

Comprehensive income	—	—	—	2,501	2,501
Conversion of mandatorily convertible preferred stock	1	—	1,499	—	1,500
Cash dividends ($0.10 per common share)	—	—	—	(466)	(466)
Common stock repurchases	—	(2,250)	—	—	(2,250)
Shares received from the exercise or forfeiture of employee equity instruments	—	(17)	—	—	(17)
Amounts related to stock options, restricted stock and benefit plans, including $37 million income tax benefit	—	—	539	—	539

BALANCE AT DECEMBER 31, 2005	$48	$(5,463)	$168,726	$(98,206)	$65,105

(a)	Includes a $218 million pretax reduction (tax effect of $87 million) related to realized gains on the sale of securities in 2003 and an increase of $11 million pretax (tax effect $4 million) related to impairment charges on investments that had experienced other-than-temporary declines. These changes are included in the 2003 net income.

(b)	Includes a $268 million pretax reduction (tax effect of $107 million) related to realized gains on the sale of securities in 2004 and an increase of $4 million pretax (tax effect $2 million) related to impairment charges on investments that had experienced other-than-temporary declines. These changes are included in the 2004 net income.

(c)	Includes an adjustment of $439 million for foreign currency translation related to goodwill and intangible assets, including amounts that relate to prior periods (Note 2).

(d)	Includes a $959 million pretax reduction (tax effect of $384 million) related to realized gains on the sale of securities in 2005, primarily Google, and an increase of $3 million pretax (tax effect $1 million) related to impairment charges on investments that had experienced other-than-temporary declines. These changes are included in the 2005 net income.
See accompanying notes.

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Description of Business
      Time Warner Inc. (“Time Warner” or the “Company”) is a leading media and entertainment company, whose businesses include interactive services, cable systems, filmed entertainment, television networks and publishing. Time Warner classifies its business interests into five reportable segments: AOL: consisting principally of interactive services; Cable: consisting principally of interests in cable systems that provide video, high-speed data and Digital Phone services; Filmed Entertainment: consisting principally of feature film, television and home video production and distribution; Networks: consisting principally of cable television and broadcast networks; and Publishing: consisting principally of magazine publishing and, subject to a pending sale, book publishing. Financial information for Time Warner’s various reportable segments is presented in Note 16.
Changes in Basis of Presentation
      The financial statements presented herein have been recast for the retrospective application of Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“Statement”) No. 123 (revised 2004), Share-Based Payment (“FAS 123R”), a retroactive change in accounting principle for recognizing programming inventory costs at HBO and the sale or transfer of certain businesses during 2006 that have been retrospectively presented as discontinued operations.
Stock-Based Compensation
      The Company has adopted the provisions of FAS 123R as of January 1, 2006. The provisions of FAS 123R require a company to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost is recognized in the statement of operations over the period during which an employee is required to provide service in exchange for the award. FAS 123R also amends FASB Statement No. 95, Statement of Cash Flows, to require that excess tax benefits, as defined, realized from the exercise of stock options be reported as a financing cash inflow rather than as a reduction of taxes paid in cash flow from operations.
      Prior to the adoption of FAS 123R, the Company had followed the provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation (“FAS 123”), which allowed the Company to follow the intrinsic value method set forth in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and disclose the pro forma effects on net income (loss) had the fair value of the equity awards been expensed. In connection with adopting FAS 123R, the Company elected to adopt the modified retrospective application method provided by FAS 123R and, accordingly, financial statement amounts for all prior periods presented herein reflect results as if the fair value method of expensing had been applied from the original effective date of FAS 123. The Company also has made certain immaterial corrections to the amounts presented in prior years. Such corrections involved recording approximately $58 million of tax expense related to deferred income taxes on stock options for the year ended December 31, 2005, and other corrections related to the expensing of stock options that had an aggregate effect of approximately $70 million, net of tax, over a ten-year period ended December 31, 2002, and approximately $20 million, net of tax, over the three-year period ended December 31, 2005. The following tables set forth the increase (decrease) to the Company’s consolidated statements of operations and balance sheets as a result of the adoption of FAS 123R as of December 31, 2005 and 2004 and for the years ended December 31, 2005, 2004 and 2003:

	Impact of Change for Adoption of FAS 123R
		For the Year Ended
	December 31, 2005	December 31, 2004	December 31, 2003
	(millions, except per share amounts)
Consolidated Statement of Operations
Operating Income	$(319)	$(545)	$(918)
Income before income taxes, discontinued operations and cumulative effect of accounting change	(307)	(530)	$(883)
Net income	(244)	(306)	$(557)
Net income per share (basic)	$(0.05)	$(0.07)	$(0.12)
Net income per share (diluted)	$(0.05)	$(0.07)	$(0.12)

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Impact of Change
	for adoption of FAS 123R
	December 31, 2005	December 31, 2004
	(millions)
	increase (decrease)
Consolidated Balance Sheet
Deferred income tax liabilities, net	$(2,206)	$(2,360)
Minority interest, net	(37)	(30)
Shareholders’ equity	2,243	2,390
      Prior to the adoption of FAS 123R, the Company recognized stock-based compensation expense for awards with graded vesting by treating each vesting tranche as a separate award and recognizing compensation expense ratably for each tranche. For equity awards granted subsequent to the adoption of FAS 123R, the Company treats such awards as a single award and recognizes stock-based compensation expense on a straight-line basis (net of estimated forfeitures) over the employee service period. Stock-based compensation expense is recorded in costs of revenues or selling, general and administrative expense depending on the employee’s job function.
      Additionally, when recording compensation cost for equity awards, FAS 123R requires companies to estimate the number of equity awards granted that are expected to be forfeited. Prior to the adoption of FAS 123R, the Company recognized forfeitures when they occurred, rather than using an estimate at the grant date and subsequently adjusting the estimated forfeitures to reflect actual forfeitures.
Change in Accounting Principle for Recognizing Programming Inventory Costs at HBO
      Effective January 1, 2006, the Company changed its methodology for recognizing programming inventory costs (for both theatrical and original programming) at its HBO division. Previously, the Company recognized HBO’s programming costs on a straight-line basis in the calendar year in which the related programming first aired on the HBO and Cinemax pay television services. Now the Company recognizes programming costs on a straight-line basis over the license periods or estimated period of use of the related shows, beginning with the month of initial exhibition. The Company concluded that this change in accounting for programming inventory costs was preferable after giving consideration to the cumulative impact that marketplace and technological changes have had in broadening the variety of viewing options and period over which consumers are now experiencing HBO’s programming.
      Since this change involves a revision to an inventory costing principle, the change is reflected retrospectively for all prior periods presented, including the impact that such a change had on retained earnings for the earliest year presented. The following tables set forth certain changes to the Company’s consolidated statements of operations and balance sheets as a result of the change in the method of accounting for HBO’s programming inventory costs as of December 31, 2005 and 2004 and for the years ended December 31, 2005, 2004 and 2003:

	Year Ended December 31, 2005
		Impact of
	As Reported(a)	Change	As Adjusted
	(recast, millions, except per share amounts)
Consolidated Statement of Operations
Costs of revenues	$(24,400)	$(8)	$(24,408)
Operating Income	3,992	(8)	3,984
Income before income taxes, discontinued operations and cumulative effect of accounting change	3,607	(8)	3,599
Net income	2,676	(5)	2,671
Net income per share (basic)	$0.57	$—	$0.57
Net income per share (diluted)	$0.57	$—	$0.57

(a)	Amounts have been adjusted to reflect the impact of adopting FAS 123R and to reflect certain businesses sold as discontinued operations.

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31, 2004
		Impact of
	As Reported(a)	Change	As Adjusted
	(recast, millions, except per share amounts)
Consolidated Statement of Operations
Costs of revenues	$(23,887)	$31	$(23,856)
Operating Income	5,471	31	5,502
Income before income taxes, discontinued operations and cumulative effect of accounting change	4,259	31	4,290
Net income	3,089	19	3,108
Net income per share (basic)	$0.68	$—	$0.68
Net income per share (diluted)	$0.66	$—	$0.66

(a)	Amounts have been adjusted to reflect the impact of adopting FAS 123R and to reflect certain sold or transferred businesses as discontinued operations.

	Year Ended December 31, 2003
		Impact of
	As Reported(a)	Change	As Adjusted
	(recast, millions, except per share amounts)
Consolidated Statement of Operations
Costs of revenues	$(22,985)	$109	$(22,876)
Operating Income	4,307	109	4,416
Income before income taxes, discontinued operations and cumulative effect of accounting change	3,618	109	3,727
Net income	2,098	68	2,166
Net income per share (basic)	$0.47	$0.01	$0.48
Net income per share (diluted)	$0.45	$0.02	$0.47

(a)	Amounts have been adjusted to reflect the impact of adopting FAS 123R and to reflect certain sold or transferred businesses as discontinued operations.

	December 31, 2005
		Impact of
	As Reported(a)	Change	As Adjusted
	(recast, millions)
Consolidated Balance Sheet
Inventories (current and non current)	$6,347	$291	$6,638
Accumulated deficit	(98,325)	183	(98,142)

(a)	Amounts have been adjusted to reflect the impact of adopting FAS 123R and to reflect certain sold or transferred businesses as discontinued operations.

	December 31, 2004
		Impact of
	As Reported(a)	Change	As Adjusted
	(recast, millions)
Consolidated Balance Sheet
Inventories (current and noncurrent)	$6,101	$304	$6,405
Accumulated deficit	(100,535)	188	(100,347)

(a)	Amounts have been adjusted to reflect the impact of adopting FAS 123R and to reflect certain sold or transferred businesses as discontinued operations.
Prior Restatement of Certain Financial Information
      As previously disclosed by Time Warner, the Securities and Exchange Commission (“SEC”) had been conducting an investigation into certain accounting and disclosure practices of the Company. On March 21, 2005, the Company announced that the SEC had approved the Company’s proposed settlement, which resolved the SEC’s investigation of the Company. Under the terms of the settlement with the SEC, the Company agreed, without admitting or denying the SEC’s allegations, to be enjoined from future violations of certain provisions of the securities laws and to comply with the cease-and-desist order issued by the SEC to AOL LLC (formerly America Online, Inc., “AOL”), a subsidiary of the Company, in May 2000. The Company also agreed to appoint an

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
independent examiner, who was to either be or hire a certified public accountant. The independent examiner was to review whether the Company’s historical accounting for transactions (as well as any subsequent amendments) with 17 counterparties identified by the SEC staff, principally involving online advertising revenues and including three cable programming affiliation agreements with related online advertising elements, was appropriate, and provide a report to the Company’s Audit and Finance Committee of its conclusions, originally within 180 days of being engaged. The transactions that were to be reviewed were entered into (or amended) between June 1, 2000 and December 31, 2001, including subsequent amendments thereto, and involved online advertising and related transactions for which the majority of the revenue was recognized before January 1, 2002.
      The independent examiner began his review in June 2005 and, after several extensions of time, completed that review in August 2006, in which the independent examiner concluded that certain of the transactions under review with 15 counterparties, including three cable programming affiliation agreements with advertising elements, were accounted for improperly because the historical accounting did not reflect the substance of the arrangements. Under the terms of its SEC settlement, the Company was required to restate any transactions that the independent examiner determined were accounted for improperly. Accordingly, on August 15, 2006, the Company determined it would restate its consolidated financial results for each of the years ended December 31, 2000 through December 31, 2005 and for the six months ended June 30, 2006. The Company restated its consolidated financial statements as reflected in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2005 (the “2005 Form 10-K/A”) and the Company’s Quarterly Reports on Form 10-Q/A for the quarters ended March 31, 2006 (the “March 2006 Form 10-Q/A”) and June 30, 2006 (the “June 2006 Form 10-Q/A”), each of which was filed with the SEC on September 13, 2006. The financial information presented herein reflects the impact of that restatement.
      The transactions restated principally involved transactions in which (i) AOL secured online advertising commitments from counterparties (and subsequently delivered on such commitments) at the same time that the Company entered into commitments with those same counterparties to purchase products or services or to make an investment in such counterparties and (ii) in the case of three counterparties, Time Warner Cable, a subsidiary of the Company, entered into cable programming affiliation agreements at the same time it committed to deliver (and did subsequently deliver) network and online advertising services to those same counterparties. Total advertising revenue recognized by the Company under these transactions was $584 million ($24 million in 2000, $378 million in 2001, $107 million in 2002, $67 million in 2003 and $8 million in 2004). Included in the $584 million is $37 million related to operations that have been subsequently classified as discontinued operations and $12 million of amounts that were reclassified to another revenue category (content or other) in connection with the restatement. In addition to reversing the recognition of revenue, based on the independent examiner’s conclusions and as described more fully below, the Company recorded corresponding reductions in the cost of the products or services that were acquired or investments that were made contemporaneously with the execution of the advertising agreements. In addition, the independent examiner concluded that approximately $119 million in marketing expenses were not recognized in the appropriate accounting period.
      Included in the $584 million of restated advertising revenues is $310 million of advertising revenues in which the advertising arrangements were secured by AOL contemporaneously with the purchase of products or services or making an investment. In restating these transactions, the Company has reduced the cost of the related products, services or investment, which has had the effect of increasing earnings during certain of the periods. The remaining balance of the $584 million (or $274 million) consists of advertising arrangements that were secured contemporaneously with cable programming affiliation agreements. In restating these advertising arrangements, the Company reduced cable programming costs over the life of the related cable programming affiliation arrangements (which range from 10 to 12 years), which has the effect of increasing earnings during certain of the periods restated and in future periods.
      In addition to the revenue impact, the net effect of restating these transactions is that the Company’s net income has been reduced by $1 million in 2000 and $161 million in 2001 and has been increased by $62 million in 2002, $18 million in 2003, $30 million in 2004 and $16 million in 2005. Included in the 2002 incremental net income of $62 million is a $42 million decrease in the aggregate goodwill impairment charge recognized by the Company during 2002.
Recent Transactions and Discontinued Operations Presentation
Adelphia Acquisition and Related Transactions

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      As discussed in more detail in Note 5, on July 31, 2006, the Company closed on the acquisition of certain assets and liabilities of Adelphia Communications Corporation (“Adelphia”) (the “Adelphia Acquisition”) and the related exchange of cable systems with Comcast Corporation (“Comcast”) (the “Exchange”) and the redemption of Comcast’s interest in Time Warner Cable Inc. (“TWC”) and Time Warner Entertainment Company, L.P. (“TWE,” collectively, the “Redemptions”).
      The systems transferred in connection with the Redemptions and the Exchange have been reflected as discontinued operations in the accompanying consolidated statement of operations for all periods presented. See “Discontinued Operations” in the “Basis of Presentation” for additional information regarding the discontinued operations.
Sale of Time Warner Book Group
      On February 6, 2006, the Company announced an agreement to sell Time Warner Book Group Inc. (“TWBG”) to Hachette Livre SA, a wholly-owned subsidiary of Lagardère SCA, for approximately $538 million in cash, not including working capital adjustments. This transaction closed on March 31, 2006 and the Company recorded a pretax gain of approximately $194 million after taking into account selling costs and working capital adjustments. A tax benefit of approximately $28 million also was recognized on this transaction, resulting primarily from the release of a valuation allowance associated with tax attribute carryforwards offsetting the tax gain on the transaction. The Company has reflected the operations of TWBG as discontinued operations for all periods presented.

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Sale of Turner South
      On February 23, 2006, the Company announced an agreement to sell the Turner South network (“Turner South”), a subsidiary of Turner, to Fox Cable Networks, Inc. (“Fox”) for approximately $375 million in cash. This transaction closed on May 1, 2006 and the Company recorded a pretax gain of approximately $129 million. A tax benefit of approximately $21 million also was recognized on this transaction, resulting primarily from the release of a valuation allowance associated with tax attribute carryforwards offsetting the tax gain on the transaction. The Company has reflected the operations of Turner South as discontinued operations for all periods presented.
Other Transactions
Sale of Canal Satellite Digital
      On February 7, 2006, Warner Bros. Entertainment Inc. (“Warner Bros.”) entered into an agreement for the sale of its equity investment interest in Canal Satellite Digital (“CSD”), a Spanish satellite pay television operator, together with its interest in Cinemania, the Spanish library movie channel, for approximately $90 million in cash and stock. This transaction is expected to close in the second quarter of 2006 and the Company expects to record a pretax equity investment gain of approximately $40 million.
The WB Network
      On January 24, 2006, Warner Bros. and CBS Corp. (“CBS”) announced an agreement in principle to form a new fully-distributed national broadcast network, to be called The CW. At the same time, Warner Bros. and CBS are preparing to cease the standalone operations of The WB Network and UPN, respectively, at the end of the 2005/2006 television season (September 2006). Warner Bros. and CBS will each own 50% of the new network and will have joint and equal control. In addition, Warner Bros. has reached an agreement in principle with Tribune Corp. (“Tribune”), currently a subordinated 22.25% limited partner in The WB Network, under which Tribune will surrender its ownership interest in The WB Network and will be relieved of funding obligations. In addition, Tribune will become one of the principal affiliate groups for the new network.
      Upon the closing of this transaction, the Company will account for its investment in The CW under the equity method of accounting. The Company anticipates that prior to the closing of this transaction the Company is expected to incur restructuring charges ranging from $15 million to $20 million related to employee terminations. In addition, the Company may incur costs in terminating certain programming arrangements that will not be contributed to the new network or utilized in another manner.
AOL-Google Alliance
      During December 2005, the Company announced that America Online, Inc. (“AOL”) is expanding its current strategic alliance with Google Inc. (“Google”) to enhance its global online advertising partnership and make more of AOL’s content available to Google users. Under the alliance, Google and AOL will continue to provide search technology to AOL’s network of Internet properties worldwide. Other key aspects of the alliance include:
•	Creating an AOL Marketplace through white labeling of Google’s advertising technology, which enables AOL to sell search advertising directly to advertisers on AOL-owned properties;

•	Expanding display advertising available for AOL to sell throughout the Google network;

•	Making AOL content more accessible to Google Web crawlers;

•	Collaborating in video search and showcasing AOL’s premium video service within Google Video;

•	Enabling Google Talk and AIM instant messaging users to communicate with each other, provided certain conditions are met; and

•	Providing AOL marketing credits for promotion of AOL’s content on Google’s Internet properties.
      In addition, Google will invest $1 billion for a 5% equity interest in a limited liability company that will own all of the outstanding equity interests in AOL. The Company expects these transactions with Google to close during the first quarter of 2006.

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Amounts Related to Securities Litigation
      In July 2005, the Company reached an agreement in principle for the settlement of the securities class action lawsuits included in the matters consolidated under the caption In re: AOL Time Warner Inc. Securities & “ERISA” Litigation described in Note 17 herein. The settlement is reflected in a written agreement between the lead plaintiff and the Company. On September 30, 2005, the court issued an order granting preliminary approval of the settlement and certified the settlement class. The court held a final approval hearing on February 22, 2006, and the parties are now awaiting the court’s ruling. At this time, there can be no assurance that the settlement of the securities class action litigation will receive final court approval. In connection with reaching the agreement in principle on the securities class action, the Company established a reserve of $2.4 billion during the second quarter of 2005. Ernst & Young LLP also has agreed to a settlement in this litigation matter and will pay $100 million. Pursuant to the settlement, in October 2005, Time Warner paid $2.4 billion into a settlement fund (the “MSBI Settlement Fund”) for the members of the class represented in the action. In addition, the $150 million previously paid by Time Warner into a fund in connection with the settlement of the investigation by the U.S. Department of Justice (“DOJ”) was transferred to the MSBI Settlement Fund, and Time Warner is using its best efforts to have the $300 million it previously paid in connection with the settlement of its Securities and Exchange Commission (“SEC”) investigation, or at least a substantial portion thereof, transferred to the MSBI Settlement Fund.
      In addition to the $2.4 billion reserve established in connection with the agreement in principle regarding the settlement of the MSBI consolidated securities class action, during the second quarter of 2005, the Company established an additional reserve totaling $600 million in connection with the other related securities litigation matters described in Note 17 herein that are pending against the Company. This $600 million amount continues to represent the Company’s current best estimate of the amounts to be paid in resolving these matters, including the remaining individual shareholder suits (including suits brought by individual shareholders who decided to “opt-out” of the settlement in the primary securities class action), the derivative actions and the actions alleging violations of The Employee Retirement Income Security Act (“ERISA”). Of this amount, subsequent to December 31, 2005, the Company has paid, or has agreed to pay, approximately $335 million, before providing for any remaining potential insurance recoveries, to settle certain of these claims.
      The Company reached an agreement with the carriers on its directors and officers insurance policies in connection with the securities and derivative action matters described above (other than the actions alleging violations of ERISA). As a result of this agreement, in the fourth quarter, the Company recorded a recovery of approximately $185 million (bringing the total 2005 recoveries to $206 million), which is expected to be collected in the first quarter of 2006 and is reflected as a reduction to “Amounts related to securities litigation and government investigations” in the accompanying consolidated statement of operations for the year ended December 31, 2005.
Government Investigations
      As previously disclosed by the Company, the SEC and the DOJ had been conducting investigations into accounting and disclosure practices of the Company. Those investigations focused on advertising transactions, principally involving the Company’s AOL segment, the methods used by the AOL segment to report its subscriber numbers and the accounting related to the Company’s interest in AOL Europe prior to January 2002. During 2004, the Company established $510 million in legal reserves related to the government investigations, the components of which are discussed in more detail in the following paragraphs.
      The Company and its subsidiary, AOL, entered into a settlement with the DOJ in December 2004 that provided for a deferred prosecution arrangement for a two-year period. As part of the settlement with the DOJ, in December 2004, the Company paid a penalty of $60 million and established a $150 million fund, which the Company could use to settle related securities litigation. The fund was reflected as restricted cash on the Company’s accompanying consolidated balance sheet at December 31, 2004. During October 2005, the $150 million was transferred by the Company into the MSBI Settlement Fund described above under the heading “Amounts Related to Securities Litigation.”
      In addition, on March 21, 2005, the Company announced that the SEC had approved the Company’s proposed settlement, which resolved the SEC’s investigation of the Company.
      Under the terms of the settlement with the SEC, the Company agreed, without admitting or denying the SEC’s allegations, to be enjoined from future violations of certain provisions of the securities laws and to comply with the cease-and-desist order issued by the SEC to AOL in May 2000. The settlement also required the Company to:
•	Pay a $300 million penalty, which will be used for a Fair Fund, as authorized under the Sarbanes-Oxley Act;

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
•	Adjust its historical accounting for Advertising revenues in certain transactions with Bertelsmann, A.G. (“Bertelsmann”) that were improperly or prematurely recognized, primarily in the second half of 2000, during 2001 and during 2002; as well as adjust its historical accounting for transactions involving three other AOL customers where there were Advertising revenues recognized in the second half of 2000 and during 2001;

•	Adjust its historical accounting for its investment in and consolidation of AOL Europe; and

•	Agree to the appointment of an independent examiner, who will either be or hire a certified public accountant. The independent examiner will review whether the Company’s historical accounting for transactions with 17 counterparties identified by the SEC staff, principally involving online advertising revenues and including three cable programming affiliation agreements with related advertising elements, was in conformity with GAAP, and provide a report to the Company’s audit and finance committee of its conclusions, originally within 180 days of being engaged. The transactions that would be reviewed were entered into between June 1, 2000 and December 31, 2001, including subsequent amendments thereto, and involved online advertising and related transactions for which revenue was principally recognized before January 1, 2002.
      The Company paid the $300 million penalty in March 2005; however, it is unable to deduct the penalty for income tax purposes, be reimbursed or indemnified for such payment through insurance or any other source, or use such payment to setoff or reduce any award of compensatory damages to plaintiffs in related securities litigation pending against the Company. As described above, in connection with the pending settlement of the consolidated securities class action, the Company is using its best efforts to have the $300 million, or a substantial portion thereof, transferred to the MSBI Settlement Fund. The historical accounting adjustments were reflected in the restatement of the Company’s financial results for each of the years ended December 31, 2000 through December 31, 2003, which were included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 (the “2004 Form 10-K”).
      The independent examiner completed his review in August 2006 and, as a result of the conclusions, the Company’s consolidated financial results have been restated as reflected in the Company’s 2005 Form 10-K/A, March 2006 Form 10-Q/A and June 2006 Form 10-Q/A. The financial information presented herein reflects the impact of that restatement. For more information on the restatement, see “Prior Restatement of Certain Financial Information” above and the Company’s 2005 Form 10-K/A.
Basis of Presentation
Basis of Consolidation
      The consolidated financial statements include 100% of the assets, liabilities, revenues, expenses and cash flows of Time Warner and all entities in which Time Warner has a controlling voting interest (“subsidiaries”) and variable interest entities (“VIE”) required to be consolidated in accordance with U.S. generally accepted accounting principles (“GAAP”). Intercompany accounts and transactions between consolidated companies have been eliminated in consolidation.
      The financial position and operating results of substantially all foreign operations are consolidated using the local currency as the functional currency. Local currency assets and liabilities are translated at the rates of exchange on the balance sheet date, and local currency revenues and expenses are translated at average rates of exchange during the period. Resulting translation gains or losses are included in the accompanying consolidated statement of shareholders’ equity as a component of Accumulated other comprehensive income, net.
      The effects of any changes in the Company’s ownership interests resulting from the issuance of equity capital by consolidated subsidiaries or equity investees to unaffiliated parties are accounted for as capital transactions pursuant to the SEC’s Staff Accounting Bulletin No. 51, “Accounting for Sales of Stock by a Subsidiary.”
Discontinued Operations
      During 2006, the Company disposed of TWBG and Turner South, and consummated the Adelphia Acquisition, the Redemptions and the Exchange. Accordingly, the Company has reflected the financial condition and results of operations of the TWBG, Turner South and the cable systems transferred to Comcast in the Redemptions and Urban Cable systems transferred in the Exchange as discontinued operations for all periods presented. Additionally, in 2004, the Company disposed of its entire Music segment. Accordingly, the Company has presented the financial condition and results of operations of the Music segment as discontinued operations for all periods presented.

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Financial data for the TWBG, Turner South and the cable systems transferred to Comcast in connection with the Redemptions and Urban Cable systems transferred in the Exchange, included in discontinued operations for the years ended December 31, 2005, 2004 and 2003, is as follows (millions):

	Years Ended December 31,
	2005	2004	2003
	(recast, millions, except per share amounts)
Total revenues	$1,251	$1,087	$971
Pretax income	200	163	40
Income tax benefit (provision)	(77)	(63)	(25)
Net income	123	100	15
      The Company also has reflected the sale of its Music segment in 2003 and 2004 as discontinued operations. For additional information, see Note 3.
Use of Estimates
      The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and footnotes thereto. Actual results could differ from those estimates.
      Significant estimates inherent in the preparation of the accompanying consolidated financial statements include reserves established for securities litigation matters, accounting for asset impairments, allowances for doubtful accounts, depreciation and amortization, film ultimate revenues, home video and magazine returns, business combinations, pensions and other postretirement benefits, income taxes, contingencies and certain programming arrangements.
Recently Issued Accounting Guidance
Accounting for Rental Costs
      In October 2005, the FASB issued FASB Staff Position (“FSP”) 13-1, “Accounting for Rental Costs Incurred during a Construction Period” (“FSP 13-1”). FSP 13-1 requires rental costs associated with ground or building operating leases that are incurred during a construction period be recognized as rental expense and included in income from continuing operations. FSP 13-1 is effective for fiscal periods beginning after December 15, 2005. The provisions of FSP 13-1 are not expected to have a material impact on the Company’s consolidated financial statements.
Conditional Asset Retirement Obligations
      In March 2005, the FASB issued FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations — an Interpretation of FASB Statement No. 143” (“FIN 47”). FIN 47 clarifies the timing of liability recognition for legal obligations associated with the retirement of a tangible long-lived asset when the timing and/or method of settlement are conditional on a future event. The Company adopted the provisions of FIN 47 during 2005. The application of FIN 47 did not have a material impact on the Company’s consolidated financial statements.
Use of Residual Method in Fair Value Determinations
      In September 2004, the Emerging Issue Task Force (“EITF”) issued Topic No. D-108, “Use of the Residual Method to Value Acquired Assets Other than Goodwill” (“Topic D-108”). Topic D-108 requires the direct value method, rather than the residual value method, be used to value intangible assets other than goodwill for such assets acquired in business combinations completed after September 29, 2004. Under the residual value method, the fair value of the intangible asset is determined to be the difference between the enterprise value and the fair value of all other separately identifiable assets; whereas, under the direct value method all intangible assets are valued separately and directly. Topic D-108 also requires that registrants who have applied the residual method to the valuation of intangible assets for purposes of impairment testing shall perform an impairment test using the direct value method on all intangible assets. Previously, the Company had used a residual value methodology to value cable franchise and sports franchise intangible assets. Pursuant to the provisions of Topic D-108, the income methodology used to value the cable franchises entails identifying the discrete cash flows related to such franchises and discounting them back to the valuation date. Market and income-based methodologies are used to value sports franchises. The provisions of Topic D-108 did not affect the consolidated financial statements.

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Consolidation of Variable Interest Entities
      Pursuant to the provisions of FASB Interpretation No. 46, “Consolidation of Variable Interest Entities — an Interpretation of ARB No. 51,” (as revised, “FIN 46R”), the Company began consolidating the operations of America Online Latin America, Inc. (“AOLA”) as of March 31, 2004. AOLA is a publicly traded entity whose significant shareholders include the Company, AOL, the Cisneros Group (a private investment company) and Banco Itau (a leading Brazilian bank). AOLA provides online services principally to customers in Brazil, Mexico, Puerto Rico and Argentina. During 2005, AOLA filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code and has announced that it intends to liquidate, sell or wind up its operations. For the year ended December 31, 2005, the Company recorded a $24 million noncash goodwill impairment charge related to the wind down of AOLA’s operations. The Company has no obligation to provide additional funding for AOLA’s operations, and the creditors of AOLA have no recourse to the Company.
      In accordance with the transition provisions of FIN 46R, the assets and liabilities of AOLA were recorded in the Company’s consolidated balance sheet as of March 31, 2004, in the amounts at which they would have been carried if FIN 46R had been effective when the Company first met the conditions to be considered the primary beneficiary of AOLA. Upon consolidating the balance sheet of AOLA, the Company recorded incremental assets of approximately $85 million and liabilities of $29 million, with the difference of $56 million recognized as the pretax cumulative effect of an accounting change ($34 million on an after-tax basis). Prior periods have not been restated. The Company consolidated the operating results of AOLA’s operations commencing April 1, 2004. In order to provide the time necessary to consolidate and evaluate the AOLA financial information, the AOLA financial statements are consolidated by the Company on a one-quarter time lag. For the year ended December 31, 2005 and 2004, the Company recognized revenues of $50 million and $40 million, respectively, and an Operating Loss of $11 million and $20 million, respectively, associated with AOLA.
      At December 31, 2005, the Company had two entities deemed to be VIEs for which the Company is not considered the primary beneficiary. At December 31, 2005, these entities had total assets of $35 million and total liabilities of $30 million. In addition, in 2005 these entities had total revenues of $159 million and a net loss of $85 million.
Summary of Significant Accounting Policies
Cash and Equivalents
      Cash equivalents consist of commercial paper and other investments that are readily convertible into cash and have original maturities of three months or less. Cash equivalents are carried at cost, which approximates fair value.
Restricted Cash
      In 2004, as part of the Company’s settlement with the DOJ, the Company established a $150 million fund to be used to settle any related shareholder or securities litigation. The fund was reflected as Restricted cash on the Company’s accompanying consolidated balance sheet at December 31, 2004. During October 2005, the $150 million was transferred by the Company into the MSBI Settlement Fund for the members of the class covered by the consolidated securities class action as described in Note 17.
Investments
      Investments in companies in which Time Warner has significant influence, but less than a controlling voting interest, are accounted for using the equity method. This is generally presumed to exist when Time Warner owns between 20% and 50% of the investee. However, in certain circumstances, Time Warner’s ownership percentage exceeds 50% but the Company accounts for the investment using the equity method because the minority shareholders hold certain rights that allow them to participate in certain operations of the business.
      Under the equity method, only Time Warner’s investment in and amounts due to and from the equity investee are included in the consolidated balance sheet; only Time Warner’s share of the investee’s earnings (losses) is included in the consolidated operating results; and only the dividends, cash distributions, loans or other cash received from the investee, additional cash investments, loan repayments or other cash paid to the investee are included in the consolidated cash flows. In circumstances in which the Company’s ownership in an investee is in the form of a preferred security or otherwise senior security, Time Warner’s share in the investee’s income or loss is determined by applying the equity method of accounting using the “hypothetical liquidation-at-book-value” method. Under the hypothetical-liquidation-at-book-value method, the investor’s share of earnings or losses is determined based on changes in

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
the investor’s claim in the book value of the investee. Additionally, the carrying value of investments accounted for using the equity method of accounting is adjusted downward to reflect any other-than-temporary declines in value (see “Asset Impairments” below).
      Investments in companies in which Time Warner does not have a controlling interest or is unable to exert significant influence are accounted for at market value if the investments are publicly traded and any resale restrictions are less than one year (“available-for-sale investments”). If there are resale restrictions greater than one year or if the investment is not publicly traded then the investment is accounted for at cost. Unrealized gains and losses on investments accounted for at market value are reported, net-of-tax, in the accompanying consolidated statement of shareholders’ equity as a component of Accumulated other comprehensive income, net until the investment is sold or considered impaired (see “Asset Impairments” below), at which time the realized gain or loss is included in Other income, net. Dividends and other distributions of earnings from both at-market-value investments and investments accounted for at cost are included in Other income, net when declared.
Accounts Receivable Securitization Facilities
      Time Warner has certain accounts receivable securitization facilities that provide for the accelerated receipt of cash on available accounts receivable. These securitization transactions are accounted for as sales in accordance with FASB Statement No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities — a replacement of FASB Statement No. 125” (“FAS 140”), because the Company has relinquished control of the receivables. For further information, see Note 8.
Derivative Instruments
      The Company accounts for derivative instruments in accordance with FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“FAS 133”), FASB Statement No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities — an amendment of FASB Statement No. 133” (“FAS 138”), and FASB Statement No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (“FAS 149”). These pronouncements require that all derivative instruments be recognized on the balance sheet at fair value. In addition, these pronouncements provide that for derivative instruments that qualify for hedge accounting, changes in the fair value will either be offset against the change in fair value of the hedged assets, liabilities or firm commitments through earnings or recognized in shareholders’ equity as a component of accumulated other comprehensive income, net until the hedged item is recognized in earnings, depending on whether the derivative is being used to hedge changes in fair value or cash flows. The ineffective portion of a derivative’s change in fair value will be immediately recognized in earnings. The Company uses derivative instruments principally to manage the risk associated with movements in foreign currency exchange rates, the risk that changes in interest rates will affect the fair value or cash flows of its debt obligations and equity price risk in the Company’s investment holdings. See Note 15 for additional information regarding derivative instruments held by the Company and risk management strategies.
Financial Instruments
      Based on the level of interest rates prevailing at December 31, 2005, the fair value of Time Warner’s fixed-rate debt exceeded its carrying value by $1.531 billion (Note 8). Additionally, certain differences exist between the carrying value and fair value of the Company’s other financial instruments; however, these differences are not significant at December 31, 2005. The fair value of financial instruments is generally determined by reference to market values resulting from trading on a national securities exchange or in an over-the-counter market. In cases where quoted market prices are not available, fair value is based on estimates using present value or other valuation techniques.

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Property, Plant and Equipment
      Property, plant and equipment are stated at cost. Additions to property, plant and equipment generally include material, labor and overhead. Depreciation, which includes amortization of capital leases, is provided generally on the straight-line method over useful lives ranging up to 40 years for buildings and related improvements and up to 16 years for furniture, fixtures and other equipment. For cable television plant upgrades and cable converters and modems, depreciation is provided generally over useful lives of 16 and 3-4 years, respectively. Time Warner evaluates the depreciation periods of property, plant and equipment to determine whether events or circumstances warrant revised estimates of useful lives. Property, plant and equipment, including capital leases, consists of:

	December 31,
	2005	2004
	(recast, millions)
Land and buildings	$3,236	$3,160
Cable television equipment	10,169	9,026
Furniture, fixtures and other equipment	7,298	6,484

	20,703	18,670
Less accumulated depreciation	(7,807)	(6,314)

Total	$12,896	$12,356

Capitalized Software Costs
      Time Warner capitalizes certain costs incurred for the development of internal use software. These costs, which include the costs associated with coding, software configuration, upgrades and enhancements, are included in Property, plant and equipment in the accompanying consolidated balance sheet.
      AOL’s subscription services are comprised of various features, which contribute to the overall functionality of the services. AOL capitalizes costs incurred for the production of computer software that generates the functionality within its products. Capitalized costs typically include direct labor and related overhead for software produced by AOL, as well as the cost of software purchased from third parties. Costs incurred for a product prior to the determination that the product is technologically feasible (research and development costs), as well as maintenance costs for established products, are expensed as incurred. Once technological feasibility has been established, such costs are capitalized until the software has completed testing and is mass-marketed. Amortization is provided on a product-by-product basis using the greater of the straight-line method or the current year revenue as a percentage of total revenue estimates for the related software product, not to exceed five years, commencing the month after the date of the product release. Included in costs of revenues are research and development costs totaling $123 million in 2005, $134 million in 2004 and $139 million in 2003. The total net book value of capitalized software costs was $189 million and $237 million as of December 31, 2005 and December 31, 2004, respectively. Such amounts are included in Other assets in the accompanying consolidated balance sheet. Amortization of capitalized software costs was $165 million in 2005, $210 million in 2004 and $194 million in 2003.
Intangible Assets
      As a creator and distributor of branded information and copyrighted entertainment products, Time Warner has a significant number of intangible assets, including cable television and sports franchises, film and television libraries and other copyrighted products, trademarks and customer subscriber lists. In accordance with GAAP, Time Warner does not recognize the fair value of internally generated intangible assets. Costs incurred to create and produce copyrighted product, such as feature films and television series, generally are either expensed as incurred or capitalized as tangible assets, as in the case of cash advances and inventoriable product costs. However, accounting recognition is not given to any increase in asset value that may be associated with the collection of the underlying copyrighted material. Additionally, costs incurred to create or extend brands, such as magazine titles and new television networks, generally result in losses over an extended development period and are recognized as a reduction of income as incurred, while any corresponding brand value created is not recognized as an intangible asset in the consolidated balance sheet. However, intangible assets acquired in business combinations accounted for under the purchase method of accounting are recorded at fair value on the Company’s consolidated balance sheet.

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Asset Impairments
Investments
      The Company’s investments consist of fair-value investments, including available-for-sale investments, investments accounted for using the cost method of accounting and investments accounted for using the equity method of accounting. The Company regularly reviews its investment securities for impairment based on criteria that include the extent to which carrying value exceeds its related market value, the financial condition of the investee, and the intent and ability to retain the investment for a sufficient period of time to allow for recovery in the market value of the investments. For more information, see Note 6.
Long-Lived Assets
      Long-lived assets are tested for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. Determining the extent of an impairment, if any, typically requires various estimates and assumptions including cash flows directly attributable to the asset, the useful life of the asset and residual value, if any. When necessary, we use internal cash flow estimates, quoted market prices and appraisals, as appropriate, to determine fair value.
Goodwill and Indefinite-Lived Intangible Assets
      Goodwill and other indefinite-lived intangible assets, primarily certain franchise assets, trademarks and brand names, are tested annually as of December 31 and whenever events or circumstances make it more likely than not that an impairment may have occurred, such as a significant adverse change in the business climate or a decision to sell or dispose of the unit. Estimating fair value is performed by utilizing various valuation techniques, with the primary technique being a discounted cash flow. The use of a discounted cash flow model often involves the use of significant estimates and assumptions. For more information, see Note 2.
Accounting for Pension Plans
      Time Warner and certain of its subsidiaries have defined benefit pension plans covering a majority of domestic employees and, to a lesser extent, international employees. Pension benefits are based on formulas that reflect the employees’ years of service and compensation during their employment period and participation in the plans. The pension expense recognized by the Company is determined using certain assumptions, including the expected long-term rate of return on plan assets, the discount rate used to determine the present value of future pension benefits and the rate of compensation increases. The determination of these assumptions is discussed in more detail in Note 13.
Revenues and Costs
AOL
      Subscription revenues are recognized over the period that services are provided. Advertising and Other revenues are recognized as the services are performed or when the goods are delivered. AOL generates Advertising revenues by directly selling advertising or through transaction-based arrangements. Advertising revenues related to advertising sold by AOL is generally categorized into two types of contracts: standard and nonstandard. The revenues derived from standard advertising contracts, in which AOL provides a minimum number of impressions for a fixed fee, are recognized as the impressions are delivered. The revenues derived from nonstandard advertising contracts, which provide carriage, advisory services, premier placements and exclusivities, navigation benefits, brand affiliation and other benefits, are recognized on a straight-line basis over the term of the contract, provided that AOL is meeting its obligations under the contract (e.g., delivery of impressions). In cases where refund arrangements exist, upon the expiration of the condition related to the refund, revenue directly related to the refundable fee is recognized on a straight-line basis over the remaining term of the agreement. Transaction-based arrangements generally involve either arrangements in which AOL performs advertising and promotion through prominent display of a customer’s content or search results on one of AOL’s services, or arrangements in which AOL’s Advertising.com, Inc. (“Advertising.com”) subsidiary purchases and resells advertising on a third-party website. As compensation for display of a partner’s content or search results, AOL is paid a share of the partner’s advertising revenues. For performance-based advertising, AOL is paid an agreed to fee based on customer specified results, such as registrations or sales leads. Advertising revenues related to these transaction-based arrangements is recognized when the amount is determinable (i.e., generally when performance reporting is received from the partner). Deferred revenue consists primarily of prepaid advertising fees and monthly and annual prepaid subscription fees billed in advance.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      For promotional programs in which consumers are typically offered a subscription to AOL’s subscription services at no charge as a result of purchasing a product from the commerce partner, AOL records Subscription revenues, based on net amounts received from the commerce partner, if any, on a straight-line basis over the term of the service contract with the subscriber.
      The accounting rules for advertising barter transactions require that historical cash advertising of a similar nature exist in order to support the recognition of advertising barter revenues. The criteria used by the accounting rules used to determine if a barter and cash transaction are considered “similar” include circulation, exposure or saturation within an intended market, timing, prominence, demographics and duration. In addition, when a cash transaction has been used to support an equivalent quantity and dollar amount of barter revenues, the same cash transaction cannot serve as evidence of fair value for any other barter transaction. While not required by the accounting rules, AOL management adopted a more conservative policy by establishing an additional size criterion to the determination of “similar.” Pursuant to such criterion, beginning in the second quarter of 2003, an individual cash advertising transaction of comparable average value or higher value must exist in order for revenue to be recognized on an intercompany advertising barter transaction. Said differently, no intercompany advertising barter revenue is recognized if a cash advertising transaction of comparable average value or higher value has not been entered into in the past six months, even if all of the other accounting criteria have been satisfied.
Cable
      Subscriber fees (for video programming, high-speed data and Digital Phone) are recorded as revenue in the period that the service is provided, and Advertising revenues, including advertising purchased by programming vendors, are recognized in the period that the advertisements are exhibited. Video programming costs are recognized as the services are provided based on TWC’s contractual agreements with programming vendors. However, circumstances may arise for which management is required to estimate the programming costs due to the expiration of a programming contract. During periods in which a programming contract has expired and TWC continues to carry the programming vendor, management must utilize its best judgment to record the appropriate amount of programming expense. When the programming contract terms are finalized, an adjustment to programming expense is recorded, if necessary, to reflect the terms of the new contract. Management must also make estimates in the recognition of programming expense related to other items, such as the accounting for free periods, “most favored nation” clauses and service interruptions.
      Launch fees received by the Company from programming vendors are recognized as a reduction of expense on a straight-line basis over the life of the related programming arrangement. Fees received from programming vendors representing the reimbursement of marketing costs specifically incurred by TWC in promoting the programming service are recognized as a reduction in marketing expense as the marketing services are provided.
Publishing
      Magazine Subscription and Advertising revenues are recognized at the magazine cover date. The unearned portion of magazine subscriptions is deferred until the magazine cover date. Upon cover date, a proportionate share of the gross subscription price is included in revenues, net of any commissions paid to subscription agents. Also included in Subscription revenues are revenues generated from single-copy sales of magazines through retail outlets such as newsstands, supermarkets, convenience stores and drugstores, which may or may not result in future subscription sales.
      Certain products, such merchandise, are sold to customers with the right to return unsold items. Revenues from such sales are recognized when the products are shipped, based on gross sales less a provision for future estimated returns based on historical experience.
      Inventories of merchandise are stated at the lower of cost or estimated realizable value. Cost is determined using primarily the first-in, first-out method, or alternatively the average cost method. Returned goods included in inventory are valued at estimated realizable value, but not in excess of cost. See Note 7 for additional discussion of inventory.
Networks
      The Networks segment recognizes Subscription revenues as services are provided based on the per subscriber negotiated contractual programming rate for each affiliate and the estimated number of subscribers at the respective affiliate.
      In the normal course of business, the Networks segment enters into long-term license agreements to acquire programming rights. An asset and liability related to these rights are created (on a discounted basis) when (i) the cost of each program is reasonably

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
determined, (ii) the program material has been accepted in accordance with the terms, and (iii) the program is available for its first showing or telecast. As discussed below, there are slight variations in the accounting depending on whether the network is advertising supported (e.g., TNT, TBS, The WB Television Network (“The WB Network”) or not advertising supported (e.g., HBO).
      For advertising-supported networks, the Company’s general policy is to amortize the programming costs on a straight-line basis (or per play basis if greater) over the licensing period. There are, however, exceptions to this general rule. For example, because of the significance of the rights fees paid for sports programming licensing arrangements (e.g., NBA and MLB), programming costs are amortized using an income-forecast model, in which total revenue generated under the sports programming is estimated and the costs associated with this programming are amortized as revenue is earned, based on the relationship that the programming costs bear to total estimated revenues, which approximates the pattern with which the network will utilize and benefit from providing the sports programming. In addition, based on historical advertising sales, the Company believes that, for certain types of programming, the initial airing has more value than subsequent airings. In these circumstances, the Company will use an accelerated method of amortization. Additionally, if the Company is licensing the right to air a movie multiple times over a certain period and the movie is being shown to the public for the first time on a Company network (a “Premiere Movie”), a portion of the licensing cost is amortized on the initial airing of the movie, with the remaining cost amortized on a straight-line basis (or per play basis, if greater) over the remaining licensing period. The determination of the amount of amortization to accelerate in the first showing versus subsequent showings has been determined based on a study of historical advertising sales for similar programming.
      For a premium cable network that is not advertising supported (e.g., HBO), programming costs are amortized on a straight-line basis over the programming’s license period or estimated period of use of the related shows, beginning with the month of initial exhibition. When the Company has the right to exhibit feature theatrical programming in multiple windows over a number of years, the Company uses historical audience performance as its basis for determining the amount of a film’s programming amortization attributable to each window.
      The Company records programming arrangements (e.g., film inventory, sports rights, etc.) at the lower of unamortized cost or estimated net realizable value. For broadcast television networks (e.g., The WB Network) whose primary source of revenue is advertising, the Company estimates the net realizable value of unamortized cost based on the estimated advertising that can be sold during the season in which the package of programming is aired. For cable networks (e.g., TBS, TNT, etc.), that earn both Advertising and Subscription revenues, the Company evaluates the net realizable value of unamortized cost based on the package of programming provided to the subscribers by the network. Specifically, in determining whether the programming arrangements for a particular network are impaired, the Company determines the net realizable value for all of the network’s programming arrangements based on a projection of the network’s estimated combined subscription revenues and advertising revenues. Similarly, given the premise that customers subscribe to a premium service because of the overall quality of its programming, the Company performs its evaluation of the net realizable value of unamortized programming costs based on the package of programming provided to the subscribers by the network. Specifically, the Company determines the net realizable value for all of its premium service programming arrangements based on projections of estimated subscription revenues.
Filmed Entertainment
      Feature films are produced or acquired for initial exhibition in theaters, followed by distribution in the pay-per-view, home video, pay cable, basic cable, broadcast network and syndicated television markets. Generally, distribution to the theatrical, home video, pay cable and broadcast network markets is completed principally within three years of initial release. Thereafter, feature films are distributed to the basic cable and syndicated television markets. Theatrical revenues are recognized as the films are exhibited. Revenues from home video sales are recognized at the later of the delivery date or the date that video units are made widely available-for-sale or rental by retailers based on gross sales less a provision for estimated future returns. Revenues from the distribution of theatrical product to cable, broadcast network and syndicated television markets are recognized when the films are available to telecast.
      Television films and series are initially produced for broadcast networks, cable networks or first-run television syndication and may be subsequently licensed to foreign or domestic cable and syndicated television markets, as well as sold on home video. Revenues from the distribution of television product are recognized when the films or series are available to telecast, except for barter agreements where the recognition of revenue is deferred until the related advertisements are exhibited. Similar to theatrical home video sales, revenue from home video sales of television films and series is recognized at the later of the delivery date or the date that video units are made widely available-for-sale or rental by retailers less a provision for estimated returns.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      License agreements for the telecast of theatrical and television product in the cable, broadcast network and syndicated television markets are routinely entered into well in advance of the available date for telecast, which is generally determined by the telecast privileges granted under previous license agreements. Accordingly, there are significant contractual rights to receive cash and barter under these licensing agreements. For cash contracts, the related revenues (which are discounted based on when cash will be collected) will not be recognized until such product is available for telecast under the contractual terms of the related license agreement. For barter contracts, the related revenues will not be recognized until the product is available for telecast and the advertising spots received under such contracts are either used or sold to third parties. All of these contractual rights for which revenue is not yet recognizable are referred to as “backlog.”
      Inventories of theatrical and television product consist of videocassettes, DVDs and compact video discs and are stated at the lower of cost or net realizable value. Returned goods included in inventory are valued at estimated realizable value, but not in excess of cost.
      Film costs include the unamortized cost of completed theatrical films and television episodes, theatrical films and television series in production and film rights acquired for the home video market. Film costs principally consist of direct production costs, production overhead, development and pre-production costs, and are stated at the lower of cost, less accumulated amortization, or fair value. The amount of capitalized film costs recognized as cost of revenues for a given film as it is exhibited in various markets, throughout its life cycle, is determined using the film forecast method. Under this method, the amount of capitalized costs recognized as expense is based on the proportion of the film’s revenues recognized for such period to the film’s estimated remaining ultimate revenues. Similarly, the recognition of expenses for participations and residuals is recognized based on the proportion of the film’s revenues recognized for such period to the film’s estimated remaining ultimate revenues. These estimates are revised periodically and losses, if any, are provided in full. See Note 7 for additional details of film costs.
      From time to time, the Company enters into arrangements with third parties to jointly finance theatrical production. These arrangements, which are referred to as co-financing arrangements, take various forms; however, in most cases, the form of the arrangements is the sale of a copyright interest in a film to a joint venture investor. The Filmed Entertainment segment records the amounts received for the sale of the copyright interest as a reduction of the cost of the film, as such investors assume full risk for that portion of the film asset acquired in these transactions.
      A portion of the costs of acquiring Historic TW Inc. (“Historic TW”) in 2001 and of acquiring the remaining Time Warner Entertainment Company, L.P. (“TWE”) content assets in 2003 were allocated to theatrical and television product, including purchased program rights and product that had been exhibited at least once in all markets (“Library”). Library product is amortized in amortization expense using the film-forecast method. See Note 2 for additional details of Library.
Barter Transactions
      Time Warner enters into transactions that either exchange advertising for advertising (“Advertising Barter”) or advertising for other products and services (“Non-advertising Barter”). Advertising Barter transactions are recorded at the lesser of estimated fair value of the advertising received or given in accordance with the provisions of EITF Issue No. 99-17, “Accounting for Advertising Barter Transactions.” Revenue from barter transactions is recognized when advertising is provided, and services received are charged to expense when used. Revenues for Non-advertising Barter transactions are recognized at the estimated fair value when the product is available for telecast and the advertising spots received under such contracts are either used or sold to third parties. Revenue from barter transactions is not material to the Company’s consolidated statement of operations for any of the periods presented herein.
Multiple-Element Transactions
      Multiple-element transactions within Time Warner fall broadly into three categories:
1.	Contemporaneous purchases and sales. The Company sells a product or service (e.g., advertising services) to a customer and at the same time purchases goods or services and/or makes an investment in that customer.

2.	Sales of multiple products or services. The Company sells multiple products or services to a counterparty (e.g., Cable sells video, digital phone and high-speed Internet access services to a customer).

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
3.	Purchases of multiple products or services, or the settlement of an outstanding item contemporaneous with the purchase of a product or service. The Company purchases multiple products or services from a counterparty (e.g., the Networks segment licenses a group of films from a counterparty to show over a period of time).
Contemporaneous Purchases and Sales
      In the normal course of business, Time Warner enters into transactions in which it purchases a product or service and/or makes an investment in a customer and at the same time negotiates a contract for the sale of advertising, or other product, to the customer. Contemporaneous transactions may also involve circumstances where the Company is purchasing or selling goods and services and settling a Company dispute. For example, the AOL segment may have negotiated for the sale of advertising at the same time it purchased goods or services and/or made an investment in a counterparty. Similarly, when negotiating programming arrangements with cable networks, the Company’s Cable segment may negotiate for the sale of advertising to the cable network.
      Arrangements, although negotiated contemporaneously, may be documented in one or more contracts. In accounting for such arrangements, the Company looks to the guidance contained in the following authoritative literature:
•	APB Opinion No. 29, “Accounting for Nonmonetary Transactions” (“APB 29”);

•	FASB Statement 153, “Exchanges of Nonmonetary Assets — an amendment of APB Opinion No. 29” (“FAS 153”);

•	Emerging Issues Task Force (“EITF”) Issue No. 01-09, “Accounting for Consideration Given by a Vendor to a Customer” (“EITF 01-09”); and

•	EITF Issue No. 02-16, “Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor” (“EITF 02-16”).
      The Company accounts for each transaction negotiated contemporaneously based on the respective fair values of the goods or services purchased and the goods or services sold. If the Company is unable to determine the fair value of one or more of the elements being purchased, revenue recognition is limited to the total consideration received for the products or services sold less supported payments. For example, if the Company sells advertising to a customer for $10 million in cash and contemporaneously enters into an arrangement to acquire software for $2 million from the same customer, but fair value for the software cannot be reliably determined, the Company would limit the recognized advertising revenue to $8 million and would ascribe no value to the software acquisition. As another example, if the Company sells advertising to a customer for $10 million in cash and contemporaneously invests $2 million in the equity of that same customer at fair value, the Company would recognize advertising revenue of $10 million and would ascribe $2 million to the equity investment. Accordingly, the judgments made in determining fair value in such arrangements impact the amount and period in which revenues, expenses and net income are recognized over the term of the contract.
      In determining the fair value of the respective elements, the Company refers to quoted market prices (where available), historical transactions or comparable cash transactions. In addition, the existence of price protection in the form of “most favored nation” clauses or similar contractual provisions are generally indicative that the stated terms of a transaction are at fair value.
      Further, in a contemporaneous purchase and sale transaction, evidence of fair value for one element of a transaction may provide support for the fair value of the other element of a transaction. For example, if the Company sells advertising to a customer and contemporaneously invests in the equity of that same customer, evidence of the fair value of the investment may implicitly support the fair value of the advertising sold, since there are only two elements in the arrangement.
Sales of Multiple Products or Services
      The Company’s policy for revenue recognition in instances where multiple deliverables are sold contemporaneously to the same counterparty is in accordance with EITF Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables,” and SEC Staff Accounting Bulletin No. 104, “Revenue Recognition.” Specifically, if the Company enters into sales contracts for the sale of multiple products or services, then the Company evaluates whether it has objective fair value evidence for each deliverable in the transaction. If the Company has objective fair value evidence for each deliverable of the transaction, then it accounts for each deliverable in the transaction separately, based on the relevant revenue recognition accounting policies. However, if the Company is unable to determine objective fair value for one or more undelivered elements of the transaction, the Company generally recognizes revenue on a straight-line basis over the term of the agreement. For example, the AOL division might enter into an agreement for broadband service that

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
includes AOL providing a modem in connection with the service and the subscriber paying an upfront fee as well as monthly charges. Because AOL is providing both a product and a service, revenue is allocated to the modem and service based on relative fair value.
Purchases of Multiple Products or Services
      The Company’s policy for cost recognition in instances where multiple products or services are purchased contemporaneously from the same counterparty is consistent with its policy in instances where the Company sells multiple deliverables to a customer. Specifically, if the Company enters into a contract for the purchase of multiple products or services, the Company evaluates whether it has objective fair value evidence for each product or service being purchased. If the Company has objective fair value evidence for each product or service being purchased, it accounts for each separately, based on the relevant cost recognition accounting policies. However, if the Company is unable to determine objective fair value for one or more of the purchased elements, the Company generally recognizes the cost of the transaction on a straight-line basis over the term of the agreement. For example, the Networks segment licenses from a film production company the rights to a group of films and episodic series to run as content on its segment. Because the Networks segment is purchasing multiple products that will be aired over varying times and periods, the cost is allocated among the films and episodic series based on the relative fair value of each product being purchased. Each allocated amount is then accounted for in accordance with the Networks segment’s accounting policy for that specific type of deliverable.
      This policy would also apply in instances where the Company settles an outstanding disagreement at the same time the Company purchases a product or service from that same counterparty. For example, the Cable segment settles a dispute on an existing programming contract with a programming vendor at the same time that it is renegotiating a new programming contract with the same programming vendor. Because the Cable segment is making payments for both the settlement of an existing programming contract and for carriage under a new programming contract, the amount agreed to be paid is allocated between the settlement of the preexisting programming contract and the carriage under the new programming contract. The amount allocated to the settlement of the preexisting programming contract would be recognized immediately, whereas the amount allocated to the carriage under the new programming contract would be accounted for prospectively, consistent with the accounting for other similar programming agreements.
Gross versus Net Revenue Recognition
      In the normal course of business, the Company acts as or uses an intermediary or agent in executing transactions with third parties. Pursuant to EITF No. 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent,” such transactions are recorded on a gross or net basis depending on whether the Company is acting as the principal in a transaction or acting as an agent in the transaction. The Company serves as the principal in transactions in which it has substantial risks and rewards of ownership and, accordingly, records revenue on a gross basis. For those transactions in which the Company does not have substantial risks and rewards of ownership, the Company is considered an agent in the transaction and, accordingly, records revenue on a net basis. To the extent that revenues are recorded on a gross basis, any commissions or other payments to third parties are recorded as expenses so that the net amount (gross revenues less expenses) is reflected in Operating Income. Accordingly, the impact on Operating Income is the same whether the Company records revenue on a gross or net basis.
Advertising Costs
      Time Warner expenses advertising costs as they are incurred, which is when the advertising is exhibited or aired. Advertising expense to third-parties was $5.102 billion in 2005, $4.882 billion in 2004 and $4.475 billion in 2003. In addition, the Company had advertising costs of $129 million at December 31, 2005 and $145 million at December 31, 2004 recorded in Prepaid and other current assets on its consolidated balance sheet, which primarily related to prepaid advertising.
Income Taxes
      Income taxes are provided using the asset and liability method prescribed by FASB Statement No. 109, “Accounting for Income Taxes.” Under this method, income taxes (i.e., deferred tax assets, deferred tax liabilities, taxes currently payable/refunds receivable and tax expense) are recorded based on amounts refundable or payable in the current year and include the results of any difference between GAAP and tax reporting. Deferred income taxes reflect the tax effect of net operating loss, capital loss and general business credit carryforwards and the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial statement and income tax purposes, as determined under enacted tax laws and rates. Valuation allowances are established when management determines that it is more likely than not that some portion or all of the deferred tax asset will not be realized. The financial effect of changes in tax laws or rates is accounted for in the period of enactment. The subsequent realization of net operating

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
loss and general business credit carryforwards acquired in acquisitions accounted for using the purchase method of accounting is recorded as a reduction of goodwill. Investment tax credits earned are offset against the cost of inventory or property acquired or produced. Research and development credits are recorded based on the amount of benefit the Company believes is probable of being earned. The majority of such research and development benefits were recorded to shareholders’ equity as they resulted from stock option deductions for which such amounts are recorded as an increase to additional paid-in-capital.
Comprehensive Income (Loss)
      Comprehensive income (loss) is reported on the accompanying consolidated statement of shareholders’ equity as a component of retained earnings (accumulated deficit) and consists of net income (loss) and other gains and losses affecting shareholders’ equity that, under GAAP, are excluded from net income (loss). For Time Warner, such items consist primarily of unrealized gains and losses on marketable equity investments, gains and losses on certain derivative financial instruments, foreign currency translation gains (losses) and unfunded accumulated benefit obligations.
      The following summary sets forth the components of other comprehensive income (loss), net of tax, accumulated in shareholders’ equity (in millions):

			Net
			Derivative	Net	Net
	Foreign	Net Unrealized	Financial	Unfunded	Accumulated
	Currency	Gains	Instrument	Accumulated	Other
	Translation	(Losses) on	Gains	Benefit	Comprehensive
	Gains (Losses)(a)	Securities	(Losses)	Obligation	Income (Loss)
Balance at December 31, 2002	$(328)	$122	$(27)	$(319)	$(552)
2003 activity	(77)	(50)	(6)	270	137

Balance at December 31, 2003	(405)	72	(33)	(49)	(415)
2004 activity	(66)	582	1	4	521

Balance at December 31, 2004	(471)	654	(32)	(45)	106
2005 activity	430	(603)	22	(19)	(170)

Balance at December 31, 2005	$(41)	$51	$(10)	$(64)	$(64)

(a)	2005 includes an adjustment of $439 million for foreign currency translation related to goodwill and intangible assets, including amounts that relate to prior periods (Note 2).
Income Per Common Share
      Basic income per common share is computed by dividing the net income applicable to common shares after preferred dividend requirements, if any, by the weighted average of common shares outstanding during the period. Weighted-average common shares include shares of Time Warner’s common stock and Series LMCN-V common stock. Diluted income per common share adjusts basic income per common share for the effects of convertible securities, stock options, restricted stock and other potentially dilutive financial instruments, only in the periods in which such effect is dilutive.
      Set forth below is a reconciliation of basic and diluted income per common share before discontinued operations and cumulative effect of accounting change:

	Years Ended December 31,
	2005	2004	2003
	(recast, millions, except per share amounts)
Income before discontinued operations and cumulative effect of accounting change — basic and diluted	$2,548	$2,840	$2,683

Average number of common shares outstanding — basic	4,648.2	4,560.2	4,506.0
Dilutive effect of stock options and restricted stock	41.4	57.4	55.2
Dilutive effect of mandatorily convertible preferred stock	20.4	77.1	62.5

Average number of common shares outstanding — diluted	4,710.0	4,694.7	4,623.7

Income per common share before discontinued operations and cumulative effect of accounting change:
Basic	$0.55	$0.62	$0.60

Diluted	$0.54	$0.60	$0.58

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Reclassifications
      Certain reclassifications have been made to the prior years’ financial information to conform to the 2005 presentation.
2. GOODWILL AND INTANGIBLE ASSETS
      As a creator and distributor of branded information and copyrighted entertainment products, Time Warner has a significant number of intangible assets, including cable television and sports franchises, film and television libraries and other copyrighted products, trademarks and customer lists. FAS 142 requires that goodwill and intangible assets deemed to have an indefinite useful life be reviewed for impairment at least annually.
      Goodwill impairment is determined using a two-step process. The first step of the goodwill impairment test is to identify a potential impairment by comparing the fair value of a reporting unit with its carrying amount, including goodwill. The estimates of fair value of a reporting unit, generally the Company’s operating segments, are determined using various valuation techniques, with the primary technique being a discounted cash flow analysis. A discounted cash flow analysis requires one to make various judgmental assumptions, including assumptions about future cash flows, growth rates and discount rates. The assumptions about future cash flows and growth rates are based on the Company’s operating segments’ budget and business plans, and varying perpetual growth rate assumptions for periods beyond the long-term business plan period. Discount rate assumptions are based on an assessment of the risk inherent in the future cash flows of the respective reporting units. In estimating the fair values of its reporting units, the Company also uses research analyst estimates, as well as comparable market analyses. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not deemed impaired and the second step of the impairment test is not performed. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. That is, the fair value of the reporting unit is allocated to all of the assets and liabilities of that unit (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the purchase price paid to acquire the reporting unit.
      The impairment test for other intangible assets not subject to amortization consists of a comparison of the fair value of the intangible asset with its carrying value. If the carrying value of the intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. The estimates of fair value of intangible assets not subject to amortization are determined using various discounted cash flow valuation methodologies. The most common among these is a “relief from royalty” methodology, which is used in estimating the fair value of the Company’s brands and trademarks, and income methodologies, which are used to value cable franchises. The income methodology used to value the cable franchises entails identifying the discrete cash flows related to such franchises and discounting them back to the valuation date. Market and income-based methodologies are used to value sports franchises. Significant assumptions inherent in the methodologies employed include estimates of royalty rates and discount rates. Discount rate assumptions are based on an assessment of the risk inherent in the respective intangible assets. Assumptions about royalty rates are based on the rates at which similar brands and trademarks are being licensed in the marketplace.
      During 2003, the Company recorded impairment losses of $219 million to reduce the carrying value of certain intangible assets of the Turner winter sports teams, which were recorded at the time of the merger of AOL and Historic TW (the “AOL-Historic TW Merger”). During 2003, the Company recognized impairment losses of $99 million to reduce the carrying value of certain goodwill and intangible assets of TWBG, which is included in discontinued operations. In addition, in December 2003, the Company recognized an impairment charge of approximately $1.1 billion to reduce the carrying value of the Music segment’s intangible assets, which is included in discontinued operations. These impairment charges were computed based on information received during the negotiations for sale of these businesses. The Company determined during its annual impairment reviews for goodwill, which occur in the fourth quarter, that no additional impairments existed at December 31, 2005, 2004 or 2003.
      The impairment charges were noncash in nature and did not affect the Company’s liquidity or result in non-compliance with respect to any debt covenants.
      Included in noncurrent assets of discontinued operations for the years ended December 31, 2005 and 2004 is goodwill of approximately $319 million and $320 million, respectively. A summary of changes in the Company’s goodwill related to continuing operations during the years ended December 31, 2005 and 2004 by reportable segment is as follows (recast, millions):

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	December 31,	Acquisitions &		Translation	December 31,
	2004	Adjustments(a)	Impairment(b)	Adjustments(c)	2005
AOL	$3,069	$(14)	$(24)	$113	$3,144
Cable	1,783	(14)	—	—	1,769
Filmed Entertainment	5,218	38	—	—	5,256
Networks(d)	20,444	128	—	—	20,572
Publishing(e)	8,875	256	—	267	9,398

Total	$39,389	$394	$(24)	$380	$40,139

	December 31,	Acquisitions &	December 31,
	2003	Adjustments(a)	2004
AOL(f)	$2,826	$243	$3,069
Cable	1,772	11	1,783
Filmed Entertainment	5,245	(27)	5,218
Networks(d)	20,560	(116)	20,444
Publishing(e)	8,779	96	8,875

Total	$39,182	$207	$39,389

(a)	Includes changes in estimates in deferred tax assets and liabilities acquired in purchase business combinations, with the net impact of increasing goodwill by approximately $207 million in 2005 and decreasing goodwill by approximately $219 million in 2004. The adjustments affected multiple segments.

(b)	Relates to the $24 million impairment charge of AOLA goodwill in the first quarter of 2005.

(c)	Includes an adjustment related to periods prior to January 1, 2005. This adjustment had no impact on consolidated net income or cash flows in the current or any prior period. In addition, the adjustment is not considered material to the consolidated assets or equity of the current or any prior period.

(d)	2005 primarily includes $174 million related to changes in valuation of net deferred tax liabilities related to historical purchase business combinations offset by a $39 million reduction, net of tax, related to reversals of purchase accounting reserves as well as the adjustments discussed in (a) above. 2004 primarily includes $31 million related to the purchase of the remaining interest in Warner Channel Latin America and $29 million related to the consolidation of Cartoon Network Japan, offset by $25 million related to the sale of the winter sports teams assets as well as the adjustments discussed in (a) above.

(e)	2005 includes $111 million at the Publishing segment related to the preliminary purchase price allocation for the acquisition of the remaining ownership interest in Essence Communications Partners (“Essence”) and $75 million related to the preliminary purchase price allocation for the acquisition of Grupo Editorial Expansión as well as the adjustments discussed in (a) above. 2004 primarily includes $94 million related to the purchase of an additional interest in Synapse Group, Inc. as well as the adjustments discussed in (a) above.

(f)	2004 primarily includes $269 million related to the purchase of Advertising.com and $24 million related to the consolidation of AOLA, which was subsequently impaired as discussed in (b) above, as well as the adjustments discussed in (a) above.
      The Company’s intangible assets and related accumulated amortization consisted of the following (millions):

	As of December 31, 2005			As of December 31, 2004
		Accumulated			Accumulated
	Gross	Amortization(a)	Net	Gross	Amortization(a)	Net
Intangible assets subject to amortization:
Film library	$3,967	$(1,064)	$2,903	$3,967	$(830)	$3,137
Customer lists and other intangible assets(b)	2,475	(1,902)	573	2,224	(1,518)	706

Total	$6,442	$(2,966)	$3,476	$6,191	$(2,348)	$3,843

Intangible assets not subject to amortization:
Cable television franchises	$28,939	$(1,378)	$27,561	$28,933	$(1,378)	$27,555
Sports franchises	282	(20)	262	282	(20)	262
Brands, trademarks and other intangible assets(c)	9,801	(257)	9,544	9,772	(257)	9,515

Total	$39,022	$(1,655)	$37,367	$38,987	$(1,655)	$37,332

(a)	Amortization of customer lists and other intangible assets subject to amortization is provided generally on the straight-line method over their respective useful lives. The weighted-average useful life for customer lists is 5 years. The film library is amortized using the film forecast method. The Company evaluates the useful lives of its finite-lived intangible assets each reporting period to determine whether events or circumstances warrant revised estimates of useful lives.

(b)	The change in 2005 includes $79 million related to the Truevo, Inc. acquisition for acquired technology, $34 million related to the preliminary allocation of Essence goodwill to tradename and subscriber lists, $31 million related to the Wildseed, Ltd. acquisition for acquired technology and $30 million related to foreign currency translation of intangibles at AOLE and IPC. The change in 2004 includes $206 million related to the purchase of Advertising.com for technology ($98 million), advertiser and publisher relationships ($50 million), tradename ($40 million) and non-compete agreements ($18 million).

(c)	The change in 2005 includes $29 million related to intangibles at IPC. As a result of increased competition in the publishing business related to certain magazine titles, indefinite-lived tradename intangibles totaling approximately $1.3 billion will be assigned a 25 year finite life and begin to be amortized starting January 2006. The impact of amortizing such tradenames in 2006 and beyond will be approximately $50 million annually.

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The Company recorded amortization expense of $587 million in 2005 compared to $615 million in 2004 and $628 million in 2003. Based on the current amount of intangible assets subject to amortization, the estimated amortization expense for each of the succeeding five years ended December 31 is as follows (millions):

2006	$506
2007	381
2008	343
2009	323
2010	304
      These amounts may vary as acquisitions and dispositions occur in the future and as purchase price allocations are finalized.
3. SALE OF MUSIC SEGMENT
      On October 24, 2003, the Company completed the sale of Warner Music Group’s (“WMG”) CD and DVD manufacturing, printing, packaging and physical distribution operations (together, “Warner Manufacturing”) to Cinram International Inc. (“Cinram”) for approximately $1.05 billion in cash.
      On March 1, 2004, the Company sold its WMG recorded music and Warner/Chappell music publishing operations to a private investment group (“Investment Group”) for approximately $2.6 billion in cash and an option to reacquire a minority interest in the operations to be sold. This option was accounted for in accordance with FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities.” The initial value of the consideration ascribed to the option was approximately $35 million. In the fourth quarter of 2004, the value of the option was increased to $85 million based primarily on the results of the WMG recorded music and publishing business. The $50 million increase in value was recorded in Other income, net in the 2004 consolidated statement of operations.
      In the first quarter of 2005, the Company entered into an agreement with WMG pursuant to which WMG agreed to a cash purchase of the Company’s option at the time of the WMG public offering at a price based on the initial public offering price per share, net of any underwriters’ discounts. As a result of the estimated public offering price range, the Company adjusted the value of the option in the first quarter of 2005 to $165 million. In the second quarter of 2005, WMG’s registration statement was declared effective at a reduced price from its initial estimated range, and the Company received approximately $138 million from the sale of its option. As a result of these events, during 2005 the Company recorded a $53 million net gain related to this option, which is included as a component of Other income, net, in the accompanying 2005 consolidated statement of operations.
      As these transactions resulted in the disposition of its music operations, the Company has presented the results of operations and financial condition of the Music segment as discontinued operations for all periods presented.
      The 2004 income (charges) recorded in the accompanying consolidated statement of operations relate primarily to adjustments to the initial estimates of the assets sold to and liabilities assumed by the acquirors in such transactions and to the resolution of various tax matters surrounding the music business dispositions.
      Financial data of the Music operations, included in discontinued operations for 2004 and 2003, is as follows:

	For the Year
	Ended
	December 31,
	2004	2003
	(millions)
Total revenues	$780	$4,312
Pretax loss	(10)	(567)
Income tax benefit	126	72
Net income (loss)	116	(495)
      As of December 31, 2005 and 2004, there are $50 million and $88 million, respectively, of liabilities associated with the former music operations recorded on the Company’s balance sheet. The liabilities are principally related to severance payments to former employees of the music operations, and at December 31, 2004, pension obligations to former employees of the Music segment, which were retained by Time Warner.

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
4. OTHER SIGNIFICANT BUSINESS ACQUISITIONS AND DISPOSITIONS
2004 Transactions
Acquisition of Advertising.com
      On August 2, 2004, AOL completed the acquisition of Advertising.com for $445 million (net of cash acquired). Advertising.com purchases online advertising inventory from third-party websites and principally sells this inventory using performance-based advertising arrangements. During 2005, the purchase price allocation was finalized and the Company recorded $269 million of goodwill, $206 million of intangible assets subject to amortization for technology ($98 million), advertising and publisher relationships ($50 million), tradename ($40 million) and non-compete agreements ($18 million) related to the purchase of Advertising.com (Note 2). From the time it was acquired through December 31, 2004, Advertising.com contributed Advertising revenues of $97 million from sales of advertising run on third-party websites.
Sale of the Winter Sports Teams
      On March 31, 2004, the Company completed the sale of the Turner winter sports teams (the Atlanta Thrashers, an NHL team, and the Atlanta Hawks, an NBA team) and the entity holding the operating rights to Philips Arena, an Atlanta sports and entertainment venue, to Atlanta Spirit LLC (“Atlanta Spirit”). In addition to the $219 million of impairment charges recognized in 2003, the Company recorded an approximate $7 million loss on the closing of the sale in the first quarter of 2004. As of December 31, 2005, Turner owns an approximate 10% interest in Atlanta Spirit and accounts for its interest in the limited liability company under the equity method of accounting.
      Through the date of the sale on March 31, 2004, the winter sports teams had revenues of $66 million and an Operating Loss of $8 million. For the full year of 2003, the winter sports teams contributed approximately $160 million of revenues and an Operating Loss of $37 million.
Consolidation of Warner Village Cinemas S.P.A.
      Warner Village Cinemas S.P.A. (“Warner Village”) is a joint-venture arrangement that operates cinemas in Italy. Prior to December 2004, this entity was owned 45% by Warner Bros., 45% by Village Cinemas International Pty. Ltd. (“Village Cinemas”) and 10% by a third-party investor. The 10% owner was bought out by Warner Bros. and Village Cinemas in December 2004. As previously announced, in April 2004, Warner Bros. and Village Cinemas agreed that: (i) Warner Bros. would control the voting rights associated with Village Cinemas’ interest and (ii) beginning in March 2007 and continuing for one year, Village Cinemas can require that both Warner Bros. and Village Cinemas place their collective interests for sale and, to the extent that a bona fide offer is received, can require Warner Bros. to acquire the Village Cinemas interest at that value in the event that Warner Bros. elects not to proceed with such sale. If such right is not exercised by Village Cinemas, the voting rights associated with its interest will revert to Village Cinemas in March 2008.
      As a result of controlling Village Cinemas’ voting interest, Warner Bros. began consolidating the results of Warner Village in the second quarter of 2004. As permitted by U.S. GAAP, Warner Village results have been consolidated retroactive to the beginning of the year. For the year ended December 31, 2004, Warner Village revenues were $101 million and its Operating Income was $3 million.
2003 Transactions
Sale of Time Life
      In December 2003, the Company sold its Time Life Inc. (“Time Life”) operations to Direct Holdings Worldwide LLC (“Direct Holdings”), a venture of Ripplewood Holdings LLC and ZelnickMedia Corporation. In connection with the transaction, the Company recognized a loss of $29 million. Under the terms of the sale transaction, the Company did not receive any cash consideration and instead agreed to a contingent consideration arrangement under which it will receive payments in the future if the business sold meets certain performance targets. Specifically, the Company would receive consideration equal to four times the amount by which the average annual earnings before interest, taxes, depreciation and amortization (“EBITDA”) over a two-year period exceeds $10 million. Based on the recent performance of Time Life, the Company does not believe, at this time, that it is probable that significant additional consideration will be received under this arrangement. The Company will not record this contingent payment as incremental

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
proceeds on the sale of the Time Life business unless and until the point at which all contingencies with regard to the payment have been resolved.
      In conjunction with this transaction, the Company entered into multi-year service agreements with Direct Holdings to provide certain fulfillment, customer service and related services primarily for Time Life’s European operations. In addition, the Company agreed to license the name “Time Life” to Direct Holdings for ten years, with an additional ten-year renewal option. The Company will receive royalty payments from Direct Holdings beginning in 2005. The Company believes that the terms of the licensing arrangement and fulfillment service agreements are at market rates and, accordingly, no amounts have been allocated to either agreement. Finally, as part of the transaction, the Company provided for up to $13 million in financing to Direct Holdings, of which only $8 million was funded and subsequently repaid in the first quarter of 2005.
Sale of U.K. Cinemas
      In the second quarter of 2003, the Company recognized a $43 million gain on the sale of its interest in U.K. cinemas, which had previously been consolidated by the Filmed Entertainment segment.
5. TIME WARNER CABLE INC.
Ownership
      At December 31, 2005, Comcast has a 21% economic interest in TWC’s cable business held through a 17.9% direct common ownership interest in TWC (representing a 10.7% voting interest) and a limited partnership interest in TWE representing a 4.7% residual equity interest. Time Warner’s 79% economic interest in TWC’s cable business is held through an 82.1% common ownership interest in TWC (representing an 89.3% voting interest) and a limited partnership interest in TWE representing a 1% residual equity interest. Time Warner also holds a $2.4 billion mandatorily redeemable preferred equity interest in TWE. The remaining interests in TWE are held indirectly by TWC.
Adelphia/Comcast
Adelphia Acquisition and Related Transactions
      On July 31, 2006, a subsidiary of TWC, Time Warner NY Cable LLC (“TW NY”), and Comcast completed their respective acquisitions of assets comprising in the aggregate substantially all of the cable systems of Adelphia.
      On July 31, 2006, immediately before the closing of the Adelphia Acquisition, Comcast’s interests in TWC and TWE, a subsidiary of TWC, were redeemed. Specifically, Comcast’s 17.9% interest in TWC was redeemed in exchange for 100% of the capital stock of a subsidiary of TWC holding both cable systems serving approximately 589,000 subscribers, with an estimated fair value of approximately $2.5 billion, as determined by a third party using a discounted cash flow and market comparable valuation model, and approximately $1.9 billion in cash (the “TWC Redemption”). In addition, Comcast’s 4.7% interest in TWE was redeemed in exchange for 100% of the equity interests in a subsidiary of TWE holding both cable systems serving approximately 162,000 subscribers, with an estimated fair value of approximately $630 million, as determined by a third party using a discounted cash flow and market comparable valuation model, and approximately $147 million in cash (the “TWE Redemption”). For accounting purposes, the Redemptions were treated as an acquisition of Comcast’s minority interests in TWC and TWE and a sale of the cable systems that were transferred to Comcast. The sale of the cable systems resulted in an after-tax gain of $930 million, which is comprised of a $113 million pretax gain (calculated as the difference between the carrying value of the systems acquired by Comcast in the Redemptions totaling $2.987 billion and the estimated fair value of $3.100 billion) and the net reversal of deferred tax liabilities of approximately $817 million.
      Following the Adelphia Acquisition, on July 31, 2006, subsidiaries of TW NY and subsidiaries of Comcast also exchanged certain cable systems to enhance the respective geographic clusters of subscribers of TWC and Comcast. The Exchange was accounted for as a purchase of cable systems from Comcast and a sale of TW NY’s cable systems to Comcast. The systems exchanged by TW NY included Urban Cable Works of Philadelphia, L.P. (“Urban Cable”) and certain systems acquired from Adelphia. The Company did not record a gain or loss on systems TW NY acquired from Adelphia and transferred to Comcast in the Exchange because such systems were recorded at fair value in the Adelphia Acquisition. The Company did, however, record a pretax gain of $32 million ($25 million net of tax) in the third quarter of 2006 on the Exchange related to the disposition of Urban Cable.

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The systems transferred in connection with Redemptions and Urban Cable systems transferred in the Exchange have been reflected as discontinued operations in the accompanying consolidated statement of operations for all periods presented. See Note 1 for additional information regarding the discontinued operations.
Amendments to Existing Arrangements
      In addition to entering into the agreements relating to the Adelphia Acquisition, the Redemptions and the Exchange described above, in April 2005, TWC and Comcast amended certain pre-existing agreements. The objective of these amendments is to terminate these agreements contingent upon the completion of the transactions provided for in the Redemption Agreements. The following brief description of these agreements does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of such agreements.
      Registration Rights Agreement. In conjunction with the restructuring of TWE completed in 2003 (the “TWE Restructuring”), TWC granted Comcast and certain affiliates registration rights related to the shares of TWC Class A common stock acquired by Comcast in the TWE Restructuring. In connection with the entry into the TWC Redemption Agreement, Comcast generally has agreed not to exercise or pursue registration rights with respect to the TWC Class A Common Stock owned by it until the earlier of the date upon which the TWC Redemption Agreement is terminated in accordance with its terms and the date upon which TWC’s offering of equity securities to the public for cash for its own account in one or more transactions registered under the Securities Act of 1933 exceeds $2.1 billion. TWC does, however, have an obligation to file a shelf registration statement on June 1, 2006, covering all of the shares of the TWC Class A Common Stock if the TWC Redemption has not occurred as of such date.
      Tolling and Optional Redemption Agreements. On April 20, 2005, a subsidiary of TWC, Comcast and certain of its affiliates entered into an amendment (the “Second Tolling Amendment”) to the Tolling and Optional Redemption Agreement, dated as of September 24, 2004, as amended, pursuant to which the parties agreed that if both of the Redemption Agreements terminate, TWC will redeem 23.8% of Comcast’s 17.9% ownership of TWC Class A Common Stock in exchange for 100% of the common stock of a TWC subsidiary that will own certain cable systems serving approximately 148,000 basic subscribers (as of December 31, 2004) plus approximately $422 million in cash. In addition, on May 31, 2005, a subsidiary of TWC, Comcast and certain of its affiliates entered into the Alternate Tolling and Optional Redemption Agreement (the “Alternate Tolling Amendment”). Pursuant to the Alternate Tolling Amendment, the parties agreed that if the TWC Redemption Agreement terminates, but the TWE Redemption Agreement is not terminated, TWC will redeem 23.8% of Comcast’s 17.9% ownership of TWC Class A common stock in exchange for 100% of the common stock of a TWC subsidiary which will own certain cable systems serving approximately 148,000 basic subscribers (as of December 31, 2004) plus approximately $422 million in cash.
Cable Television System Joint Ventures
      On May 1, 2004, the Company completed the restructuring of two joint ventures that it manages, Kansas City Cable Partners (“KCCP”), previously a 50-50 joint venture between Comcast and TWE serving approximately 297,000 basic video subscribers as of December 31, 2005, and Texas Cable Partners, L.P. (“TCP”), previously a 50-50 joint venture between Comcast and the TWE-Advance/Newhouse Partnership (“TWE-A/N”) serving approximately 1.260 million basic video subscribers as of December 31, 2005. Prior to the restructuring, the Company accounted for its investment in these joint ventures using the equity method. Under the restructuring, KCCP was merged into TCP, which was renamed “Texas and Kansas City Cable Partners, L.P.” Following the restructuring, the combined partnership was owned 50% by Comcast and 50% collectively by TWE and TWE-A/N. In February 2005, TWE’s interest in the combined partnership was contributed to TWE-A/N in exchange for preferred equity in TWE-A/N. Since the net assets of the combined partnership were owned 50% by TWC and 50% by Comcast both before and after the restructuring and there were no changes in the rights or economic interests of either party, the Company viewed the transaction as a non-substantive reorganization to be accounted for at book value, similar to the transfer of assets under common control. TWC continues to account for its investment in the restructured joint venture using the equity method. Beginning on June 1, 2006, either TWC or Comcast can trigger a dissolution of the partnership. If a dissolution is triggered, the non-triggering party has the right to choose and take full ownership of one of two pools of the combined partnership’s systems — one pool consisting of the Houston systems and the other consisting of the Kansas City, south and west Texas and New Mexico systems — with an arrangement to distribute the partnership’s

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
debt between the two pools. The party triggering the dissolution would own the remaining pool of systems and any debt associated with that pool.
      In conjunction with the Adelphia Acquisition, TWC and Comcast agreed that if the Adelphia Acquisition and Exchange occur and if Comcast receives the pool of assets consisting of the Kansas City, south and west Texas and New Mexico systems upon distribution of the Texas and Kansas City Cable Partners, L.P. assets as described above, Comcast will have an option, exercisable for 180 days commencing one year after the date of such distribution, to require TWC or a subsidiary to transfer to Comcast, in exchange for the south and west Texas and New Mexico systems, certain cable systems held by TWE and its subsidiaries.
6. INVESTMENTS, INCLUDING AVAILABLE-FOR-SALE SECURITIES
      The Company’s investments consist of equity-method investments, fair-value investments, including available-for-sale investments, and cost-method investments. Time Warner’s investments, by category, consist of:

	December 31,
	2005	2004
	(recast, millions)
Equity-method investments	$2,551	$2,598
Fair-value investments, including available-for-sale investments(a)	820	1,958
Cost-method investments(a)	124	121

Total	$3,495	$4,677

(a)	The fair value and cost basis of Time Warner’s fair-value and cost-method investments were approximately $944 million and $861 million, respectively, as of December 31, 2005, and $2.079 billion and $991 million, respectively, as of December 31, 2004.
Equity-Method Investments
      Investments in companies in which Time Warner has the ability to exert significant influence, but less than a controlling voting interest, are accounted for using the equity method. This is generally presumed to exist when Time Warner owns between 20% and 50% of the investee. However, in certain circumstances, Time Warner’s ownership percentage exceeds 50% but the Company accounts for the investment using the equity method because the minority shareholders hold certain rights that allow them to participate in the day-to-day operations of the business.
      At December 31, 2005, investments accounted for using the equity method, and the ownership percentage held by Time Warner, primarily include the following: certain cable joint ventures (50% owned), Courtroom Television Network (“Court TV”) (50% owned), certain network and filmed entertainment joint ventures (generally 25-50% owned) and Time Warner Telecom Inc. (“Time Warner Telecom”) (44% owned). Time Warner has investments accounted for using the equity method of accounting that are publicly traded, including Time Warner Telecom. Based on the closing share price as of December 31, 2005, the value of Time Warner’s investment in Time Warner Telecom approximated $496 million. As of December 31, 2005, the Company’s investment in Time Warner Telecom had a carrying value of zero primarily due to impairments recognized in previous years.
      At December 31, 2005, the Company’s recorded investment in certain cable joint ventures and Court TV were greater than its equity in the underlying net assets of these equity method investees by approximately $1.9 billion. This difference was primarily due to fair value adjustments recorded in connection with the AOL-Historic TW Merger.

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Fair-Value Investments, Including Available-for-Sale Investments
      Investments in companies in which Time Warner does not have a controlling interest or is unable to exert significant influence are accounted for at fair value if the investments are publicly traded and resale restrictions of less than one year exist (“available-for-sale investments”). The cost basis, unrealized gains, unrealized losses and fair market value of available-for-sale investments are set forth below:

	December 31,
	2005	2004
	(millions)
Cost basis of available-for-sale investments	$50	$77
Gross unrealized gain(a)	85	1,089
Gross unrealized loss	(2)	(1)

Fair-value of available-for-sale investments	$133	$1,165

Deferred tax liability	$33	$435

(a)	2004 includes a gross unrealized gain of approximately $965 million related to Google. During 2005, the Company sold its remaining 5.1 million shares of Google’s Class B common stock. The Company received total cash consideration of approximately $940 million, resulting in a gain of approximately $925 million recognized in the second quarter of 2005, which is included as a component of Other income, net.
      During 2005, 2004 and 2003 there were $995 million, $25 million and $169 million, respectively, of unrealized gains reclassified from Accumulated other comprehensive income, net to Other income, net in the consolidated statement of operations, based on the specific identification method.
      Also included within fair-value investments at December 31, 2005 and 2004 are equity derivatives of $6 million and $92 million, respectively, and amounts related to the Company’s deferred compensation program of $681 million and $701 million, respectively. Equity derivatives are recorded at fair value in the accompanying consolidated balance sheet, and the related gains and losses are included as a component of Other income, net. The deferred compensation program is an elective program whereby eligible employees may defer a portion of their annual compensation. A corresponding liability is included within current or noncurrent other liabilities as appropriate.
Cost-Method Investments
      Investments in companies that are not publicly traded or have resale restrictions greater than one year are accounted for at cost. The Company’s cost-method investments typically include investments in start-up companies and investment funds. The Company uses available qualitative and quantitative information to evaluate all cost-method investments for impairment at least annually. No single investment individually or in the aggregate is considered significant for the periods presented.
2005 Transactions
      For the year ended December 31, 2005, the Company recognized net gains of $1.028 billion primarily related to the sale of investments, including a $925 million gain on the sale of the Company’s remaining investment in Google, a $36 million gain, which was previously deferred, related to the Company’s 2002 sale of a portion of its interest in Columbia House Holdings (“Columbia House”) and an $8 million gain on the sale of its 7.5% remaining interest in Columbia House and simultaneous resolution of a contingency for which the Company had previously accrued. In addition, the Company also recorded a $53 million net gain related to the sale of the Company’s option in WMG (Note 3).
2004 Transactions
      For the year ended December 31, 2004, the Company recognized net gains of $453 million, primarily related to the sale of investments, including a $188 million gain related to the sale of a portion of the Company’s interest in Google, and a $113 million gain related to the sale of the Company’s interest in VIVA Media AG (“VIVA”) and VIVA Plus, and a $44 million gain on the sale of the Company’s interest in Gateway Inc. (“Gateway”). In addition, the Company also recorded a $50 million fair value adjustment related to the increase in the WMG option’s carrying value (Note 3).

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
2003 Transactions
      For the year ended December 31, 2003, the Company recognized $797 million of gains from the sale of investments, including a $513 million gain from the sale of the Company’s interest in Comedy Central, a $52 million gain from the sale of the Company’s interest in chinadotcom, a $50 million gain from the sale of the Company’s interest in Hughes Electronics Corp. (“Hughes”) and gains of $66 million on the sale of the Company’s equity interests in international cinemas not previously consolidated.
Equity Derivatives and Investment Write-Downs
      If it has been determined that an investment has sustained an other-than-temporary decline in its value, the investment is written down to its fair value, by a charge to earnings. Such an evaluation is dependent on the specific facts and circumstances. Factors that are considered by the Company in determining whether an other-than-temporary decline in value has occurred include: the market value of the security in relation to its cost basis, the financial condition of the investee and the intent and ability to retain the investment for a sufficient period of time to allow for recovery in the market value of the investment.
      In evaluating the factors described above for available-for-sale securities, management presumes a decline in value to be other-than-temporary if the quoted market price of the security is 20% or more below the investment’s cost basis for a period of six months or more (the “20% criterion”) or the quoted market price of the security is 50% or more below the security’s cost basis at any quarter end (the “50% criterion”). However, the presumption of an other-than-temporary decline in these instances may be overcome if there is persuasive evidence indicating that the decline is temporary in nature (e.g., strong operating performance of investee, historical volatility of investee, etc.). Additionally, there may be instances in which impairment losses are recognized even if the 20% and 50% criteria are not satisfied (e.g., there is a plan to sell the security in the near term and the fair value is below the Company’s cost basis).
      For investments accounted for using the cost or equity method of accounting, management evaluates information (e.g., budgets, business plans, financial statements, etc.) in addition to quoted market prices, if any, in determining whether an other-than-temporary decline in value exists. Factors indicative of an other-than-temporary decline include recurring operating losses, credit defaults and subsequent rounds of financing at an amount below the cost basis of the investment. This list is not exhaustive, and management weighs all known quantitative and qualitative factors in determining if an other-than-temporary decline in the value of an investment has occurred.
      For the year ended December 31, 2005, investment gains were partially offset by $16 million of writedowns to reduce the carrying value of certain investments that experienced other-than-temporary declines, including a $13 million writedown of the Company’s investment in n-tv KG (“NTV-Germany”). The year ended December 31, 2005 also included $1 million of losses to reflect market fluctuations in equity derivative instruments.
      For the year ended December 31, 2004, investment gains were partially offset by $15 million of writedowns to reduce the carrying value of certain investments that experienced other-than-temporary declines in market value and $14 million of losses to reflect market fluctuations in equity derivative instruments.
      For the year ended December 31, 2003, investment gains were partially offset by $212 million of writedowns to reduce the carrying value of certain investments that experienced other-than-temporary declines in market value. Included in the 2003 charges were a writedown of $77 million related to the Company’s equity interest in AOL Japan and a $71 million writedown related to the Company’s equity interest in NTV-Germany. Investment gains also included $8 million of gains to reflect market fluctuations in equity derivative instruments.
      The portion of the above charges relating to publicly traded securities was $3 million in 2005, $4 million in 2004 and $83 million in 2003.
      While Time Warner has recognized all declines that are believed to be other-than-temporary, it is reasonably possible that individual investments in the Company’s portfolio may experience an other-than-temporary decline in value in the future if the underlying investee experiences poor operating results or the U.S. or certain foreign equity markets experience declines in value.

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
7. INVENTORIES AND FILM COSTS
      Inventories and film costs consist of:

	December 31,
	2005	2004
	(recast, millions)
Programming costs, less amortization	$3,213	$2,903
Videocassettes, DVDs, books, paper and other merchandise	410	471
Film costs — Theatrical:
Released, less amortization	724	893
Completed and not released	123	60
In production	782	843
Development and pre-production	80	51
Film costs — Television:
Released, less amortization	529	493
Completed and not released	230	191
In production	545	494
Development and pre-production	2	6

Total inventories and film costs(a)	6,638	6,405
Less: current portion of inventory(b)	(2,041)	(2,045)

Total noncurrent inventories and film costs	$4,597	$4,360

(a)	Does not include $2.903 billion and $3.137 billion of net film library costs as of December 31, 2005 and December 31, 2004, respectively, which are included in intangible assets subject to amortization on the accompanying consolidated balance sheet (Note 2).

(b)	Current inventory as of December 31, 2005 and December 31, 2004 is comprised of programming inventory at the Networks segment ($1.629 billion and $1.574 billion, respectively), magazines, paper and other merchandise at the Publishing segment ($170 million and $148 million, respectively), DVDs and videocassettes at the Filmed Entertainment segment ($239 million and $318 million, respectively) and general merchandise at the AOL segment ($3 million and $5 million, respectively).
      Approximately 88.39% of unamortized film costs for released theatrical and television product are expected to be amortized within three years from December 31, 2005. In addition, approximately $1.2 billion of the film costs of released and completed and not released theatrical and television product are expected to be amortized during the twelve month period ending December 31, 2006.
8. LONG-TERM DEBT AND OTHER FINANCING ARRANGEMENTS
      Financing capacity and long-term debt consists of:

	Weighted Average				Unamortized	2005
	Interest Rate at		2005		Discount on	Unused	Outstanding Debt
	December 31,		Committed	Letters of	Commercial	Committed	at December 31,
	2005	Maturities	Capacity	Credit(a)	Paper	Capacity	2005	2004
Cash and equivalents			$4,220	$—	$—	$4,220
Bank credit agreement debt and commercial paper programs(b)	4.36%	2009	11,000	222	4	9,673	$1,101	$1,523
Fixed-rate public debt(b)(c)	7.29%	2006-2036	18,863	—	—	—	18,863	20,393
Other fixed-rate obligations(d)	8.00%	—	366	—	—	—	366	459

Total debt			34,449	222	4	13,893	20,330	22,375
Debt due within one year(e)			(92)	—	—	—	(92)	(1,672)

Total long-term debt			$34,357	$222	$4	$13,893	$20,238	$20,703

(a)	Represents the portion of committed capacity reserved for outstanding and undrawn letters of credit.

(b)	The bank credit agreements, commercial paper programs and fixed-rate public debt of the Company rank pari passu with senior debt of the respective obligors thereon. The Company’s maturity profile of its outstanding debt and other financing arrangements is relatively long-term, with a weighted maturity of approximately 13 years.

(c)	The Company has reclassified $1.546 billion in debt due in 2006 to long-term in the accompanying consolidated balance sheet to reflect management’s ability and intent to refinance the obligations on a long-term basis.

(d)	Includes capital lease obligations.

(e)	Debt due within one year as of December 31, 2005 primarily relates to capital lease obligations.

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Bank Credit Agreements and Commercial Paper Programs
      In the first quarter of 2006, Time Warner and TWC entered into $21.0 billion of bank credit agreements, which consist of an amended and restated $7.0 billion five-year revolving credit facility at Time Warner, an amended and restated $6.0 billion five-year revolving credit facility at TWC (including $2.0 billion of increased commitments), a new $4.0 billion five-year term loan facility at TWC Inc., and a new $4.0 billion three-year term loan facility at TWC. Collectively, these facilities refinanced $11.0 billion of previously existing committed bank financing, while the $2.0 billion increase in the TWC revolving credit facility and the $8.0 billion of new TWC term loan facilities were used to finance, in part, the cash portion of the Adelphia Acquisition. As discussed below, the increase in the revolving credit facility and the two term loans at TWC became effective concurrent with the closing of the Adelphia Acquisition and the term loans were fully utilized.
Time Warner Credit Agreement
      Following the refinancing transactions described above, Time Warner has a $7.0 billion senior unsecured five-year revolving credit facility with a maturity date of February 17, 2011 (the “TW Facility”), which refinanced an existing $7.0 billion revolving credit facility with a maturity date of June 30, 2009. The permitted borrowers under the TW Facility are Time Warner and Time Warner International Finance Limited (the “Borrowers”). The obligations of both Time Warner and Time Warner International Finance Limited are directly or indirectly guaranteed by AOL, Historic TW, Turner and Time Warner Companies, Inc. The obligations of Time Warner International Finance Limited are also guaranteed by Time Warner.
      Borrowings under the TW Facility bear interest at a rate determined by the credit rating of Time Warner, which rate is currently LIBOR plus 0.27% per annum (LIBOR plus 0.39% as of December 31, 2005). In addition, the Borrowers are required to pay a facility fee on the aggregate commitments under the TW Facility at a rate determined by the credit rating of Time Warner, which rate is currently 0.08% per annum (0.11% per annum as of December 31, 2005). The Borrowers also incur an additional usage fee of 0.10% per annum on the outstanding loans and other extensions of credit under the TW Facility if and when such amounts exceed 50% of the aggregate commitments thereunder.
      The TW Facility provides same-day funding and multi-currency capability, and a portion of the commitment, not to exceed $500 million at any time, may be used for the issuance of letters of credit. The TW Facility contains a maximum leverage ratio covenant of 4.5 times the consolidated EBITDA of Time Warner, which is the same leverage ratio covenant in effect at December 31, 2005. The terms and related financial metrics associated with the leverage ratio are defined in the TW Facility agreement. At December 31, 2005, the Company was in compliance with the leverage covenant, with a leverage ratio, calculated in accordance with the agreement, of approximately 1.6 times. The TW Facility does not contain any credit ratings-based defaults or covenants or any ongoing covenant or representations specifically relating to a material adverse change in Time Warner’s financial condition or results of operations. Borrowings may be used for general corporate purposes, and unused credit is available to support borrowings under commercial paper programs. As of December 31, 2005, there were no loans outstanding and $67 million in outstanding face amount of letters of credit were issued under the TW Facility.
TWC Credit Agreements
      Following the financing transactions described above, TWC has a $6.0 billion senior unsecured five-year revolving credit facility with a maturity date of February 15, 2011 (the “Cable Revolving Facility”). This represents a refinancing of TWC’s existing $4.0 billion of committed revolving bank commitments with a maturity date of November 23, 2009, plus an increase of $2.0 billion effective concurrent with the closing of the Adelphia Acquisition. Also effective concurrent with the closing of the Adelphia Acquisition are two $4 billion term loan facilities (the “Cable Term Facilities” and, collectively with the Cable Revolving Facility, the “Cable Facilities”) with maturities of 3 years and 5 years, respectively. TWE is no longer a borrower in respect of any of the Cable Facilities, although TWE and Time Warner NY Cable LLC have guaranteed the obligations of TWC under the Cable Facilities, and Warner Communications Inc. (“WCI”) and American Television and Communications Corporation (“ATC”) (both indirect wholly-owned subsidiaries of Time Warner but not subsidiaries of TWC) have each guaranteed a pro-rata portion of TWE’s guarantee obligations under the Cable Facilities. There are generally no restrictions on the ability of WCI and ATC to transfer material assets to parties that are not guarantors.
      Borrowings under the Cable Revolving Facility bear interest at a rate based on the credit rating of TWC, which rate is currently LIBOR plus 0.27% per annum (LIBOR plus 0.39% as of December 31, 2005). In addition, TWC is required to pay a facility fee on the aggregate commitments under the Cable Revolving Facility at a rate determined by the credit rating of TWC,

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
which rate is currently 0.08% per annum (0.11% per annum as of December 31, 2005). TWC may also incur an additional usage fee of 0.10% per annum on the outstanding loans and other extensions of credit under the Cable Revolving Facility if and when such amounts exceed 50% of the aggregate commitments thereunder. Borrowings under the Cable Term Facilities bear interest at a rate based on the credit rating of TWC, which rate is currently LIBOR plus 0.40% per annum. In addition, TWC is required to pay a facility fee on the aggregate commitments under the Cable Term Facilities beginning prior to the closing of the Adelphia Acquisition at a rate determined by the credit rating of TWC, which rate is currently 0.08% per annum.
      The Cable Revolving Facility provides same-day funding capability and a portion of the commitment, not to exceed $500 million at any time, may be used for the issuance of letters of credit. The Cable Facilities contain a maximum leverage ratio covenant of 5.0 times the consolidated EBITDA of TWC, which is the same leverage ratio covenant in effect at December 31, 2005. The terms and related financial metrics associated with the leverage ratio are defined in the Cable Facility agreements. At December 31, 2005, TWC was in compliance with the leverage covenant, with a leverage ratio, calculated in accordance with the agreements, of approximately 1.2 times. The Cable Facilities do not contain any credit ratings-based defaults or covenants or any ongoing covenant or representations specifically relating to a material adverse change in the financial condition or results of operations of Time Warner or TWC. Borrowings under the Cable Revolving Facility may be used for general corporate purposes and unused credit is available to support borrowings under commercial paper programs. Borrowings under the Cable Term Facilities will be used to assist in financing the cash portions of the Adelphia Acquisition. As of December 31, 2005, there were $155 million of letters of credit outstanding under the Cable Revolving Facility, and approximately $1.101 billion of commercial paper was supported by the Cable Revolving Facility.
Commercial Paper Programs
      Time Warner maintains a $5.0 billion unsecured commercial paper program. Included as part of the $5.0 billion commercial paper program is a $2.0 billion European commercial paper program under which Time Warner can issue European commercial paper. The obligations of Time Warner are directly and indirectly guaranteed by AOL, Historic TW, Turner and Time Warner Companies, Inc. Proceeds from the commercial paper program may be used for general corporate purposes, including investments, repayment of debt and acquisitions. Commercial paper borrowings at Time Warner are supported by the unused committed capacity of the $7.0 billion TW Facility. As of December 31, 2005, there was no commercial paper outstanding under the Time Warner commercial paper program.
      TWC maintains a $2.0 billion unsecured commercial paper program. Commercial paper borrowings at TWC are supported by the unused committed capacity of the $6.0 billion Cable Revolving Facility. TWE is a guarantor of commercial paper issued by TWC. In addition, WCI and ATC (both indirect wholly-owned subsidiaries of the Company but not subsidiaries of TWC or TWE) have each guaranteed a pro-rata portion of TWE’s guarantee obligations under the commercial paper issued by TWC, although there are generally no restrictions on the ability of WCI and ATC to transfer material assets (other than their interests in TWC or TWE) to parties that are not guarantors. The commercial paper issued by TWC rank pari passu with TWC’s and TWE’s other unsecured senior indebtedness. As of December 31, 2005, there was approximately $1.101 billion of commercial paper outstanding under the TWC commercial paper program.
TWE Bond Indenture
      On November 1, 2004, TWE, TWC, certain other affiliates of the Company and the Bank of New York, as Trustee, entered into the Ninth Supplemental Amendment to the Indenture governing approximately $3.2 billion of notes issued by TWE (the “TWE bonds”). As a result of this supplemental indenture, Time Warner NY Cable Inc., a subsidiary of TWC and a general partner of TWE, assumed certain statutorily imposed liabilities with respect to the TWE bonds.
Fixed-Rate Public Debt
Convertible Notes
      During December 1999, AOL sold $2.3 billion principal at maturity of Zero-Coupon Convertible Subordinated Notes due December 6, 2019 (the “Zero-Coupon Notes”), and received net proceeds of approximately $1.2 billion. The Zero-Coupon Notes had a 3% yield to maturity and were convertible into Time Warner’s common stock at a conversion rate of 5.8338 shares of common stock for each $1,000 principal amount at maturity of the Zero-Coupon Notes (equivalent to a conversion price of $94.4938 per share based on the initial offering price of the Zero-Coupon Notes). During 2004, the Company purchased on the open market and retired $219 million of the face value of these securities. Also, in December 2004, the Company redeemed the remaining Zero-Coupon Notes

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(other than a small amount of the Zero-Coupon Notes that were exchanged for a nominal amount of common shares), having a value at maturity of approximately $1.9 billion, for approximately $1.2 billion in cash.
Other Publicly Issued Debt
      Time Warner and certain of its subsidiaries have various public debt issuances outstanding. At issuance, the maturities of these outstanding debt issues ranged from five to 40 years and the interest rates ranged from 6.125% to 10.15%. At December 31, 2005 and December 31, 2004, the total debt outstanding from these offerings was $18.863 billion and $20.393 billion, respectively.
Capital Leases
      The Company has entered into various leases primarily related to network equipment that qualify as capital lease obligations. As a result, the present value of the remaining future minimum lease payments is recorded as a capitalized lease asset and related capital lease obligation in the accompanying consolidated balance sheet. Assets recorded under capital lease obligations totaled $626 million and $622 million as of December 31, 2005 and 2004, respectively. Related accumulated amortization totaled $459 million and $396 million as of December 31, 2005 and 2004, respectively.
      Future minimum capital lease payments at December 31, 2005 are as follows (recast, millions):

2006	$83
2007	36
2008	20
2009	11
2010	8
Thereafter	43

Total	201
Amount representing interest	(28)

Present value of minimum lease payments	173
Current portion	(77)

Total long-term portion	$96

Interest Expense and Maturities
      Interest expense amounted to $1.622 billion in 2005, $1.754 billion in 2004 and $1.926 billion in 2003. The weighted average interest rate on Time Warner’s total debt was 7.14% at December 31, 2005, and 6.88% at December 31, 2004. The rate on debt due within one year, primarily capital lease obligations in 2005, was approximately 8% and 6% at December 31, 2005 and December 31, 2004, respectively. The Company recognized interest income of $356 million in 2005, $221 million in 2004 and $192 million in 2003.
      Annual repayments of long-term debt, excluding capital lease obligations, for the five years subsequent to December 31, 2005 consist of $1.557 billion due in 2006, $1.583 billion due in 2007, $844 million due in 2008, $1.113 billion due in 2009, $8 million due in 2010 and $14.982 billion thereafter. The Company has reclassified $1.546 billion of the $1.557 billion in debt due in 2006 to long-term in the accompanying consolidated balance sheet to reflect management’s ability and intent to refinance the obligations on a long- term basis.
Fair Value of Debt
      Based on the level of interest rates prevailing at December 31, 2005, the fair value of Time Warner’s fixed-rate debt exceeded its carrying value by $1.531 billion. At December 31, 2004, the fair value of fixed-rate debt exceeded the carrying value by $3.007 billion. Unrealized gains or losses on debt do not result in the realization or expenditure of cash and generally are not recognized for financial reporting purposes unless the debt is retired prior to its maturity.
Accounts Receivable Securitization Facilities
      Time Warner has certain accounts receivable securitization facilities that provide for the accelerated receipt of up to $805 million of cash on available accounts receivable. At December 31, 2005, there was no available capacity on these facilities. In connection with each of these securitization facilities, Time Warner sells, on a revolving and nonrecourse basis, a percentage ownership interest in certain of its accounts receivable (“Pooled Receivables”) through a special purpose entity (“SPE”) to third-party commercial paper

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
conduits sponsored by financial institutions. These securitization transactions are accounted for as sales in accordance with FAS 140, because the Company has relinquished control of the receivables. Accordingly, accounts receivable sold under these facilities are excluded from receivables in the accompanying consolidated balance sheet.
      As proceeds for the accounts receivable sold to the applicable SPE, Time Warner receives cash, which there is no obligation to repay, and an interest-bearing retained interest, which is included in receivables on the accompanying consolidated balance sheet. In addition, Time Warner services the Pooled Receivables on behalf of the applicable SPE. Income received by Time Warner in exchange for this service is equal to the prevailing market rate for such services and has not been material in any period. The retained interest, which has been adjusted to reflect the portion that is not expected to be collectible, bears an interest rate that varies with the prevailing market interest rates. The retained interest may become uncollectible to the extent that the applicable SPE has credit losses and operating expenses. For this reason and because the sold accounts receivable underlying the retained ownership interest are generally short-term in nature, the fair value of the retained interest approximated its carrying value at both December 31, 2005 and December 31, 2004. The retained interest related to the sale of Pooled Receivables to a SPE is reflected in receivables on the Company’s consolidated balance sheet, and was $1.348 billion at December 31, 2005 and $1.084 billion at December 31, 2004. Net proceeds repaid under Time Warner’s accounts receivable securitization programs were $151 million in 2004. Net proceeds obtained from accounts receivable securitization programs were $97 million in 2005.
Backlog Securitization Facility
      Time Warner also has a backlog securitization facility, which effectively provides for the accelerated receipt of up to $500 million of cash on available licensing contracts. Assets securitized under this facility consist of cash contracts for the licensing of theatrical and television product for broadcast network and syndicated television exhibition, under which revenues have not been recognized because such product is not available for telecast until a later date (“Backlog Contracts”). In connection with this securitization facility, Time Warner sells, on a revolving basis without credit recourse, an undivided interest in the Backlog Contract receivables to multi-seller third-party commercial paper conduits. The Company is not the primary beneficiary with regard to these commercial paper conduits and, accordingly, does not consolidate their operations. As of December 31, 2005, Time Warner had approximately $142 million of unused capacity under this facility.
      Because the Backlog Contracts securitized under this facility consist of cash contracts for the licensing of theatrical and television product that has already been produced, the recognition of revenue for such completed product is principally dependent on the commencement of the availability period for telecast under the terms of the licensing agreements. Accordingly, the proceeds received under the program are classified as deferred revenue in long-term liabilities in the accompanying consolidated balance sheet. The amount of deferred revenue, net of required reserves, reflected on Time Warner’s accompanying consolidated balance sheet related to the backlog securitization facility was $335 million and $437 million at December 31, 2005 and December 31, 2004, respectively. Total backlog contracts outstanding were approximately $4.5 billion at December 31, 2005 and $3.7 billion at December 31, 2004.
Covenants and Rating Triggers
      Each of the Company’s bank credit agreements, public debt and financing arrangements with SPEs contain customary covenants. A breach of such covenants in the bank credit agreements that continues beyond any grace period constitutes a default, which can limit the Company’s ability to borrow and can give rise to a right of the lenders to terminate the applicable facility and/or require immediate payment of any outstanding debt. A breach of such covenants in the public debt beyond any grace period constitutes a default which can require immediate payment of the outstanding debt. A breach of such covenants in the financing arrangements with SPEs that continues beyond any grace period can constitute a termination event, which can limit the facility as a future source of liquidity; however, there would be no claims on the Company for the receivables or backlog contracts previously sold. Additionally, in the event that the Company’s credit ratings decrease, the cost of maintaining the bank credit agreements and facilities and of borrowing increases and, conversely, if the ratings improve, such costs decrease. There are no rating-based defaults or covenants in the bank credit agreements, public debt or financing arrangements with SPEs.
      As of December 31, 2005, and through the date of this filing, the Company was in compliance with all covenants in its bank credit agreements, public debt and financing arrangements with SPEs. Management does not anticipate that the Company will have any difficulty in the foreseeable future complying with the existing covenants.

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Film Sale-Leaseback Arrangements
      From time to time the Company has entered into arrangements where certain film assets are sold to third-party investors that generate tax benefits to such investors that are not otherwise available to the Company. The specific forms of these transactions differ, but generally are sale-leaseback arrangements with third-party SPEs owned by the respective investors. At December 31, 2005, such SPEs were capitalized with approximately $3.5 billion of debt and equity from the third-party investors. The Company does not guarantee and is not otherwise responsible for the equity and debt in these SPEs and does not participate in the profits or losses of these SPEs, but does have a performance guarantee to produce the film assets sold to these vehicles. The Company does not consolidate these SPEs. Instead, the Company accounts for these arrangements based on their substance. That is, the net benefit received by the Company from these transactions is recorded as a reduction of film costs. These transactions resulted in reductions of film costs totaling $132 million, $177 million and $80 million during the years ended December 31, 2005, 2004 and 2003, respectively.
9. INCOME TAXES
      Domestic and foreign income (loss) before income taxes, discontinued operations and cumulative effect of accounting change are as follows:

	Years Ended December 31,
	2005	2004	2003
	(recast, millions)
Domestic	$3,019	$3,900	$3,604
Foreign	580	390	123

Total	$3,599	$4,290	$3,727

      Current and deferred income taxes (tax benefits) provided are as follows:

	Years Ended December 31,
	2005	2004	2003
	(recast, millions)
Federal:
Current(a)	$193	$191	$(6)
Deferred	850	820	549
Foreign:
Current(b)	259	206	286
Deferred	116	35	(4)
State and Local:
Current(a)	134	147	121
Deferred	(501)	51	98

Total	$1,051	$1,450	$1,044

(a)	Excludes federal, state and local tax benefits of $140 million in 2005, $222 million in 2004 and $162 million in 2003 resulting from the exercise of stock options and vesting of restricted stock awards, which were credited directly to paid-in-capital except for $25 million in 2004, which was credited to goodwill. In addition, excludes federal, state and local tax benefits of $10 million in 2005 related to changing the fiscal year-end of certain international operations from November 30 to December 31.

(b)	Includes foreign withholding taxes of $144 million in 2005, $149 million in 2004 and $150 million in 2003.

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The differences between income taxes expected at the U.S. federal statutory income tax rate of 35% and income taxes provided are as set forth below:

	Years Ended December 31,
	2005	2004	2003
	(recast, millions)
Taxes on income at U.S. federal statutory rate	$1,260	$1,502	$1,305
State and local taxes, net of federal tax benefits	97	142	182
Nondeductible goodwill impairments	10	—	8
Legal reserves related to securities litigation and the government investigations	228	126	—
Foreign income taxed at different rates, net of U.S. foreign tax credits (including benefits associated with certain foreign source income, i.e., extraterritorial income exclusion)	(113)	(156)	(68)
Capital loss utilization	(72)	(110)	(450)
State & local tax law changes(a)	(247)	—	—
State & local ownership restructuring and methodology changes(b)	(104)	—	—
Research and Development tax credits	(48)	—	—
Other	40	(54)	67

Total	$1,051	$1,450	$1,044

(a)	Represents changes to the method of taxation in Ohio and the method of apportionment in New York. In Ohio, the income tax is being phased-out and replaced with a gross receipts tax, while in New York the methodology for income apportionment is changing over time to a single receipts factor from a three factor formula.

(b)	Represents the restructuring of the Company’s partnership interests in Texas and certain other state methodology changes.
      Significant components of Time Warner’s net deferred tax liabilities are as follows:

	December 31,
	2005	2004
	(recast, millions)
Deferred tax liabilities:
Assets acquired in business combinations	$14,379	$14,641
Depreciation and amortization	1,811	1,686
Unrealized appreciation of certain marketable securities	64	466
Unremitted earnings of foreign subsidiaries	64	47
Other	1,521	1,139

Total deferred tax liabilities	17,839	17,979
Deferred tax assets:
Tax attribute carryforwards	3,894	4,520
Receivable allowances and return reserves	432	364
Investments	746	1,037
Stock-based compensation	2,215	2,373
Other	1,159	780
Valuation allowance(a)	(2,753)	(2,886)

Total deferred tax assets	5,693	6,188

Net deferred tax liability(b)	$12,146	$11,791

(a)	The Company has recorded valuation allowances for certain tax attributes and other deferred tax assets. At this time, sufficient uncertainty exists regarding the future realization of these deferred tax assets. Of the approximately $2.8 billion valuation allowance at December 31, 2005, $500 million were recorded through goodwill and $160 million were recorded through additional paid-in-capital. Therefore, if in the future the Company believes that it is more likely than not that these deferred tax benefits will be realized, the valuation allowances will be reversed against goodwill and additional paid-in-capital, to the extent thereof, with the remaining balance recognized in income.

(b)	The deferred tax liability balance at December 31, 2005 increased during the year due primarily to deferred tax liabilities recorded as part of the current year tax expense net of a decrease in deferred tax liabilities associated with certain marketable securities holding substantial appreciation that was realized for tax purposes upon sale during the year.
      U.S. income and foreign withholding taxes have not been recorded on permanently reinvested earnings of certain foreign subsidiaries aggregating approximately $1.3 billion at December 31, 2005. Determination of the amount of unrecognized deferred U.S. income tax liability with respect to such earnings is not practicable.
      U.S. federal tax attribute carryforwards at December 31, 2005, consist primarily of $5.0 billion of net operating losses, $44 million of capital losses, $166 million of research and development tax credits and $180 million of alternative minimum tax credits. In addition, the Company has approximately $1.8 billion of net operating losses in various foreign jurisdictions that are primarily from

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
countries with unlimited carryforward periods. However, many of these foreign losses are attributable to specific operations that may not be utilized against certain other operations of the Company. The utilization of the U.S. federal carryforwards as an available offset to future taxable income is subject to limitations under U.S. federal income tax laws. If the federal net operating losses are not utilized, they expire in varying amounts, starting in 2019 and continuing through 2023. The capital losses expire in 2008 and can be only utilized against capital gains. Research and development tax credits not utilized will expire in varying amounts starting primarily in 2017 and continuing through 2024. Alternative minimum tax credits do not expire. In addition, the Company holds certain assets that have tax basis greater than book basis. The Company has established deferred tax assets for such differences. However, in the event that such assets are sold or the tax basis otherwise realized, it is anticipated that such realization would generate additional losses for tax purposes. Because of the uncertainties surrounding the Company’s capacity to generate enough capital gains to utilize such losses, the Company has in most instances offset these deferred tax assets with a valuation allowance. A majority of the valuation allowance outstanding at December 31, 2005 is attributable to these circumstances.
      In the normal course of business, the Company takes positions on its tax returns that may be challenged by domestic and foreign taxing authorities. Certain of these tax positions arise in the context of transactions involving the purchase, sale or exchange of businesses or assets. All such transactions are subject to substantial tax due diligence and planning, in which the underlying form, substance and structure of the transaction is evaluated. Although the Company believes it has support for the positions taken on its tax return, the Company has recorded a liability for its best estimate of the probable loss on certain of these transactions. This liability is included in other long term liabilities. The Company does not expect the final resolution of tax examinations to have a material impact on the Company’s financial results.
10. PREFERRED SECURITIES
Mandatorily Redeemable Preferred Securities
      In April 2003, the Company purchased the remaining 725,000 outstanding shares of redeemable preferred securities of AOL Europe with a liquidation preference of $725 million for $813 million in cash including accumulated dividends.
Mandatorily Convertible Preferred Stock
      As of December 31, 2004, the Company had outstanding one share of its Series A mandatorily convertible preferred stock, par value $0.10 per share, face value of $1.5 billion (the “Series A Preferred Stock”), held by a trust for the benefit of Comcast, that was issued on March 31, 2003, as part of the TWE Restructuring. In accordance with the terms of the stock, on March 31, 2005, the Series A Preferred Stock was automatically converted into 83,835,883 shares of common stock of the Company, valued at $1.5 billion, and such amount was reclassified to shareholders’ equity in the accompanying consolidated balance sheet.
11. SHAREHOLDERS’ EQUITY
Shares Authorized and Outstanding
      As of December 31, 2005, shareholders’ equity of Time Warner included 87.2 million shares of Series LMCN-V common stock and 4.498 billion shares of common stock (net of approximately 208 million shares of common stock held in treasury). As of December 31, 2005, Time Warner is authorized to issue up to 750 million shares of preferred stock, up to 25 billion shares of common stock and up to 1.8 billion shares of additional classes of common stock, including Series LMCN-V common stock. The outstanding shares of common stock include the 83,835,883 shares of common stock issued upon conversion of the one share of Series A Preferred Stock on March 31, 2005. Shares of Series LMCN-V common stock have substantially identical rights as shares of Time Warner’s common stock, except that shares of Series LMCN-V common stock have limited voting rights and are nonredeemable. The holders of Series LMCN-V common stock are entitled to 1/100 of a vote per share on the election of directors and do not have any other voting rights, except as required by law or with respect to limited matters, including amendments to the terms of the Series LMCN-V common stock adverse to such holders. The Series LMCN-V common stock is not transferable, except in limited circumstances, and is not listed on any securities exchange. Each share of Series LMCN-V common stock is convertible into one share of Time Warner common stock at any time, assuming certain restrictive provisions have been met. During 2005 and 2004, 18.5 million shares and 65.5 million shares, respectively, of Series LMCN-V common stock were converted into common stock.

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Common Stock Repurchase Program
      On July 29, 2005, Time Warner’s Board of Directors authorized a common stock repurchase program that allowed Time Warner to repurchase, from time to time, up to $5 billion of common stock over a two-year period ending in July 2007. In October 2005, Time Warner’s Board of Directors approved an increase in the amount authorized to be repurchased under the stock repurchase program to an aggregate of up to $12.5 billion of common stock. In February 2006, the Board of Directors authorized a further increase in the stock repurchase program and an extension of the program’s ending date. Under the extended program, the Company is authorized to purchase up to an aggregate of $20 billion of common stock during the period from July 29, 2005 through December 31, 2007. Purchases under the stock repurchase program may be made from time to time on the open market and in privately negotiated transactions. Size and timing of these purchases will be based on a number of factors, including price and business and market conditions. From the program’s inception through December 31, 2005, the Company has repurchased approximately 126 million shares of common stock for approximately $2.2 billion pursuant to trading programs under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended.
Common Stock Dividends
      On May 20, 2005, the Company announced that it would begin paying a regular quarterly cash dividend of $0.05 per share on its common stock beginning in the third quarter 2005. Under this dividend program, on September 15, 2005 and December 15, 2005, the Company paid cash dividends of $0.05 per share on its common stock to shareholders of record on August 31, 2005 and November 30, 2005, respectively. The total amount of dividends paid during 2005 was $466 million.
Dilutive Securities
      Time Warner had convertible securities and outstanding stock options that were convertible or exercisable into approximately 599 million shares of the Company’s common stock at December 31, 2005, 704 million shares of the Company’s common stock at December 31, 2004 and 747 million shares of the Company’s common stock at December 31, 2003.
12. STOCK-BASED COMPENSATION PLANS
      The Company has two active equity plans under which it is authorized to grant options to purchase up to an aggregate of 300 million shares of Time Warner common stock. Options have been granted to employees and non-employee directors of Time Warner with exercise prices equal to, or in excess of, the fair market value at the date of grant. Generally, the options vest ratably, over a four-year vesting period, and expire ten years from the date of grant. Certain option awards provide for accelerated vesting upon an election to retire pursuant to the Company’s defined benefit retirement plans or after reaching a specified age and years of service, as well as certain additional circumstances for non-employee directors.
      Time Warner also has various restricted stock plans for employees and non-employee directors. Under these plans, shares of common stock or restricted stock units (“RSUs”) are granted, which generally vest between three to five years from the date of grant. Certain RSU awards provide for accelerated vesting upon an election to retire pursuant to the Company’s defined benefit retirement plans or after reaching a specified age and years of service, as well as certain additional circumstances for non-employee directors. For the year ended December 31, 2005, the Company issued approximately 3.8 million RSUs at a weighted-average fair value of $17.93. For the year ended December 31, 2004, the Company issued approximately 2.1 million shares of restricted stock at a weighted-average fair value of $17.27. During 2003, the Company issued approximately 4.4 million shares of restricted stock at a weighted-average fair value of $12.32.
      Upon the exercise of a stock option award, the vesting of a RSU or the grant of restricted stock, common shares are issued from authorized but unissued shares or from treasury stock. At December 31, 2005 and December 31, 2004 the Company had approximately 208 million and 81 million shares of treasury stock, respectively.

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Certain information for stock-based compensation plans for the year ended December 31 as follows:

	Years Ended December 31,
	2005	2004	2003
	(millions)
Stock option plans	$313	$538	$918
Restricted stock and restricted stock units	37	29	17
Stock purchase plan (a)	6	7	—

Total	$356	$574	$935

Tax benefit recognized	$134	$224	$360

(a)	The Company had a compensatory Stock Purchase Plan that provided certain employees in the AOL division with the ability to purchase Company stock at a 15% discount. In late 2005, the plan was amended to reduce the discount to 5% and effective 2006, will no longer be a compensatory Stock Purchase Plan under applicable accounting literature.
      Historically, the Company recognized stock-based compensation expense related to retirement-age-eligible employees over the award’s contractual vesting period. During the first quarter of 2005, based on recent accounting interpretations, the Company recorded a charge related to the accelerated amortization of the fair value of options granted in prior periods to certain retirement-age-eligible employees with no subsequent substantive service requirement (e.g., no substantive non-compete agreement). As a result, stock-based compensation expense for the year ended December 31, 2005 reflects approximately $20 million, net of tax, related to the accelerated amortization of the fair value of options granted in prior years to certain retirement-age-eligible employees with no subsequent substantive service requirement. In May 2005, the staff of the SEC announced that companies that previously followed the contractual vesting period approach must continue following that approach prior to adopting FAS 123R and apply the recent accounting interpretation to new grants that have retirement eligibility provisions only upon adoption of FAS 123R. As a result, stock-based compensation expense related to awards granted subsequent to March 31, 2005 has been determined using the contractual vesting period. For the year ended December 31, 2005, the impact of applying the contractual vesting period approach as compared to the approach noted in the recent accounting interpretations is not significant.
      Other information pertaining to each category of stock-based compensation appears below.
Stock Option Plans
      The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model, consistent with the provisions of FAS 123R and SEC Staff Accounting Bulletin No. 107, Share-Based Payment. Because option-pricing models require the use of subjective assumptions, changes in these assumptions can materially affect the fair value of the options. In determining the volatility assumption in 2005, the Company considered implied volatilities based primarily on traded Time Warner options. The expected term, which represents the period of time that options granted are expected to be outstanding, is estimated based on the historical exercise experience of Time Warner employees. The risk-free rate assumed in valuing the options is based on the U.S. Treasury yield curve in effect at the time of grant for the expected term of the option. The Company determines the expected dividend yield percentage by dividing the expected annual dividend by the market price of Time Warner common stock at the date of grant.
      For purposes of applying FAS 123 for the 2005 period, the Company has refined certain of its valuation approaches and inputs. Before the first quarter of 2005, the Company estimated the expected term of an option by computing the average period of time such options would remain outstanding from the grant date to the exercise date. The historical expected term was previously computed by segregating the employee base into two groups (senior executives and all other employees). Beginning in the first quarter of 2005, the Company began to use historical exercise patterns of previously granted options in relation to stock price movements to derive an employee behavioral pattern used to forecast expected exercise dates. In evaluating expected employee exercise behavior and related expected exercise dates, the Company separated employees into four groups based on the number of options they were granted. The weighted average expected term assumption used for 2005 was 4.79 years from the date of grant as compared to 3.60 years from the date of grant for 2004 and 3.11 years from the date of grant in 2003. In addition, historically during 2004, the volatility assumption was calculated using an average of historic and implied volatilities. Expected volatility in 2003 was based on historic volatilities. Beginning in the first quarter of 2005, the Company determined the volatility assumption using implied volatilities based primarily on traded Time Warner options. The weighted average volatility assumption used for 2005 was 24.5% as compared to a weighted average volatility assumption of 34.9% for 2004 and 53.9% for 2003. Had the Company used the methodologies employed in 2004 to estimate

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
stock option valuation assumptions, the weighted average fair value of an option granted in 2005 would have increased by approximately 1%.
      The assumptions presented in the table below represent the weighted-average value of the applicable assumption used to value stock options at their grant date.

	Years Ended December 31,
	2005	2004	2003
Expected volatility	24.5%	34.9%	53.9%
Expected term to exercise from grant date	4.79 years	3.60 years	3.11 years
Risk-free rate	3.91%	3.07%	2.56%
Expected dividend yield	0.1%	0%	0%
      The following table summarizes information about stock options outstanding at December 31, 2005:

			Weighted-
			Average
		Weighted-	Remaining
	Number	Average	Contractual	Aggregate
	of Options	Exercise	Life (In	Intrinsic
Options	as of 12/31/05	Price	Years)	Value
	(thousands)			(thousands)
Outstanding at December 31, 2004	618,998	$30.41
Granted	53,091	17.95
Exercised	(36,972)	8.32
Forfeited or expired	(44,430)	32.88

Outstanding at December 31, 2005	590,687	30.48	5.36	$927,262

Exercisable at December 31, 2005	442,525	34.83	4.50	$695,567

      At December 31, 2005, the number, weighted-average exercise price, aggregate intrinsic value and weighted-average remaining contractual term of options vested and expected to vest approximate amounts for options outstanding. As of December 31, 2005, approximately 116 million shares were available for future grants of stock options. Total unrecognized compensation cost related to unvested stock option awards at December 31, 2005, prior to the consideration of expected forfeitures is approximately $290 million and is expected to be recognized over a weighted-average period of 2 years.
      The weighted-average fair value of an option granted during the year was $5.10 ($3.11, net of taxes), $5.12 ($3.07, net of taxes) and $4.15 ($2.49, net of taxes) for the years ended December 31, 2005, 2004 and 2003, respectively. The total intrinsic value of options exercised during the year was $354 million, $511 million and $417 million for the years ended December 31, 2005, 2004 and 2003, respectively. Cash received from the exercise of stock options was $307 million, $353 million and $372 million for the year ended December 31, 2005, 2004 and 2003, respectively. The tax benefits realized from stock options exercised in the year ended December 31, 2005, 2004 and 2003 were approximately $138 million, $204 million and $167 million, respectively.
Restricted Stock and Restricted Stock Unit Plans
      The following table summarizes information about restricted stock and RSUs that were unvested at December 31, 2005:

		Weighted-
	Number of	Average
	Shares/Units	Grant Date
Restricted Stock and Restricted Stock Units	as of 12/31/05	Fair Value
	(thousands)
Unvested at December 31, 2004	6,101	$19.10
Granted	3,812	17.93
Vested	(1,686)	30.40
Forfeited	(267)	13.80

Unvested at December 31, 2005	7,960	16.32

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      At December 31, 2005, the intrinsic value of restricted stock and restricted stock unit awards was approximately $130 million. Total unrecognized compensation cost related to unvested restricted stock and restricted stock unit awards at December 31, 2005 prior to the consideration of expected forfeitures is approximately $70 million and is expected to be recognized over a weighted-average period of 2 years. The fair value of restricted stock and restricted stock units that vested during the year ended December 31, 2005, 2004 and 2003 was approximately $30 million, $8 million and $4 million, respectively.
13. BENEFIT PLANS
      Time Warner and certain of its subsidiaries have both funded and unfunded noncontributory defined benefit pension plans covering a majority of domestic employees and, to a lesser extent, have various defined benefit plans covering international employees. Pension benefits are based on formulas that reflect the employees’ years of service and compensation during their employment period and participation in the plans. Time Warner uses a December 31 measurement date for the majority of its plans. A summary of activity for substantially all of Time Warner’s domestic and international defined benefit pension plans is as follows:
Benefit Obligations — Defined Benefit Plans

	Domestic		International
	December 31,		December 31,
	2005	2004	2005	2004
	(millions)		(millions)
Change in benefit obligations
Projected benefit obligation, beginning of year	$2,689	$2,355	$654	$517
Service cost	128	112	18	22
Interest cost	170	156	32	31
Actuarial loss	205	205	84	51
Benefits paid	(106)	(146)	(6)	(6)
Settlements and curtailments	—	—	1	—
Net periodic benefit costs from discontinued operations	7	7	—	—
Foreign currency exchange rates	—	—	(66)	39

Projected benefit obligation, end of year	$3,093	$2,689	$717	$654

Accumulated benefit obligation	$2,685	$2,356	$654	$600

Plan Assets — Defined Benefit Plans

	Domestic		International
	December 31,		December 31,
	2005	2004	2005	2004
	(millions)		(millions)
Change in plan assets
Fair value of plan assets, beginning of year	$2,642	$2,188	$571	$447
Actual return on plan assets	153	242	107	52
Employer contributions	181	358	103	45
Benefits paid	(106)	(146)	(6)	(6)
Foreign currency exchange rates	—	—	(57)	33

Fair value of plan assets, end of year	$2,870	$2,642	$718	$571

Funded Status

	Domestic		International
	December 31,		December 31,
	2005	2004	2005	2004
	(millions)		(millions)
End of year
Fair value of plan assets	$2,870	$2,642	$718	$571
Projected benefit obligation	3,093	2,689	717	654

Funded status	(223)	(47)	1	(83)
Unrecognized net actuarial loss	955	750	131	137
Unrecognized prior service cost	26	30	—	—

Net amount recognized	$758	$733	$132	$54

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Amounts recognized in the consolidated balance sheet consist of:

	Domestic		International
	December 31,		December 31,
	2005	2004	2005	2004
	(millions)		(millions)
Prepaid benefit cost	$962	$921	$135	$67
Accrued benefit cost	(323)	(279)	(6)	(62)
Intangible assets	16	18	—	—
Accumulated other comprehensive income	103	73	3	49

Net amount recognized	$758	$733	$132	$54

      Included in the change in benefit obligation table previously provided are the following projected benefit obligations and the accumulated benefit obligations for domestic unfunded defined benefit pension plans:

	Domestic
	December 31,
	2005	2004
	(millions)
Projected benefit obligation	$305	$263
Accumulated benefit obligation	$323	$279
      For the domestic plans, as of December 31, 2005 and 2004, plan assets exceeded the accumulated benefit obligations in the funded pension plans. The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for international funded pension plans with accumulated benefit obligation in excess of plan assets were $105 million, $99 million and $96 million, respectively, at December 31, 2005, and $244 million, $232 million, and $192 million, respectively, at December 31, 2004.
Components of Net Periodic Benefit Costs from Continuing Operations

	Domestic			International
	December 31,			December 31,
	2005	2004	2003	2005	2004	2003
	(recast, millions)			(recast, millions)
Service cost	$128	$112	$99	$18	$22	$21
Interest cost	170	156	144	32	31	26
Expected return on plan assets	(207)	(173)	(122)	(37)	(36)	(23)
Amortization of prior service cost	4	4	4	—	—	—
Amortization of net loss	55	50	70	7	6	5

Net periodic benefit costs	$150	$149	$195	$20	$23	$29

      In addition, certain domestic employees of the Company participate in multi-employer pension plans, not included in the net periodic cost above, as to which the expense amounted to $62 million in 2005, $54 million in 2004 and $52 million in 2003.
Assumptions
      Weighted-average assumptions used to determine benefit obligations at December 31:

	Domestic			International
	2005	2004	2003	2005	2004	2003
Discount rate	5.75%	6.00%	6.25%	4.90%	5.35%	5.50%
Rate of compensation increase	4.50%	4.50%	4.50%	4.60%	3.90%	3.80%
      Weighted-average assumptions used to determine net periodic benefit cost for years ended December 31:

	Domestic			International
	2005	2004	2003	2005	2004	2003
Discount rate	6.00%	6.25%	6.75%	5.35%	5.50%	5.65%
Expected long-term return on plan assets	8.00%	8.00%	8.00%	7.10%	7.25%	7.55%
Rate of compensation increase	4.50%	4.50%	4.50%	3.90%	3.80%	3.70%

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      For domestic plans, the discount rate was determined by comparison against the Moody’s Aa Corporate Index rate, adjusted for coupon frequency and duration of the obligation. The discount rate for international plans was determined by comparison against country-specific Aa Corporate Indices, adjusted for duration of the obligation. In developing the expected long-term rate of return on assets, the Company considered the pension portfolio’s composition past average rate of earnings and discussions with portfolio managers. The expected long-term rate of return for domestic plans is based on an asset allocation assumption of 75% equity securities and 25% fixed-income securities. A similar approach has been utilized in selecting the expected long-term rate of return for plans covering international employees. The expected rate of return for each plan is based on its expected asset allocation.
Plan Assets
      Time Warner’s pension plan weighted-average asset allocations at December 31, 2005 and 2004, by asset category, are as follows:

	Domestic		International
	December 31,		December 31,
	2005	2004	2005	2004
	(millions)		(millions)
Equity securities	75%	75%	70%	72%
Debt securities	25%	25%	30%	28%

Total	100%	100%	100%	100%

      The Company’s investment strategy for its domestic pension plans is to maximize the long-term rate of return on plan assets within an acceptable level of risk while maintaining adequate funding levels. The Company’s practice is to conduct a strategic review of its asset allocation strategy every five years. The Company’s current broad strategic targets are to have a pension asset portfolio comprising 75% equity securities and 25% fixed-income securities. A portion of the fixed-income allocation is reserved in short-term cash to provide for expected benefits to be paid in the short term. The Company’s equity portfolios are managed to achieve optimal diversity. The Company’s fixed-income portfolio is investment-grade in the aggregate. The Company does not manage any assets internally, does not have any passive investments in index funds and does not utilize hedging, futures or derivative instruments.
      The domestic pension plan assets include 4.4 million shares of Time Warner common stock in the amount of $77 million (3% of total plan assets) at December 31, 2005, and 4.4 million shares in the amount of $86 million (3% of total plan assets) at December 31, 2004.
Expected cash flows
      After considering the funded status of the Company’s defined benefit pension plans, movements in the discount rate, investment performance and related tax consequences, the Company may choose to make contributions to its pension plans in any given year. At December 31, 2005, there were no minimum required contributions for domestic funded plans and no discretionary or noncash contributions are currently planned. For domestic unfunded plans, contributions will continue to be made to the extent benefits are paid. Expected benefit payments for domestic unfunded plans for 2006 is approximately $18 million. In addition, the Company expects to fund an additional $17 million in connection with international plans in 2006.
      Information about the expected benefit payments for the Company’s defined benefit plans related to continuing operations is as follows (recast, millions):

	Domestic	International
Expected benefit payments:
2006	$97	$9
2007	108	10
2008	112	11
2009	117	12
2010	118	14
2011 — 2015	718	103
Defined contribution plans
      Time Warner has certain domestic and international defined contribution plans, including savings and profit sharing plans, for which the expense amounted to $147 million in 2005, $133 million in 2004 and $129 million in 2003. The Company’s contributions to the savings plans are primarily based on a percentage of the employees’ elected contributions and are subject to plan provisions.

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Other postretirement benefit plans
      Time Warner also sponsors several unfunded other domestic postretirement benefit plans covering certain retirees and their dependents. Included in other long-term liabilities in the consolidated balance sheet are $177 million and $173 million for the years ended December 31, 2005 and 2004, respectively, related to these plans. In addition, the Company recognized expense of $16 million, $17 million and $19 million related to these plans for the years ended December 31, 2005, 2004 and 2003, respectively.
14. MERGER AND RESTRUCTURING COSTS
Merger Costs
      In accordance with GAAP, Time Warner generally treats merger costs relating to business combinations accounted for using the purchase method of accounting as additional purchase price paid. However, certain merger costs do not meet the criteria for capitalization and are expensed as incurred. Certain merger costs were expensed as incurred as they either related to the operations of the acquirer, including the AOL operations with respect to the merger of AOL and Time Warner, now known as Historic TW, or otherwise did not qualify as a liability or cost assumed in a purchase business combination. In addition, the Company has begun incurring merger-related costs associated with the Adelphia Acquisition.
Merger Costs Capitalized as a Cost of Acquisition
      In connection with the AOL-Historic TW Merger, the Company reviewed its operations and implemented several plans to restructure the operations of both companies (“restructuring plans”). As part of the restructuring plans, the Company accrued a restructuring liability of approximately $1.031 billion during 2001. These restructuring accruals relate to costs to exit and consolidate certain activities of Historic TW, as well as costs to terminate employees across various Historic TW business units.
      As of December 31, 2005, out of the remaining liability of $32 million, $11 million was classified as a current liability, with the remaining $21 million classified as a long-term liability in the accompanying consolidated balance sheet. Amounts are expected to be paid through 2013.
      Selected information relating to the restructuring costs included in the allocation of the cost to acquire Historic TW is as follows (millions):

	Employee	Other
	Termination	Exit Costs	Total
Initial accruals	$619	$412	$1,031

Restructuring liability as of December 31, 2003	$28	$36	$64
Cash paid — 2004	(14)	(7)	(21)
Noncash reductions — 2004(a)	(2)	(3)	(5)

Restructuring liability as of December 31, 2004	12	26	38
Cash paid — 2005	(5)	(3)	(8)
Noncash reductions — 2005(a)	—	(3)	(3)
Adjustments — 2005(b)	—	5	5

Restructuring liability as December 31, 2005	$7	$25	$32

(a)	Noncash reductions represent adjustments to the restructuring accrual, with a corresponding reduction in goodwill, as actual costs related to employee terminations and other exit costs were less than originally estimated.

(b)	Noncash adjustments represents primarily an adjustment to record interest imputed on certain liabilities that were initially recorded at the present value of the obligation.
2005 Merger Costs
      For the year ended December 31, 2005, the Company incurred non-capitalizable merger-related costs of approximately $8 million at the Cable segment related primarily to consulting fees covering integration planning for the Adelphia Acquisition. As of December 31, 2005, payments of $4 million have been made against this accrual. The remaining $4 million was classified as a current liability in the accompanying consolidated balance sheet.

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Restructuring Costs
      In addition to the costs of activities related to the AOL-Historic TW Merger, the Company has also recognized restructuring costs that are unrelated to business combinations and are expensed as incurred.
2005 Restructuring Costs
      For the year ended December 31, 2005, the Company incurred restructuring costs of approximately $116 million, including $17 million at the AOL segment, $34 million at the Cable segment, $33 million at the Filmed Entertainment segment, $4 million at the Networks segment and $28 million at the Publishing segment. These charges primarily related to various employee terminations and the total number of employees terminated was 1,333. As of December 31, 2005, 1,139 had been terminated. The termination costs occurred across each of the segments and ranged from senior executives to line personnel.
      As of December 31, 2005, out of the remaining liability of $91 million, $65 million was classified as a current liability, with the remaining $26 million classified as a long-term liability in the accompanying consolidated balance sheet. Amounts are expected to be paid through 2011.
      Selected information relating to the 2005 restructuring costs is as follows (millions):

	Employee	Other
	Terminations	Exit Costs	Total
2005 accruals	$109	$7	$116
Cash paid — 2005	(23)	(2)	(25)

Remaining liability as of December 31, 2005	$86	$5	$91

2004 Restructuring Costs
      For the year ended December 31, 2004, the Company incurred restructuring costs of $55 million related to employee terminations at the AOL segment. The number of employees terminated was 861 (770 domestic and 91 internationally) and all of the terminations had occurred by the end of the first quarter of 2005. During 2005, the Company incurred additional net restructuring costs of $1 million related to the AOL segment as a result of changes in estimates of previously established restructuring accruals.
      As of December 31, 2005, out of the remaining liability of $7 million, $4 million was classified as a current liability, with the remaining $3 million classified as a long-term liability in the accompanying consolidated balance sheet. Amounts are expected to be paid through 2013.
      Selected information relating to the 2004 restructuring costs is as follows (millions):

Employee
Terminations
2004 accruals	$55
Cash paid — 2004	(5)

Remaining liability as of December 31, 2004	50
Net additional accrual	1
Cash paid — 2005	(44)

Remaining liability as of December 31, 2005	$7

2003 Restructuring Costs
      For the year ended December 31, 2003, the Company incurred restructuring costs related to various employee and contractual terminations of $109 million, including $52 million at the AOL segment, $21 million at the Networks segment, $21 million at the Publishing segment and $15 million at the Cable segment. Employee termination costs occurred across each of the segments and ranged from senior executives to line personnel. The number of employees terminated was 974 and all of the terminations had occurred by the end of the first quarter of 2004.

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      As of December 31, 2005, out of the remaining liability of $12 million, $2 million was classified as a current liability, with the remaining liability of $10 million classified as a long-term liability in the accompanying consolidated balance sheet. Amounts are expected to be paid through 2010.
      Selected information relating to the 2003 restructuring costs is as follows (millions):

	Employee	Other
	Terminations	Exit Costs	Total
2003 accruals	$64	$45	$109
Cash paid — 2003	(17)	(1)	(18)

Remaining liability as of December 31, 2003	47	44	91
Cash paid — 2004	(42)	(4)	(46)
Noncash reductions — 2004(a)	(2)	(3)	(5)

Remaining liability as of December 31, 2004	3	37	40
Cash paid — 2005	(3)	(16)	(19)
Noncash reductions — 2005(a)	—	(9)	(9)

Remaining liability as of December 31, 2005	$—	$12	$12

(a)	Noncash reductions reflect changes in estimates of previously established restructuring accruals.
2002 Restructuring Costs
      During the year ended December 31, 2002, the Company incurred and accrued other restructuring costs of $327 million related to various contractual terminations and obligations, including certain contractual employee termination benefits. Of the $327 million of restructuring costs, $266 million related to the AOL segment, $46 million to the Corporate segment and $15 million to the Cable segment. The number of employees terminated was approximately 1,000. As of December 31, 2002, all terminations had occurred.
      As of December 31, 2005, out of the remaining liability of $15 million, $4 million was classified as a current liability, with the remaining liability of $11 million classified as a long-term liability in the accompanying consolidated balance sheet. Amounts are expected to be paid through 2010.
      Selected information relating to the 2002 restructuring costs is as follows (millions):

	Employee	Other
	Terminations	Exit Costs	Total
Initial accruals	$92	$235	$327

Remaining liability as of December 31, 2003	$52	$10	$62
Cash paid — 2004	(17)	(6)	(23)
Noncash reductions — 2004(a)	(12)	—	(12)

Remaining liability as of December 31, 2004	23	4	27
Cash paid — 2005	(9)	(3)	(12)

Remaining liability as of December 31, 2005	$14	$1	$15

(a)	During the second quarter of 2004, a $12 million severance accrual, initially established in 2002, was reversed in connection with the settlement of that accrual with the issuance of options to purchase stock of the Company. The obligation related to the option issuance was valued at $10 million and was reflected in shareholders’ equity.
Other Charges
      During 2004, in connection with relocating its Corporate headquarters, the Company recorded certain exit costs at the dates various floors of the former headquarters facility were no longer being occupied by employees of the Company. Of the $53 million net charge, approximately $26 million relates to a noncash write-off of a fair value lease adjustment, which was established in purchase accounting at the time of the AOL-Historic TW Merger. For the year ended December 31, 2005, the Company reversed approximately $4 million of this charge, which was no longer required due to changes in estimates. The remaining amount primarily relates to the accrual of the expected loss on the sub-lease of the building, which is expected to be incurred over the remaining term of the lease of approximately nine years, and represents the present value of such obligations.
      Through December 31, 2005, payments and other miscellaneous adjustments of $24 million were made against this liability.

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
15. DERIVATIVE INSTRUMENTS
      Time Warner uses derivative instruments, principally forward and swap contracts, to manage the risk associated with movements in foreign currency exchange rates, the risk that changes in interest rates will affect the fair value or cash flows of its debt obligations and equity price risk in the Company’s investment holdings. The Company monitors its positions with, and the credit quality of, the financial institutions that are party to any of its financial transactions. Counterparty credit risk related to derivative financial instruments has historically been considered low because the transactions have been entered into with a number of strong, creditworthy financial institutions. The following is a summary of Time Warner’s risk management strategies and the effect of these strategies on Time Warner’s consolidated financial statements.
Foreign Currency Risk Management
      Foreign exchange derivative contracts are used primarily by Time Warner to manage the risk associated with volatility of future cash flows denominated in foreign currencies, primarily the British pound and the Euro, and changes in fair value resulting from changes in foreign currency exchange rates, primarily changes in the British pound and the Euro. As part of its overall strategy to manage the level of exposure to the risk of foreign currency exchange rate fluctuations, Time Warner hedges a portion of its foreign currency exposures anticipated over the calendar year. This process generally coincides with the Company’s annual strategic planning period. Additionally, as transactions arise (or are planned) during the year that are exposed to foreign currency risk, and are unhedged at the time, the Company enters into derivative instruments (e.g., foreign currency forward contracts) to mitigate the exposure presented by such transactions. The Company’s most common use of foreign exchange derivative contracts relate to hedging (a) unremitted or forecasted future royalties and license fees to be received from the sale or anticipated sale of U.S. copyrighted products abroad, (b) foreign currency denominated assets and liabilities, (c) certain foreign currency denominated film production costs abroad and (d) other forecasted foreign currency denominated transactions. Time Warner records these foreign exchange contracts at fair value in Prepaid expenses and Other current assets or Other current liabilities in the consolidated balance sheet, depending on whether the contracts are in a net gain or net loss position. Derivative instruments that are used to hedge exposures to variability in foreign-currency-denominated cash flows are designated as cash flow hedges. Derivative instruments that are used to hedge the currency risk associated with foreign-currency-denominated operating assets and liabilities and unrecognized foreign-currency-denominated operating firm commitments are designated as fair value hedges. Derivative instruments are also entered into to offset the change in foreign currency denominated debt due to changes in the underlying foreign exchange rate. The Company considers the entire value of the derivative instrument (i.e., including any forward points) when assessing hedge effectiveness.
      At December 31, 2005, Time Warner had contracts for the sale of $2.981 billion and the purchase of $1.602 billion of foreign currencies at fixed rates, including net contracts for the sale of $380 million of the British pound and $735 million of the Euro. At December 31, 2004, Time Warner had contracts for the sale of $3.375 billion and the purchase of $1.714 billion of foreign currencies at fixed rates, including net contracts for the sale of $496 million of the British pound and $825 million of the Euro. For the years ended December 31, 2005, 2004 and 2003, Time Warner recognized gains of $82 million and losses of $177 million and $149 million, respectively, on foreign exchange contracts. Such amounts were largely offset by corresponding losses (gains in 2004 and 2003) from the transactions being hedged.
Cash Flow Hedges
      For cash flow hedges, such as the hedge of forecasted royalty or license fees, the related gains or losses on these contracts are deferred in shareholders’ equity (as a component of accumulated other comprehensive income). These deferred gains and losses are recognized in income in the period in which the transaction being hedged is recognized in income and are reported as a component of Operating Income or Other income, net depending on where the hedged item is recognized. However, to the extent that any of these contracts are not considered to be perfectly effective in offsetting the change in the value of the item being hedged, any changes in fair value relating to the ineffective portion of these contracts are immediately recognized in income as a component of Other income, net.
      As previously noted, Time Warner hedges a portion of its foreign currency exposures anticipated over the calendar year. The hedging period for royalties and license fees covers revenues expected to be recognized during the calendar year; however, there is often a lag between the time that revenue is recognized and the transfer of foreign-denominated cash back into U.S. dollars. To hedge this exposure, Time Warner uses foreign exchange contracts that generally have maturities of three months to eighteen months to provide continuing coverage throughout the hedging period. At December 31, 2005, Time Warner had effectively hedged approximately 70% of the estimated net foreign currency exposures that principally relate to anticipated cash flows to be remitted to the United States over the hedging period.
      At December 31, 2005, Time Warner has recorded a liability of approximately $7 million for net losses on foreign currency derivatives used in cash flow hedges with the offset recorded in shareholders’ equity. Such amount is expected to be substantially recognized in income over the next twelve months at the same time the hedged item is recognized in income. For the years ended

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2005, 2004 and 2003 approximately $23 million, $70 million and $44 million, respectively, of losses were reclassified to earnings from Accumulated other comprehensive income, net related to cash flow hedges. Included in these amounts were approximately $43 million, $44 million and $27 million, respectively, of losses that were included in Accumulated other comprehensive income, net at the end of the preceding year. During 2005, there were less than $1 million of losses resulting from the ineffectiveness of foreign currency cash flow hedges. During 2005, 2004 and 2003, amounts recorded resulting from the discontinuance of cash flow hedges, because it was probable that the original forecasted transaction would not occur within the specified time period, were less than $2 million in each respective period.
Fair Value Hedges and Other Derivative Contracts
      At December 31, 2005, Time Warner has recorded an asset of approximately $25 million for net gains on foreign currency derivatives used in fair value hedges of foreign currency denominated operating assets and liabilities. For fair value hedges, such as the hedge of firmly committed film production costs abroad, gains or losses resulting from recording the derivative instrument at fair value are recorded in the consolidated statement of operations as an offset to the change in the fair value of the foreign currency component of the related foreign currency denominated assets, liabilities or firm commitment and are reported as a component of operating income. At December 31, 2005, Time Warner has recorded an asset of approximately $5 million for net gains on other derivative contracts used to offset the change in foreign currency denominated debt due to changes in the underlying foreign exchange rates. For other derivative contracts used to offset the change in foreign currency denominated debt due to changes in the underlying foreign exchange rates, gains or losses resulting from recording the derivative instrument at fair value are recorded in the consolidated statement of operations as a component of Other income, net and generally offset the change in the fair value of the foreign currency denominated debt. However, to the extent that any of these contracts are not considered to be perfectly effective in offsetting the change in the value of the item being hedged, any changes in the fair value relating to the ineffective portion of these contracts are recognized in Other income, net, in the consolidated statement of operations. During 2005, there were no amounts resulting from the ineffectiveness of foreign currency fair value hedges.
Interest Rate Risk Management
      From time to time, the Company uses interest rate swaps to hedge the fair value of its fixed-rate obligations. Under the interest rate swap contract, the Company agrees to receive a fixed-rate payment (in most cases equal to the stated coupon rate of the bond being hedged) for a floating-rate payment. The net payment on the swap is exchanged at a specified interval that usually coincides with the bond’s underlying coupon payment on the agreed upon notional amount. At December 31, 2005, there were no interest rate swaps outstanding.
Equity Risk Management
      Time Warner manages an investment portfolio, excluding investments accounted for using the equity method and cost method of accounting, with a fair value of $820 million as of December 31, 2005. As part of the Company’s strategy to manage the equity price risk inherent in the portfolio, the Company may enter into hedging transactions to protect the fair value of investments in the portfolio or the anticipated future cash flows associated with the forecasted sale of certain investments. At December 31, 2005, there were no equity derivative instruments designated as hedges. In addition, Time Warner holds investments in equity derivative instruments (e.g., warrants), which are not designated as hedges. The equity derivative instruments are recorded at fair value in the accompanying consolidated balance sheet, and the related gains and losses are immediately recognized in income. The Company recognized losses of $1 million and $14 million in 2005 and 2004, respectively, and gains of $8 million in 2003 as a component of other income, net in the accompanying consolidated statement of operations related to market fluctuations in equity derivative instruments.
16. SEGMENT INFORMATION
      Time Warner classifies its business interests into five reportable segments: AOL, consisting principally of interactive services; Cable, consisting principally of interests in cable systems that provide video, high-speed data and Digital Phone services; Filmed Entertainment, consisting principally of feature film, television and home video production and distribution; Networks, consisting principally of cable television and broadcast networks; and Publishing, consisting principally of magazine and, subject to a pending sale, book publishing.

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Information as to the operations of Time Warner in each of its business segments is set forth below based on the nature of the products and services offered. Time Warner evaluates performance based on several factors, of which the primary financial measure is operating income before depreciation of tangible assets and amortization of intangible assets (“Operating Income before Depreciation and Amortization”). Additionally, the Company has provided a summary of Operating Income by segment.

	Years Ended December 31,
	2005	2004	2003
	(recast, millions)
Revenues
AOL	$8,283	$8,692	$8,594
Cable	8,812	7,861	7,120
Filmed Entertainment	11,924	11,853	10,967
Networks	9,570	9,022	8,413
Publishing	5,278	5,089	5,121
Intersegment elimination	(1,466)	(1,524)	(1,691)

Total revenues	$42,401	$40,993	$38,524

Intersegment Revenues
      In the normal course of business, the Time Warner segments enter into transactions with one another. The most common types of intersegment transactions include:
•	The Filmed Entertainment segment generating Content revenues by licensing television and theatrical programming to the Networks segment;

•	The Networks segment generating Subscription revenues by selling cable network programming to the Cable segment;

•	The AOL, Cable, Networks and Publishing segments generating Advertising revenues by cross-promoting the products and services of all Time Warner segments; and

•	The AOL segment generating Other revenues by providing the Cable segment’s customers access to the AOL Transit Data Network for high-speed access to the Internet.
      These intersegment transactions are recorded by each segment at estimated fair value as if the transactions were with third parties and, therefore, impact segment performance. While intersegment transactions are treated like third-party transactions to determine segment performance, the revenues (and corresponding expenses or assets recognized by the segment that is counterparty to the transaction) are eliminated in consolidation and, therefore, do not themselves impact consolidated results. Additionally, transactions between divisions within the same reporting segment (e.g., a transaction between HBO and Turner within the Networks segment) are eliminated in arriving at segment performance and, therefore, do not themselves impact segment results. Revenues recognized by Time Warner’s segments on intersegment transactions are as follows:

	Years Ended December 31,
	2005	2004	2003
	(recast, millions)
Intersegment Revenues(a)
AOL	$28	$59	$102
Cable	38	52	69
Filmed Entertainment	749	757	824
Networks	553	569	616
Publishing	98	87	80

Total intersegment revenues	$1,466	$1,524	$1,691

(a)	Intersegment revenues include intercompany Advertising revenues of $176 million, $170 million, and $274 million for the years ended December 31, 2005, 2004, and 2003, respectively.

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Years Ended December 31,
	2005	2004	2003
	(recast, millions)
Operating Income before Depreciation and Amortization
AOL(a)	$1,845	$1,647	$1,218
Cable	3,323	2,955	2,661
Filmed Entertainment(b)	1,231	1,404	1,258
Networks(c)	2,940	2,651	2,021
Publishing(d)	1,121	1,074	907
Corporate(e)	(3,339)	(1,129)	(639)
Intersegment elimination	(9)	(29)	(9)

Total Operating Income before Depreciation and Amortization	$7,112	$8,573	$7,417

(a)	For the year ended December 31, 2005, includes a $24 million noncash impairment charge related to goodwill associated with AOLA, an approximate $5 million gain related to the sale of a building and a $5 million gain from the resolution of a previously contingent gain related to the 2004 sale of Netscape Security Solutions (“NSS”). For the year ended December 31, 2004, includes a $10 million impairment charge related to a building that was held for sale, a gain of $13 million related to the sale of AOL Japan and a $7 million gain related to the sale of NSS.

(b)	For the year ended December 31, 2005, includes a $5 million gain related to the sale of a property in California. For the year ended December 31, 2003, includes a $43 million gain related to the sale of consolidated cinemas in the UK.

(c)	For the year ended December 31, 2004, includes an approximate $7 million loss related to the sale of the winter sports teams. For the year ended December 31, 2003, includes a $219 million impairment of intangible assets related to the winter sports team.

(d)	For the year ended December 31, 2005, includes an $8 million gain related to the collection of a loan made in conjunction with the Company’s 2003 sale of Time Life, which was previously fully reserved due to concerns about recoverability. For the year ended December 31, 2004, includes an $8 million gain related to the sale of a building. For the year ended December 31, 2003, includes a $29 million loss on the sale of Time Life.

(e)	For the year ended December 31, 2005, includes $3 billion in legal reserves related to securities litigation and $135 million in net recoveries related to securities litigation and the government investigations. For year ended December 31, 2004, includes $510 million in legal reserves related to the government investigations and $26 million in net expenses related to securities litigation and government investigations. For the year ended December 31, 2003, includes $56 million in net expenses related to securities litigation and the government investigations. For the year ended December 31, 2004, includes $53 million of costs associated with the relocation from the Company’s former corporate headquarters. For the year ended December 31, 2005, the Company reversed approximately $4 million of this charge, which was no longer required due to changes in estimates.

	Years Ended December 31,
	2005	2004	2003
	(recast, millions)
Depreciation of Property, Plant and Equipment
AOL	$(548)	$(652)	$(656)
Cable	(1,465)	(1,329)	(1,294)
Filmed Entertainment	(121)	(104)	(86)
Networks	(238)	(212)	(192)
Publishing	(125)	(116)	(111)
Corporate	(44)	(43)	(34)

Total depreciation of property, plant and equipment	$(2,541)	$(2,456)	$(2,373)

	Years Ended December 31,
	2005	2004	2003
	(recast, millions)
Amortization of Intangible Assets
AOL	$(174)	$(176)	$(175)
Cable	(72)	(72)	(53)
Filmed Entertainment	(225)	(213)	(206)
Networks	(23)	(21)	(25)
Publishing	(93)	(133)	(169)

Total amortization of intangible assets	$(587)	$(615)	$(628)

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Years Ended December 31,
	2005	2004	2003
	(recast, millions)
Operating Income
AOL(a)	$1,123	$819	$387
Cable	1,786	1,554	1,314
Filmed Entertainment(b)	885	1,087	966
Networks(c)	2,679	2,418	1,804
Publishing(d)	903	825	627
Corporate(e)	(3,383)	(1,172)	(673)
Intersegment elimination	(9)	(29)	(9)

Total operating income	$3,984	$5,502	$4,416

(a)	For the year ended December 31, 2005, includes a $24 million noncash impairment charge related to goodwill associated with AOLA, an approximate $5 million gain related to the sale of a building and a $5 million gain from the resolution of a previously contingent gain related to the 2004 sale of NSS. For the year ended December 31, 2004, includes a $10 million impairment charge related to a building that was held for sale, a gain of $13 million related to the sale of AOL Japan and a $7 million gain related to the sale of NSS.

(b)	For the year ended December 31, 2005, includes a $5 million gain related to the sale of a property in California. For the year ended December 31, 2003, includes a $43 million gain related to the sale of consolidated cinemas in the UK.

(c)	For the year ended December 31, 2004, includes an approximate $7 million loss related to the sale of the winter sports teams. For the year ended December 31, 2003, includes a $219 million impairment of intangible assets related to the winter sports team.

(d)	For the year ended December 31, 2005, includes an $8 million gain related to the collection of a loan made in conjunction with the Company’s 2003 sale of Time Life, which was previously fully reserved due to concerns about recoverability. For the year ended December 31, 2004, includes an $8 million gain related to the sale of a building. For the year ended December 31, 2003, includes a $29 million loss on the sale of Time Life.

(e)	For the year ended December 31, 2005, includes $3 billion in legal reserves related to securities litigation and $135 million in net recoveries related to securities litigation and the government investigations. For year ended December 31, 2004, includes $510 million in legal reserves related to the government investigations and $26 million in net expenses related to securities litigation and the government investigations. For the year ended December 31, 2003, includes $56 million in net expenses related to securities litigation and the government investigations. For the year ended December 31, 2004, includes $53 million of costs associated with the relocation from the Company’s former corporate headquarters. For the year ended December 31, 2005, the Company reversed approximately $4 million of this charge, which was no longer required due to changes in estimates.

	Years Ended
	December 31,
	2005	2004
	(recast, millions)
Assets
AOL	$5,872	$7,192
Cable	43,677	43,139
Filmed Entertainment	17,796	17,924
Networks	34,425	33,401
Publishing	14,682	14,012
Corporate	6,292	7,785

Total assets	$122,744	$123,453

	Years Ended December 31,
	2005	2004	2003
	(recast, millions)
Capital Expenditures and Product Development Costs
AOL	$417	$417	$467
Cable	1,837	1,559	1,524
Filmed Entertainment	184	178	136
Networks	343	320	269
Publishing	298	229	144
Corporate	23	165	104

Total capital expenditures and product development costs	$3,102	$2,868	$2,644

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Because a substantial portion of international revenues are derived from the sale of U.S. copyrighted products abroad, assets located outside the United States, which represent approximately 6% of total assets, are not material. Revenues in different geographical areas are as follows:

	Years Ended December 31,
	2005	2004	2003
	(recast, millions)
Revenues(a)
United States	$33,335	$32,590	$31,175
United Kingdom	2,807	2,432	2,135
Germany	1,233	1,159	1,238
France	941	878	773
Canada	609	490	402
Japan	590	684	576
Other international	2,886	2,760	2,225

Total revenues	$42,401	$40,993	$38,524

(a)	Revenues are attributed to countries based on location of customer.
17. COMMITMENTS AND CONTINGENCIES
COMMITMENTS
      Time Warner’s total net rent expense from continuing operations amounted to $577 million in 2005, $560 million in 2004 and $708 million in 2003. The Company has long-term noncancelable lease commitments for office space, studio facilities and operating equipment in various locations around the world. The minimum rental commitments under noncancelable long-term operating leases during the next five years are as follows (recast, millions):

2006	$542
2007	519
2008	477
2009	446
2010	381
Thereafter	2,141

Total	$4,506

      Additionally, Time Warner recognized sublease income of $35 million, $32 million and $32 million for 2005, 2004 and 2003, respectively. As of December 31, 2005, the Company had future sublease income commitments of $241 million.
      Time Warner also has commitments under certain programming, network licensing, artist, athlete, franchise and other agreements aggregating approximately $27 billion at December 31, 2005, which are payable principally over a ten-year period, as follows (recast, millions):

2006	$8,135
2007-2008	9,994
2009-2010	4,830
Thereafter	4,186

Total	$27,145

      The Company also has certain contractual arrangements that would require it to make payments or provide funding if certain circumstances occur (“contingent commitments”). For example, the Company has guaranteed certain lease obligations of joint-venture investees. In this circumstance, the Company would be required to make payments due under the lease to the lessor in the event of default by the joint-venture investee. The Company does not expect that these contingent commitments will result in any material amounts being paid by the Company in the foreseeable future.
      The following table summarizes separately the Company’s contingent commitments at December 31, 2005. The timing of amounts presented in the table represents when the maximum contingent commitment will expire, but does not mean that the Company expects to incur an obligation to make any payments within that time frame.

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Total
Nature of Contingent Commitments	Commitments	2006	2007-2008	2009-2010	Thereafter
	(recast, millions)
Guarantees	$2,071	$81	$169	$174	$1,647
Letters of credit and other contingent commitments	361	79	6	75	201

Total contingent commitments	$2,432	$160	$175	$249	$1,848

      The following is a description of the Company’s contingent commitments at December 31, 2005:
•	Guarantees include guarantees the Company has provided on certain lease and operating commitments entered into by (a) entities formerly owned by the Company as described below, and (b) joint ventures in which the Company is or was a venture partner.
In connection with the Company’s former investment in the Six Flags theme parks located in Georgia and Texas (“Six Flags Georgia” and “Six Flags Texas,” respectively, and, collectively, the “Parks”), the Company agreed to guarantee (the “Six Flags Guarantee”) certain obligations of the partnerships that hold the Parks (the “Partnerships”), including the following (the “Guaranteed Obligations”): (a) the obligation to make a minimum amount of annual distributions to the limited partners of the Partnerships; (b) the obligation to make a minimum amount of capital expenditures each year; (c) the requirement that an annual offer to purchase be made in respect of 5% of the limited partnership units of the Partnerships (plus any such units not purchased in any prior year) based on an aggregate price for all limited partnership units at the higher of (i) $250 million in the case of Six Flags Georgia or $374.8 million in the case of Six Flags Texas and (ii) a weighted average multiple of EBITDA for the respective Park over the previous four-year period; (d) ground lease payments; and (e) either (i) the purchase of all of the outstanding limited partnership units upon the earlier of the occurrence of certain specified events and the end of the term of each of the Partnerships in 2027 (Six Flags Georgia) and 2028 (Six Flags Texas) (the “End of Term Purchase”) or (ii) the obligation to cause each of the Partnerships to have no indebtedness and to meet certain other financial tests as of the end of the term of the Partnership. The aggregate purchase price for the limited partnership units pursuant to the End of Term Purchase is $250 million in the case of Six Flags Georgia and $374.8 million in the case of Six Flags Texas (in each case, subject to a consumer price index based adjustment calculated annually from 1998 in respect of Six Flags Georgia and 1999 in respect of Six Flags Texas). Such aggregate amount will be reduced ratably to reflect limited partnership units previously purchased.
In connection with the 1998 sale of Six Flags Entertainment Corporation to Premier Parks Inc. (“Premier”), Premier and the Company, among others, entered into a Subordinated Indemnity Agreement pursuant to which Premier agreed to guarantee the performance of the Guaranteed Obligations when due and to indemnify the Company, among others, in the event that the Guaranteed Obligations are not performed and the Six Flags Guarantee is called upon. In the event of a default of Premier’s obligations under the Subordinated Indemnity Agreement, the Subordinated Indemnity Agreement and related agreements provide, among other things, that the Company has the right to acquire control of the managing partner of the Parks. Premier’s obligations to the Company are further secured by its interest in all limited partnership units that are purchased by Premier.
To date, no payments have been made by the Company pursuant to the Six Flags Guarantee.
•	Generally, letters of credit and surety bonds support performance and payments for a wide range of global contingent and firm obligations including insurance, litigation appeals, import of finished goods, real estate leases, cable installations and other operational needs. The Cable segment has obtained letters of credit for several of its joint ventures. Should these joint ventures default on their obligations supported by the letters of credit, the Cable segment would be obligated to pay these costs to the extent of the letters of credit.
      Except as otherwise discussed above or below, Time Warner does not guarantee the debt of any of its investments accounted for using the equity method of accounting.
Certain Investee Obligations
Cable Joint Ventures
      In 2004, TWE-A/N (which owns the Company’s equity stake in Texas and Kansas City Cable Partners, L.P.) agreed to extend its commitment to provide a ratable share (i.e., 50%) of any funding required to maintain certain Texas systems (i.e., Houston and Southwest Texas systems) in compliance with their financial covenants under the bank credit facilities (which facilities are otherwise nonrecourse to the Company, its other subsidiaries and its Kansas City systems). Funding made with respect to this agreement is

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
contributed to the Texas systems in the form of partner subordinated loans. The aggregate amount of subordinated debt provided by TWE-A/N in 2005 and 2004 with respect to its obligations under the funding agreement was $40 million and $33 million, respectively. TWE-A/N’s ultimate liability in respect of the funding agreement is dependent on the financial results of the Texas systems.
      The existing bank credit facilities of the Texas systems and the Kansas City systems (approximately $548 million in aggregate principal outstanding as of December 31, 2005 for the Texas systems and $400 million in aggregate principal outstanding as of December 31, 2005 for the Kansas City systems) mature at the earlier of June 30, 2007, for the Texas systems and March 31, 2007 for the Kansas City systems or the refinancing thereof pursuant to the dissolution of the partnership.
Court TV Joint Venture
      The Company and Liberty Media (“Liberty”) each have a 50% interest in Court TV. Beginning January 2006, Liberty may give written notice to Time Warner requiring Time Warner to purchase all of Liberty’s interest in Court TV (the “Liberty Put”). In addition, as of the same date, Time Warner may, by notice to Liberty, require Liberty to sell all of its interest in Court TV to Time Warner (the “Time Warner Call”). The price to be paid upon exercise of either the Liberty Put or the Time Warner Call will be an amount equal to one-half of the fair market value of Court TV, determined by an appraisal. The consideration is required to be paid in cash if the Liberty Put is exercised. If the Time Warner Call is exercised, the consideration is also payable in cash only if Liberty determines that the transaction cannot be structured as a tax efficient transaction, or if Time Warner determines that a tax efficient transaction may either violate applicable law or cause a breach or default under any other agreement affecting Time Warner. For the year ended December 31, 2005, Court TV’s Operating Income was approximately $40 million. As of the date of this filing, Liberty has not given notice to Time Warner nor has Time Warner given notice to Liberty.
Bookspan Joint Venture
      The Company and Bertelsmann each have a 50% interest in the Bookspan joint venture, which operates the U.S. book clubs of Book-of-the-Month Club, Inc., and Doubleday Direct, Inc. Under the General Partnership Agreement, in January of each year, either Bertelsmann or the Company may elect to terminate the venture by giving notice during 60-day termination periods. If such an election is made, a confidential bid process will take place, pursuant to which the highest bidder will purchase the other party’s entire venture interest. The Company is unable to predict whether this bid process will occur or the amount that may be paid out or received under it. For the year ended December 31, 2005, the Bookspan joint venture had Operating Income of approximately $42 million.
Backlog
      Backlog represents the amount of future revenue not yet recorded from cash contracts for the licensing of theatrical and television product for pay cable, basic cable, network and syndicated television exhibition. Backlog was approximately $4.5 billion and $3.7 billion at December 31, 2005 and December 31, 2004, respectively. Included in these amounts is licensing of film product from the Filmed Entertainment segment to the Networks segment of $774 million and $514 million at December 31, 2005 and December 31, 2004, respectively.
      Because backlog generally relates to contracts for the licensing of theatrical and television product which have already been produced, the recognition of revenue for such completed product is principally dependent upon the commencement of the availability period for telecast under the terms of the related licensing agreement. Cash licensing fees are collected periodically over the term of the related licensing agreements or, as referenced above and discussed in more detail in Note 8, on an accelerated basis using a $500 million securitization facility. The portion of backlog for which cash has not already been received has significant value as a source of future funding. Of the approximately $4.5 billion of backlog as of December 31, 2005, Time Warner has recorded $335 million of deferred revenue on the accompanying consolidated balance sheet, representing cash received through the utilization of the backlog securitization facility. The backlog excludes filmed entertainment advertising barter contracts, which are also expected to result in the future realization of revenues and cash through the sale of advertising spots received under such contracts.

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
CONTINGENCIES
Securities Matters
Consolidated Securities Class Action
      As of February 23, 2006, 30 shareholder class action lawsuits have been filed naming as defendants the Company, certain current and former executives of the Company and, in several instances, AOL. These lawsuits were filed in U.S. District Courts for the Southern District of New York, the Eastern District of Virginia and the Eastern District of Texas. The complaints purport to be made on behalf of certain shareholders of the Company and allege that the Company made material misrepresentations and/or omissions of material fact in violation of Section 10(b) of the Securities Exchange Act of 1934 (the “Exchange Act”), Rule 10b-5 promulgated thereunder, and Section 20(a) of the Exchange Act. Plaintiffs claim that the Company failed to disclose AOL’s declining advertising revenues and that the Company and AOL inappropriately inflated advertising revenues in a series of transactions. Certain of the lawsuits also allege that certain of the individual defendants and other insiders at the Company improperly sold their personal holdings of Time Warner stock, that the Company failed to disclose that the AOL-Historic TW Merger was not generating the synergies anticipated at the time of the announcement of the merger and, further, that the Company inappropriately delayed writing down more than $50 billion of goodwill. The lawsuits seek an unspecified amount in compensatory damages. All of these lawsuits have been centralized in the U.S. District Court for the Southern District of New York for coordinated or consolidated pretrial proceedings (along with the federal derivative lawsuits and certain lawsuits brought under ERISA described below) under the caption In re AOL Time Warner Inc. Securities and “ERISA” Litigation. Additional lawsuits brought by individual shareholders have also been filed, and the federal actions have been (or are in the process of being) transferred and/or consolidated for pretrial proceedings.
      The Minnesota State Board of Investment (“MSBI”) was designated lead plaintiff for the consolidated securities actions and filed a consolidated amended complaint on April 15, 2003, adding additional defendants including additional officers and directors of the Company, Morgan Stanley & Co., Salomon Smith Barney Inc., Citigroup Inc., Banc of America Securities LLC and JP Morgan Chase & Co. Plaintiffs also added additional allegations, including that the Company made material misrepresentations in its registration statements and joint proxy statement-prospectus related to the AOL-Historic TW Merger and in its registration statements pursuant to which debt securities were issued in April 2001 and April 2002, allegedly in violation of Section 11 and Section 12 of the Securities Act of 1933. On July 14, 2003, the defendants filed a motion to dismiss the consolidated amended complaint. On May 5, 2004, the district court granted in part the defendants’ motion, dismissing all claims with respect to the registration statements pursuant to which debt securities were issued in April 2001 and April 2002 and certain other claims against other defendants, but otherwise allowing the remaining claims against the Company and certain other defendants to proceed. On August 11, 2004, the court granted MSBI’s motion to file a second amended complaint. On July 30, 2004, defendants filed a motion for summary judgment on the basis that plaintiffs cannot establish loss causation for any of their claims, and thus plaintiffs do not have any recoverable damages. On April 8, 2005, MSBI moved for leave to file a third amended complaint to add certain new factual allegations and four additional individual defendants.
      In July 2005, the Company reached an agreement in principle with MSBI for the settlement of the consolidated securities actions. The settlement is reflected in a written agreement between the lead plaintiff and the Company. On September 30, 2005, the court issued an order granting preliminary approval of the settlement and certified the settlement class. The court held a final approval hearing on February 22, 2006, and the parties are now awaiting the court’s ruling. At this time, there can be no assurance that the settlement of the securities class action litigation will receive final court approval. In connection with reaching the agreement in principle on the securities class action, the Company established a reserve of $2.4 billion during the second quarter of 2005. Ernst & Young LLP also has agreed to a settlement in this litigation matter and will pay $100 million. Pursuant to the settlement, in October 2005, Time Warner paid $2.4 billion into a settlement fund (the “MSBI Settlement Fund”) for the members of the class represented in the action. In addition, the $150 million previously paid by Time Warner into a fund in connection with the settlement of the investigation by the DOJ was transferred to the MSBI Settlement Fund, and Time Warner is using its best efforts to have the $300 million it previously paid in connection with the settlement of its SEC investigation, or at least a substantial portion thereof, transferred to the MSBI Settlement Fund.
Other Related Securities Litigation Matters
      As of February 23, 2006, three putative class action lawsuits have been filed alleging violations of ERISA in the U.S. District Court for the Southern District of New York on behalf of current and former participants in the Time Warner Savings Plan, the Time Warner Thrift Plan and/or the TWC Savings Plan (the “Plans”). Collectively, these lawsuits name as defendants the Company, certain current and former directors and officers of the Company and members of the Administrative Committees of the Plans. The lawsuits

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allege that the Company and other defendants breached certain fiduciary duties to plan participants by, inter alia, continuing to offer Time Warner stock as an investment under the Plans, and by failing to disclose, among other things, that the Company was experiencing declining advertising revenues and that the Company was inappropriately inflating advertising revenues through various transactions. The complaints seek unspecified damages and unspecified equitable relief. The ERISA actions have been consolidated as part of the In re AOL Time Warner Inc. Securities and “ERISA” Litigation described above. On July 3, 2003, plaintiffs filed a consolidated amended complaint naming additional defendants, including TWE, certain current and former officers, directors and employees of the Company and Fidelity Management Trust Company. On September 12, 2003, the Company filed a motion to dismiss the consolidated ERISA complaint. On March 9, 2005, the court granted in part and denied in part the Company’s motion to dismiss. The court dismissed two individual defendants and TWE for all purposes, dismissed other individuals with respect to claims plaintiffs had asserted involving the TWC Savings Plan, and dismissed all individuals who were named in a claim asserting that their stock sales had constituted a breach of fiduciary duty to the Plans. The Company filed an answer to the consolidated ERISA complaint on May 20, 2005. On January 17, 2006, plaintiffs filed a motion for class certification. On the same day, defendants filed a motion for summary judgment on the basis that plaintiffs cannot establish loss causation for any of their claims and therefore have no recoverable damages, as well as a motion for judgment on the pleadings on the basis that plaintiffs do not have standing to bring their claims. The parties have reached an understanding to resolve this matter, subject to definitive documentation and necessary court approvals.
      As of February 23, 2006, 11 shareholder derivative lawsuits have been filed naming as defendants certain current and former directors and officers of the Company, as well as the Company as a nominal defendant. Three have been filed in New York State Supreme Court for the County of New York, four have been filed in the U.S. District Court for the Southern District of New York and four have been filed in the Court of Chancery of the State of Delaware for New Castle County. The complaints allege that defendants breached their fiduciary duties by causing the Company to issue corporate statements that did not accurately represent that AOL had declining advertising revenues, that the AOL-Historic TW Merger was not generating the synergies anticipated at the time of the announcement of the merger, and that the Company inappropriately delayed writing down more than $50 billion of goodwill, thereby exposing the Company to potential liability for alleged violations of federal securities laws. The lawsuits further allege that certain of the defendants improperly sold their personal holdings of Time Warner securities. The lawsuits request that (i) all proceeds from defendants’ sales of Time Warner common stock, (ii) all expenses incurred by the Company as a result of the defense of the shareholder class actions discussed above and (iii) any improper salaries or payments, be returned to the Company. The four lawsuits filed in the Court of Chancery for the State of Delaware for New Castle County have been consolidated under the caption, In re AOL Time Warner Inc. Derivative Litigation. A consolidated complaint was filed on March 7, 2003 in that action, and on June 9, 2003, the Company filed a notice of motion to dismiss the consolidated complaint. On September 16, 2005, plaintiffs in that action filed a motion for leave to file a second amended complaint. On May 2, 2003, the three lawsuits filed in New York State Supreme Court for the County of New York were dismissed on forum non conveniens grounds and plaintiffs’ time to appeal has expired. The four lawsuits pending in the U.S. District Court for the Southern District of New York have been centralized for coordinated or consolidated pre-trial proceedings with the securities and ERISA lawsuits described above under the caption In re AOL Time Warner Inc. Securities and “ERISA” Litigation. On October 6, 2004, plaintiffs filed an amended consolidated complaint in three of these four cases. The Company intends to defend against these lawsuits vigorously.
      On July 1, 2003, Stichting Pensioenfonds ABP v. AOL Time Warner Inc. et al. was filed in the U.S. District Court for the Southern District of New York against the Company, current and former officers, directors and employees of the Company and Ernst & Young LLP. Plaintiff alleges that the Company made material misrepresentations and/or omissions of material fact in violation of Section 10(b) of the Exchange Act and Rule 10b-5 promulgated thereunder, Section 11, Section 12, Section 14(a) and Rule 14a-9 promulgated thereunder, Section 18 and Section 20(a) of the Exchange Act. The complaint also alleges common law fraud and negligent misrepresentation. The plaintiff seeks an unspecified amount of compensatory and punitive damages. This lawsuit has been consolidated for coordinated pretrial proceedings under the caption In re AOL Time Warner Inc. Securities and “ERISA” Litigation described above. On July 16, 2004, plaintiff filed an amended complaint adding certain institutional defendants, including Historic TW, and certain current directors of the Company. On November 22, 2004, the Company filed a motion to dismiss the complaint. The parties have reached an understanding to resolve this matter, subject to definitive documentation.
      In late 2005 and early 2006, additional shareholders determined to “opt-out” of the settlement reached in the consolidated federal securities class action, and some have since filed lawsuits in various federal jurisdictions. As of February 23, 2006, these lawsuits included: DEKA Investment GMBH et al. v. AOL Time Warner Inc. et al., filed in the U.S. District Court for the Southern District of New York on December 30, 2006; Nw. Mut. Life Found., Inc. et al. v. AOL Time Warner Inc. et al., filed in the U.S. District Court for the Eastern District of Wisconsin on January 30, 2006; Cement Masons’ Pension Trust for N. Cal., Inc. et al. v. AOL Time Warner Inc. et al., filed in the U.S. District Court for the Eastern District of California on January 30, 2006; 1199 SEIU Greater New York Pension Fund et al. v. AOL Time Warner Inc. et al., filed in the U.S. District Court for the Southern District of New York on January 30, 2006; Capstone Asset Management Co. v. AOL Time Warner Inc. et al., filed in the U.S. District Court for the Southern District of Texas on

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January 30, 2006; Beaver County Ret. Bd. et al. v. AOL Time Warner Inc. et al., filed in the U.S. District Court for the Western District of Pennsylvania on January 30, 2006; Carpenters’ Pension Fund of Ill. et al. v. AOL Time Warner Inc. et al., filed in the U.S. District Court of the Northern District of Illinois on January 31, 2006; Teachers’ Ret. Sys. of the State of Ill. v. AOL Time Warner Inc. et al., filed in the U.S. District Court for the Northern District of Illinois on January 31, 2006; S. Cal. Lathing Indus. Pension Fund et al. v. AOL Time Warner Inc. et al., filed in the U.S. District Court for the Central District of California on January 31, 2006; Wayne County Emps.’ Ret. Sys. v. AOL Time Warner Inc. et al., filed in the U.S. District Court for the Eastern District of Michigan on January 31, 2006; Carpenters Ret. Trust of Western Washington et al. v. AOL Time Warner Inc. et al., filed in the U.S. District Court for the Western District of Washington on February 1, 2006; Alaska Elec. Pension Fund et al. v. AOL Time Warner Inc. et al., filed in the U.S. District Court for the District of Alaska on February 1, 2006; I.A.M. Nat’l Pension Fund et al. v. AOL Time Warner Inc. et al., filed in the U.S. District Court for the District of the District of Columbia on February 1, 2006; Municipal Employers’ Ret. Sys. of Mich. v. AOL Time Warner Inc. et al., filed in the U.S. District Court for the Eastern District of Michigan on February 1, 2006; Charter Twp. of Clinton Police & Fire Ret. Sys. et al. v. AOL Time Warner Inc. et al., filed in the U.S. District Court for the Eastern District of Michigan on February 1, 2006; United Food and Commercial Workers Union Local 880 — Retail Food Employers Joint Pension Fund et al. v. AOL Time Warner Inc. et al., filed in the U.S. District Court for the Northern District of Ohio on February 2, 2006; Vermont State Emps.’ Ret. Sys. et al. v. AOL Time Warner Inc. et al., filed in the U.S. District Court for the District of Vermont on February 2, 2006; Nat’l Asbestos Workers Pension Fund et al. v. AOL Time Warner Inc. et al., filed in the U.S. District Court for the District of Maryland on February 2, 2006; Nat’l Elevator Indus. Pension Fund v. AOL Time Warner Inc. et al., filed in the U.S. District Court for the Eastern District of Pennsylvania on February 3, 2006; Emps.’ Ret. Sys. of the State of Hawaii v. AOL Time Warner Inc. et al., filed in the U.S. District Court for the District of Hawaii on February 3, 2006; Laborers’ Nat’l Pension Fund v. AOL Time Warner Inc. et al., filed in the U.S. District Court for the Northern District of Texas on February 3, 2006; Robeco Groep N.V. for Robeco N.V. et al. v. AOL Time Warner Inc. et al., filed in the U.S. District Court for the District of the District of Columbia on February 3, 2006; Employer-Teamsters Local Nos. 175 & 505 Pension Trust Fund et al. v. AOL Time Warner Inc. et al., filed in the U.S. District Court for the Southern District of West Virginia on February 3, 2006; Norges Bank v. AOL Time Warner Inc. et al., filed in the U.S. District Court for the District of the District of Columbia on February 3, 2006; Hawaii Electricians’ Annuity Fund et al. v. AOL Time Warner Inc. et al., filed in the U.S. District Court for the District of the District of Columbia on February 7, 2006; Frost Nat’l Bank et al. v. AOL Time Warner Inc. et al. filed in the U.S. District Court for the Southern District of Texas on February 7, 2006; Heavy & General Laborers’ Locals 472 & 172 Pension and Annuity Funds et al. v. AOL Time Warner Inc. et al., filed in the U.S. District Court for the District of New Jersey on February 8, 2006; B.S. Pension Fund Trustee Ltd. et al. v. AOL Time Warner Inc. et al., filed in the U.S. District Court for the District of the District of Columbia on February 9, 2006; CSS Board ABN 19415 776861 et al. v. AOL Time Warner Inc. et al., filed in the U.S. District Court for the District of the District of Columbia on February 9, 2006; Carpenters’ Pension Trust Fund of St. Louis v. AOL Time Warner Inc. et al., filed in the U.S. District Court for the Eastern District of Missouri on February 9, 2006; Boilermakers Nat’l Health & Welfare Fund et al. v. AOL Time Warner Inc. et al., filed in the U.S. District Court for the District of Kansas on February 10, 2006; The West Virginia Laborers’ Trust Fund et al. v. AOL Time Warner Inc. et al., filed in the U.S. District Court for the Southern District of West Virginia on February 9, 2006; New Mexico Education et al. v. AOL Time Warner Inc. et al., filed in the U.S. District Court for the District of New Mexico on February 14, 2006; Hibernia Nat’l Bank v. AOL Time Warner Inc. et al., filed in the U.S. District Court for the Southern District of Texas on February 16, 2006; and New England Health Care Employees Pension Fund et al. v. AOL Time Warner Inc. et al., filed in the U.S. District Court for the District of Massachusetts on February 16, 2006. The claims alleged in these actions are substantially identical to the claims alleged in the consolidated federal securities class action described above. Additional cases filed by opt-out shareholders in state courts are described below. The Company intends to defend against these lawsuits vigorously.
      On November 11, 2002, Staro Asset Management, LLC filed a putative class action complaint in the U.S. District Court for the Southern District of New York on behalf of certain purchasers of Reliant 2.0% Zero-Premium Exchangeable Subordinated Notes for alleged violations of the federal securities laws. Plaintiff is a purchaser of subordinated notes, the price of which was purportedly tied to the market value of Time Warner stock. Plaintiff alleges that the Company made misstatements and/or omissions of material fact that artificially inflated the value of Time Warner stock and directly affected the price of the notes. Plaintiff seeks compensatory damages and/or rescission. This lawsuit has been consolidated for coordinated pretrial proceedings under the caption In re AOL Time Warner Inc. Securities and “ERISA” Litigation described above. The Company intends to defend against this lawsuit vigorously.
      On April 14, 2003, Regents of the University of California et al. v. Parsons et al., was filed in California Superior Court, County of Los Angeles, naming as defendants the Company, certain current and former officers, directors and employees of the Company, Ernst & Young LLP, Citigroup Inc., Salomon Smith Barney Inc. and Morgan Stanley & Co. Plaintiffs allege that the Company made material misrepresentations in its registration statements related to the AOL-Historic TW Merger and stock option plans in violation of Sections 11 and 12 of the Securities Act of 1933. The complaint also alleges common law fraud and breach of fiduciary duties under California state law. Plaintiffs seek disgorgement of alleged insider trading proceeds and restitution for their stock losses. Three related cases have been filed in California Supreme Court and have been coordinated in the County of Los Angeles. On January 26,

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
2004, certain individuals filed motions to dismiss for lack of personal jurisdiction. On September 10, 2004, the Company filed a motion to dismiss plaintiffs’ complaints and certain individual defendants (who had not previously moved to dismiss plaintiffs’ complaints for lack of personal jurisdiction) filed a motion to dismiss plaintiffs’ complaints. On April 22, 2005, the court granted certain motions to dismiss for lack of personal jurisdiction and denied certain motions to dismiss for lack of personal jurisdiction. The court issued a series of rulings on threshold issues presented by the motions to dismiss on May 12, July 22 and August 2, 2005. These rulings granted in part and denied in part the relief sought by defendants, subject to plaintiffs’ right to make a prima facie evidentiary showing to support certain dismissed claims. In January 2006, the Los Angeles County Employees Retirement Agency, which had filed one of the three related cases described above, voluntarily dismissed its lawsuit; an order of dismissal was entered on January 17, 2006. Also in January 2006, two additional individual actions were filed in California Superior Court against the Company and, in one instance, Ernst & Young LLP and certain former officers, directors and executives of the Company. Both of these newly-filed actions assert claims substantially identical to those asserted in the four actions already coordinated in California Superior Court, and the Company will seek to have these additional cases included within the coordinated proceedings. The Company intends to defend against these lawsuits vigorously.
      On May 23, 2003, Treasurer of New Jersey v. AOL Time Warner Inc. et al., was filed in the Superior Court of New Jersey, Mercer County, naming as defendants the Company, certain current and former officers, directors and employees of the Company, Ernst & Young LLP, Citigroup Inc., Salomon Smith Barney, Morgan Stanley, JP Morgan Chase and Banc of America Securities. The complaint is brought by the Treasurer of New Jersey and purports to be made on behalf of the State of New Jersey, Department of Treasury, Division of Investments (the “Division”) and certain funds administered by the Division. Plaintiff alleges that the Company made material misrepresentations in its registration statements in violation of Sections 11 and 12 of the Securities Act of 1933. Plaintiff also alleges violations of New Jersey state law for fraud and negligent misrepresentation. Plaintiffs seek an unspecified amount of damages. On October 29, 2003, the Company moved to stay the proceedings or, in the alternative, dismiss the complaint. Also on October 29, 2003, all named individual defendants moved to dismiss the complaint for lack of personal jurisdiction. The parties have agreed to stay this action and to coordinate discovery proceedings with the securities and ERISA lawsuits described above under the caption In re AOL Time Warner Inc. Securities and “ERISA” Litigation. The Company intends to defend against this lawsuit vigorously.
      On July 18, 2003, Ohio Public Employees Retirement System et al. v. Parsons et al. was filed in Ohio, Court of Common Pleas, Franklin County, naming as defendants the Company, certain current and former officers, directors and employees of the Company, Citigroup Inc., Salomon Smith Barney Inc., Morgan Stanley & Co. and Ernst & Young LLP. Plaintiffs allege that the Company made material misrepresentations in its registration statements in violation of Sections 11 and 12 of the Securities Act of 1933. Plaintiffs also allege violations of Ohio law, breach of fiduciary duty and common law fraud. Plaintiffs seek disgorgement of alleged insider trading proceeds, restitution and unspecified compensatory damages. On October 29, 2003, the Company moved to stay the proceedings or, in the alternative, dismiss the complaint. Also on October 29, 2003, all named individual defendants moved to dismiss the complaint for lack of personal jurisdiction. On October 8, 2004, the court granted in part the Company’s motion to dismiss plaintiffs’ complaint; specifically, the court dismissed plaintiffs’ common law claims but otherwise allowed plaintiffs’ remaining statutory claims against the Company and certain other defendants to proceed. The Company answered the complaint on February 22, 2005. On November 17, 2005, the court granted the jurisdictional motions of twenty-five of the individual defendants, and dismissed them from the case. The Company intends to defend against this lawsuit vigorously.
      On July 18, 2003, West Virginia Investment Management Board v. Parsons et al. was filed in West Virginia, Circuit Court, Kanawha County, naming as defendants the Company, certain current and former officers, directors and employees of the Company, Citigroup Inc., Salomon Smith Barney Inc., Morgan Stanley & Co., and Ernst & Young LLP. Plaintiff alleges the Company made material misrepresentations in its registration statements in violation of Sections 11 and 12 of the Securities Act of 1933. Plaintiff also alleges violations of West Virginia law, breach of fiduciary duty and common law fraud. Plaintiff seeks disgorgement of alleged insider trading proceeds, restitution and unspecified compensatory damages. On May 27, 2004, the Company filed a motion to dismiss the complaint. Also on May 27, 2004, all named individual defendants moved to dismiss the complaint for lack of personal jurisdiction. The Company intends to defend against this lawsuit vigorously.
      On January 28, 2004, McClure et al. v. AOL Time Warner Inc. et al. was filed in the District Court of Cass County, Texas (purportedly on behalf of several purchasers of Company stock) naming as defendants the Company and certain current and former officers, directors and employees of the Company. Plaintiffs allege that the Company made material misrepresentations in its registration statements in violation of Sections 11 and 12 of the Securities Act of 1933. Plaintiffs also allege breach of fiduciary duty and common law fraud. Plaintiffs seek unspecified compensatory damages. On May 8, 2004, the Company filed a general denial and a motion to dismiss for improper venue. Also on May 8, 2004, all named individual defendants moved to dismiss the complaint for lack of personal jurisdiction. The Company intends to defend against this lawsuit vigorously.

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      On February 24, 2004, Commonwealth of Pennsylvania Public School Employees’ Retirement System et al. v. Time Warner Inc. et al. was filed in the Court of Common Pleas of Philadelphia County naming as defendants the Company, certain current and former officers, directors and employees of the Company, AOL, Historic TW, Morgan Stanley & Co., Inc., Citigroup Global Markets Inc., Banc of America Securities LLC, J.P. Morgan Chase & Co and Ernst & Young LLP. Plaintiffs had previously filed a request for a writ of summons notifying defendants of commencement of an action. Plaintiffs allege that the Company made material misrepresentations in its registration statements in violation of Sections 11 and 12 of the Securities Act of 1933. Plaintiffs also allege violations of Pennsylvania law, breach of fiduciary duty and common law fraud. The plaintiffs seek unspecified compensatory and punitive damages. Plaintiffs dismissed the four investment banks from the complaint in exchange for a tolling agreement. The remaining parties have agreed to stay this action and to coordinate discovery proceedings with the securities and ERISA lawsuits described above under the caption In re AOL Time Warner Inc. Securities and “ERISA” Litigation. Plaintiffs filed an amended complaint on June 14, 2005. The Company intends to defend against this lawsuit vigorously.
      On April 1, 2004, Alaska State Department of Revenue et al. v. America Online, Inc. et al. was filed in Superior Court in Juneau County, Alaska, naming as defendants the Company, certain current and former officers, directors and employees of the Company, AOL, Historic TW, Morgan Stanley & Co., Inc., and Ernst & Young LLP. Plaintiffs allege that the Company made material misrepresentations in its registration statements in violation of Alaska law and common law fraud. The plaintiffs seek unspecified compensatory and punitive damages. On July 26, 2004, all named individual defendants moved to dismiss the complaint for lack of personal jurisdiction. On August 13, 2004, the Company filed a motion to dismiss plaintiffs’ complaint. On August 10, 2005, the court issued an order granting in part and denying in part the motions to dismiss for failure to state a claim. With respect to the jurisdictional motions, the court delayed its ruling 90 days to permit plaintiffs to conduct additional discovery and supplement the allegations in the complaint. On September 9, 2005, plaintiffs moved for leave to amend their complaint. That motion was granted by the court on October 10, 2005. The Company intends to defend against this lawsuit vigorously.
      On November 15, 2002, the California State Teachers’ Retirement System filed an amended consolidated complaint in the U.S. District Court for the Central District of California on behalf of a putative class of purchasers of stock in Homestore.com, Inc. (“Homestore”). Plaintiff alleges that Homestore engaged in a scheme to defraud its shareholders in violation of Section 10(b) of the Exchange Act. The Company and two former employees of its AOL division were named as defendants in the amended consolidated complaint because of their alleged participation in the scheme through certain advertising transactions entered into with Homestore. Motions to dismiss filed by the Company and the two former employees were granted on March 7, 2003, and a final judgment of dismissal was entered on March 8, 2004. On April 7, 2004, plaintiff filed a notice of appeal in the Ninth Circuit Court of Appeals. The Ninth Circuit heard oral argument on this appeal on February 6, 2006. The Company intends to defend against this lawsuit vigorously.
      On April 30, 2004, a second amended complaint was filed in the U.S. District Court for the District of Nevada on behalf of a putative class of purchasers of stock in PurchasePro.com, Inc. (“PurchasePro”). Plaintiffs allege that PurchasePro engaged in a scheme to defraud its shareholders in violation of Section 10(b) of the Exchange Act. The Company and four former officers and employees were added as defendants in the second amended complaint and are alleged to have participated in the scheme through certain advertising transactions entered into with PurchasePro. Three similar putative class actions had previously been filed against the Company, AOL and certain former officers and employees, and have been consolidated with the Nevada action. On February 17, 2005, the Judge in the consolidated action granted the Company’s motion to dismiss the second amended complaint with prejudice. The parties have since reached an oral agreement to settle this dispute in an amount that is not material, and are in the process of preparing a written settlement agreement. That agreement will be subject to preliminary and final approval by the district court; however, there can be no assurance that either preliminary or final approval will be granted.
      In addition to the $2.4 billion reserve established in connection with the agreement in principle regarding the settlement of the MSBI consolidated securities class action, during the second quarter of 2005, the Company established an additional reserve totaling $600 million in connection with the other related securities litigation matters described in this section that are pending against the Company. This $600 million amount continues to represent the Company’s current best estimate of the amounts to be paid in resolving these matters, including the remaining individual shareholder suits (including suits brought by individual shareholders who decided to “opt-out” of the settlement in the primary securities class action), the derivative actions and the actions alleging violations of ERISA. Of this amount, subsequent to December 31, 2005, the Company has paid, or has agreed to pay, approximately $335 million, before providing for any remaining potential insurance recoveries, to settle certain of these claims.
      The Company reached an agreement with the carriers on its directors and officers insurance policies in connection with the securities and derivative action matters described above (other than the actions alleging violations of ERISA). As a result of this agreement, in the fourth quarter the Company recorded a recovery of approximately $185 million (bringing the total 2005 recoveries

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
to $206 million), which is expected to be collected in the first quarter of 2006 and is reflected as a reduction to “Amounts related to securities litigation and government investigations” in the accompanying consolidated statement of operations for the year ended December 31, 2005.
Government Investigations
      As previously disclosed by the Company, the SEC and the DOJ had been conducting investigations into accounting and disclosure practices of the Company. Those investigations focused on advertising transactions, principally involving the Company’s AOL segment, the methods used by the AOL segment to report its subscriber numbers and the accounting related to the Company’s interest in AOL Europe prior to January 2002. During 2004, the Company established $510 million in legal reserves related to the government investigations, the components of which are discussed in more detail in the following paragraphs.
      The Company and its subsidiary, AOL, entered into a settlement with the DOJ in December 2004 that provided for a deferred prosecution arrangement for a two-year period. As part of the settlement with the DOJ, in December 2004, the Company paid a penalty of $60 million and established a $150 million fund, which the Company could use to settle related securities litigation. The fund was reflected as restricted cash on the Company’s accompanying consolidated balance sheet at December 31, 2004. During October 2005, the $150 million was transferred by the Company into the MSBI Settlement Fund for the members of the class covered by the MSBI consolidated securities class action described above.
      In addition, on March 21, 2005, the Company announced that the SEC had approved the Company’s proposed settlement, which resolved the SEC’s investigation of the Company.
      Under the terms of the settlement with the SEC, the Company agreed, without admitting or denying the SEC’s allegations, to be enjoined from future violations of certain provisions of the securities laws and to comply with the cease-and-desist order issued by the SEC to AOL in May 2000. The settlement also required the Company to:
•	Pay a $300 million penalty, which will be used for a Fair Fund, as authorized under the Sarbanes-Oxley Act;

•	Adjust its historical accounting for Advertising revenues in certain transactions with Bertelsmann, A.G. that were improperly or prematurely recognized, primarily in the second half of 2000, during 2001 and during 2002; as well as adjust its historical accounting for transactions involving three other AOL customers where there were Advertising revenues recognized in the second half of 2000 and during 2001;

•	Adjust its historical accounting for its investment in and consolidation of AOL Europe; and

•	Agree to the appointment of an independent examiner, who will either be or hire a certified public accountant. The independent examiner will review whether the Company’s historical accounting for transactions with 17 counterparties identified by the SEC staff, principally involving online advertising revenues and including three cable programming affiliation agreements with related advertising elements, was in conformity with GAAP, and provide a report to the Company’s audit and finance committee of its conclusions, originally within 180 days of being engaged. The transactions that would be reviewed were entered into between June 1, 2000 and December 31, 2001, including subsequent amendments thereto, and involved online advertising and related transactions for which revenue was principally recognized before January 1, 2002.
      The Company paid the $300 million penalty in March 2005; however, it is unable to deduct the penalty for income tax purposes, be reimbursed or indemnified for such payment through insurance or any other source, or use such payment to setoff or reduce any award of compensatory damages to plaintiffs in related securities litigation pending against the Company. As described above, in connection with the pending settlement of the consolidated securities class action, the Company is using its best efforts to have the $300 million, or a substantial portion thereof, transferred to the MSBI Settlement Fund for the members of the class represented in the action. The historical accounting adjustments were reflected in the restatement of the Company’s financial results for each of the years ended December 31, 2000 through December 31, 2003, which were included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 (the “2004 Form 10-K”).
      The independent examiner completed his review in August 2006 and, as a result of the conclusions, the Company’s consolidated financial results have been restated as reflected in the Company’s 2005 Form 10-K/A, March 2006 Form 10-Q/A and June 2006 Form 10-Q/A. The financial information presented herein reflects the impact of that restatement. For more information on the restatement, see “Prior Restatement of Certain Financial Information” in Note 1 and the Company’s 2005 Form 10-K/A.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Other Matters
      Warner Bros. (South) Inc. (“WBS”), a wholly-owned subsidiary of the Company, is litigating numerous tax cases in Brazil. WBS currently is the theatrical distribution licensee for Warner Bros. Entertainment Inc. (“Warner Bros.”) in Brazil and acts as a service provider to the Warner Bros. home video licensee. All of the ongoing tax litigation involves WBS’ distribution activities prior to January 2004, when WBS conducted both theatrical and home video distribution. Much of the tax litigation stems from WBS’ position that in distributing videos to rental retailers, it was conducting a distribution service, subject to a municipal service tax, and not the “industrialization” or sale of videos, subject to Brazilian federal and state VAT-like taxes. Both the federal tax authorities and the State of Sao Paulo, where WBS is based, have challenged this position. In some additional tax cases, WBS, often together with other film distributors, is challenging the imposition of taxes on royalties remitted outside of Brazil and the constitutionality of certain taxes. The Company intends to defend all of these various tax cases vigorously, but is unable to predict the outcome of these suits.
      As of February 23, 2006, 22 putative consumer class action suits have been filed in various state and federal courts naming as defendants the Company or AOL. Plaintiffs allege that AOL violated various consumer protection laws by charging members for services or goods without authorization, including unauthorized secondary accounts offered in connection with AOL’s “Spin-Off a Second Account” (“SOSA”) program, and/or by continuing to charge members for services after receiving requests for cancellation. Motions to dismiss have been denied in O’Leary v. America Online, Inc., which was filed in the Circuit Court for St. Clair County, Illinois, and White v. America Online, Inc., which was filed in the Circuit Court for Madison County, Illinois. Eleven class actions involving SOSA accounts have been transferred by the Judicial Panel on Multidistrict Litigation to the U.S. District Court for the Central District of California for consolidated or coordinated pretrial proceedings (In re America Online Spin-Off Accounts Litigation), and the Company’s motion to dismiss that complaint has been denied. On January 5, 2004, the SOSA case pending in the Superior Court of Washington, Spokane County, titled Dix v. ICT Group and America Online, was dismissed without prejudice based on the forum selection clause set forth in the plaintiffs’ Member Agreement with AOL. On February 17, 2005, the Washington Court of Appeals reversed the lower court’s dismissal. The Washington Supreme Court has since granted AOL’s petition for review. On October 12, 2004, the case pending in the Court of Common Pleas of Hamilton County, Ohio, titled Robert Schwartz v. America Online, Inc., was dismissed based on the forum selection clause and that dismissal is now final. McCall v. America Online, Inc., the case which was pending in the Superior Court of Cape May County, New Jersey, has been voluntarily dismissed. Guy v. America Online, Inc., which was pending in the Circuit Court of Allen County, Indiana, has likewise been dismissed. The parties reached an individual settlement in Snow v. America Online, Inc., which was pending in Alameda County, California. AOL has filed similar motions to dismiss in the remaining cases. On April 7, 2005, the Circuit Court for St. Clair County, Illinois entered orders that permit an amended filing and consolidation of several cases and preliminarily approve a proposed nationwide class settlement, over the objection of counsel in several other cases. Plaintiff in the consolidated action in California subsequently obtained an injunction from the California district court that purported to bar the parties from seeking final approval of that settlement. AOL filed an expedited appeal of this decision before the U.S. Court of Appeals for the Ninth Circuit. AOL has since engaged in mediation with plaintiffs in both the consolidated California action and the Illinois action, and the parties have agreed on certain modifications to the proposed nationwide settlement. The proposed settlement, in both its original and modified form, is not material to the Company. On October 20, 2005, plaintiffs’ counsel in the California action filed a motion to dissolve the previously-obtained injunction to permit the parties to seek approval of the modified settlement. The settlement was preliminarily approved on November 22, 2005. The court held a final approval hearing on February 22, 2006 and issued a Final Order and Judgment Approving Settlement on February 23, 2006.
      On May 24, 1999, two former AOL Community Leader volunteers filed Hallissey et al. v. America Online, Inc. in the U.S. District Court for the Southern District of New York. This lawsuit was brought as a collective action under the Fair Labor Standards Act (“FLSA”) and as a class action under New York state law against AOL and AOL Community, Inc. The plaintiffs allege that, in serving as Community Leader volunteers, they were acting as employees rather than volunteers for purposes of the FLSA and New York state law and are entitled to minimum wages. On December 8, 2000, defendants filed a motion to dismiss on the ground that the plaintiffs were volunteers and not employees covered by the FLSA. The motion to dismiss is pending. A related case was filed by several of the Hallissey plaintiffs in the U.S. District Court for the Southern District of New York alleging violations of the retaliation provisions of the FLSA. This case has been stayed pending the outcome of the Hallissey motion to dismiss. Three related class actions have been filed in state courts in New Jersey, California and Ohio, alleging violations of the FLSA and/or the respective state laws. The New Jersey and Ohio cases were removed to federal court and subsequently transferred to the U.S. District Court for the Southern District of New York for consolidated pretrial proceedings with Hallissey. The California action was remanded to California state court, and on January 6, 2004 the court denied plaintiffs’ motion for class certification. Plaintiffs appealed the trial court’s denial of their motion for class certification to the California Court of Appeals. On May 26, 2005, a three-justice panel of the California Court of Appeals unanimously affirmed the trial court’s order denying class certification. The plaintiffs’ petition for review in the California

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Supreme Court was denied. The Company has settled the remaining individual claims in the California action. The Company intends to defend against the remaining lawsuits vigorously, but is unable to predict the outcome of these suits.
      On January 17, 2002, Community Leader volunteers filed a class action lawsuit in the U.S. District Court for the Southern District of New York against the Company, AOL and AOL Community, Inc. under ERISA. Plaintiffs allege that they are entitled to pension and/or welfare benefits and/or other employee benefits subject to ERISA. In March 2003, plaintiffs filed and served a second amended complaint, adding as defendants the Company’s Administrative Committee and the AOL Administrative Committee. On May 19, 2003, the Company, AOL and AOL Community, Inc. filed a motion to dismiss and the Administrative Committees filed a motion for judgment on the pleadings. Both of these motions are pending. The Company intends to defend against these lawsuits vigorously, but is unable to predict the outcome of these suits.
      On August 1, 2005, Thomas Dreiling filed a derivative suit in the U.S. District Court for the Western District of Washington against AOL and Infospace Inc. as nominal defendant. The complaint, brought in the name of Infospace by one if its shareholders, asserts violations of Section 16(b) of the Securities Exchange Act of 1934. Plaintiff alleges that certain AOL executives and the founder of Infospace, Naveen Jain, entered into an agreement to manipulate Infospace’s stock price through the exercise of warrants that AOL had received in connection with a commercial agreement with Infospace. Because of this alleged agreement, plaintiff asserts that AOL and Mr. Jain constituted a “group” that held more than 10% of Infospace’s stock and, as a result, AOL violated the short-swing trading prohibition of Section 16(b) in connection with sales of shares received from the exercise of those warrants. The complaint seeks disgorgement of profits, interest and attorneys fees. On September 26, 2005, AOL filed a motion to dismiss the complaint for failure to state a claim, which was denied by the Court on December 5, 2005. The Company intends to defend against this lawsuit vigorously, but is unable to predict the outcome of this suit or reasonably estimate the range of possible loss.
      On June 16, 1998, plaintiffs in Andrew Parker and Eric DeBrauwere, et al. v. Time Warner Entertainment Company, L.P. and Time Warner Cable filed a purported nationwide class action in U.S. District Court for the Eastern District of New York claiming that TWE sold its subscribers’ personally identifiable information and failed to inform subscribers of their privacy rights in violation of the Cable Communications Policy Act of 1984 and common law. The plaintiffs are seeking damages and declaratory and injunctive relief. On August 6, 1998, TWE filed a motion to dismiss, which was denied on September 7, 1999. On December 8, 1999, TWE filed a motion to deny class certification, which was granted on January 9, 2001 with respect to monetary damages, but denied with respect to injunctive relief. On June 2, 2003, the U.S. Court of Appeals for the Second Circuit vacated the District Court’s decision denying class certification as a matter of law and remanded the case for further proceedings on class certification and other matters. On May 4, 2004, plaintiffs filed a motion for class certification, which the Company has opposed. This lawsuit has been settled on terms that are not material to the Company. The court granted preliminary approval of the class settlement on October 25, 2005.
      On October 20, 2005, a group of syndicate participants, including BNZ Investments Limited, filed three related actions in the High Court of New Zealand, Auckland Registry, against New Line Cinema Corporation, a wholly-owned subsidiary of the Company, and its subsidiary, New Line Productions Inc. (collectively, “New Line”). The complaints allege breach of contract, breach of duties of good faith and fair dealing, and other common law and statutory claims under California and New Zealand law. Plaintiffs contend, among other things, they have not received proceeds from certain financing transactions they entered into with New Line relating to three motion pictures: The Lord of the Rings: The Fellowship of the Ring; The Lord of the Rings: The Two Towers; and The Lord of the Rings: The Return of the King. The parties to these actions have agreed that all claims will be heard before a single arbitrator before the International Court for Arbitration and that the proceedings before the High Court of New Zealand will be dismissed without prejudice. The Company intends to defend against these proceedings vigorously, but is unable to predict the outcome of the proceedings.
      As previously disclosed, Time Inc. has received a grand jury subpoena from the United States Attorney’s Office for the Eastern District of New York in connection with an investigation of certain magazine circulation-related practices. Time Inc. is responding to the subpoena and is cooperating with the investigation. Following discussions with the Audit Bureau of Circulations (“ABC”) concerning Time Inc.’s reporting of sponsored sales subscriptions, ABC has confirmed that the vast majority of Time Inc.’s sponsored subscriptions for the first half of 2005 were properly classified. Time Inc. has informed its advertisers of such conclusion.
      In the normal course of business, the Company’s tax returns are subject to examination by various domestic and foreign taxing authorities. Such examinations may result in future tax and interest assessments on the Company. In instances where the Company believes that it is probable that it will be assessed, it has accrued a liability. The Company does not believe that these liabilities are material, individually or in the aggregate, to its financial condition or liquidity. Similarly, the Company does not expect the final resolution of tax examinations to have a material impact on the Company’s financial results.

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      From time to time, the Company receives notices from third parties claiming that it infringes their intellectual property rights. Claims of intellectual property infringement could require Time Warner to enter into royalty or licensing agreements on unfavorable terms, incur substantial monetary liability or be enjoined preliminarily or permanently from further use of the intellectual property in question. In addition, certain agreements entered into by the Company may require the Company to indemnify the other party for certain third-party intellectual property infringement claims, which could increase the Company’s damages and its costs of defending against such claims. Even if the claims are without merit, defending against the claims can be time-consuming and costly.
      The costs and other effects of pending or future litigation, governmental investigations, legal and administrative cases and proceedings (whether civil or criminal), settlements, judgments and investigations, claims and changes in those matters (including those matters described above), and developments or assertions by or against the Company relating to intellectual property rights and intellectual property licenses, could have a material adverse effect on the Company’s business, financial condition and operating results.
18. RELATED PARTY TRANSACTIONS
      Time Warner has transactions with certain unconsolidated investees accounted for under the equity method of accounting, generally with respect to sales of products and services in the ordinary course of business. Such transactions include networking and host fee arrangements by the AOL segment, the licensing of broadcast rights to film and television product by the Filmed Entertainment segment and the licensing of rights to carry cable television programming provided by the Networks segment. For the year ended December 31, 2005, the accompanying statement of operations includes revenues and costs of revenues from the aforementioned transactions of $284 million and $102 million, respectively. For the year ended December 31, 2004, revenues and costs of revenues from the aforementioned transactions were $275 million and $89 million, respectively. For the year ended December 31, 2003, revenues and costs of revenues from the aforementioned transactions were $257 million and $99 million, respectively.
      In addition, the Company, through TWC, has entered into various transactions with Comcast, a minority owner of TWC. Prior to the TWE Restructuring in March 2003, these transactions primarily related to the sale of programming to Comcast cable systems by the Networks segment. Subsequent to the TWE Restructuring, these transactions primarily relate to the purchase by TWC of programming provided by Comcast-owned networks. These transactions have been executed on terms comparable to those of unrelated third parties. For the year ended December 31, 2003, the statement of operations includes revenues from the aforementioned transactions of $149 million and, for the years ended December 31, 2005 and 2004, includes costs of revenues of $83 million and $54 million, respectively. These amounts reflect transactions with only those cable systems in which Comcast had an ownership interest during the periods covered.
      In addition to the transactions described above in the normal course of business, in January 2003, the Company acquired an additional 11% interest in The WB Network from certain executives of The WB Network for $128 million.
19. ADDITIONAL FINANCIAL INFORMATION
Cash Flows
      Additional financial information with respect to cash (payments) and receipts is as follows:

	Year Ended December 31,
	2005	2004	2003
	(recast, millions)
Cash payments made for interest	$(1,534)	$(1,672)	$(1,694)
Interest income received	230	94	61

Cash interest payments, net	$(1,304)	$(1,578)	$(1,633)

Cash payments made for income taxes	$(486)	$(483)	$(503)
Income tax refunds received	82	107	15

Cash tax payments, net	$(404)	$(376)	$(488)

      Significant noncash financing activities in 2003 included the incurrence by TWC Inc. of $2.1 billion in debt in connection with the TWE Restructuring and the assumption of approximately $700 million in debt as a result of initially applying the provisions of FIN 46 to its lease-financing arrangements with SPEs.

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Interest Expense, Net
      Interest expense, net, consists of:

	Year Ended December 31,
	2005	2004	2003
	(millions)
Interest income	$356	$221	$192
Interest expense	(1,622)	(1,754)	(1,926)

Total interest expense, net	$(1,266)	$(1,533)	$(1,734)

Other Income, Net
      Other income, net, consists of:

	Year Ended December 31,
	2005	2004	2003
	(recast, millions)
Investment gains, net(a)	$1,011	$424	$580
Net gain on WMG option	53	50	—
Microsoft Settlement(b)	—	—	760
Income (Loss) on equity method investees	61	36	(94)
Losses on accounts receivable securitization programs	(36)	(15)	(32)
Other	36	27	(14)

Total other income, net	$1,125	$522	$1,200

(a)	Includes a noncash pretax charge to reduce the carrying value of certain investments for other-than-temporary declines in value of $17 million for the year ended December 31, 2005, $29 million for the year ended December 31, 2004, and $204 million for the year ended December 31, 2003.

(b)	Reflects a $760 million gain on the settlement of litigation between Microsoft Corporation and Netscape Communications Corporation, a subsidiary of AOL.
Other Current Liabilities
      Other current liabilities consist of:

	December 31,
	2005	2004
	(recast, millions)
Accrued expenses	$4,651	$4,967
Accrued compensation	1,305	1,246
Accrued income taxes	157	155

Total other current liabilities	$6,113	$6,368

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Shareholders of
Time Warner Inc.
      We have audited the accompanying consolidated balance sheets of Time Warner Inc. (“Time Warner”) as of December 31, 2005 and 2004, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2005. Our audits also included the Financial Statement Schedule II listed in the index at Item 15(a). These financial statements and schedule are the responsibility of Time Warner’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Time Warner at December 31, 2005 and 2004, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles. Also, in our opinion the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.
      As discussed in Note 1 to the accompanying financial statements, as of January 1, 2006, Time Warner adopted Financial Accounting Standards Board Statement No. FAS 123R, Share Based Payment, and changed its method of accounting for certain programming inventory, both using a retrospective application method. Additionally, in 2004 and 2003 Time Warner changed its method of accounting for certain variable interest entities.
      We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Time Warner’s internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 23, 2006 expressed an unqualified opinion thereon.
ERNST & YOUNG LLP
New York, New York
November 2, 2006

TIME WARNER INC.
SELECTED FINANCIAL INFORMATION
      The selected financial information set forth below for each of the three years in the period ended December 31, 2005, has been derived from and should be read in conjunction with the audited financial statements and other financial information presented elsewhere herein. The selected financial information set forth below for the years ended December 31, 2002 and 2001 has been derived from unaudited financial statements not included herein. Capitalized terms are as defined and described in the consolidated financial statements or elsewhere herein. Certain reclassifications have been made to conform to the 2005 presentation.

	Years Ended December 31,
	2005	2004	2003	2002	2001
	(recast, millions, except per share data)
Selected Operating Statement Information:
Revenues:
Subscription	$21,581	$21,027	$19,916	$18,475	$15,978
Advertising	7,564	6,904	6,075	5,894	6,358
Content	12,075	11,904	11,069	9,848	8,341
Other	1,181	1,158	1,464	1,799	2,196

Total revenues	42,401	40,993	38,524	36,016	32,873
Operating income (loss)(a)	3,984	5,502	4,416	(38,058)	(2,918)
Interest expense, net	(1,266)	(1,533)	(1,734)	(1,624)	(1,164)
Other income (expense), net(b)	1,125	522	1,200	(2,337)	(3,491)
Income (loss) before discontinued operations and cumulative effect of accounting change	2,548	2,840	2,683	(41,857)	(6,592)
Discontinued operations, net of tax	123	234	(505)	(2,251)	(832)
Cumulative effect of accounting change(c)	—	34	(12)	(54,135)	—

Net income (loss)	2,671	3,108	2,166	(98,243)	(7,424)
Per share of common stock:
Basic income (loss) per common share before discontinued operations and cumulative effect of accounting change	$0.55	$0.62	$0.60	$(9.40)	$(1.49)
Discontinued operations	0.02	0.05	(0.12)	(0.50)	(0.19)
Cumulative effect of accounting change	—	0.01	—	(12.15)	—

Basic net income (loss) per common share	$0.57	$0.68	$0.48	$(22.05)	$(1.68)
Diluted income (loss) per common share before discontinued operations and cumulative effect of accounting change	$0.54	$0.60	$0.58	$(9.40)	$(1.49)
Discontinued operations	0.03	0.05	(0.11)	(0.50)	(0.19)
Cumulative effect of accounting change	—	0.01	—	(12.15)	—

Diluted net income (loss) per common share	$0.57	$0.66	$0.47	$(22.05)	$(1.68)
Average common shares:
Basic	4,648.2	4,560.2	4,506.0	4,454.9	4,429.1
Diluted	4,710.0	4,694.7	4,623.7	4,454.9	4,429.1

(a)	2005 includes a $24 million noncash impairment charge related to goodwill associated with AOLA, an approximate $5 million gain related to the sale of a building, a $5 million gain from the resolution of a previously contingent gain related to the 2004 sale of NSS, an $8 million gain related to the collection of a loan made in conjunction with the Company’s 2003 sale of Time Life, which was previously fully reserved due to concerns about recoverability, a $5 million gain related to the sale of a property in California and $3 billion in legal reserves related to securities litigation and $135 million in net recoveries related to securities litigation and the government investigations. 2004 includes a $10 million impairment charge related to a building that was held for sale, a gain of $13 million related to the sale of AOL Japan, a $7 million gain related to the sale of NSS, an approximate $7 million loss related to the sale of the winter sports team, an $8 million gain related to the sale of a building, $510 million legal reserves related to the government investigations and $26 million in net expenses related to securities litigation and the government investigations. 2003 includes a $43 million gain related to the sale of consolidated cinemas in the UK, a $29 million loss on the sale of Time Life and a noncash charge to reduce the carrying value of goodwill and other intangible assets of $219 million in 2003 and $42.511 billion in 2002. Also includes merger-related costs and restructurings of $117 million in 2005, $50 million in 2004, $109 million in 2003, $327 million in 2002 and $214 million in 2001. 2004 also includes $53 million of costs associated with the relocation from the Company’s former Corporate Headquarters. For the year ended December 31, 2005, the Company reversed approximately $4 million of this charge, which was no longer required due to changes in estimates.

(b)	Includes net gains of $1.011 billion in 2005, $424 million in 2004 and $580 million in 2003 primarily related to the sale of investments and net losses of $2.075 billion in 2002 and $2.528 billion in 2001 primarily related to noncash pretax charges to reduce the carrying value of certain investments that experienced other-than-temporary declines in market value. In addition, 2005 includes a $53 million net gain related to the sale of the Company’s option in WMG and 2004 includes a $50 million fair value adjustment related to the Company’s option in WMG (Note 6).

(c)	Includes a noncash benefit of $34 million in 2004 related to the cumulative effect of an accounting change in connection with the consolidation of AOLA in 2004 in accordance with FIN 46R, a noncash charge of $12 million in 2003 related to the cumulative effect of an accounting change in connection with the adoption of FIN 46 and a noncash charge of $54.235 billion in 2002 related to the cumulative effect of an accounting change in connection with the adoption of FAS 142 (Note 1).

TIME WARNER INC.
SELECTED FINANCIAL INFORMATION (Continued)

	As of December 31,
	2005	2004	2003	2002	2001
	(recast, millions, except per share data)
Selected Balance Sheet Information:
Cash and equivalents	$4,220	$6,139	$3,040	$1,730	$771
Total assets	122,744	123,453	122,021	115,673	209,631
Debt due within one year	92	1,672	2,287	155	675
Mandatorily convertible preferred stock	—	1,500	1,500	—	—
Long-term debt	20,238	20,703	23,458	27,354	22,792
Shareholders’ equity	65,105	63,298	58,712	55,212	152,466
Total capitalization	85,435	87,173	85,957	82,721	175,933
Cash dividends declared per share of common stock	0.10	—	—	—	—

TIME WARNER INC.
QUARTERLY FINANCIAL INFORMATION
(unaudited)
      The following table sets forth the quarterly information for Time Warner:

	Quarter Ended
	March 31,	June 30,	September 30,	December 31,
	(recast, millions, except per share data)
2005(a)(b)
Revenues:
Subscription	$5,339	$5,460	$5,378	$5,404
Advertising	1,637	2,007	1,762	2,158
Content	2,976	2,674	2,821	3,604
Other	257	284	283	357

Total revenues	10,209	10,425	10,244	11,523
Operating income (loss)	1,648	(1,349)	1,649	2,036
Income before discontinued operations	892	(442)	827	1,271
Discontinued operations, net of tax	27	37	26	33

Net income (loss)	919	(405)	853	1,304
Basic income per common share before discontinued operations	0.19	(0.09)	0.18	0.27
Diluted income per common share before discontinued operations	0.19	(0.09)	0.18	0.27
Net income (loss) per share — basic	0.20	(0.09)	0.18	0.28
Net income (loss) per share — diluted	0.19	(0.09)	0.18	0.28
Net cash provided (used) by operating activities	1,832	1,600	2,085	(640)
Common stock — high	19.64	18.25	19.00	18.53
Common stock — low	16.86	16.54	16.10	16.74
Cash dividends declared per share of common stock	—	—	0.05	0.05
2004(b)(c)
Revenues:
Subscription	$5,174	$5,343	$5,221	$5,289
Advertising	1,432	1,832	1,635	2,005
Content	3,032	3,138	2,538	3,196
Other	301	285	271	301

Total revenues	9,939	10,598	9,665	10,791
Operating income	1,474	1,672	965	1,391
Income before discontinued operations and cumulative effect of accounting change	634	789	414	1,003
Discontinued operations, net of tax	248	(78)	29	35

Income before cumulative effect of accounting change	882	711	443	1,038
Cumulative effect of accounting change	34	—	—	—

Net income	916	711	443	1,038
Basic income per common share before discontinued operations and cumulative effect of accounting change	0.14	0.17	0.09	0.22
Basic income per common share before cumulative effect of accounting change	0.19	0.16	0.10	0.23
Diluted income per common share before discontinued operations and cumulative effect of accounting change	0.13	0.17	0.09	0.21
Diluted income per common share before cumulative effect of accounting change	0.19	0.15	0.09	0.22
Net income per share — basic	0.20	0.16	0.10	0.23
Net income per share — diluted	0.19	0.15	0.09	0.22
Net cash provided by operating activities	1,800	1,474	2,068	1,212
Common stock — high	19.30	17.89	17.70	19.90
Common stock — low	16.13	16.10	15.41	15.82
See notes on following page.

TIME WARNER INC.
QUARTERLY FINANCIAL INFORMATION
(unaudited)
Notes to Quarterly Financial Information

(a)	Time Warner’s net income (loss) per common share in 2005 has been affected by certain significant transactions and other items affecting comparability. These items consisted of (i) a $24 million noncash impairment charge related to goodwill associated with AOLA, (ii) the following restructuring and merger-related costs: $12 million in net restructuring costs during the first quarter, $11 million in net restructuring costs during the second quarter, $5 million in restructuring costs during the third quarter and $89 million in net restructuring costs in the fourth quarter (Note 14), (iii) net gains from the disposal of consolidated assets of $10 million in the first quarter, $8 million in the second quarter, and $5 million in the fourth quarter, (iv) pretax gains (losses) on the sale of investments of $23 million in the first quarter, $982 million in the second quarter, $10 million in the third quarter and $(4) million in the fourth quarter, thereby aggregating to $1.011 billion for the year, (v) a $80 million gain in the first quarter and a $27 million loss in the second quarter related to the fair value adjustment for the Company’s option in WMG (Note 3), (vi) discontinued operations, net of tax of $27 million in the first quarter, $37 million in the second quarter, $26 million in the third quarter and $33 million in the fourth quarter, thereby aggregating $123 million for the year, to reflect the sale of TWBG, Turner South and the transfer of cable systems in connection with the Redemptions and the Exchange (Note 1) and (vii) $6 million in net expenses related to securities litigation and the government investigations in the first quarter, $3 billion in legal reserves related to securities litigation and $3 million in net expenses related to securities litigation and the government investigations in the second quarter, $16 million in net expenses related to securities litigation and the government investigations in the third quarter, and $160 million in net recoveries related to securities litigation and the government investigations in the fourth quarter.

(b)	Per common share amounts for the quarters and full years have each been calculated separately. Accordingly, quarterly amounts may not add to the annual amounts because of differences in the average common shares outstanding during each period and, with regard to diluted per common share amounts only, because of the inclusion of the effect of potentially dilutive securities only in the periods in which such effect would have been dilutive.

(c)	Time Warner’s net income per common share in 2004 has been affected by certain significant transactions and other items affecting comparability. These items consisted of (i) a noncash gain of $34 million in the first quarter upon adoption of FIN 46R (Note 1), (ii) a noncash pretax charge of $10 million in the second quarter to reduce the carrying value of certain fixed assets held for sale, (iii) the following restructuring costs: $2 million reduction in restructuring costs in the second quarter of 2004; $52 million in net restructuring costs in the fourth quarter, (Note 14), (iv) net gains from the disposal of consolidated assets of $1 million in the first quarter, $13 million in the third quarter, and $7 million in the fourth quarter, (v) pretax gains (losses) on the sale of investments of $36 million in the first quarter, $10 million in the second quarter, $296 million in the third quarter and $82 million in the fourth quarter, thereby aggregating $424 million for the year, (vi) a $50 million fair value adjustment related to the Company’s option in WMG (Note 3) in the fourth quarter, (vii) discontinued operations, net of tax of $248 million in the first quarter, $(78) million in the second quarter, $29 million in the third quarter and $35 million in the fourth quarter, thereby aggregating $234 million for the year, to reflect the deconsolidation of the Music businesses, the sale of TWBG, Turner South and the transfer of cable systems in connection with the Redemptions and the Exchange (Note 1) and (viii) $8 million in net expenses related to securities litigation and the government investigations in the first quarter, $6 million in net expenses related to securities litigation and the government investigations in the second quarter, $500 million in legal reserves related to the government investigations and $9 million in net expenses related to securities litigation and the government investigations in the third quarter, and $10 million in legal reserves related to the government investigations and $3 million in net expenses related to securities litigation and the government investigations in the fourth quarter.

TIME WARNER INC.
SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS
Years Ended December 31, 2005, 2004 and 2003
(recast, millions)

		Additions
	Balance at	Charged to		Balance
	Beginning	Costs and		at End
Description	of Period	Expenses	Deductions	of Period
2005:
Reserves deducted from accounts receivable:
Allowance for doubtful accounts	$609	$382	$(460)	$531
Reserves for sales returns and allowances	1,324	1,870	(1,670)	1,524

Total	$1,933	$2,252	$(2,130)	$2,055

2004:
Reserves deducted from accounts receivable:
Allowance for doubtful accounts	$789	$337	$(517)	$609
Reserves for sales returns and allowances	1,143	1,882	(1,701)	1,324

Total	$1,932	$2,219	$(2,218)	$1,933

2003:
Reserves deducted from accounts receivable:
Allowance for doubtful accounts	$869	$409	$(489)	$789
Reserves for sales returns and allowances	1,070	1,562	(1,489)	1,143

Total	$1,939	$1,971	$(1,978)	$1,932